Form 10-K, Exhibit 13
period 2002-12-31
TRIPLE-S MANAGEMENT CORP
filed 2003-03-31
CIK 1171662

                                                                    Exhibit 13.1

[Triple-S Management Corporation LOGO]
Annual Report 2002

                                                                 EVOLUTION
                                                    at the Speed of Life

[GRAPH]

A FAMILY OF COMPANIES
GROWING WITH
PUERTO RICO

Since its foundation in 1959, TRIPLE-S, Inc. has been a leader in the health insurance industry in Puerto Rico.

In order to keep pace with the community's growth and needs, the company experienced rapid expansion and diversification of its products and business lines, while maintaining its financial strength, giving way to the creation of the Triple-S Corporate Group.

SEGUROS DE VIDA TRIPLE-S, INC. was created to provide disability and life insurance, as well as annuities to bring peace of mind. SEGUROS TRIPLE-S, INC. was created to provide practicing doctors with much needed malpractice insurance, while offering a wide variety of property and casualty products to the general public. INTERACTIVE SYSTEMS, INC. provides technological solutions for the companies in the group, in addition to operating the Electronic Health System that allows over 10,000 doctors, laboratories, dentists, and hospitals - that are part of the Triple-S, Inc. provider network - to speedily process their claims. TRIPLE-C, INC. was formed to manage Health Reform with the goal of guaranteeing access to quality health services to those without access to medical care. Today, it also serves as a Third Party Administrator (TPA).

In order to coordinate the efforts of all of these subsidiaries, TRIPLE-S MANAGEMENT CORPORATION was created in 1999 as a holding company. This restructuring has made it possible for Triple-S to remain the largest insurer with 100% Puerto Rican capital, making it possible to become the second largest company on the Island.

Always committed to supporting the well-being of our people, we will continue to grow with Puerto Rico. That is because Triple-S and Puerto Rico are one.


TABLE OF CONTENTS

 1  Evolution at the Speed of Life
 2  Vision and Mission
 3  Letter from the Chairman of the Board
 6  Letter from the President of Triple-S Management
 9  Financial Highlights
10  Triple-S, Inc.
12  Triple-C, Inc.
14  Seguros de Vida Triple-S, Inc.
16  Seguros Triple-S, Inc.
18  Interactive Systems, Inc.
20  Our Community
24  Board of Directors
26  Corporate Information

EVOLUTION at the Speed of Life

Change has been the only constant in the evolution of human kind. The same applies to the companies of the Triple-S Group, where there's an ongoing process of adaptation, growth, and transformation. More than competing in an ever-changing dynamic market, the rapid progress of our company has been driven by our desire to serve our people and help them live their lives fully. With that in mind, we've been able to diversify our corporation and further expand the reach of our services to offer more benefits that satisfy the changing needs of Puerto Rico. After reviewing the achievements of 2002, we at the Triple-S Group celebrate our evolution at the speed of life.

EVOLUTION at the Speed of Life


VISION          To be a leader in the health, insurance,

and financial services industries.

MISSION         To promote the success of our group

of companies through leadership, planning, organization,

and management in order to achieve the well-being of

our shareholders and other constituents.

                                                      [TRIPLE-S MANAGEMENT LOGO]


LETTER FROM THE CHAIRMAN OF THE BOARD

RESPONDING TO CHANGE
WITH PEOPLE IN MIND

[PICTURE]

Dr. Fernando J. Ysern Borras
Chairman of the Board


DEAR SHAREHOLDERS:

The year 2002 was a year marked by fundamental changes for Triple-S Management. A new management team, made up of CPA Ramon M. Ruiz Comas as President of Triple-S Management and CPA Socorro Rivas, President of Triple-S, Inc., took the helm, while I was responsible for presiding over the Board of Directors. The changes helped maintain and solidify the growth of Triple-S Management and the subsidiaries in the group, as you will observe when reviewing our financial results. At all times, we have been committed to insuring the health and well-being of our people.

         Moving beyond management changes, the corporation continues to respond to dramatic changes taking place in the financial industry. Ever since most restrictions between banking and insurance were eliminated, financial markets have been alive with change. Old barriers have disappeared. As a result, new competitors are continuously entering the insurance market, while new opportunities are also opening up for insurance companies such as Triple-S to offer financial services. In line with this transformation, the time has come to expand Triple-S Management's vision as well as that of our subsidiaries. From now on, our field of action will grow to include financial services.

         Our new vision seeks to make us leaders in the health, insurance, and financial services fields. This evolution is a result of the challenges arising in the marketplace. In future years, the path we will take to become more competitive in the financial markets will become evident. To lead our way, we have engaged in long-term planning for Triple-S Management and each of our subsidiaries. The plan plots a course for the next seven years and is driven by the ever-present objective of guaranteeing optimum protection and peace of mind to our community.

EVOLUTION at the Speed of Life

Our largest subsidiary, Triple-S, Inc., a health insurer that provides access to quality health services to over 1.2 million people, will continue to grow, as will our other subsidiaries. We will continue to meet the needs of our shareholders and the Puerto Rican consumer in the areas of health and insurance, and we will expand into providing financial services.

         As a result of restructuring our operations under the holding company, Triple-S Management, we filed our annual report with the Securities and Exchange Commission (SEC) for the first time in 2002.

"THE BOARD WORKED ENDLESSLY TO STRENGTHEN
THE CORPORATION'S GROWTH AND FOCUS MORE
ON MEETING THE NEEDS OF OUR SHAREHOLDERS,
PROVIDERS, AND CONSUMERS."

The SEC demands a great deal of reporting and requests detailed information explaining our operations. Now our shareholders and the public in general will have more access to vital information regarding our operations and financial statements.

         The SEC is very rigorous in its requirement of timely published corporate documents. It also sets rules regarding how to divulge information to shareholders and how to proceed at shareholder meetings. We now operate under the same rules that apply to all corporations in the United States with more than 500 shareholders and over $10 million in assets.

         In order to be at the forefront of corporate governance issues, the Board has created new structures and controls for the operation. For example, the Board's audit committee will no longer be appointed by the Chairman of the Board, instead the members will be appointed by the Board as a whole, following recommendations on corporate governance issued by the New York Stock Exchange.

         Another important challenge undertaken by the Board and management was the quest to expand the corporation's shareholder base by increasing representation among physicians and dentists, making it possible for shareholders to have greater discretion in how they bequest their shares. The resolution of the Shareholder's Meeting held to discuss changes in the corporation's articles of incorporation was still pending as of the publication of this report.

         With the goal of serving our shareholders better, the Board authorized the creation of an office for shareholders. This entity will be entirely dedicated to working on matters of relevance for this group. Just as we desire to improve communications with our shareholders, we have initiated a broad effort to establish constant and effective communication with our constituents, among them, our providers, professional organizations, our customers, and the general public.

                                                      [TRIPLE-S MANAGEMENT LOGO]



Communication will be a vital tool as we face the everyday challenges arising as a result of the changes taking place in the health and insurance fields.

         During the first year of my chairmanship, the Board worked endlessly to implement key components that will solidify the corporation's growth and focus more on meeting the needs of our shareholders, providers, and consumers, promoting the development of our employees, and contributing to the well-being of Puerto Rico.

         When Triple-S was created in 1959 by a handful of visionary physicians concerned with the lack of access that patients had to health services, the company was established with the goal of granting access to healthcare and insuring the free selection of quality health services. Throughout the years we have evolved at Puerto Rico's speed of life. We will continue evolving to meet the needs of future generations. Now Triple-S Management is diversifying the products and services it offers in the health, insurance, and financial services fields to meet the evolving needs of our population. Our evolution, however, is firmly grounded in our original commitment to our shareholders and on improving the quality of life of our people.

/s/ Dr. Fernando J. Ysern Borras

DR. FERNANDO J. YSERN BORRAS
Chairman of the Board

EVOLUTION at the Speed of Life


LETTER FROM THE PRESIDENT OF TRIPLE-S MANAGEMENT CORPORATION

A PEOPLE CARE CORPORATION
MOVING TOWARDS DIVERSIFICATION

Gross Income from Premiums
and Self-Insured Contracts
in millions of dollars

[GRAPH]


Net Earned Premiums
in millions of dollars

[GRAPH]


[PHOTO]

CPA Ramon M. Ruiz Comas
President and Chief Executive Officer
Triple-S Management Corporation

In 2002 we clearly saw the first signs of benefits from our corporate reorganization, both in terms of the financial health of the company as well as the welfare of our constituents.

         When we initiated the reorganization of the corporation in 1996, we proceeded with the understanding that we needed to evolve in order for our business to meet the needs of the consumer in the insurance and health fields. Our transformation was guided by our People Care philosophy, which reaffirms us as a corporation providing cares for everything that life brings.

         As a result, Triple-S Management Corporation was created as the holding company of five subsidiaries: Triple-S, Inc. (health insurance); Triple-C, Inc. (a third-party administrator, including the Health Reform); Seguros Triple-S, Inc. (property and casualty); Seguros de Vida Triple-S, Inc. (life, disability, and annuities); and Interactive Systems, Inc. (technology and information systems). The reorganization was completed January 4, 1999.

         During 2002, each of the companies in the Group followed a strategic plan to serve consumer needs, while prudently managing expenses and generating a greater efficiency in its operations. As a result, the corporation reported net revenues of $48.2 million, compared to $21.7 million in 2001. The financial results reflect an intensive effort to restructure the operations while generating greater efficiency. Standard & Poor's granted us a rating of A- (strong), acknowledging our company's prudent management of risk.

         Our reorganization and diversification strategy has allowed us to position ourselves to take the next step, the development of a "one-stop shop" where the consumer can enjoy the benefits of having all of our products and services under one roof. In early 2003, we inaugurated the Triple-S Service Center in Plaza Las Americas, one of the largest malls in the U.S. Our establishment of services in this mall in San Juan represents our first effort to offer all of our services in one place. We trust that we will be able to expand the relationships we have with our customers and attract new ones by having all of our products and services conveniently accessible at one site.

TRIPLE-S MANAGEMENT CORPORATION

Assets
in thousands of dollars

[GRAPH]


In the future, we plan to open more centers, where we will offer "one-stop shop" service, becoming more accessible and convenient for the consumer.

         Triple-S, Inc., the largest health insurance provider on the Island, reaffirmed its leadership in the market. Its position was the result of a sustained effort to improve our services to employers, the insured, and providers in our network. In each segment of the market we serve, with the exception of government employees, Triple-S emerged as the first-choice health insurance company among consumers.

"OUR REORGANIZATION AND DIVERSIFICATION
STRATEGY HAS ALLOWED US TO POSITION OUR-
SELVES TO TAKE THE NEXT STEP, THE DEVELOPMENT
OF A "ONE-STOP SHOP" WHERE THE CONSUMER
CAN ENJOY THE BENEFITS OF HAVING ALL OF OUR
PRODUCTS AND SERVICES UNDER ONE ROOF."

         With our leadership came the responsibility of promoting the stability of the health industry. The year 2002 became a banner year with the implementation of the Health Insurance Portability and Accountability Act (HIPAA), one of the most wide-ranging federal laws applied to the vital health industry. We conducted a public awareness campaign among healthcare providers, employers and government addressing the many changes that were to unfold and the actions they needed to take to remain in compliance. To that effect, we organized nearly 200 free conferences, workshops, and seminars. We participated in radio and TV programs, and toward the end of the year, we were selected by the federal government to conduct a nationwide telephone conference for Hispanic physicians on the subject of HIPAA.

         As for Triple-C, we continued to lead in the area of Health Reform. We implemented the program Cuidado Especial (Special Care) to help patients who are part of Health Reform and who suffer from chronic conditions such as asthma, diabetes, heart problems, and high blood pressure. The program, launched in September 2002, provides continuous follow-up by phone with the goal of helping patients who have voluntarily enrolled in the program learn to live a better life with their conditions. It is a way of providing a better quality of life to beneficiaries and, in the long run, reduce the cost of healthcare through a better control of their conditions.

         Triple-C also began to export its Teleconsulta services to the continental United States, as it handled calls for McKesson, a leading healthcare company in the U.S., which offers its customers a similar health help line.

         Seguros de Vida Triple-S strengthened its position in the life and disability insurance market for group businesses when it increased its underwriting volume by 16%. During the year, the insurance company took steps to compete for individual consumers of life and disability insurance products by establishing an agency called Smart Solutions. In addition, it launched new products to spur future growth, especially in annuities.

         For the third consecutive year, Seguros Triple-S solidified its position as the number one insurance company in Puerto Rico providing commercial insurance packages to businesses. Its underwriting volume rose 16%, and the company extended its service area when it acquired the portfolio of an agency in Ponce and introduced new products, such as the Employment Practices Liability Insurance (EPLI). In addition, it explored new areas when it developed its

EVOLUTION at the Speed of Life

Capital
in thousands of dollars

[GRAPH]

website, La via segura, meaning the safe road, www.segurostriples.com, which provides new and better ways to service its brokers and consumers.

         As the malpractice crisis hit Puerto Rico, Seguros Triple-S became the only private insurer to remain in the market. Management worked closely with the Office of the Insurance Commissioner and other interested parties to develop a solution to this difficult situation.

         Interactive Systems, our technology and information systems subsidiary, continues to place us at the forefront of electronic claims processing. The capabilities developed by Interactive have allowed Triple-S to process more claims electronically on average than the U.S. Our technological capabilities have allowed us to be efficient and provide speedier service by offering more options to our providers and customers.

         During the year, we initiated efforts to establish better relations with the government, the legislature, and with diverse professional groups, including physicians and dentists, among others. Our goal is to continue build-ing upon these relationships in an effort to improve overall communication.

         The growth of our subsidiaries is based on a deep commitment to the community we serve. During 2002, we actively promoted a public awareness campaign called "A clean Island is a healthy Island" that we had launched jointly with Conserva el Encanto in 2001. For our efforts, we received a national award from Keep America Beautiful.

         As always, we actively provided support to research programs related to health and the development of the medical profession. We were, as we have been in the past, enthusiastic promoters of the arts and culture. At the same time, we supported non-profit organizations such as the Muscular Dystrophy Association, the American Red Cross, and many other entities that contribute to Puerto Rico's quality of life.

         Thanks to the trust placed in us by our shareholders and customers, and also to the dedication of Puerto Rico's physicians, dentists, agents and our employees, we will continue to move ahead in our expansion and diversification strategy in order to fulfill our vision for the future. This will allow us to wholeheartedly fulfill our responsibility of providing Puerto Rico with care for everything that life brings.

   /s/ RAMON M. RUIZ COMAS

CPA RAMON M. RUIZ COMAS
President and Chief Executive Officer
Triple-S Management Corporation

FINANCIAL HIGHLIGHTS

                                       2002              2001               2000               1999               1998
                                   -----------       -----------        -----------        -----------        -----------
Gross Premiums*                    $ 1,381,355       $ 1,285,547        $ 1,205,705        $ 1,072,693        $   892,132
Claims Incurred*                     1,203,118         1,147,319           1,103,38            983,726            795,355
Operating Expenses                     148,539           140,830            130,135            120,762            107,037
Net Income (loss)                       48,249            21,715             (1,512)            (5,953)            20,064
Assets                                 725,678           656,058            575,556            550,578            582,276
Capital                                231,664           186,028            159,693            159,247            189,587
Return on Assets (ROA)                     6.6%              3.3%              (2.6%)             (1.1%)              3.4%
Return on Equity (ROE)                    20.8%             11.7%              (0.9%)             (3.7%)             10.6%
Net Income (loss) to Premiums              3.5%              1.7%              (0.1%)             (0.6%)              2.2%
Underwriting Gain (loss)
  to Premiums                              2.1%             (0.2%)             (2.3%)             (3.0%)             (1.2%)


* Includes self-funded arrangements

NOTE: This information highlights only the key financial data. For more details, please refer to the Consolidated Audited Financial Statements included with this report.

EVOLUTION at the Speed of Life

[PHOTO]

CPA Socorro Rivas
President and Chief Executive Officer
Triple-S, Inc.


ENHANCING LIFE AND HEALTH

CARING FOR THE HEALTH AND LIVES OF THE PEOPLE OF
PUERTO RICO IS THE GREAT CHALLENGE OF THIS COMPANY.

To achieve it, we have focused on giving special attention to the quality of our service, the development of products that satisfy the needs of our people, our commitment to serve all segments of the health insurance market - even those considered high risk - and on the creation of new channels through which we can be closer to our customers. All of these efforts contributed to strengthening our leadership in this market.

         We feel honored when the consumer chooses us over and over again as their favorite health plan. In the corporate sector, we continue to be the number-one health plan and the one experiencing the greatest growth. In view of the rising trend in self-employment, our Triple-S Directo (Triple-S Direct) products have achieved greater acceptance among consumers. For those who are 65 years and older and seek a complementary insurance plan for Medicare, such as Medigap, Triple-S offers a plan which allows them to select their healthcare providers from an extensive network (doctors, pharmacies, hospitals, and laboratories). Ninety-nine percent of federal employees in Puerto Rico choose Triple-S, in spite of being able to choose from several health plans.

         Similarly, we continued to be leaders in managing health plans for Health Reform, although the total number of people we serve in that area decreased.

         Teleconsulta, our 24-hour, seven-days-a-week health help line, is one of the most promising value-added areas we offer our customers. Professional graduate nurses, many of them with years of experience in emergency rooms and intensive care, guide callers to the optimal level of healthcare when faced with a health situation.

         In 2002 we expanded and improved Telexpreso, our interactive voice response system (IVR), offering our customers and providers more options to conduct their business by phone, speeding up the time in which they can process transactions with us. With the help of Interactive Systems, our affiliate and provider of technological solutions, we developed the capacity to personalize our service by making it possible for our customer service representatives to have immediate access to a customer's records. This results in quality service.

         In our continuous effort to develop new access channels to reach our customers, we readied the Triple-S Customer Service Center at Plaza Las Americas, which opened in January of 2003. Located on the second level of the largest mall in the Caribbean and one of the largest in the United States, the center is easily accessible and convenient for customers. It will provide an opportunity to serve customers during the week and on weekends with an extended schedule of business hours.

         One of the toughest challenges facing healthcare is sustained and dramatic drug price increases. Our Pharmacy program has maintained drug accessibility by successfully controlling rising costs. In 2002, these initiatives made it possible to maintain the cost of drugs covered by Triple-S below trends observed in the United States.

         For our providers, we continue to develop service alternatives to speed up their payments. Over 97% of claims are paid in 30 days or less, a level superior to what is required by the On-time Payment Act, which was put into effect in 2003 and requires payment to be made on or before 50 days.

         As part of an ongoing commitment to our providers, we became a leader in conducting a public education campaign on the subject of compliance with the Health Insurance Portability and Accountability Act (HIPAA). During the year, we offered nearly 200 free workshops, conferences and seminars on this federal legislation that requires all institutions providing health services to present a plan by October of 2002, adopting federal codes to process their claims. We were selected by the federal health agency Center for Medicare and Medicaid Service to lead a conference call on the subject of HIPAA for Hispanic doctors in the continental U.S.

         In 2003, we will distribute to 8,000 providers the HIPAA Toolkit, an easy-to-understand compact-disc manual that will help doctors and dentists comply with the federal legislation.

         We are deeply committed to offering the people of Puerto Rico access to quality health services and their choice of doctors and dentists from an extensive network of health providers. This commitment is part of the philosophy that has guided us from our inception.

         As the healthcare industry faces new challenges, we maintain a firm commitment to developing products and services that guarantee our customers better health and well-being to enjoy a better quality of life.


Portfolio Composition
by group

[GRAPH]

2-9 Employees 2,286
10-50 Employees 907
51+ Employees 431
Cost Plus 77
Associations 35


Distribution of
Commercial Portfolio
by line of business

[GRAPH]

Groups 439,730
Triple-S Direct 50,177
Medigap 33,459
Federal 54,411
ELA 43,540


Insureds Commercial Portfolio
vs. Insureds Health Reform

[GRAPH]

Total Insureds Commercial Portfolio 621,317
Total Insureds Health Reform 633,539

[PHOTO]

Dr. Luis A. Marini Mir
President
Triple-C, Inc.

Ratio of Women with PAPs
for every 1,000 women

[GRAPH]



Ratio of Women with
Mammograms
for every 1,000 women

[GRAPH]



BRINGING HEALTHCARE
TO THE PEOPLE


OUR RESPONSIBILITY TO TREAT HEALTH REFORM

SUBSCRIBERS WITH THE RESPECT AND ATTENTION THAT

THEY DESERVE IS INCREASINGLY BECOMING A REALITY.

In addition, we have done our best to maintain quality health care, as well as the cost-effectiveness that has always characterized Triple-C. In doing so, we have become the ideal vehicle to bring health to our people.

         In 2002, we managed health care services for over 700,000 people without medical services in three regions: Metro-North, North, Northeast, and Southwest. We also served the Northwest region the first six months of 2002. In order to achieve this service, we had a network of 973 primary care practitioners, 43 hospitals, 1,280 dentists, 2,469 specialists, 35 clinics, 438 pharmacies, and 347 laboratories. Over ninety cents of each insurance dollar was used to pay physicians, dentists and other providers of services for this population.

         We placed more emphasis on incentive programs designed to increase preventive healthcare, allowing women beneficiaries of Health Reform to have increased access to mammography and PAP tests. The vaccination rate for children under two years of age continued to be over 90%, although it experienced a slight decrease in light of the general scarcity of vaccines. In 2003, we will move forward in preventive care, with the organization of a Quality Care Summit on preventive medicine.

         Our goal is to incorporate the successful preventive medicine initiatives of our primary care physicians into all our Health Reform groups.

         During the year, we launched an ambitious disease management program that we called "Cuidado Especial" (Special Care). The program will be key to insuring the welfare of a large part of the population we serve. Specially trained registered nurses will call patients suffering from asthma, diabetes, high-blood pressure, or congestive cardiac arrest who voluntarily participate in this program. The goal is to register 10% of the affected population in Health Reform areas covered by Triple-S in the first year and gradually increase our capacity to provide follow-up services and orientation to 100% of the affected population. The program has been exceptionally well-received. By December 2002, only four months after being launched, we were close to achieving our projected numbers for the 12-month period.

         We reached a landmark in 2002, when we officially took on the role of third party administrators (TPA) after converting to that structure in October of 2001.

         By taking that step, we have been able to make great strides in areas of service that are complementary to Health Reform. We began to manage "on-call" services for one of the leading hospitals in San Juan. These services are managed by the technological and human resources we have developed with our Teleconsulta center. In addition, our health care call center Teleconsulta serves populations in the U.S. that are serviced by McKesson, one of the leading health care management firms in the U.S. and our partner in Puerto Rico, during periods of low demand for services in Puerto Rico. As more of our registered nurses obtain permits to practice in a growing number of states, we will begin to service states with a large number of Hispanics. Our call center will grow as a result.

         The success we have achieved has opened our company to new possibilities that we will explore through the development of new products and services that we will develop both for Triple-C, as well as for other companies in Puerto Rico and in the continental United States.

         With our eyes set on the future, we will continue to focus on providing health to our people and improving the quality of life in Puerto Rico.


Ratio of Immunizations
for every 100 persons

[GRAPH]

Metro-North         North
Northeast(*)        Southwest(**)

(*)Contract for this region ends June, 2002
(**)Contract for this region begins October, 2002



Total Calls to Teleconsulta
in thousands

[GRAPH]

EVOLUTION at the Speed of Life

[PHOTO]

Roberto Morales, Esq.
President and Chief Executive Officer
Seguros de Vida Triple-S, Inc.


GUARANTEEING PEACE OF MIND


BECAUSE THERE ARE SO MANY TURNS IN LIFE, AT SEGUROS DE

VIDA TRIPLE-S WE OFFER A WIDE SELECTION OF PRODUCTS

TO GUARANTEE GREATER PEACE OF MIND TO OUR CUSTOMERS.


Simultaneously, we have focused on improving the speed and quality of our service to simplify our customers' lives.

         As we develop our markets, we have paid special attention to employers who want to offer excellent benefits to their employees in order to ensure their families' welfare. By focusing on these employers, we have created a niche in selling group benefits that include life insurance, temporary non-work-related disability insurance (SINOT, for its Spanish acronym), long-term disability insurance (LTD) and short term disability (STD).

         Speed in processing disability claims and a strong clinical department to assist disability cases characterizes our service in this area. Our clinical department continuously evaluates pending cases with the goal of assisting our disabled customers in returning to their full enjoyment of life as soon as possible.

Group Life Underwritten
Premium
in thousands of dollars

[GRAPH]


LTD Underwritten Premium
in thousands of dollars

[GRAPH]


STD/SINOT
Underwritten Premium
in thousands of dollars

[GRAPH]

Our emphasis in providing optimal medical care and necessary workplace accommodations allows many of our disabled customers to return to a productive life.

         During the year, we launched several products, including an insurance policy for cancer, annuities, and credit life insurance products. In view of the Gramm-Leach-Blyley Act (GLBA) that eliminates barriers between the banking and insurance markets, we are positioning ourselves to compete with financial products by the end of 2003 and 2004 with a strategy that integrates annuities, IRA accounts, and pension plans.

         Needless to say, our presence at Triple-S Service Center at Plaza Las Americas and in the corporation's future service centers will facilitate our access to the consumer. Another tool that will facilitate selling directly to the consumer is Smart Solutions, an agency that we created in mid-2002. We feel confident that we will soon reach more customers with this new distribution channel.

         As a result of our efforts, Seguros de Vida Triple-S reported an increase of 16% in underwriting in 2002, reaching a total of $20.9 million in policies underwritten in 2002, an amount that surpassed our projections.

         Future plans for Seguros de Vida Triple-S include a sustained effort to continue improving the quality of our service and the speed with which we respond to our customers, both in quoting new business and in processing claims.

         We will also seek to develop the potential of the individual customer market through our new access channels, such as the Triple-S Service Center at Plaza Las Americas and Smart Solution.

         Our efforts will be guided by our vision to become the first disability and life insurance company on the Island, and will be backed by our wide array of products, strength and service excellence, all of which will guarantee our community's peace of mind.

[PHOTO]

Sr. Luis Pimentel
President and
Chief Executive Officer
Seguros Triple-S, Inc.


Underwritten Premium
in millions of dollars

[GRAPH]


Lines of Business
in millions of dollars

[GRAPH]


PROTECTION FOR THE
ROAD AHEAD

LED BY A GENUINE DESIRE TO OFFER COMMERCIAL AND

INDIVIDUAL COVERAGE THAT GUARANTEES OPTIMUM

PROTECTION FOR THE ROAD AHEAD, SEGUROS TRIPLE-S

EXPERIENCED ACCELERATED GROWTH IN 2002.

Underwriting increased by 16% as compared to 2001. For the third consecutive year, we remained the number one insurer providing commercial packages meeting a range of coverage needs among our business customers.

         We launched a website with the slogan, "the safe road to being insured." Our website, www.segurostriples.com, allows our consumers to obtain quotes for new policies and our brokers to process their claims, among many other options.

         Our auto insurance customers now enjoy express service at our headquarters in San Patricio Avenue. A claimant can simply drive to the express service center and a claim adjuster will evaluate the case, speedily process-ing the claim in record time. We will develop a second express service center at Plaza Las Americas, where the Triple-S Service Center is located.

         In 2003, Seguros Triple-S became the first property and casualty insurer to offer our services at a mall such as Plaza Las Americas. From that location, we will join with the other companies under the Triple-S umbrella to conveniently meet consumers' insurance needs.

         Last year, our agency, Signature Insurance Agency, Inc., acquired the representation of the Employment Practices Liability Insurance (EPLI). This much-needed commercial insurance product became more accessible to mid-sized and small companies in Puerto Rico and made it possible for the product to gain widespread acceptance in the local market.

         In addition, Signature increased its network by acquiring the portfolio of Mandry & Fingerhut in Ponce, one of the most respected agencies in Puerto Rico's southern region since 1946. Our growth strategy will continue in 2003 with the goal of improving our service network throughout the Island.

         In 2002, we faced a difficult situation with malpractice insurance that led several private insurers to withdraw from this market. In spite of the difficulties, we reaffirmed our commitment to continue service in this market. For a few months, we were the only private insurer that continued to offer coverage. We worked closely with the Office of the Insurance Commissioner and other entities to provide a fair and equitable solution to all involved.

         In 2003, we will focus on reaching out to customers through the Triple-S Service Center in Plaza Las Americas. Another area of opportunity that we will seek to develop is the under-insured market. We are already in the process of developing options to increase access for this market.

         Our future growth will depend on our capacity to design products and services that meet the needs and opportunities available in Puerto Rico's market. Above all, it will allow us to fulfill our promise of protecting our people every step of the way.

EVOLUTION at the Speed of life

[PHOTO]

Carlos Torres
President and Chief Information Officer
Interactive Systems, Inc.

PEOPLE-DRIVEN TECHNOLOGIES

IN ORDER TO KEEP TRIPLE-S MANAGEMENT AND ITS

SUBSIDIARIES WORKING AT THE SPEED OF LIFE, INTERACTIVE

SYSTEMS NEEDS TO WORK AT THE SPEED OF LIGHT.


Our people worked aggressively to provide technological solutions and electronic information systems to increase the corporation's efficiency and improve service in all the subsidiaries for the benefit of the lives we serve.

         Among the many accomplishments of 2002, what stands out the most is the advances made in the speed and efficiency of the electronic transactions processed by Triple-S, Inc., our health insurance affiliate. During the year, we processed a total of 22.3 million claims of which 19.9 million were electronic transactions, as opposed to 2.4 million on paper, a record in the number of electronic transactions processed. In addition, the number of participants using the Electronic Health System (SES, Spanish acronym) exceeded 7,000. This system reduces claim-processing time and allows participating physicians and dentists to obtain valuable information related to their business with Triple-S, Inc. at any time, at their convenience.

         In other matters, we enhanced SES so that all providers of MRIs and other high-technology medical services and devices on the Triple-S network can obtain certifications from their offices, allowing the insured to avoid a visit to Triple-S offices to obtain authorization for these services.

         In order to personalize and improve service, we completed the installation of the Health Insurance Services Information System (SISS, Spanish acronym) for use by customer service representatives in our information center and call centers. This system integrates imaging technology and workflow, allowing the digitalization of customer and provider mail received at Triple-S. When a customer calls, the service representative has access to the letters and documentation needed to provide service. SISS indicates if any actions need to be taken regarding the customer and provides timetables and reminders to employees and supervisors.

         During the year, we also created new channels through which to reach our customers. We worked with Triple-S, Inc. in re-launching Telexpreso, the interactive voice response system (IVR) that allows consumers to automatically process the most common transactions related to their health plan over the telephone. We installed Computer Telephone Integration technology (CTI), a combination of systems that integrates telephones and personal computers at Triple-S call centers serving the insured, groups, providers, and participants. CTI improves distribution of work among employees serving customers by telephone. The system constantly assesses the number of employees available and distributes incoming calls among available customer service representatives at headquarters and at our new Service Center at Plaza Las Americas.

         We worked with Seguros Triple-S in the creation of a website for their customers to obtain quotes and process claims on the Internet. The new website allows agents and brokers to conduct a number of other transactions. We also provided technical support to Seguros de Vida Triple-S, helping them to diversify their products. We provided the technical base to operate Credit Life, a model that allows them to manage their customers' outstanding credit card and loan portfolio risk.

         During the year, we worked with Triple-S, Inc. to help them comply with the Health Insurance Portability and Accountability Act (HIPAA). Our work included converting local codes to meet the new standard and modifying our systems to work with standard codes and new transaction processes. This will enhance the privacy and security of our customers' health records.

         The Association of Electronic System Directors (ADSEI) granted us the Health Insurance Information Services Award. ADSEI acknowledged our work in the development of our new Storage Area Network. Triple-S became the first health insurance entity employing these technological advances, which contributed to a 50% reduction in the number of hours it took to process claims.

         In 2003, our next big challenge will be to complete the compliance process with HIPAA and to position the corporation as a whole to fully develop the strategy of integrating the subsidiaries' products and services for the consumer's benefit. We are convinced that we will reach our goals, as we are focused, motivated, and committed to developing people-driven technologies and solutions at the speed of life.

Processed Claims
for Triple-S, Inc.
in millions

[GRAPH]

Electronic 10.3
Paper 3.4


[GRAPH]

Electronic 19.8
Paper 2.4

EVOLUTION at the Speed of Life


For the Well-being
of Our Community

Triple-S is committed to our community beyond our responsibility of providing access to quality healthcare. We firmly believe it is our duty to contribute to the quality of life and well-being of Puerto Rico.


To this end, we support initiatives that contribute to the enhancement of our society through the arts, culture, education, sports, and the environment.

In addition, we promote scientific research in the health and medical fields and the professional development of doctors, dentists, and health providers.

                                                             TRIPLE'S MANAGEMENT
                                                                     CORPORATION


Arts and Culture

We contributed to organizations that promoted Puerto Rico's position in the world, such as the Coro de Ninos de San Juan (the San Juan Children's Choir). We supported numerous art exhibits in the Ponce Museum of Art and the Puerto Rico Museum of Art. We sponsored theater productions, and concerts starring renowned local and international artists. We were among the leading sponsors of the Home multimedia exhibit highlighting the life of baseball superstar Roberto Clemente. We helped develop the art program at Juan Domingo en Accion, the only Montessori public school in Puerto Rico organized by members of this low-income community.

Community Service

We provided funds and resources to dozens of non-profit organizations throughout Puerto Rico, including the Muscular Dystrophy Association, the Puerto Rican Heart Association, the American Cancer Society, United Way of Puerto Rico, and the American Red Cross.

We also strongly encouraged the volunteer spirit among our employees, who have adopted the corporation's commitment to our community.

EVOLUTION at the Speed of Life

Health Education

We organized hundreds of health clinics around the Island. We made it possible for more young Puerto Ricans to become physicians by helping fund their education at the University of Puerto Rico School of Medicine. We also sponsored the Asthma Coalition's annual summer camp, where in addition to having fun, children afflicted with asthma learn to manage their condition.

We also expanded the reach of the health education and disease prevention programs for the insured, including El Asma y tu Salud (Asthma and Your Health) and Amor Maternal (Motherly Love). At the same time we continued developing new offerings, such as a program for patients with diabetes.

Scientific Investigation and
Professional Development

In 2002,we supported the celebration in Puerto Rico of the Nutrition and Health Summit of the Americas that included well-known experts on the subject from this hemisphere. As in earlier years, we contributed to the annual meeting of the American College of Cardiology. We also sponsored numerous symposiums and educational conferences for medical specialists in Puerto Rico, including the Breast Cancer Conference, the leading scientific-medical event organized on the Island dealing with this disease.

We supported the Puerto Rico Health Science Journal, an important scientific research publication on the Island. We expanded our Continued Education Program for the Triple-S network of providers and participants. We organized nearly 200 workshops on the subject of the Health Insurance Portability and Accountability Act (HIPAA) and created audiovisual and digital formats to help our providers and participants comply with the new federal legislation.

                                                             TRIPLE-S MANAGEMENT
                                                                     CORPORATION


Sports

As always, we supported the Puerto Rico National Basketball Team and the Baseball League of Puerto Rico. Thanks to our contribution, hundreds of children from low-income communities participated in sports clinics with renowned athletes, and many others received uniforms to compete in Little League.

We were the proud sponsors of the Special Olympics of Puerto Rico, as well as the program "Let's Play in Peace," an initiative promoted by the Department of Recreation and Sports to teach our children, youth, and trainers about healthy competition without violence.

Environment

We continued our public awareness campaign Una Isla limpia es una Isla saludable (A clean Island is a healthy Island), developed in conjunction with Conserva El Encanto. For our efforts, Keep America Beautiful granted us third prize in the category of mass media campaigns in the United States. As part of this anti-littering effort, we developed a program called Detectives de la Basura (Litter Detectives) that recruits volunteers of all ages to analyze the type of litter collected in different parts of the Island.

The results are used to design recommendations to optimally manage cleanups and develop public education initiatives for the affected communities. We also entered into partnerships with other organizations, such as Industry and Commerce Pro Recycling (ICPRO, by its Spanish acronym) and Pronatura, to develop other environmental programs. In addition, we supported the San Juan Estuary Program to educate the population on the importance of keeping our bodies of water clean.

EVOLUTION at the Speed of Life

TRIPLE-S MANAGEMENT CORPORATION

Board of Directors


[PHOTO]
Dr. Fernando J. Ysern Borras
Chairman of the Board


[PHOTO]
CPA Ramon M. Ruiz Comas
President & CEO, Triple-S Management


[PHOTO]
Dr. Jesus R. Sanchez Colon
Secretary, Board of Directors


[PHOTO]
CPA Vicente J. Leon Irizarry
Treasurer, Board of Directors

[PHOTO]
Dr. Wilmer Rodriguez
Vice President, Board of Directors


[PHOTO]
Dr. Arturo Cordova
Assistant Secretary, Board of Directors


[PHOTO]
CPA Sonia Gomez de Torres
Assistant Treasurer, Board of Directors

[PHOTO]
Dr. Fernando L. Longo


[PHOTO]
Lcdo. Jose Davison Lampon


[PHOTO]
Sr. Mario S. Belaval


[PHOTO]
Dr. Manuel A. Marcial Seoane


[PHOTO]
Lcdo. Juan Jose Leon Soto


[PHOTO]
Sr. Jose Arturo Alvarez Gallardo


[PHOTO]
Dr. Valeriano Alicea Cruz


[PHOTO]
Dr. Porfirio E. Diaz Torres


[PHOTO]
Dr. Wilfredo Lopez Hernandez


[PHOTO]
CPA Adamina Soto Martinez


[PHOTO]
Sr. Hector Ledesma


[PHOTO]
Ing. Manuel Suarez Mendez

EVOLUTION at the Speed of Life

TRIPLE-S MANAGEMENT CORPORATION

Corporate Information

Triple-S Management Corporation
1441 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920
787.749.4949
www.ssspr.com

Triple-S, Inc.
787.749.4949

Triple-C, Inc.
787.793.8383

Seguos de Vida Triple-S, Inc.
787.792.0909

Seguros Triple-S, Inc.
787.749.4600

Interactive Systems, Inc.
787.749.4173





Production: Triple-S Advertising & Public Relations Office

Design: BD&E, Inc., Pittsburgh, Pennsylvania

Photography: Tomas Gual, Ana M. Martinez

Copy: Lisette Nunez, Ivonne Brown

Printing: Elmendorf Colors, Inc.



26