Form 10-K, Exhibit 13
period 2002-12-31
TRIPLE-S MANAGEMENT CORP
filed 2003-03-31
CIK 1171662

                                                                    EXHIBIT 13.2

                      LIST OF ERRATA TO 2002 ANNUAL REPORT

The dollar amounts presented on the graphs on page 6 shall be in billions instead of millions.

The dollar amounts presented on the graphs on pages 7, 8, and 15 shall be in millions instead of thousands.

The dollar amounts presented in the table of page 9 shall be presented in thousands.

The amount presented in page 9 for claims incurred for the year 2000 shall be $1,103,381 instead of $1,103,38.

The percent presented on page 9 of return on assets (ROA) for the year 2000 shall be (0.3%) instead of (2.6%).

In page 6 of Mr. Ruiz' letter, the words "net revenues" shall read "net income." The Spanish wording is correct.