Form 10-K, Exhibit 13
period 2003-12-31
TRIPLE-S MANAGEMENT CORP
filed 2004-03-30
CIK 1171662

Exhibit 13.1

TRIPLE-S MANAGEMENT CORPORATION

ANNUAL REPORT 2003

GROWING *Together*

ANNUAL REPORT 2003
Growing Together

•GROWING Together 1 Financial Highlights 2 Letter from the Chairman of the Board of Directors 4 Letter from the President of Triple-S Management Corporation 7 Growing Together 8 Triple-S, Inc. 10 Triple-C, Inc. 12 Seguros de Vida Triple-S, Inc. 14 Seguros Triple-S, Inc. 16 Interactive Systems, Inc. 18 Our Community 20 Board of Directors 22 Corporate Information GROWING Together To satisfy the growing needs and demands of our people, the Triple-S Group continues to successfully expand and diversify. Each day, we develop innovative products and services that provide greater convenience and peace of mind to our insured. We implement state-of-the-art technologies to improve the efficiency of our companies and our providers’ operations. And we forge new alliances that enable us to extend our business’ reach. We also work hand-in-hand with many organizations to improve the quality of life in our community. As always, we rise to the challenges, making sure we accomplish our mission of guaranteeing By doing so, the Triple-S Group will continue growing together with Puerto Rico. COVER: A lively group of students from the República the health and well-being of our people. de El Salvador elementary school in Caparra Heights, which Triple-S has sponsored for over a decade as part of the Adopt-a-School program.

Triple-S Group FINANCIAL HIGHLIGHTS (dollar amounts in thousands) 2003 2002 2001 2000 1999
Gross premiums* $1,424,522 $1,387,331 $1,289,773 $1,213,667 $1,072,693 Claims incurred* 1,217,156 1,203,118 1,147,319 1,103,381 983,726 Operating expenses 165,149 148,539 140,830 130,135 120,762 Net income (loss) 26,229 48,249 21,715 (1,512) (5,953) Assets 834,623 721,892 655,805 575,556 550,578 Capital 254,255 231,664 186,028 159,693 159,247 Return on assets (ROA) 3.1% 6.7% 3.3% -0.3% -1.1% Return on equity (ROE) 10.3% 20.8% 11.7% -0.9% -3.7% Net income (loss) to premiums 1.8% 3.5% 1.7% -0.1% -0.6% Underwriting gain (loss) to premiums 3.0% 2.6% 0.1% -1.6% -3.0% * Includes amounts attributable to self-funded arrangements. NOTE: This information highlights only the key financial data of Triple-S Management Corporation and it’s subsidiaries. For more details, please refer to the Consolidated Audited Financial Statements included with this report.

LETTER FROM THE Chairman of the Board ANNUAL REPORT 2003
The year 2003 proved to be historic for the Triple-S Group. The Corporation achieved significant growth in what turned out to be a difficult period for the economy and the health industry. It was also a year in which the Triple-S Group met new market realities head on, as part of an ongoing effort to listen to our shareholders’ and policyholders’ demands. All of this solidified our operation and paved the way for the Triple-S Group’s future. The Board of Directors continued to search for new ways to guarantee the Corporation’s development. The Board sought to preserve existing shareholder interests and expand our stockholder base to physicians and dentists active in their profession in Puerto Rico. We called for an Extraordinary Shareholder Assembly to amend Statutes and Articles of Incorporation with the goal of implementing a proposal that had already been approved by shareholders in the 2002 Ordinary Shareholder Assembly. Ninety-five percent of all the shares present and represented supported the amendments, which amounted to the affirmative vote of 71.3% of all the shares issued and outstanding. However, these amendments did not succeed. The statutes require the approval of 75% of all shares issued and outstanding. In the face of such results, we have continued to explore other alternatives. We conducted several meetings with shareholders to listen to their ideas in terms of the Corporation’s future. We also commissioned a study responding to Resolution Number 5 of the 2003 General Stockholders Assembly. This study will explore possible future avenues of growth and development for the Corporation. The highly competitive global economy and changing business climate require companies to continuously seek new ways of strengthening the area of corporate governance so as to inspire trust among all its constituents. Over the past year, the Board of Directors engaged in the task of bringing the Corporation’s statutes in line with the new Sarbanes-Oxley Act requirements. In doing so, it restructured the Board to ensure greater independence as it conducts its affairs. Our Corporation has been reporting to the Securities and Exchange Commission (SEC) since 2002. This reporting makes it possible for our shareholders to have more access to financial information. Our goal in corporate governance is to continuously evaluate our statutes and procedures to bring them in line with the best corporatepractices. This foundation of best practices will allow us to face the challenges that we may encounter in the coming years. The Board of Directors has also engaged in analyzing the Corporation’s future perspective for growth, after the Puerto Rico Treasury Department terminated Triple-S, Inc.’s tax exemption. The agency announced it would no longer grant tax exemption to companies organized for profit, as is the case of Triple-S, Inc., our leading subsidiary. It is important to highlight that the company complied with all the requirements during the period between 1979 and 2002 when it operated with tax exemption. Both the Legislature and the Treasury Department reached this conclusion. The tax exemption, while it lasted, served the community well. It made it possible for Triple-S, Inc. to enter market segments

“In the face of all these changes, we have maintained an open-door policy, listening to ideas and recommendations made by our shareholders to jointly pave the way for the Corporation’s future development.”
where there were few health plan alternatives or very limited coverage. By doing so, Triple-S, Inc. lived up to its goal of providing access to quality health services to Puerto Rico and grew with the community’s needs. The Treasury’s determination, eliminates restrictions on the use of Triple-S, Inc.’s capital. Therefore, there is great interest in determining how the company will proceed in the future. It is a subject that is still under evaluation, both by the Board of Directors and shareholders. The elimination of these restrictions allows the Triple-S Group to expand in areas in which it is already active and explore new alternatives for growth. This new situation allows us to be more innovative as we satisfy the changing needs of our population and, specifically, our shareholders. In the face of all these changes, we have maintained an open-door policy, listening toideas and recommendations made by our shareholders to jointly pave the way for the Corporation’s future. As proof of our commitment, we established the Office of Shareholder Affairs under the direction of Rosa González, who has worked at Triple-S for the past 14 years. On another subject, we responded to doctors’ demands for malpractice insurance alternatives by remaining in the marketplace, despite the exodus at one time of all other private insurance companies. As we look into the future, our subsidiary Seguros Triple-S remains committed to serving the malpractice needs of physicians and dentists throughout Puerto Rico. The implementation of HIPAA became one of the most important events of 2003. Our Corporation engaged in an extraordinary effort to help our providers and participants comply with the law’s new requirements. We conducted numerous workshops and created tools to facilitate compliance. However, we know that obstacles remain. We restate our commitment to working closely with participants and providers as we jointly face the challenges of HIPAA. The Board of Directors and management have been attentive to the affairs that may impinge on the welfare of our shareholders, participants and policyholders. We have actively organized forums and meetings with agencies and professional organizations to discuss issues that may affect our constituents’ interests. We know that solving the problems that affect health services requires concerted action among health practitioners, government agencies, and the private sector.
Triple-S Management Corporation faced significant challenges in 2003. Thanks to its sound fundamentals and capacity for innovation, our Corporation has been able to grow by adapting to changes. Today, we have a clear vision of the future: to continue to grow with Puerto Rico.
Fernando J. Ysern Borrás, MD Chairman of the Board

ANNUAL REPORT 2003 LETTER FROM THE PRESIDENT OF Triple-S Management Corporation The year 2003 will be remembered as one of big challenges and continuous growth for Triple-S Management Corporation and each of the companies that make up the Triple-S Group. The Corporation’s excellent performance took place despite a weak economy, uncertainty caused by the Iraq war and ongoing instability within the region. Meanwhile, high unemployment, stagnant job creation in the private sector and lackluster economic growth burdened Puerto Rico and led to strong competition within the insurance sector. Within this context, the Group reported record results, even in what turned out to be one of the most difficult years in its history. In July of 2003, the Puerto Rico Treasury Department concluded that it would terminate Triple-S, Inc.’s tax exemption retroactively to December 31, 2002. The decision reflected a change in public policy regarding tax exemptions. The exemption had applied to Triple-S, Inc., our leading subsidiary, since 1979. As a result, Triple-S Management and Triple-S, Inc. reported an income tax expense of $63 million in 2003. In spite of the dramatic hike in income tax expenses, Triple-S Management Corporation reported a net income of $26.2 million. Standard & Poor’s, the credit rating agency, maintained our rating of A- and improved the future outlook for the Corporation. Certainly, a positive insurance cycle helped to support the Group’s growth. However, each of the companies within the Group engaged in an exceptional effort to serve their individual markets well, innovate and offer protection and security in the health, life and property fields. Our emphasis on technology served to provide excellent services at more locations and more convenient schedules. It also helped us achieve more in less time in a cost-efficient manner. Our vision of working together as a group of companies produced the first Triple-S Service Center at Plaza Las Américas. The Center puts under one roof the services offered by Triple-S, Inc., Seguros de Vida Triple-S and Seguros Triple-S, offering greater convenience to our customers. Customers enjoy full access to our employees, seven days a week with extended service hours. Our customers acknowledge our commitment to service and innovation in each of the segments we serve. At Triple-S, Inc., we provide health plan insurance to four of every 10 Puerto Ricans, a total of 1.2 million plan members. We serve every segment of the health market, specifically the Health Reform, public and federal employees, corporate employees and individuals. In addition, for over four decades we have been the exclusive carrier of Medicare Part B benefits in Puerto Rico and the U.S. Virgin Islands.

“Our customers acknowledge our commitment to service and innovation in each of the segments we serve.” Also in the health area, Triple-C, as a Third Party Administrator, continues to push the frontiers of growth. During the year, Teleconsulta, the 24-hour health information line, subcontracted its services to several states. Teleconsulta – jointly operated by Triple-S and McKesson – has registered nurses trained to provide health advice services. In addition, the implementation of the Cuidado Especial program, a disease management program for the chronically ill with diabetes, asthma, congestive heart disease and hypertension in the Health Reform, produced considerable health improvements for participating patients. Seguros de Vida Triple-S, which will celebrate its 20th anniversary in 2004, again posted an 18% growth in the volume of underwritten premiums in 2003. The company continues to show its strengths in providing group disability insurance, particularly helping employees who have suffered disabilities return to productive lives. Beyond that strength, the company provides group life insurance to the employees of leading companies within the banking, telecommunications and pharmaceutical seg ments. During 2003, the company entered the annuities market and produced excellent results by selling these financial instruments through Puerto Rico’s leading banks. Seguros Triple-S continued to excel in serving the needs of businesses; it leads in the sale of commercial insurance packages. For five consecutive years, the company has been able to achieve an increase in premium volumes of over 10%. In addition, it expanded its participation in the sale of insurance for commercial vehicles. During the year, Interactive Systems worked hard hand-in-hand with Triple-S, Inc. employees to achieve full compliance with HIPAA. The hardware and software infrastructure provided by Interactive Systems facilitated the establishment of the Service Centers, contributed to faster processing of claims and facilitated the implementation of new tools to provide more and better services. Ninety-percent of the payments we process at Triple-S, Inc. are electronic and 97.8% of those payments are processed in less than 30 days. In coming years, Interactive Systems will help develop a common platform to integrate the Group’s products and services to benefit our policyholders. This year’s outcome is largely due to the support we received from our shareholders and insured, as well as the continued commitment of our providers, participants and employees. This continued backing has allowed Triple-S Management Corporation to emerge as a stronger company with a clear vision of the future, despite the challenges faced in 2003. We begin 2004 full of optimism, convinced that our future success lies in the combined efforts of the companies that make up the Triple-S Group. Our team strategies are geared to providing products and better services that meet the needs of our insured, shareholders, providers and participants, so that we may all continue to grow together with Puerto Rico.
Ramón M. Ruiz Comas, CPA President and Chief Executive Officer Triple-S Management Corporation

FINANCIAL INFORMATION

6

Investment Income
in thousands of dollars
99
00
01
02
03

- $30,961
- $26,978
- $26,795
- $16,641
- $47,937

Underwriting Income
in thousands of dollars
99
00
01
02
03

- $(31,795)
- $(19,849)
- $1,624
- $35,674
- $42,217

Capital
in thousands of dollars
99
00
01
02
03

- $159,247
- $159,693
- $186,028
- $231,664
- $254,255

Total Assets
in thousands of dollars
99
00
01
02
03

- $550,578
- $575,556
- $655,805
- $721,892
- $834,623

Net Income
in thousands of dollars
99
00
01
02
03

- $(5,953)
- $(1,512)
- $21,715
- $48,249
- $26,229

Total Revenues
in thousands of dollars
99
00
01
02
03

- $1,007,489
- $1,126,987
- $1,190,396
- $1,264,909
- $1,325,356

FINANCIAL INFORMATION
$30,961 $(31,795) $159,247 $550,578 $(5,953) $1,007,489 $26,978 $(19,849)
$159,693 $575,556 $(1,512) $1,126,987 $26,795 $1,624 $186,028 $655,805 $21,715 $1,190,396 $16,641 $35,674 $231,664 $721,892 $48,249 $1,264,909 $47,937 $42,217 $254,255 $834,623 $26,229 $1,325,356

GROWING Together
•Triple-S, Inc. Triple-C, Inc. Seguros de Vida Triple-C, Inc. Seguros Triple-S, Inc. Interactive Systems, Inc.
A FAMILY OF COMPANIES GROWING WITH PUERTO RICO Since its foundation in 1959, Triple-S, Inc. has been a leader in the health insurance industry in Puerto Rico. In order to keep pace with the community’s growth and needs, the company experienced rapid expansion and diversification of its products and business lines, while maintaining its financial strength, giving way to the creation of the Triple-S Group. Seguros de Vida Triple-S, Inc. was created to provide disability and life insurance, as well as annuities, to bring peace of mind. Seguros Triple-S, Inc. was created to provide practicing doctors with much needed malpractice insurance, while offering a wide variety of property and casualty products to the general public. Interactive Systems, Inc. works on technological solutions for the companies in the Group, in addition to operating the Electronic Health System that allows over 10,000 physicians, laboratories, dentists, and hospitals – that are part of the Triple-S, Inc. provider network – to speedily process their claims.
Triple-C, Inc. was formed to manage Health Reform with the goal of guaranteeing access to quality health services to those without access to medical care. It is developing its role as a Third Party Administrator (TPA). In order to coordinate the efforts of all of these subsidiaries, Triple-S Management Corporation was created in 1999 as a holding company. This restructuring has made it possible for Triple-S to remain the largest insurer with 100% Puerto Rican capital, making it possible to become the second largest company on the island. Always committed to supporting the well-being of our people, we will continue to grow with Puerto Rico, because Triple-S and Puerto Rico are one.

GROWING Together Triple-S, Inc. Triple-C, Inc. Seguros de Vida Triple-S, Inc. Seguros Triple-S, Inc. Interactive Systems, Inc. ANNUAL REPORT 2003 CELEBRATING LIFE, One Generation to the Next
Socorro Rivas, CPA President and Chief Executive Officer Triple-S, Inc.
In 2003 we achieved extraordinary results in spite of an economy characterized by a scarcity of new jobs, a main source of growth for health insurance plans. Faced with this market, we focused our efforts on improving our service even more to achieve a high rate of satisfaction and retention among our customers and on controlling rising health costs. As for service, we offered our plan members and the general population better facilities. We opened the Triple-S Service Center at Plaza Las Américas in January of 2003. Public acceptance was immediate. We serviced 36,000 visitors during the first year. In a matter of minutes our plan members can obtain a copy of their health insurance cards, solve claim issues and add or eliminate plan dependents. Teleconsulta continues to be one of our most popular added-value services, registering over 70,000 calls representing a 13% rise over the previous year. The services we offer, together with the wide network of physicians, dentists, hospitals, laboratories, pharmacies, and other health facilities around the island, and even outside Puerto Rico, have produced a retention rate of 95% among our customers. The high level of provider and participant support is a product of their commitment to the health of our people and the assurance that we will respond to their needs. They know they can rely on Triple-S for sound and efficient operation and response. We maintained our operation’s low overhead, in spite of a strong surge in health costs. The average price of our premiums rose 6.9% compared to nearly 15% in the continental U.S. Of course, a group’s utilization will always have a bearing on premium rates from year to year, which is why some of our groups experienced increases greater than our average. That is why we launched new initiatives to educate the health service consumers. We continued our efforts to manage chronic conditions such as asthma and diabetes, and expanded Amor Maternal, a program that counsels pregnant women on the level of care they should seek during their pregnancy. We developed better software to detect improper use of the health plan at an earlier stage, allowing us to take quick corrective action. Our pharmacy benefit management program allows us to develop and maintain an ample drug coverage that takes into account clinical and cost effectiveness. Through this effort, we were able to keep prescription drug increases under 10% for our plan members. As for our providers, we processed 97.8% of their claims in less than 30 days and paid 51% of the electronic claims in less than 20 days. We maintained those levels even as the implementation of the HIPAA standard codes and other requirements forced many changes in our payment processes and operation. In terms of HIPAA, we offered free

Because we understand the value of family life, at Triple-S we strive to provide maximum health-care protection for every generation. We offer them innovative services to make their lives easier and healthier, so they can enjoy more quality time together. These include the Teleconsulta 24-hour health assistance line and the Service Centers at shopping malls. And we make sure each member receives quality care anywhere they live, at every stage of their lives. By meeting their growing needs, we enhance the well-being of Puerto Rican families for generations to come.
conferences and workshops and provided our participants with a compact disc that included guidelines to comply with the privacy aspects of the law. We fully complied with HIPAA and facilitated the process of complying with the law for our health providers and participants. During the year, the Treasury Department determined that a tax exemption would no longer apply to Triple-S, Inc., as a result of a change in public policy. For 23 years we operated under the guidelines of the tax exemption, which allowed us to increase the population’s access to health services. In 2003, we opted to look to the future with the confidence that we will continue to respond to changes in the marketplace and innovate as in the past. Our new tax status will grant us the flexibility to guide our future growth. We will continue our efforts to guarantee access to quality health services backed by a solid company that grows with Puerto Rico’s needs.

GROWING Together Triple-S, Inc. Triple-C, Inc. Seguros de Vida Triple-S, Inc Seguros Triple-S, Inc. Interactive Systems, Inc. ANNUAL REPORT 2003 REACHING FURTHER, Touching More Lives
Luis A. Marini Mir, DMD President and Chief Executive Officer Triple-C, Inc.
During the year we marked our growing role as a Third-Party Administrator of health services (TPA). In this area, the Phone Health Services (PHS) that we operate in affiliation with McKesson are increasingly generating interest in the marketplace. These services include utilization management; demand management of health services (Teleconsulta for Triple-S), disease management (Cuidado Especial for Triple-S Health Reform) and on-call programs. As part of our expansion, we integrated our services to the PHS call centers that McKesson operates in the States, serving Hispanics. Currently, we have a contract to serve the states of Mississippi, Oregon and Washington, in addition to a number of McKesson customers that cater to Hispanic populations. In Puerto Rico, we manage the utilization of certain procedures for patients hospitalized in a San Juan hospital. As a result, we are helping the hospital generate savings and achieve a better utilization of the ambulatory radiological services they offer. This translates into better quality service for patients and greater cost efficiency. We also provide disease management and on-call programs to another health insurance company doing business in Puerto Rico. We maintain our leadership in the Health Reform market segment as we continuously strive to improve services for this population. In September of 2003, we completed our first year of serving a group of the chronically ill through Cuidado Especial. Health Reform patients ill with the following four chronic conditions: diabetes, congestive heart disease, hypertension and asthma, voluntarily participate in the program. We initiated the program in September of 2002 and one year later we had achieved a total of 6,000 direct contacts with the program enrollees. Short-term results are already indicating marked changes in the health status of the participants as hospitalizations have declined. So far the outcome is a better quality of life as a result of better health practices on the part of the participants, who are aided by the services provided by Cuidado Especial. As part of our participation in the Health Reform, we have made progress in preventive medicine. One of the most significant advances took place in the screening for breast cancer. In 1998, 29% of the women at risk of developing breast cancer had had a mammography compared to 58% in 2001. We organized the first Health Summit to identify practices employed by doctors participating in the Health Reform, discuss effective treatment plans and areas open to improvement. In mid-2003, we developed a new payment method for services within the Health Reform. The Health Plan Services Administration (ASES, Spanish acronym)

As a group, Puerto Rican senior citizens face one of the highest risks of complication from chronic disorders. Triple-C’s disease management program Cuidado Especial assigns registered nurses to follow up routinely with this and other age groups facing chronic conditions such as asthma, diabetes, high-blood pressure and congestive heart disease. By encouraging good nutrition, regular exercise and disease management, we want to improve the quality of life of the more “mature”, who have given so much of themselves over the years, as well as those at high-risk groups who need some tender loving care.
approved the new formula. It pays participating medical groups according to the profile of the population they are serving by municipality. If the population they serve is characterized by a greater proportion of the chronically ill or they serve populations with a greater number of children and women, they will proportionally receive a larger monthly capitation payment. This formula acknowledges that demand for health services within the Health Reform may vary according to the population served. Our plans for next year include an expansion of our services in order to provide better health care for those we serve. We will continue working closely with doctors and other participants that serve this population and we will expand the services we offer within Puerto Rico and the continental United States. We are guided by a commitment to innovate and develop alternatives for a healthier future for Puerto Rico.

GROWING Together Triple-S, Inc.Triple-C, Inc. Seguros de Vida Triple-S, Inc. Seguros Triple-S, Inc. Interactive Systems, Inc. ANNUAL REPORT 2003 PROTECTION FOR Life’s Every Turn
Roberto O. Morales, Esq. President and Chief Executive Officer Seguros de Vida Triple-S, Inc.
At Seguros de Vida Triple-S, we continued to develop our strengths in group life, short- and long-term disability insurance, SINOT and annuities in 2003. We helped leading companies in the fields of banking, telecommunications and manufacturing offer their employees and their families peace of mind, since they have life insurance and disability policies with Seguros de Vida Triple-S. Our effective and speedy service helped increase our premium volume by 18%, our assets by 41% and our net income by 4%. In 2003, we earned the number two spot in the group life insurance segment of the Puerto Rico market and had one of the best years in the company’s history. We became the first life insurance company to offer services in Plaza Las Américas, at the Centro de Servicios Triple-S. During the year, we expanded the sale of annuities and surpassed the goal we had set for the year. This product has an even greater potential for growth that we will continue to develop within the limits of our capital. Island consumers have invested $500 million in similar products; 80% of these investments are found outside Puerto Rico. As consumers become more knowledgeable about the tax benefits and low risk offered by this investment, the market will continue growing. Seguros de Vida Triple-S annuities are sold through Banco Popular, Scotiabank, and Westernbank, among others. In 2004, the company will continue to develop its strengths in service, in terms of processing claims as well as in offering our products and services through more locations, with more service hours. We will expand our efforts to diversify our portfolio and services in line with the needs of more consumers in Puerto Rico. Therefore, in 2004 we will launch a policy to protect consumers who develop cancer. There is an even greater potential to develop other products and services that complement those offered by the Triple-S Group in a one-stop shop. Under the same roof, the consumer will be able to acquire insurance and financial products and services to satisfy the needs of families and businesses. During 2003, Smart Solutions, our insurance agency, completed its first year of operation. The agency will be key to develop our products and services for the personal life insurance and disability markets. In addition to selling our products, it sells policies developed by other companies.

The collective talent and character of your employees can’t be measured on a profit and loss statement. Experience teaches you that your best people can’t be easily replaced. That’s why the leading banks, pharmaceutical and telecommunication companies on the island, as well as many other corporations, rely on Seguros de Vida Triple-S to provide them with a range of life and disability insurance products that help them show their employees just how highly they’re valued. It also offers individuals an array of low-risk investment alternatives with highly attractive returns.
In 2004, as we mark our 20th anniversary, we will continue to develop our market in disability products and services, as we also increase our participation in financial markets and group life insurance. Over the years we have gained the trust of leading companies in Puerto Rico. These companies have trusted us with life and disability insurance products for their employees. Now our goal is to gain the trust of other companies as we grow together with the certainty that the lives of their employees can rest upon our excellent products and services.

GROWING Together Triple-S, Inc.Triple-C, Inc. Seguros de Vida Triple-S, Inc. Seguros Triple-S, Inc. Interactive Systems, Inc. ANNUAL REPORT 2003 MAKING THE WORLD A Safer Place
Eva G. Salgado President and Chief Executive Officer Seguros Triple-S, Inc.
Seguros Triple-S had an extraordinary year in 2003. We opened the year with the acquisition of Ocaso Insurance Agency, a well-established business, and merged the operation with our existing agency, Signature Insurance Agency. In January, we became the first property and casualty insurance company to establish a locale with extended hours in Plaza Las Américas at the Triple-S Service Center, joined by Triple-S, Inc. and Seguros de Vida Triple-S. In July, I had the honor of being named president of Seguros Triple-S, when Luis Pimentel accepted a position at another company. During the year, the volume of our premiums increased 14%, marking the fifth year of double-digit growth. Our net income rose over 50%. Even more significant, we continued to be the leading company in the sale of commercial package insurance. Our capacity to continue serving the needs of small and midsized businesses in Puerto Rico ensured our leadership. We also became the third largest company providing coverage for commercial vehicles during the year. In 2003, we began to serve the market with the introduction of products providing road and home assistance. The market responded well to both products. In 2004, we will continue to expand our participation in this segment as we relaunch our personal property package with attractive new limits and terms during the first quarter. This new package will help to simplify the management of all types of personal property and casualty insurance. This policy incorporates automobile, liability and property coverage, among other products. In addition, we will expand the products that we offer the business sector in Puerto Rico. By the end of the year, we will launch a new product for small businesses, allowing us to increase our participation in this market segment. We maintained our coverage of medical malpractice insurance, becoming the only private company that did not abandon this segment in spite of the difficult situation that prevails both in Puerto Rico and in the continental U.S. We are committed to continue serving this sector. We were driven in 2003 by our goal of improving the quality of our service. Beyond the products we sell, the kind of service we provide sets us apart in the marketplace. As we continue to focus in this area, we expect to distinguish ourselves further. During the year, we simplified the claim express service that we offer at our San Patricio Avenue headquarters in order to make it easier and faster. We have also expanded the kind of services we offer at the Triple-S Service Center and we are in the process of further developing our potential to provide additional products and services from that location. For example, we are in the process of developing the capacity to

In today’s complex business environment, risk is a major obstacle to success. To protect organizations of all sizes and exposure levels, Seguros Triple-S offers a wide variety of commercial insurance policies, from commercial packages that cover liability and real personal property, to bonds and builders’ risk policies for the construction industry. In 2003, we doubled our commercial property capacity to $20 million, allowing us to better serve large accounts, while continuing to cater to small and midsized businesses that have always been our core.
offer quotes and sell products from the Service Center. We also began to serve our policyholders with offices in Ponce, Mayagüez, and Arecibo. In 2004, we will also offer our services in Caguas and we will participate in the second Triple-S Service Center that the Group will open in Plaza Carolina, where we will also operate on an extended work schedule. Besides offering our services in more places, with more convenient hours, in the coming two years we will invest a considerable amount in technology in order to shorten our claim processing and speed up payments to our policyholders. As part of the Triple-S Group, we continue to keep our focus on developing new alternatives that allow us to satisfy the needs of our insured while growing within a highly competitive marketplace.

GROWING Together Triple-S, Inc.Triple-C, Inc. Seguros de Vida Triple-S, Inc. Seguros Triple-S, Inc. Interactive Systems, Inc. ANNUAL REPORT 2003 HELPING OUR GROUP Help Others
Carlos Torres President and Chief Executive Officer Interactive Systems, Inc.
Interactive Systems powered the growth of the Triple-S Group during 2003 by continuing to invest in technological infrastructure and by developing solutions needed to fuel the expansion. The goal of this investment in technology is to provide better services to our insured, employers, providers, participants and brokers. For example, our work paved the way for the opening of the Triple-S Service Center in Plaza Las Américas. In opening the Center, we became the first insurance group on the island to offer services in a shopping mall. We equipped the Center with telecommunications software so that it could become an extension of the Customer Call Center at our headquarters on Roosevelt Avenue and answer the overflow of calls. In terms of Triple-S, Inc., technological solutions developed by Interactive Systems made it possible for the company to electronically process 90% of its claims in 2003. During the year, the company processed a total of 22 million transactions, 97.8% of them in less than 30 days. We worked with several large employers who have their health plan with Triple-S to automate the subscription process and electronically transmit the information for the maintenance of groups. As a result, we made the service more agile and reduced the cost of managing the plan for these employers. For public employees of the Commonwealth of Puerto Rico we offered the possibility of renewing their plan by phone. We applied Interactive Voice Response (IVR) capabilities to make this happen. The process was easy and accessible at all hours. There was an increase of 66% in the renewal of the policies using this alternative. A large part of our efforts during the year was dedicated to achieving compliance with HIPAA for Triple-S, Inc., the largest health insurer in Puerto Rico, and for Triple-C, Inc., the Group affiliate that manages health plan benefits for the largest number of patients under the Health Reform. Towards the end of 2003, we developed the capacity of our Electronic Health System, (SES, Spanish acronym) to process claims through SES TOTAL for other health plans, in addition to Triple-S, Triple-C and Medicare. In 2004, we will offer this service to providers and participants. We worked with Seguros Triple-S and its agency, Signature Insurance Agency, to simplify processes within both companies. We automated the personal property, auto and medical malpractice insurance renewal process of Seguros Triple-S. Customers now receive policies and updated documentation with the goal of speeding up the process.

Satisfying the health care needs of our families is our inspiration.That’s what moves us to continue investing in new technologies and improve process design through our Interactive Systems, Inc. affiliate.This allows us to offer our provider network the most efficient electronic claims processing system, so that they can focus on what matters most – providing the best possible care.
We helped Signature Insurance Agency grow as we facilitated the fast integration of the Fingerhut and Ocaso Insurance Agency portfolios, the two agencies acquired by Signature. The rapid integration of these operations was transparent to customers and helped make these acquisitions a success. In the same manner, we helped Seguros Triple-S expand its product portfolio by incorporating Road Assistance and Home Assistance into their software processes. These two products were designed for the consumer market. During the year, we also began to lay the foundation to create a common software platform for all of the companies in the Triple-S Group, as part of the steps to be taken as we pursue a strategy of one-stop shop for the companies. As we face the future, our employees at Interactive Systems are firmly committed to advancing technology that will boost the Group’s potential for growth as we respond to the needs of our insured and Puerto Rico.

Our Community
Guided by a profound sense of social responsibility, the Triple-S Group supports many initiatives that enhance our quality of life. We are proud to sponsor a large quantity and variety of programs that improve the well-being of our people through the arts, culture, education, civic life, sports and the environment, as well as many other efforts to promote local scientific research and the professional development of our physicians, dentists and health providers. As our community commitment grows, the Triple-S Group and Puerto Rico will continue growing together.
LOCAL RESEARCH AND PROFESSIONAL DEVELOPMENT As in previous years, we sponsored a wide array of medical symposiums for different health specialties, including conferences on Breast Cancer, Tobacco Control and Early Detection of Oral Cancer.We reaffirmed our support to health professional organizations, such as the PR Medical Association, College of Nutritionists and Dietitians, College of Dental Surgeons, College of Pharmacists, Society of Orthopedics & Traumatology, American College of Surgeons, Society of Ophthalmology, and the American College of Cardiology. We continue promoting excellence in our island’s medical schools through donations to their scholarship funds. We also collaborated with the UPR School of Medicine on an important epidemiological study of cardiovascular conditions.
VOLUNTEERS Our volunteer program continued to grow among our employees, who embraced our Corporation’s community commitment by conducting a series of major events throughout the year. Among them, the blood drive and Christmas toy collection campaigns, as well as the heartfelt “Everybody’s Birthday” celebration at the Pediatric Hospital to bring joy and presents to those sick children. With their contagious spirit of cooperation, our employees also held fundraising events for dozens of nonprofit organizations, such as the Muscular Dystrophy Association, SER de Puerto Rico, Puerto Rican Heart Association,American Cancer Society and United Way. Others gave free seminars to community groups on topics ranging from professional counseling to nutritional advice for parents of school-age children.

SPORTS As the “official fan” of the historic Expos series in Puerto Rico, we gave our community a unique opportunity to enjoy a world-class event such as Major League Baseball. Once again, we were proud sponsors of the Puerto Rico Baseball League and National Basketball League. Thanks to our support, hundreds of children from low-income communities participated in sports clinics held by renowned athletes from both sports leagues. We also supported those Triple-S Group employees who kindly serve as volunteer coaches and coordinators of children and youth sports leagues, by providing them with uniforms for their teams.
ARTS AND CULTURE We promoted the development of the local arts by sponsoring dozens of exhibits at prestigious organizations such as the Ponce Museum of Art, the Puerto Rico Museum of Art and the new Museum of Contemporary Art.We also contributed to important education programs, such as the School of Plastic Arts. We presented the innovative exhibit “Basurarte” in Plaza Las Américas. Organized by the nonprofit environmental organization Industry and Commerce for Recycling (Industria y Comercio Pro Reciclaje, ICPRO), the exhibit showed art pieces made by local young artists from recycled objects, some of which had been rescued from garbage dumps. We supported our young musical talent during the Auditions of the Metropolitan Opera National Council that awards them scholarships to study in the United States. At the same time, we helped to preserve our popular culture through events such as the Castañer Trouvador Competition.
ENVIRONMENT As part of our littering awareness campaign “A Clean Island is a Healthy Island,” we supported various environmental projects, such as the “International Coastal Clean-up Day” held at 20 beaches throughout the island. Triple-S Group employees and our Garbage Detectives brigade integrated by Boy Scouts, joined efforts with four major environmental organizations (ICPRO, Scuba Dogs, Conserva el Encanto and San Juan Bay Estuary) to classify and analyze the garbage collected during the event. In November, Reforestation Month, we participated in the FLORESTA tree-planting project. The Department of Environmental and Natural Resources, together with ICPRO, coordinate this effort, which has been responsible for planting and distributing over half a million trees in Puerto Rico, and expects to plant another thousand by year’s end.
HEALTH EDUCATION We gave away more than 100,000 copies of the “Wheel of Health,” a valuable disease prevention guide for every stage of life. Developed in coordination with the Puerto Rico Department of Health, with the guidelines of the Centers for Disease Control and Preventing, it includes practical tips to live a healthy lifestyle. As a complement to this massive educational effort, the information is published through our weekly newspaper columns Vital and HealthWise, and through posters displayed at doctor’s offices and hospitals islandwide. As is our tradition, we conducted many health clinics throughout Puerto Rico. One of the most memorable was the Wellness Fair, held during the inauguration of our Service Center in Plaza Las Américas, where we welcomed over 10,000 visitors in just one week.

ANNUAL REPORT 2003
TRIPLE – S MANAGEMENT CORPORATION Board of Directors
Fernando J. Ysern Borrás, MD Chairman of the Board
Wilmer Rodríguez Silva, MD Vice President Jesús R. Sánchez Colón, MD Secretary
Arturo Córdova López, MD Assistant Secretary Valeriano Alicea Cruz, MD Porfirio E. Díaz Torres, MD
Juan José León Soto, Esq. Sonia Gómez de Torres, CPA Assistant Treasurer Manuel Suárez Méndez, Eng.

Fernando L. Longo, MD José Davison Lampón, Esq. Vicente J. León Irizarry, CPA Treasurer
Manuel A. Marcial Seoane, MD José Arturo Alvarez Gallardo Mario S. Belaval
Wilfredo López Hernández, MD Adamina Soto Martínez, CPA Héctor Ledesma
Ramón M. Ruiz Comas, CPA President and CEO Triple-S Management Corporation

CORPORATE INFORMATION
Triple-S Management Corporation 1441 F. D. Roosevelt Avenue San Juan, Puerto Rico 00920 787.749.4949 www.ssspr.com
Triple-S, Inc. 787.749.4949 Triple-C, Inc. 787.793.8383 Seguros de Vida Triple-S, Inc. 787.792.0909 Seguros Triple-S, Inc. 787.749.4600 Interactive Systems, Inc. 787.749.4173
Production: Triple-S Advertising & Public Relations Office Design: BD&E, Inc., Pittsburgh, Pennsylvania Photography: Tomás Gual Copy: Lisette Núñez, Ivonne Brown Printing: Model Offset Printing

Exhibit 13.1

Financial Information 2003

Management’s Discussion and Analysis of Financial Condition and Results of Operations	2
Quantitative and Qualitative Disclosures About Market Risk	19
Consolidated Financial Statements 2003	23
Independent Auditors’ Report	24
Consolidated Balance Sheets	25
Consolidated Statements of Earnings	26
Consolidated Statements of Stockholders’ Equity and Comprehensive Income	27
Consolidated Statements of Cash Flows	29
Notes to Consolidated Financial Statements	31

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This financial discussion contains an analysis of the consolidated financial position and financial performance as of December 31, 2003 and 2002, and consolidated results of operations for 2003, 2002 and 2001. This analysis should be read in its entirety and in conjunction with the consolidated financial statements, notes and tables included elsewhere in this Form 10-K. This financial discussion has been prepared pursuant to the rules and regulations adopted by the U.S. Securities and Exchange Commission.

General

The Corporation (on a consolidated basis and for each reportable segment), along with most insurance entities, uses the loss ratio, the expense ratio and the combined ratio as measures of performance. The loss ratio is the claims incurred divided by the premiums earned, net and fee revenue. The expense ratio is the operating expenses divided by the premiums earned, net and fee revenue. The combined ratio is the sum of the loss ratio and the expense ratio. These ratios are relative measurements that describe for every $100 of premiums earned, net and fee revenue, the costs of claims and operating expenses, respectively. The combined ratio represents the total cost per $100 of premium production. A combined ratio below 100 demonstrates underwriting profit; a combined ratio above 100 demonstrates underwriting loss.

Consolidated Operating Results

The analysis in this section is included to provide an overall view of certain information, the consolidated statements of operations, and key financial information. Further details of the results of operations of each reportable segment are included in the respective segment’s section.

(Dollar amounts in thousands)	2003	2002	2001
Years ended December 31,
Consolidated premiums earned, net and fee revenue:
Health insurance - Commercial Program	$699,365	683,513	640,792
Health insurance - Healthcare Reform	477,614	487,000	454,923
Property and casualty	78,334	60,688	54,337
Life and disability	17,403	14,992	13,426

	$1,272,716	1,246,193	1,163,478

Consolidated claims incurred	$1,065,350	1,061,980	1,021,024
Consolidated operating costs	165,149	148,539	140,830

Consolidated underwriting costs	$1,230,499	1,210,519	1,161,854

Consolidated loss ratio	83.7%	85.2%	87.8%
Consolidated expense ratio	13.0%	11.9%	12.1%

Consolidated combined ratio	96.7%	97.1%	99.9%

Consolidated net investment income	$24,679	24,778	25,405
Consolidated net realized gain on sale of securities	8,365	185	4,655
Consolidated net unrealized gain (loss) on trading securities	14,893	(8,322)	(3,625)

Consolidated net investment income	$47,937	16,641	26,435

Consolidated income tax expense	$65,397	2,549	1,342

Net income (loss) per segment:
Health insurance - Commercial Program	$49,071	28,133	6,776
Health insurance - Healthcare Reform	14,034	9,770	4,563
Property and casualty	9,677	6,223	6,529
Life and disability	3,716	3,585	3,366
Other	(50,269)	538	481

Consolidated net income	$26,229	48,249	21,715

Year ended December 31, 2003 compared with the year ended December 31, 2002

     Consolidated premiums earned, net and fee revenue increased by $26.5 million, or 2.1%, during the year 2003 mostly due to the increased volume of business experienced by its reportable segments. This increase is mostly due to the fluctuation in premiums earned, net of the Health Insurance – Commercial Program and the property and casualty insurance segments.

•	The premiums earned, net and fee revenue corresponding to the Health Insurance – Commercial Program present an increase of $15.9 million, or 2.3%, during this period. The increase in premiums earned, net of this segment is due to increases in premium rates net of a slight decrease in its average enrollment.

•	The premiums earned of the property and casualty insurance segment increased by $17.6 million, or 29.1%, during the year 2003. This increase is mostly the result of the segment’s increased volume of business.

The premiums earned corresponding to the Health Insurance – Healthcare Reform segment present a decrease of $9.4 million, or 1.9%, during this period. This decrease is basically the result of a net decrease in the average enrollment of the segment, net of an increase in premium rates.

The increase in the consolidated claims incurred during the year 2003 of $3.4 million, or 0.3%, is due to an increase in the volume of business. The loss ratio reflects a decline of 1.9 percentage points during the same period. This decline is mostly driven by declines in the loss ratio of the Health Insurance – Commercial Program segment and the Health Insurance – Healthcare Reform segment, which decrease in their loss ratio is the result of better than expected utilization trends. In addition, management has established several cost containment measures that have allowed cost and utilization trends to maintain levels consistent with pricing and margin objectives thus keeping the loss ratio under control.

The consolidated operating expenses present an increase of $16.6 million, or 11.2%, during the year 2003 and is basically attributed to the increased volume of business of its reportable segments. The consolidated expense ratio presents an increase of 1.0 basis points during the year 2003 that is mostly due to the following contributing factors:

•	The property and casualty segment experienced a decrease in the reinsurance commission income from reinsurance treaties due to the cancellation of certain reinsurance contract and change in the mix of reinsurance treaties. In addition, the segment had increases in certain non-recurring expenses, such as an assessment from a guarantee association and consulting services, among others.

•	The Health Insurance – Commercial Program segment recorded a non-recurring pension assessment of $4.6 million resulting from the number of retirees selecting lump-sum benefits instead of annuities.

The consolidated realized gain on sale of securities is the result of the sound and timely management of the investment portfolio in accordance with corporate investment policies and from normal portfolio turnover of the trading and available-for-sale securities. The consolidated realized gain during the year 2003 is mostly due to the sale of common stocks of Popular, Inc., which generated a realized gain of approximately $8.9 million and also to normal portfolio turnover of the trading and available for sale securities.

The unrealized gain (loss) on trading securities is related to investments held by all reportable segments in corporate bonds and equity securities. The unrealized gain experienced during the year 2003 is mostly attributed to gains in the portfolios held by segments in equity securities that replicate the Standard & Poor’s 500 Index and the Russell 1000 Growth Index. Both Indexes experienced positive returns in 2003. In addition, during the first quarter of the year the Corporation sold certain investments with unrealized losses within such portfolios. This caused approximately $3.0 million in realized losses and had the effect of reducing the unrealized losses within the trading portfolio by the same amount. These segments plan to continue their long-term strategy of passive management and diversification since historically, performance of these types of investments has outperformed other financial instruments.

The consolidated income tax expense during the year 2003 presents an increase of $62.8 million mostly as the result of the following:

•	On June 18, 2003, the Corporation was notified by the Puerto Rico Treasury Department (PRTD) that TSI’s tax exemption was terminated effective December 31, 2002. As a result, since effective January 1, 2003 TSI is subject to Puerto Rico income taxes, the Health Insurance – Commercial Program and the Health Insurance – Healthcare Reform segments recorded in the second half of the year $5.1 million and $6.4 million, respectively, as income tax expense for the year.

•	On July 31, 2003, TSM and TSI executed a closing agreement with the PRTD that stipulated; in accordance with the income recognition methodology determined in the income tax ruling, that the statutory net income accumulated while TSI operated under the tax ruling was deemed distributed to TSM. As a result, TSM recognized an income tax expense amounting to $51.8 million.

Year ended December 31, 2002 compared with the year ended December 31, 2001

Consolidated premiums earned, net and fee revenue during 2002 increased by $82.7 million, or 7.1%, when compared to the consolidated premiums earned, net and fee revenue for 2001. This increase is mostly due to a combined increase of $74.8 million in the premiums earned, net and fee revenue of the Health Insurance – Commercial Program and the Health Insurance – Healthcare Reform segments and to the increase in earned premiums of the property and casualty insurance segment.

•	The premiums earned, net and fee revenue corresponding to the Health Insurance – Commercial Program reflect an increase of $42.7 million, or 6.7%, during this period. Increases in premium rates as well as a net increase in the average enrollment account for the increase in the segment’s earned premiums net, and fee revenue.

•	The premiums earned corresponding to the Health Insurance – Healthcare Reform segment increased by $32.1 million, or 7.1%, during this period. This increase is basically the result of increases in premium rates, a net increase in the average enrollment offset by the effect of the exclusion of mental health and substance abuse services during the last quarter of the year 2001.

•	The premiums earned of the property and casualty insurance segment increased by $6.4 million, or 11.7%, during the year 2002. This increase is mostly the result of increases in premium rates due to the deregulation of the commercial property and liability lines of business and to the segment’s increased volume of business.

During the year 2002 the consolidated claims incurred increased by $40.9 million, or 4.0%, due to an increase in the volume of business. However, the loss ratio reflects a decrease of 2.5 percentage points when compared to the prior year. This decrease is mostly attributed to fluctuations in the claims incurred of the Health Insurance – Commercial Program segment and the Health Insurance – Healthcare Reform segment. The decrease in loss ratio is the result of better than expected utilization trends. In addition, management has established several cost containment measures that have allowed cost and utilization trends to maintain levels consistent with pricing and margin objectives thus keeping the loss ratio under control. The consolidated expense ratio has remained similar to that for the year 2001, reflecting an increase of 0.1 percentage points.

The consolidated realized gain on sale of securities is the result of the sound and timely management of the investment portfolio in accordance with corporate investment policies and from normal portfolio turnover of the trading and available-for-sale securities. The consolidated realized gain during the year 2001 is mostly due to the sale of common stocks of Popular, Inc., which generated a realized gain of approximately $2.3 million and also to normal portfolio turnover of the trading and available for sale securities.

The unrealized loss on trading securities is related to investments held by the Health Insurance – Commercial Program, Health Insurance — Healthcare Reform and the Property and Casualty Insurance segments. This unrealized loss is mostly attributed to losses in the portfolios held by such segments in equity holdings that replicate the Standard & Poor’s 500 Index (S&P 500 Index). This Index experienced negative returns during the years 2002 and 2001. These segments plan to continue their long-term strategy of passive management and diversification since historically, performance of these types of investments has outperformed other financial instruments.

The consolidated income tax expense for the year ended December 31, 2002 increased by $1.2 million when compared to the same amount for the prior year. This increase is mostly noted in the income tax expense of the property and casualty insurance segment, which reflect an increase of $685 thousand during the year 2002 that is attributed to the segment’s increased volume of business and profitability.

Health Insurance – Commercial Program Operating Results

(Dollar amounts in thousands)	2003	2002	2001
Years ended December 31,
Average enrollment:
Corporate accounts	305,100	313,557	322,369
Self-funded employers	128,803	123,680	118,866
Individual accounts	84,407	82,583	77,352
Federal employees	53,993	55,999	55,819
Local government employees	43,177	43,526	41,694

Total average enrollment	615,480	619,345	616,100

Premiums earned, net	$691,484	675,930	632,930
Amount attributable to self-funded arrangements	163,175	151,497	135,002
Less amounts attributable to claims under self-funded arrangements	(151,806)	(141,138)	(126,295)

Premiums earned, net and fee revenue	$702,853	686,289	641,637

Claims incurred	$584,448	574,874	560,809
Operating costs	92,264	86,321	83,771

Total underwriting costs	$676,712	661,195	644,580

Underwriting income (loss)	$26,141	25,094	(2,943)

Loss ratio	83.2%	83.8%	87.4%
Expense ratio	13.1%	12.6%	13.1%

Combined ratio	96.3%	96.3%	100.5%

General

The Health Insurance - Commercial Program segment’s total revenues are primarily generated from premiums earned for risk-based healthcare services provided to its members, revenues generated from self-funded arrangements, and investment income. Claims incurred include healthcare services and other benefit expenses consisting primarily of payments to physicians, hospital and other service providers. A portion of the claims incurred for each period consists of an actuarial estimate of claims incurred but not reported to the segment during the period. Administrative expenses comprise general, selling, commissions, depreciation, payroll and other related expenses. The segment’s results of operations depend largely on its ability to accurately predict and effectively manage healthcare costs.

Year ended December 31, 2003 compared with the year ended December 31, 2002

During the year 2003 the Health Insurance – Commercial Program segment reported an increase of 2.4% in the amount of premiums earned, net and fee revenue even when experiencing a slight decrease in its average enrollment. The increase in the amount of premiums earned, net and fee revenue is due to the following:

•	The segment is constantly monitoring claims trends, particularly in the rated Corporate accounts and Individual lines of business. This practice assures adequate premium rates that reflect the actual claims trend of each particular business. On average, this segment increased premium rates by 3.9% during the year 2003.

•	In addition, management service fees increased by $1.0 million, or 9.7%, during the year 2003. This increase was due to an increase in membership.

The decrease in average enrollment of 3,865 members, of 0.6%, during the year 2003 is the result of flat employment levels in Puerto Rico during the last three years, employers’ difficulty in coping with increased premium pricing and the segment’s continued elimination of unprofitable Corporate accounts groups. The most significant decrease in enrollment is in the Corporate accounts business, which presents a decrease of 8,457 members, or 2.7%, during this period. This decrease is the net of the loss of one major account with approximately 16,000 members, net of new groups acquired during the year. The decrease experienced in this business is somewhat mitigated by the increase experienced in 2003 in the Self-funded Employers of 5,123 members, or 4.1%, since during this period certain large

Corporate accounts groups shifted from the rated business to self-funded arrangements, assuming the risk associated with insuring their employees.

The total increase in premiums earned, net and fee revenues is attributed to increased premium rates.

The claims incurred for the year 2003 were $9.6 million, or 1.7%, higher than 2002 as a consequence of a claims trend increase of 3.9% during the same period. The segment’s loss ratio reflects a decline of 1.3 percentage points during the same period. The improvement in the loss ratio is the result of the following:

•	The overall claims trends development for the year 2003, although higher than the trend experienced during the year 2002, was lower than expected.

•	In addition, the segment continues with cost containment measures that have allowed cost and utilization trends to maintain levels consistent with pricing and margin objectives. These cost containment initiatives have allowed the segment to maintain better utilization controls over outpatient services and pharmacy benefits.

•	Also, the segment experienced a favorable development of $7.1 million of the 2002 claim liabilities estimate mostly because of better than expected utilization trends.

The increase in operating expenses of $5.9 million, or 6.9%, is mostly due to the recognition of a non-recurring pension assessment of $4.6 million resulting from the number of retirees selecting lump-sum benefits instead of annuities. In addition the segment experienced slight increases in the acquisition cost of business, such as marketing and commission expenses, and in payroll and payroll related expenses.

Year ended December 31, 2002 compared with the year ended December 31, 2001

Premiums earned, net and fee revenue reflect an increase of 7.0% during the year 2002. This increase is the result of the following:

•	This segment has been successful in monitoring premium rates, particularly in the rated Corporate Accounts business, assuring adequate premium rates that reflect actual claims experience.

•	The segment’s enrollment increased by 3,245 members, or 0.5%, during the year 2002. This increment is mostly reflected in the Individual Accounts, Self-funded Employers and Local Government Employees membership, where average enrollment increased by 5,231, or 6.8%, 4,814, or 4.1%, and 1,832, or 4.4%, during this period, respectively. The average enrollment of the Corporate Accounts groups presents a decrease of 8,812 members, or 2.7%, during the year 2002.

•	In addition, management service fees increased by $1.7 million, or 19.0%, when compared to the same amount for the year 2001. This increase was due to increases of claims incurred under the self-funded agreements mostly as the result of the increase in membership.

Approximately 89.7% of the total premiums increase is attributed to increases in premium rates, while the remaining 10.3% is attributed to increases in membership.

Claims incurred increased by $14.1 million, or 2.5%, during the year 2002 mostly as a result of the segment’s increased volume of business, together with a decline in the loss ratio of 3.5 percentage points during the year. The improvement in the loss ratio is the result of the following:

•	Overall claims trends utilization development for the year 2002 was approximately 12.3% lower than expected.

•	In addition, the segment continues with cost containment measures that have allowed cost and utilization trends to maintain levels consistent with pricing and margin objectives. These cost containment initiatives have caused some utilization indicators to exhibit a downward trend.

•	Also, the segment experienced a favorable development of $10.9 million of the 2001 claim liabilities estimate mostly because of better than expected utilization trends.

Operating expenses increased by $2.6 million, or 3.0%, during the year 2002. The operating expense ratio decreased by 0.4 percentage points during the year 2002. The lower operating expense ratio for 2002 is mostly due to economies associated with premium revenue growth in relation to fixed company operating expenses. In addition the segment has made technology investments (increase in electronic claims submissions, virtual storage technology, and interactive voice response, among others) that have also resulted in increased efficiency. These economies were mitigated by the increase in the acquisition cost of business, such as marketing and commission expenses and the increase in payroll and payroll related expenses.

Health Insurance – Healthcare Reform Operating Results

(Dollar amounts in thousands)	2003	2002	2001
Years ended December 31,
Average enrollment:
North Area	236,766	251,002	272,564
Metro-North Area	224,903	202,028	177,065
Southwest Area	168,109	162,088	37,866
Northwest Area	—	78,168	165,123

Total average enrollment	629,778	693,286	652,618

Premiums earned, net	$477,614	487,000	454,923

Claims incurred	$428,045	445,039	420,953
Operating costs	34,637	36,109	32,646

Total underwriting costs	$462,682	481,148	453,599

Underwriting income	$14,932	5,852	1,324

Loss ratio	89.6%	91.4%	92.5%
Expense ratio	7.3%	7.4%	7.2%

Combined ratio	96.9%	98.8%	99.7%

General

The Health Insurance - Healthcare Reform segment’s total revenues are primarily generated from premiums earned according to the provisions of the Government’s Healthcare Reform contracts and investment income. Claims incurred include health services and other benefit expenses consisting primarily of payments to physicians, hospitals and other service providers. A portion of the claims incurred for each period consists of an actuarial estimate of claims incurred but not reported during the period. Administrative expenses consist of general, depreciation, payroll and other related expenses. The segment’s results of operations depend largely on its ability to accurately predict and effectively manage healthcare costs.

Year ended December 31, 2003 compared with the year ended December 31, 2002

The premiums earned, net of the Healthcare Reform segment present a decrease of $9.4 million, or 1.9%, during the year 2003. This decrease is the result of the following:

•	The average enrollment for this segment decreased by 63,508 members during the year 2003. This decrease is due to the net effect of the following: the loss of the Northwest Area, which seven municipalities were merged into the West Area (served by another carrier) effective July 1, 2002, and the fact that six new municipalities were assigned into areas serviced by the segment effective July 1, 2002. In addition, the continuous review and screening performed by the Government of Puerto Rico over the lists of persons eligible to participate in the Healthcare Reform also contributes to the decrease in membership during this period.

•	Premium rates were increased by approximately 4.2% during the Healthcare Reform contract renegotiation process for a twelve-month period ending June 30, 2004. In addition, the premium rates for the areas in which the segment has experienced an increase in its average enrollment (the Metro-North and Southwest areas) have higher premium rates than the areas where the segment has experienced a decrease in average enrollment.

The total decrease experienced in premiums earned, net is attributed to the decrease in membership.

The decrease of $17.0 million, or 3.8%, in claims incurred during the year 2003 is attributed to the decrease in volume of business of the segment. The loss ratio also experienced a decrease (1.8 percentage points) during the year 2003. The decline in the loss ratio during the year 2003 is the result of increased premiums rates that accurately reflect the actual claims trend of each area, a change in the mix of membership within the areas served by the segment and claims cost containment measures established throughout the years.

Operating expenses for the year 2003 were $1.5 million, or 4.1%, lower than the operating expenses for the year 2002. This decrease is the result of the segment’s decreased membership in the year 2003. The expense ratio for the year 2003 declined by 0.1 percentage points due to a reduction in certain non-recurring expenses incurred in the year 2002.

Year ended December 31, 2002 compared with the year ended December 31, 2001

The premiums earned, net of the Healthcare Reform segment present an increase of $32.1 million, or 7.1%, during the year 2002. This increase is the result of the following:

•	The average enrollment for this segment reflects an increase of 40,668 members when compared to the average enrollment for the year 2001. This increase is due to the net effect of the following: the acquisition of the Southwest Area effective October 1, 2001, the merger of six (6) new municipalities into existing areas effective July 1, 2002 and the loss of the Northwest Area, which municipalities were merged into the West Area (served by another carrier) effective July 1, 2002.

•	Premium rates were increased by approximately 13.2% during the Healthcare Reform contract renegotiation process. New premium rates were negotiated effective October 1, 2001 for a nine-month period and effective July 1, 2002 for a twelve-month period ending on June 30, 2003.

•	Effective October 1, 2001, the Government of Puerto Rico excluded mental health and substance abuse benefits from the risks managed by the health insurance carrier. The exclusion of these benefits represented a decrease of approximately $36 million in premiums earned during the year ended December 31, 2002. These services will continue to be directly contracted by the Government with specialized mental health service providers.

Of the increase experienced during the year 2002, approximately 89.0% is attributed to increases in membership, while the remaining 11.0% is attributed to increases in premium rates.

Claims incurred increased by $24.1 million, or 5.7%, during the year 2002 as a result of the increase in volume of business experienced by the segment, net of the exclusion of mental health services and substance abuse benefits from the coverage of the policy. The decline in the loss ratio during this year is due to the increase in premiums rates, as well as to the exclusion of mental health and substance abuse benefits.

Operating expenses for the year 2002, increased by $3.5 million, or 10.6%, when compared to the year 2001. This increase is due to the segment’s increase in membership. The expense ratio for the year 2002 increased by 0.2 percentage points when compared to the expense ratio for the year 2001.

Property and Casualty Insurance Operating Results

(Dollar amounts in thousands)	2003	2002	2001
Years ended December 31,
Premiums written:
Commercial multiperil	$54,986	48,640	41,013
Dwelling	22,624	17,165	18,051
Auto physical damage	15,821	16,918	13,961
Commercial auto liability	12,753	10,823	8,274
Other liability	6,522	5,532	3,494
Medical malpractice	5,986	5,857	5,456
All other	9,435	7,346	6,567

Total premiums written	128,127	112,281	96,816

Premiums ceded	(43,771)	(39,806)	(39,608)
Change in unearned premiums	(6,022)	(11,787)	(2,871)

Net premiums earned	$78,334	60,688	54,337

Claims incurred	$43,390	34,334	32,348
Operating costs	37,354	25,549	22,548

Total underwriting costs	$80,744	59,883	54,896

Underwriting income (loss)	$(2,410)	805	(559)

Loss ratio	55.4%	56.6%	59.5%
Expense ratio	47.7%	42.1%	41.5%

Combined ratio	103.1%	98.7%	101.0%

General

The property and casualty insurance segment’s total revenues are primarily generated from net premiums earned and investment income. Claims incurred are composed of losses and loss-adjustment expenses. A portion of the claims incurred for each period consists of an estimate of unreported losses to the segment during the period. Administrative expenses consist of general, commissions, depreciation, payroll and other related expenses.

Year ended December 31, 2003 compared with the year ended December 31, 2002

Total premiums written for the year ended December 31, 2002 are $15.8 million, or 14.1%, higher than the total premiums written for the year 2002. This increase in total premiums written is mostly reflected in the growth experienced by the following lines of business:

•	As planned by the segment, the line of business with the largest growth is the commercial multiple peril line, which premiums written increased by $6.3 million, or 13.0%, during the year 2003. This increase is due to the production of new business since premium rates for this line have remained consistent throughout the year.

•	Dwelling premiums also contributed to this year’s increase in premiums written, as the premiums of this line increased by $5.5 million, or 31.8%. During the year, the property and casualty segment has devoted great efforts to strengthen ties with its financial institution partners. As a consequence of the new environment resulting from the Graham, Leach, Bliley Act, financial institutions have established their presence in the marketplace as general agents and/or producers. The segment has been actively involved with these institutions with specific and tailor-made initiatives that have been producing positive results.

Approximately 90.0% of the increase in total premiums written is due to an increase in the segment’s volume of business. The remaining 10.0% is attributed to increases in premium rates.

Premiums ceded to reinsurers during the year 2003 reflect an increase of $4.0 million, or 10.0% that is attributed to the segment’s increased volume of business. The ratio of premiums ceded to total premiums written, however, reflects a decrease of 1.3 percentage points. The decline in the ratio of premiums ceded to total premiums written is the net result of several factors:

•	The segment changed its major reinsurance vehicle for its commercial property business from a property first surplus treaty to a quota share arrangement.

•	During the reinsurance contract renewal process, the segment cancelled a commercial surplus reinsurance treaty. This cancellation propitiated a reinsurance portfolio transfer that resulted in the reacquisition of business previously ceded, and, accordingly, a reduction in premiums ceded.

•	The segment altered its catastrophe reinsurance program establishing, up to certain layers of protection, separate towers for commercial and personal business.

•	In addition, the segment acquired additional catastrophe protection as a result of increased premium volume projections.

The claims incurred present an increase during the year 2003 of $9.1 million, or 26.4% that is mostly the result of the segment’s increased volume of business. The segment’s loss ratio however, presents a decline by 1.2 percentage points during the same period. The decline in the loss ratio is mostly the result of favorable underwriting results in the commercial multiperil line of business (principally due to the portfolio quality and maturity), a change in the mix of business subscribed and an increased retention of the segment’s profitable lines of business, which has increased the premiums earned base. Also, the auto liability line of business experienced an improvement in its loss ratio as a result of premium rate increases and reserve releases.

The operating expenses increased by $11.8 million during the year 2003. The expense ratio experienced an increase of 5.6 percentage points during the year 2003. The increase in the operating expenses and the expense ratio is, among other things, the net effect of an increase in commission expense due to the segment’s increased volume of business and a decrease in the reinsurance commission income from reinsurance treaties. In addition, during the year 2003 the segment experienced an increase in certain non-recurring expenses, such as an assessment from a guarantee association and consulting services, among others.

Year ended December 31, 2002 compared with the year ended December 31, 2001

Total premiums written of the property and casualty segment present an increase of $15.5 million, or 16.0%, during the year 2002. This increase is reflected in the premiums written for the following lines of business:

•	The commercial multiple peril line accounted for the principal increase in premiums volume, increasing by $7.6 million, or 18.6%, during the year 2002. This increase is due to increases in premium rates as a result of the commercial lines deregulation. Also, during the year 2002 the segment subscribed new business with higher average premium rates that substituted other accounts with average premium rates below desired levels. As in the previous years, the increase in average premium rates of the commercial business is the primary contributor to the fluctuation experienced in total premiums written.

•	The auto business also contributed to this year’s increase, where the auto physical damage lines and the commercial auto liability line increased by $3.0 million, or 21.2%, and $2.5 million, or 30.8%, respectively. These increases are also attributed to the deregulation of premium rates, mostly as a result of the elimination of credits or discounts in the commercial accounts.

•	The amount of premiums written in the other liability business reflects an increase of $2.0 million during the year 2002. This increase is due to the acquisition of one significant account within this line of business, with premiums written of approximately $1.6 million.

•	On the contrary, dwelling premiums reflect a decrease of $886 thousands, or 4.9%, during the year 2002. This decrease is basically the result of a decrease in new business from financial institutions. This segment’s management has been devoting additional efforts to increase its client base in this financial sector to mitigate the effect of such fluctuation.

Approximately 60.0% of the increase in total premiums written is due to increases in premium rates. The remaining 40.0% is attributed to an increase in the volume of business.

Premiums ceded to reinsurers during the year ended 2002 remained similar to the same amount for the year 2001, reflecting an increase 0.5%. The ratio of premiums ceded to total premiums written, however, reflects a decrease of 5.4 percentage points. This fluctuation is the net result of several factors:

•	STS has increased its retention of the commercial property portfolio. The increased retention, which decreases the amounts or premiums ceded to reinsurers, allows the segment to keep more premiums on profitable business.

•	During the reinsurance contract renewal process, the segment cancelled a commercial quota share reinsurance treaty. This cancellation propitiated a reinsurance portfolio transfer that resulted in the reacquisition of business previously ceded, and, accordingly, a reduction in premiums ceded.

•	An increase of over 30% in catastrophe reinsurance costs due to recent worldwide catastrophes.

•	Acquisition of additional catastrophe protection as a result of a shortfall on the property first surplus treaty.

During the year 2002 the property and casualty segment loss ratio experienced a decline of 2.9 percentage points. This decrease is mostly the result of favorable underwriting results in the commercial multiperil line of business (resulting from increases in premium rates as a consequence of deregulation) and an increased retention of the segment’s profitable lines of business, which has increased the premiums earned base. Also, the professional liability line experienced an improvement in its loss ratio as a result of premium rate increases of approximately 60% (which were effective April 2001) and strict adherence to underwriting practices and reinsurance constraints. In addition, the loss ratio of the auto physical damage line of business shows a decrease of 7.8 percentage points, mostly due to the net effect of increased premium rates and reserve releases.

The operating expenses during the year ended 2002 reflect an increase of $3.0 million, or 13.3%, when compared to the operating expenses for the year ended December 31, 2001. This increase is directly related to the segment’s increase in its volume of business. The expense ratio experienced an increase of 0.6 percentage points during the year 2002. The increase in the expense ratio is the result of a reduction in the reinsurance commission income, which is presented netting the commission expense of the segment. The decrease in the reinsurance commission income is due to the restructuring of the reinsurance program during the contract renewal process.

Life and Disability Insurance Operating Results

(Dollar amounts in thousands)	2003	2002	2001
Years ended December 31,
Net earned premiums and commission income:
Earned premiums:
Group life	$10,588	9,968	9,325
Group disability	14,115	10,961	8,671

Total earned premiums	24,703	20,929	17,996

Earned premiums ceded	(7,816)	(6,447)	(5,165)

Net earned premiums	16,887	14,482	12,831

Commission income on reinsurance	516	510	595

Net premiums earned	$17,403	14,992	13,426

Claims incurred	$9,467	7,733	6,914
Operating costs	6,036	5,133	4,553

Total underwriting costs	$15,503	12,866	11,467

Underwriting income	$1,900	2,126	1,959

Loss ratio	54.4%	51.6%	51.5%
Expense ratio	34.7%	34.2%	33.9%

Combined ratio	89.1%	85.8%	85.4%

General

The life and disability insurance segment’s total revenues are primarily generated from net premiums earned and investment income. Claims incurred are composed of benefits and claims. A portion of the claims incurred for each period consists of an estimate of unreported claims to the segment during the period. Administrative expenses consist of general, commissions, depreciation, payroll and other related expenses.

Year ended December 31, 2003 compared with the year ended December 31, 2002

Earned premiums during the year 2003 present an increase of $3.2 million, or 28.8%, in the group disability business and $620 thousand, or 6.2%, in the group life business. This increase in earned premiums is mostly due to the net effect of the following:

•	During the year 2003, the segment experienced an increase in its volume of business. In 2003 the amount of average certificates in force of the group life and disability business increased by 10,533, or 6.4%, and 7,006, or 4.0%, respectively.

•	Also, during the first quarter of the year 2003, the segment revised its methodology for estimating the premiums of its short-term disability business. This revision resulted in a non-recurring adjustment increasing earned premiums by approximately $1.1 million during the period.

Excluding the effect of the above mentioned adjustment, approximately 97% of the increase in earned premiums is attributed to the increased volume of business. The remaining 3% of the increase experienced in the earned premiums is attributed to increased premium rates.

Premiums ceded to reinsurers during the year 2003 increased by $1.4 million, or 21.2%. This increase is directly related to the increase in volume of business of the segment. The ratio of premiums ceded to earned premiums increased from 30.8% in 2002 to 31.6% in 2003. This is mainly due to the product mix of subscribed business in the year. In 2003, the segment continues to subscribe more new business in disability lines where the segment cedes 65% of the risk as compared to the group life business, where the segment cedes 30% of the risk.

Claims incurred increased by $1.7 million or 22.4% when compared to 2002 mainly due to the increase in volume of business of the segment. The segment’s loss ratio reflects an increase of 2.8 percentage points during the same period. This increase is mostly attributed to the segment’s continued growth in the disability business since this line has a higher claims trend experience than the life business. In addition, the segment has experienced an increased claims trend in the group life business than in prior years, which is also a contributing factor to the increase in its loss ratio during the year 2003.

The operating expenses increased by $903 thousand, or 17.6%, during the year 2003 mostly due to the segment’s increased volume of business in this period. The expense ratio remained constant when compared to 2002, due to cost control measures in place.

Year ended December 31, 2002 compared with the year ended December 31, 2001

Earned premiums for the year 2002 increased by $2.9 million or 16.3% when compared to 2001. This increase in earned premiums is mostly due to an increase in the number of certificates in force in the group life and group disability business totaling 38,386 certificates or 12.9% during the year 2002. Approximately 99% of the increase experienced in the earned premiums is attributed to increased volume of business. The remaining 1% of the increase in earned premiums is attributed to increased premium rates.

Premiums ceded to reinsurers during the year 2002 increased by $1.3 million or 24.8%. This increase is directly related to the increase in volume of business of the segment. The ratio of premiums ceded to earned premiums during 2002 increased from 28.7% in 2001 to 30.8% in 2002. This is mainly due to the product mix of subscribed business in the year. In 2002, more new business was subscribed in disability lines where the company retains 25% of the risk as compare to group life where the company retains 70% of the risk.

Claims incurred increased by $819 thousand or 11.8% when compared to 2001 mainly due to the increase in volume. The segment’s loss ratio and administrative expense ratio remains constant when compared to 2001, due to favorable experience in all lines of business and cost control measures in place.

Liquidity and Capital Resources

Cash Flows

The Corporation maintains good liquidity measures due to the quality of its assets, the predictability of its liabilities, and the duration of its contracts. The liquidity of the Corporation is primarily derived from the operating cash flows of its insurance subsidiaries.

As of December 31, 2003 and 2002, the Corporation’s cash and cash equivalents amounted to $48.3 million and $82.8 million, respectively. Sources of funds considered in meeting the objectives of the Corporation’s operations include cash provided from operations, maturities and sales of securities classified within the trading and available-for-sale portfolios, securities sold under repurchase agreements, and issuance of long and short-term debt.

Net cash flows from operations are expected to sustain operations for the next year and thereafter, as long as the operations continue showing positive results. In addition, the Corporation monitors its premium rates and its claims incurred to ascertain proper cash flows and has the ability to increase premium rates throughout the year in the monthly renewal process.

Cash Flows from Operations

Most of the cash flows from operating activities are generated from the insurance subsidiaries. The basic components of the cash flows from operations are premium collections, claims payments less reinsurance premiums, maturities or sales and purchases of trading securities, and payment of operating expenses.

Net cash flows provided by operating activities amounted to $10.1 million, $56.8 million and $69.4 million as of December 31, 2003, 2002 and 2001, respectively, a decrease of $46.7 million and $12.6 million in 2003 and 2002, respectively. The fluctuation in cash flows provided by operating activities is mainly attributed to the net effect of the following:

•	Increase in collections of premiums of $30.5 million in 2003 and $79.1 million in 2002. The increase in premium collections is the result of the increased volume of business and increased premium rates of the operating segments.

•	Increase of $56.6 million in 2003 and $7.5 million in 2002 in the amount of cash paid to suppliers and employees and income taxes paid. The increase in the amount of cash paid to suppliers and employees during the year 2003 is mostly the result of the payment of $37.0 million to the PRTD in accordance with the closing agreement executed on July 31, 2003 together with additional expenses generated from the acquisition of new business. The increase during the year 2002 is mainly the result of additional expenses generated from the acquisition of new business.

•	Increase of $15.5 million and $76.2 million in 2003 and 2002, respectively, in the amount of claims losses and benefits paid. In both years the increase in the amount of claims losses and benefits paid is mostly the result of the segment’s increased volume of business and increases in the cost of claims.

•	In addition during the years 2003 and 2002, the amount of net acquisitions of investments in the trading portfolio increased by $ 14.2 and $9.5 million, respectively.

•	During the year 2003, the Corporation collected approximately $7.0 million more from the contingency reserve funds of the Federal Employees Health Benefit Plan (FEHBP) than during the prior year. The amount collected from the contingency reserve funds of the FEHBP was $13.0 million in 2003 and $6.0 million in 2002. This fluctuation is related to an increase experienced in the claims paid of this business.

This excess liquidity is available, among other things, to invest in high quality and diversified fixed income securities and, to a lesser degree, to invest in marketable equity securities.

Cash Flows from Investing Activities

The basic components of the cash flows from investing activities is derived from acquisitions and proceeds from investments in the available-for-sale and held-to-maturity portfolios, and capital expenditures. The Corporation monitors the duration of its investment portfolio and executes purchases and sales of these investments with the objective of having adequate asset allocation within different sectors and to have funds available, when necessary, to satisfy any maturing liability.

Net cash flows used in investing activities amounted to $90.1 million, $43.5 million and $24.8 million as of December 31, 2003, 2002 and 2001, respectively. The cash flows used in investing activities during these years is mainly due to the investment of the excess cash generated from the operations and reinvestment of securities called or matured during the same period. Total acquisition of investments exceeded the proceeds from investments sold or matured by $87.0 million and $38.3 million during the years 2003 and 2002, respectively.

Cash Flows from Financing Activities

Net cash flows provided by (used in) financing activities amounted to $45.5 million, $(11.5) million and $2.8 million for the years ended December 31, 2003, 2002 and 2001, respectively. The increase of $57.1 million during the year 2003 and the decrease of $14.3 million during the year 2002 in the cash flows from financing activities are due to the effect of the following fluctuations:

•	The change in outstanding checks in excess of bank balances increased by $1.7 million during the year 2003 and decreased by $10.2 during the year 2002. This represents a timing difference between the issuance of checks and the cash balance in the bank account at one point in time.

•	The Corporation received proceeds from the issuance of short-term borrowing amounting to $38.7 million. These proceeds were mostly used for the payment of $37.0 million to the PRTD in accordance with the closing agreement executed on July 31, 2003.

•	The payments of long-term debt decreased by $4.0 million during the year 2003 and increased by $3.2 million during the year 2002. This increase during the year 2002 is due to additional payments made during the year over the scheduled principal payments of the credit agreements. During the year 2003, the Corporation made only the principal payments scheduled in the credit agreements. Scheduled principal payments during the year 2004 amount to $2.6 million. Principal repayments are expected to be paid out of the Corporation’s cash flows from operations.

•	The amount of net proceeds (surrenders) of individual retirement accounts during the years 2003 and 2002 amounted to $11.2 million and $(1.5) million, respectively. This fluctuation is basically due to the life and disability insurance segment new deferred annuity product introduced in late 2002.

Financing and Financing Capacity

The Corporation has significant short-term liquidity supporting its businesses. It also has available short-term borrowings that from time to time address timing differences between cash receipts and disbursements. These short-term borrowings are mostly in the form of securities sold under repurchase agreements. As of December 31, 2003, the Corporation had $297.0 million in available credit on these agreements. Outstanding short-term borrowings as of December 31, 2003 amount to $38.7 million. The amount due under outstanding short-term borrowings is expected to be paid out of the operating and investment cash flows of the Corporation.

In addition, the Corporation has two credit agreements with a commercial bank, FirstBank Puerto Rico. These credit agreements bear interest rates determined by the London Interbank Offered Rate (LIBOR) plus a margin specified by the commercial bank at the time of the agreement. As of December 31, 2003, the two credit agreements have an outstanding balance of $32.4 million and $16.0 million and an average annual interest rate of 2.69% and 2.57%, respectively. The first agreement stipulates monthly principal repayment of $137 thousand. The second agreement stipulates repayments of principal amounts of not less than $250 thousand and in integral multiples of $50 thousand. The aggregate principal amounts of this credit agreement, as amended, shall be reduced annually to the amounts on or before the dates described below:

Required Principal
Outstanding
Date	Balance
(amounts in thousands)
August 1, 2003	$16,500
August 1, 2004	15,000
August 1, 2005	13,500
August 1, 2006	12,000
August 1, 2007	—

These credit agreements contain several restrictive covenants, including, but not limited to, restrictions to incur in additional indebtedness and the granting of certain liens, limitations on acquisitions and limitations on changes in control. As of December 31, 2003, management believes the Corporation is in compliance with these covenants. Failure to meet these covenants may trigger the accelerated payment of the credit agreements’ outstanding balance. Principal repayments on these loans are expected to be paid out of the operating and investment cash flows of the Corporation.

As previously mentioned, the Corporation was notified on June 18, 2003, by the PRTD that the ruling recognizing TSI’s tax exemption was terminated effective December 31, 2002, thus making TSI a taxable entity. In addition on July 31, 2003 the TSM and TSI executed a closing agreement with the PRTD that stipulated that TSM will pay taxes on TSI’s accumulated statutory net income. As a result, TSM recognized an income tax liability amounting to $51.8 million. The termination of TSI’s tax exemption and the assessment made in the closing agreement requires of the Corporation the following payments:

•	Of the income tax liability amount recognized by the Corporation, $37.0 million was paid on July 31, 2003, the date of the closing agreement, and $14.8 million is due on April 15, 2004. To pay for the first installment of this assessment the Corporation used its available short-term borrowings facilities. The amount borrowed is expected to be paid from cash flows generated from operations as well as from the maturity of investments.

The remaining balance of the tax liability is also expected to be paid from the operating cash flows of the Corporation and the maturity of investments.

•	Effective January 1, 2003, TSI is subject to Puerto Rico income taxes as an other than life insurance entity, as defined in the Puerto Rico Internal Revenue Code of 1994, as amended. As of December 31, 2003, TSI’s current income tax expense amounted to $17.2 million. The Corporation expects to pay for the amount of current income taxes owed by TSI to the PRTD out of the cash flows from operations and the maturity of investments. This payment is expected to be made during the second quarter of the year 2004, when the 2003 tax returns are due for filing.

The Corporation continually monitors existing and alternative financing sources to support its capital and liquidity needs.

Planned Capital Expenditures

To provide for the future growth of its operations, the Corporation is planning the construction, in land already owned, of a new five-floor building that will basically house the operations of some divisions of TSI and STS and the operations of ISI, including its mainframe facilities. ISI’s mainframe facilities are currently located in a leased property that will be vacated once the project is completed. In addition, as part of this project the Corporation is also planning the construction of a multi-level parking building which will add approximately 500 parking spaces. This project is expected to be completed during the year 2006. The cost of this project is estimated at approximately $22.0 million and is expected to be financed using credit facilities available to the Corporation.

Contractual Obligations

The Corporation’s contractual obligations impact its short and long-term liquidity and capital resource needs. However, the Corporation’s future cash flow prospects cannot be reasonably assessed based on such obligations. Future cash outflows, whether contractual or not, will vary based on our future needs. While some cash outflows are completely fixed (such as commitments to repay principal and interest on borrowings), the reality is that most are dependent on future events (such as the payout patter of reserves which have been incurred but not reported).

The following table includes the aggregated information about the Corporation’s contractual obligations. The information presented in the table includes payments due under specified contractual obligations, aggregated by type of contractual obligation, including the maturity profile of the Corporation’s debt, operating leases and other long-term liabilities. The table below excludes an estimate of the future cash outflows related to the following long-term liabilities:

•	Individual retirement annuities – The cash outflows related to these instruments are not included since these annuities do not have defined maturities, such that the timing of payments and withdrawals is uncertain.

•	Pension plan contributions – Pension plan contributions are excluded from the following table since the estimated amount of pension contributions are subject to change in view of the fact that contribution decisions are affected by various factors such as market performance, regulatory and legal requirements and plan funding policy.

•	Other long-term liabilities – Due to the indeterminate nature of their cash outflows, certain categories of other long-term liabilities are not included in the following table. These include deferred tax liability and other miscellaneous long-term liabilities.

•	Claim liabilities – Future claim payments to health care providers or pharmacies are not included since certain contract terms are unable to be determined (such as the timing and volume of future services provided under fee-for-service arrangement of the Health Insurance – Commercial segment or what future membership levels will be for the capitated arrangements of the Health Insurance – Reform segment). In addition, the cash outflows for other insurance claim liabilities are excluded due to the uncertainty with respect to the timing or related cash flows.

		Contractual obligations by year
(Dollar amounts in thousands)	Total	2004	2005	2006	2007	2008	Thereafter
Loans payable (1)	$48,375	2,645	3,140	3,140	13,640	1,640	24,170
Operating leases	8,716	3,124	1,791	1,524	1,211	595	471
Purchase obligations (2)	22,261	14,039	6,580	730	730	182	—

	79,352	19,808	11,511	5,394	15,581	2,417	24,641

(1)	Includes current maturities of long term debt. Excludes interest payments due to the credit agreement’s variable interest rates.

(2)	Purchase obligations represent payments required by the Corporation under material agreements to purchase goods or services that are enforceable and legally binding and where all significant terms are specified, including: quantities to be purchased, price provisions and the timing of the transaction. Other purchase orders made in the ordinary course of business are excluded from the table above. Any amounts for which the Corporation is liable under purchase orders are reflected in the audited consolidated balance sheets as accounts payable and accrued liabilities.

As of December 31, 2003, the Corporation had $297.0 million in available credit in various financial institutions, all of which expire within one year. These short-term borrowings are mostly in the form of securities sold under repurchase agreements. As of December 31, 2003, outstanding short-term borrowings under these agreements amount to $38.7 million and are expected to be paid out of the operating and investment cash flows of the Corporation. Since the commitment associated with these financing arrangements may expire unused, other than the outstanding balance as of year-end, these amounts do not necessarily reflect actual future cash outflow requirements.

Off-Balance Sheet Arrangements

The Corporation does not have any material off-balance sheet arrangements, trading activities involving non-exchange related contracts accounted for at fair value or relationships with persons or entities that derive benefits from a non-independent relationship with the Corporation or the Corporation’s related parties.

Restriction on Certain Payments by the Corporation

The Corporation has not distributed dividends by virtue of resolution of its shareholders. However, on April 27, 2003, at its Annual Meeting, a resolution was approved by the Shareholders acknowledging that the Board of Directors (the Board) may declare dividends subject to the Board’s determination that in their best judgment the payment of dividends is financially and legally feasible.

TSM’s insurance subsidiaries are subject to the regulations of the Commissioner of Insurance of the Commonwealth of Puerto Rico. These regulations, among other things, require insurance companies to maintain certain levels of capital; therefore, restricting the amount of earnings that can be distributed. As of December 31, 2003, the insurance subsidiaries were in compliance with such minimum capital requirements. These regulations are not directly applicable to TSM, as a holding company, since it is not an insurance company. The regulations applicable to insurance subsidiaries are not expected to affect their ability to distribute dividends to TSM.

The credit agreements with a commercial bank restrict the amount of dividends that TSM and its subsidiaries can declare or pay to stockholders. According to the credit agreements, the dividend payment cannot exceed the accumulated retained earnings of the paying entity.

None of the previously described dividend restrictions are expected to have a significant effect on TSM’s ability to meet its cash obligations.

Solvency Regulation

To monitor the solvency of the operations, the Blue Cross and Blue Shield Association (BCBSA) requires TSM and TSI to comply with certain specified levels of Risk Based Capital (RBC). RBC is designed to identify weakly capitalized companies by comparing each company’s adjusted surplus to its required surplus (RBC ratio). The RBC ratio reflects the risk profile of insurance companies. At December 31, 2003, both entities had a RBC ratio above the level required by BCBSA.

Other Contingencies

(1)	Legal Proceedings – Various litigation claims and assessments against the Corporation have arisen in the course of the Corporation’s business, including but not limited to, its activities as an insurer and employer. Further, the Commissioner of Insurance of the Commonwealth of Puerto Rico, as well as other Federal and Puerto Rico government authorities regularly make inquiries and conduct audits concerning the Corporation’s compliance with applicable insurance and other laws and regulations.

Based on the information currently known by the Corporation’s management, in its opinion, the outcomes of such pending investigations and legal proceedings are not likely to have a material adverse effect on the Corporation’s financial position, results of operations and cash flows. However, given the inherent unpredictability of these matters, it is possible that an adverse outcome in certain matters could, from time to time, have an adverse effect on the Corporation’s operating results and/or cash flows (see “Item 3. Legal Proceedings”).

(2)	Guarantee Association – To operate in Puerto Rico, insurance companies, such as TSM’s insurance subsidiaries, are required to participate in guarantee associations, which are organized to pay policyholders contractual benefits on behalf of insurers declared to be insolvent. These associations levy assessments, up to prescribed limits, on a proportional basis, to all member insurers in the line of business in which the insolvent insurer was engaged. During the years 2003 and 2002, the Corporation paid assessments in connection with insurance companies declared insolvent in the amount of $500 thousand and $654 thousand, respectively. No assessments were levied against the Corporation during the year 2001. It is the opinion of management that any possible future guarantee association assessments will not have a material effect on the Corporation’s operating results and/or cash flows.

Pursuant to the Puerto Rico Insurance Code, the property and casualty insurance segment is a member of Sindicato de Aseguradores para la Suscripción Conjunta de Seguros de Responsabilidad Profesional Médico-Hospitalaria (SIMED) and of the Sindicato de Aseguradores de Responsabilidad Profesional para Médicos. Both syndicates were organized for the purpose of underwriting medical-hospital professional liability insurance. As a member, the segment shares risks with other member companies and, accordingly, is contingently liable in the event the previously mentioned syndicates cannot meet their obligations. In recent years, SIMED has encountered financial difficulties, mainly attributed to premium deficiencies. As of December 31, 2002 (date of latest financial statements available), SIMED presented a deficit of approximately $22.2 million. During the year 2003 the segment recorded an estimated assessment amounting to $416 thousand, which was determined upon information that the Commissioner of Insurance is considering imposing an assessment to improve SIMED’s financial condition. During 2002 and 2001, no assessment or payment was made for this contingency.

Critical Accounting Estimates

The Corporation’s consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles applied on consistent basis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

The Corporation continually evaluates the accounting policies and estimates it uses to prepare the consolidated financial statements. In general, management’s estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

The policies discussed below are considered by management to be critical to an understanding of the Corporation’s financial statements because their application places the most significant demands on management’s judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. For all these policies, management cautions that future events may not necessarily develop as forecast, and the best estimates routinely require adjustment. Management believes that the amounts provided for these critical accounting estimates are adequate.

Claim Liabilities

The Corporation recognizes claim liabilities for all its insurance subsidiaries as follows:

•	Claims processed and incomplete for the health insurance segments represent the estimated amounts to be paid to providers based on experience, modified to reflect current trends, and accumulated statistical data. Loss-adjustment expenses related to such claims are accrued based on estimated future expenses necessary to process such claims.

•	Claims processed and incomplete and loss-adjustment expenses of the property and casualty insurance segment represents the individual case estimate for reported claims and estimates for unreported losses, net of any salvage and subrogation as well as an estimate of expenses for investigating and settling claims. These estimates are based on analysis of prior loss experience modified for current trends.

•	Claims processed and incomplete of the life and disability insurance segment are based on the amount of benefits contractually determined for reported claims and on estimates for unreported claims. These estimates are based on analysis of prior loss experience modified for current trends.

Claim liabilities amounted to $247.9 million as of December 31, 2003; of that total, $112.4 million are related to unreported losses and $14.5 million are related to unpaid loss-adjustment expenses. The remaining balance corresponds to claims processed and incomplete.

Management continually evaluates the potential for changes in its claim liabilities estimates, both positive and negative, and uses the results of these evaluations both to adjust recorded claim liabilities and to adjust underwriting criteria. The Corporation’s profitability depends in large part on accurately predicting and effectively managing the amount of claims incurred, particularly those of the health insurance segments and the losses arising from the property and casualty insurance segment. Management regularly reviews its premiums and benefits structure to reflect the Corporation’s underlying claims experience and revised actuarial data; however, several factors could adversely affect the Corporation’s underwriting. Some of these factors are beyond management control and could adversely affect its ability to accurately predict and effectively control claims incurred. Examples of such factors include changes in health practices, economic conditions, the advent of natural disasters, and malpractice litigation. Costs in excess of those anticipated could have a material adverse effect on the Corporation’s results of operations.

Impairment of Investments

A decline in the estimated fair value of any available for sale or held to maturity security below cost, which is deemed to be other than temporary, results in a reduction of the carrying amount to its fair value. The impairment is charged to operations and a new cost basis for the security is established. Management regularly reviews each investment security for impairment based on criteria that include the extent to which cost exceeds estimated fair value, the duration of the estimated fair value decline and the financial health and specific prospects for the issuer. Management regularly performs market research and monitors market conditions in order to minimize impairment risk. Investment in securities amounted to $604.0 million as of December 31, 2003. Gross unrealized gains and losses included in that carrying amount related to fixed maturity securities amounted to $6.3 million and $2.5 million, respectively. Gross unrealized gains and losses on equity securities, classified as securities held for trading and securities held as available for sale, amounted to $32.0 million and $1.1 million, respectively. Management believes that none of the securities whose carrying amount exceeds its estimated fair value at December 31, 2003 is at risk of being charged to operations during the year 2004. During the year 2002, the Corporation recognized an other than temporary impairment on one of its available for sale securities amounting to $311 thousand. No other than temporary impairment was recognized in during the years 2003.

Allowance for Doubtful Receivables

The Corporation estimates the amount of uncollectible receivables in each period and establishes an allowance for doubtful receivables. The amount provided is based on management’s continuous evaluation of the aging of accounts receivable and such other factors that deserve current recognition. A change in the level of uncollectible accounts could have a significant effect on the Corporation’s results of operations. The allowance for doubtful receivables amounted to $9.0 million and $13.8 million as of December 31, 2003 and 2002, respectively.

Other Significant Accounting Policies

The Corporation has other significant accounting policies that do not involve the same degree of measurement uncertainty as those discussed above, that are nevertheless important to an understanding of the financial statements. These significant accounting policies are disclosed in note 2 of the notes to the audited consolidated financial statements.

Recently Issued Accounting Standards

In December 2003, the FASB issued FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Corporation will be required to apply FIN 46R to variable interests in VIEs created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the Interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities and noncontrolling interests of the VIE initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities and noncontrolling interest of the VIE. The adoption of FIN 46R is not expected to have an impact on the Corporation’s consolidated financial statements since the Corporation does not have any relationships with VIE’s

FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This Statement establishes standards for the classification and measurement of certain financial instruments with characteristics of both liabilities and equity. The Statement also includes required disclosures for financial instruments within its scope. For the Corporation, the Statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the Statement will be effective for the Corporation on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Corporation currently does not have any financial instruments that are within the scope of this Statement.

Quantitative and Qualitative Disclosures About Market Risk.

The Corporation is exposed to certain market risks that are inherent in the Corporation’s financial instruments, which arise from transactions entered into in the normal course of business. The Corporation does not enter into derivative financial instrument transactions to manage or reduce market risk or for speculative purposes, but is subject to market risk on certain of its financial instruments. The Corporation must effectively manage, measure, and monitor the market risk associated with its invested assets and interest rate sensitive liabilities. It has established and implemented comprehensive policies and procedures to minimize the effects of potential market volatility.

Market Risk Exposure

The Corporation has exposure to market risk mostly in its investment activities. For purposes of this disclosure, “market risk” is defined as the risk of loss resulting from changes in interest rates and equity prices. Analytical tools and monitoring systems are in place to assess each one of the elements of market risks.

As in other insurance companies, investment activities are an integral part of the Corporation’s business. Insurance statutes regulate the type of investments that the insurance segments are permitted to make and limit the amount of funds that may be invested in some types of securities. Due to these statutes and regulations as well as due to business and investment strategies, the Corporation has a well-diversified investment portfolio with good asset quality and a large portion invested in investment-grade, fixed income securities.

The Corporation’s investment philosophy is to maintain a largely investment-grade fixed income portfolio, provide adequate liquidity for expected liability durations and other requirements, and maximize total return through active investment management.

The Corporation evaluates the interest rates risk of its assets and liabilities regularly, as well as the appropriateness of investments relative to its internal investment guidelines. The Corporation operates within these guidelines by maintaining a well-diversified portfolio, both across and within asset classes. Investment decisions are centrally managed by investment professionals based on the guidelines established by management. The Corporation has a Finance Committee, composed of members of the Board of Directors, which monitors and approves investment policies and procedures. The investment portfolio is managed following those policies and procedures.

The Corporation’s investment portfolio is predominantly held in U.S. treasury securities, obligations of U.S. government instrumentalities, obligations of state and political subdivisions, and obligations of the Commonwealth of Puerto Rico and its instrumentalities, which comprise approximately 68% of the total portfolio value in the year 2003. Of this 68% of total portfolio value, approximately 11% is composed of U. S. agency-backed mortgage backed securities and collateralized mortgage obligations. The remaining balance of the investment portfolio consists of an equity securities portfolio that replicates the S&P 500 Index, a large-cap growth portfolio, a corporate bonds portfolio, mutual funds and investments in strong local stocks from well-known financial institutions. The Corporation has a large single issuer equity concentration in Popular, Inc., which is the holding company of the largest local commercial bank in Puerto Rico. As of December 31, 2003, the carrying value of the Corporation’s investment in Popular, Inc. amounted to $29.2 million, which represents 4.8% of total investments and 11.5% of stockholders’ equity.

The Corporation measures market risk related to its holdings of invested assets and other financial instruments utilizing a sensitivity analysis. This analysis estimates the potential changes in fair value of the instruments subject to market risk. The sensitivity analysis was performed separately for each of the Corporation’s market risk exposures related to its trading and other than trading portfolios. This sensitivity analysis is an estimate and should not be viewed as predictive of the Corporation’s future financial performance. The Corporation cannot assure that its actual losses in any particular year will not exceed the amounts indicated in the following paragraphs. Limitations related to this sensitivity analysis include:

•	The market risk information is limited by the assumptions and parameters established in creating the related sensitivity analysis, including the impact of prepayment rates on mortgages;

•	The model assumes that the composition of assets and liabilities remains unchanged throughout the year.

Accordingly, the Corporation uses such models as tools and not as a substitute for the experience and judgment of its management and Board of Directors.

Interest Rate Risk

The Corporation’s exposure to interest rate changes results from its significant holdings of fixed maturities. Fixed maturities include U.S. and Puerto Rico government bonds, securities issued by government agencies, corporate bonds and mortgage-backed securities. Investments subject to interest rates risk are mainly located within the Corporation’s trading and other than trading portfolios. The Corporation is also exposed to interest rate risk from its two variable interest credit agreements and from its individual retirement accounts.

Equity Price Risk

The Corporation’s investments in equity securities expose it to equity price risks, for which potential losses could arise from adverse changes in the value of equity securities. Financial instruments subject to equity prices risk are located within the Corporation’s trading and other than trading portfolios.

Risk Measurement

Trading Portfolio

The Corporation’s trading securities are a source of market risk. As of December 31, 2003, the Corporation’s trading portfolio is composed of investments in publicly traded common stock (approximately 49% of total trading portfolio value) and investments in corporate bonds (approximately 50% of total trading portfolio value). The remaining balance of the trading portfolio is comprised of U.S. Treasury securities and obligations of U.S. government instrumentalities. The securities in the trading portfolio are high quality, diversified across industries and readily marketable. Trading securities are recorded at fair value; changes in the fair value of these securities are included in operations. The fair value of the investments in trading securities is exposed to both interest rate risk and equity price risk.

(1)	Interest Rate Risk – The Corporation has evaluated the net impact to the fair value of its fixed income investments using a combination of both statistical and fundamental methodologies. From these shocked values, a resultant market price appreciation/depreciation can be determined after portfolio cash flows are modeled and evaluated over an instantaneous 100, 200 and 300 basis points (bp) rate shifts. Techniques used in the evaluation of cash flows include Monte Carlo simulation through a series of probability distributions over 200 interest rate paths. Necessary prepayment speeds are compiled using Salomon Brothers Yield Book, which sources numerous factors in deriving speeds, including but not limited to: historical speeds, economic indicators, street consensus speeds, etc. Securities evaluated under the aforementioned scenarios include mostly private label structures, provided that cash flows information is available. The following table sets forth the result of this analysis for the years ended December 31, 2003 and 2002.

(Dollar amounts in thousands)	Expected	Amount of	%
Change in Interest Rates	Fair Value	Decrease	Change
December 31, 2003:
Base Scenario	$68,334

+100 bp	$64,766	(3,568)	(5.22)%

+200 bp	$61,509	(6,825)	(9.99)%

+300 bp	$58,519	(9,815)	(14.36)%

December 31, 2002:
Base Scenario	$49,693

+100 bp	$46,941	(2,752)	(5.54)%

+200 bp	$44,428	(5,265)	(10.60)%

+300 bp	$42,122	(7,571)	(15.24)%

The Corporation believes that an interest rate shift in a 12-month period of 100 bp represents a moderately adverse outcome, while a 200 bp shift is significantly adverse and a 300 bp shift is unlikely given historical precedents.

(2)	Equity Price Risk – The Corporation’s equity securities in the trading portfolio are comprised primarily of publicly traded common stock. Assuming an immediate decrease of 10% in the market value of these securities as of December 31, 2003 and 2002, the hypothetical loss in the fair value of these investments is estimated to be approximately $6.7 million and $4.5 million, respectively.

Other than Trading Portfolio

The Corporation’s available-for-sale and held-to-maturity securities are also a source of market risk. As of December 31, 2003 approximately 88% and 100% of the Corporation’s investments in available-for-sale and held-to-maturity securities, respectively, consisted of fixed income securities. The remaining balance of the available-for-sale portfolio is comprised of equity securities. Available-for-sale securities are recorded at fair value, changes in the market value of these securities, net of the related tax effect, are excluded from operations and are reported as a separate component of other comprehensive income until realized. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization, or accretion of premiums or discounts. The fair value of the investments in the other than trading portfolio is exposed to both interest rate risk and equity price risk.

(1)	Interest Rate Risk – The Corporation has evaluated the net impact to the fair value of its fixed income investments using a combination of both statistical and fundamental methodologies. From these shocked values a resultant market price appreciation/depreciation can be determined after portfolio cash flows are modeled and evaluated over an instantaneous 100, 200 and 300 bp rate shifts. Techniques used in the evaluation of cash flows include Monte Carlo simulation through a series of probability distributions over 200 interest rate paths. Necessary prepayment speeds are compiled using Salomon Brothers Yield Book, which sources numerous factors in deriving speeds, including but not limited to: historical speeds, economic indicators, street consensus speeds, etc. Securities evaluated under the aforementioned scenarios include, as it relates to the Corporation, mortgage pass-through certificates and collateralized mortgage obligations of U.S. agencies, and private label structures, provided that cash flows information is available. The following table sets forth the result of this analysis for the years ended December 31, 2003 and 2002.

(Dollar amounts in thousands)	Expected	Amount of	%
Change in Interest Rates	Fair Value	Decrease	Change
December 31, 2003:
Base Scenario	$428,617

+100 bp	$414,248	(14,369)	(3.35)%

+200 bp	$393,379	(35,238)	(8.22)%

+300 bp	$368,708	(59,909)	(13.98)%

December 31, 2002:
Base Scenario	$348,467

+100 bp	$336,628	(11,839)	(3.40)%

+200 bp	$325,671	(22,796)	(6.54)%

+300 bp	$313,400	(35,067)	(10.06)%

The Corporation believes that an interest rate shift in a 12-month period of 100 bp represents a moderately adverse outcome, while a 200 bp shift is significantly adverse and a 300 bp shift is unlikely given historical precedents. Although the Corporation classifies 88% of its fixed income securities as available-for-sale, the Corporation’s cash flows and the intermediate duration of its investment portfolio should allow it to hold securities until their maturity, thereby avoiding the recognition of losses, should interest rates rise significantly.

(2)	Equity Price Risk – The Corporation’s equity securities in the available-for-sale portfolio are comprised primarily of stock of several Puerto Rico financial institutions and mutual funds. Assuming an immediate decrease of 10% in the market value of these securities as of December 31, 2003 and 2002, the hypothetical loss in the fair value of these investments is estimated to be approximately $5.6 million and $4.7 million, respectively.

Other Risk Measurement

The Corporation is subject to interest rate risk on its two credit agreements with a commercial bank, its individual retirement accounts (IRA) and on its short-term borrowings. Shifting interest rates do not have a material effect on the fair value of these instruments. The two credit agreements have a variable interest rate structure, which reduces the potential exposure to interest rate risk. The IRA accounts have short-term interest rate guarantee which also reduces the accounts’ exposure to interest rate risk. In addition, the brief maturity of the Corporation’s short-term borrowings reduces the instrument’s exposure to interest rate risk.

The Corporation has an interest-rate related derivative instrument to manage the variability caused by interest rate changes in the cash flows of one of its credit agreements. The Corporation does not enter into derivative instruments for any purpose other than cash flow hedging purposes. That is, the Corporation does not speculate using derivative instruments. This swap changes the variable-rate cash flow exposure on the debt obligations to fixed-rate cash flows. Shifting interest rates have an effect in the fair value of the interest rate swap agreement.

The Corporation assesses interest rate risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact the fair value of the interest rate swap agreement. The Corporation maintains risk management control systems to monitor interest rate risk attributable to both the Corporation’s outstanding or forecasted debt obligations as well as the Corporation’s offsetting hedge position. The risk management control systems involve the use of analytical techniques, to estimate the expected impact on the Corporation of changes in interest rates. As of December 31, 2003 and 2002, $601 thousand and $682 thousand, respectively, of deferred loss on the derivative instrument was included within the accounts payable and accrued liabilities in the consolidated balance sheets. Assuming an immediate decrease of 10% in period end rates as of December 31, 2003 and 2002, the hypothetical loss in the fair value of the derivative instrument is estimated to be approximately $60 thousand and $68 thousand, respectively.

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(With Independent Auditors’ Report Thereon)

Independent Auditors’ Report

The Board of Directors and Stockholders
Triple-S Management Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Triple-S Management Corporation and Subsidiaries (the Company) as of December 31, 2003 and 2002, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Triple-S Management Corporation and Subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/  KPMG LLP

March 15, 2004
San Juan, Puerto Rico

Stamp No. 1902075 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2003 and 2002
(Dollar amounts in thousands, except per share data)

Assets	2003	2002

Investments and cash:
Securities held for trading, at fair value:
Fixed maturities (amortized cost of $66,919 in 2003 and $47,487 in 2002)	$68,681	50,317
Equity securities (amortized cost of $58,101 in 2003 and $51,859 in 2002)	66,824	44,621
Securities available for sale, at fair value:
Fixed maturities (amortized cost of $405,547 in 2003 and $315,478 in 2002)	407,530	321,244
Equity securities (amortized cost of $33,877 in 2003 and $25,239 in 2002)	56,040	47,406
Securities held to maturity, at amortized cost:
Fixed maturities (fair value of $5,054 in 2003 and $5,976 in 2002)	4,941	5,982
Cash and cash equivalents	48,280	82,776

Total investments and cash	652,296	552,346
Premiums and other receivables, net	93,491	84,241
Deferred policy acquisition costs	16,671	13,770
Property and equipment, net	34,212	36,721
Other assets	37,953	34,814

Total assets	$834,623	721,892

Liabilities and Stockholders’ Equity
Claim liabilities:
Claims processed and incomplete	$121,015	127,628
Unreported losses	112,449	103,310
Unpaid loss-adjustment expenses	14,456	13,644

Total claim liabilities	247,920	244,582
Unearned premiums	78,704	70,961
Individual retirement annuities	26,661	15,143
Liability to Federal Employees’ Health Benefits Program	7,471	7,066
Accounts payable and accrued liabilities	88,342	84,248
Income tax payable	32,222	716
Net deferred tax liability	1,892	8,048
Additional minimum pension liability	10,081	9,449
Short-term borrowings	38,700	—
Loans payable to bank	48,375	50,015

Total liabilities	580,368	490,228

Stockholders’ equity:
Common stock, $40 par value. Authorized 12,500 shares; issued and outstanding 9,030 and 9,337 at December 31, 2003 and 2002, respectively	361	373
Additional paid-in capital	150,407	150,406
Retained earnings	88,728	62,499
Accumulated other comprehensive income	14,759	18,386

	254,255	231,664

Commitments and contingencies
Total liabilities and stockholders’ equity	$834,623	721,892

     See accompanying notes to consolidated financial statements.

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Consolidated Statements of Earnings
Years ended December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

	2003	2002	2001
Revenue:
Premiums earned, net	$1,262,234	1,236,647	1,155,399
Amounts attributable to self-funded arrangements	162,288	150,684	134,374
Less amounts attributable to claims under self-funded arrangements	(151,806)	(141,138)	(126,295)

	1,272,716	1,246,193	1,163,478
Net investment income	24,679	24,778	25,405
Net realized investment gains	8,365	185	4,655
Net unrealized investment gain (loss) on trading securities	14,893	(8,322)	(3,625)
Other income, net	4,703	2,075	483

Total revenue	1,325,356	1,264,909	1,190,396

Benefits and expenses:
Claims incurred	1,065,350	1,061,980	1,021,024
Operating expenses, net of reimbursement for services	165,149	148,539	140,830
Interest expense	3,231	3,592	5,485

Total benefits and expenses	1,233,730	1,214,111	1,167,339

Income before taxes	91,626	50,798	23,057

Income tax expense:
Current	70,793	1,316	517
Deferred	(5,396)	1,233	825

Total income taxes	65,397	2,549	1,342

Net income	$26,229	48,249	21,715

Net income available to stockholders and basic net income per share (note 23):
Net income available to stockholders	$26,229	10,346	10,376
Basic net income per share	2,857	1,085	1,052

     See accompanying notes to consolidated financial statements.

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
and Comprehensive Income
Years ended December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

		Additional
	Common	paid-in
	stock	capital
Balance, December 31, 2000	$395	150,403
Stock redemption	(6)	2
Comprehensive income:
Net income	—	—
Net unrealized change in investment securities	—	—

Total comprehensive income
Balance, December 31, 2001	389	150,405
Stock redemption	(16)	1
Comprehensive income:
Net income	—	—
Net unrealized change in investment securities	—	—
Net change in minimum pension liability	—	—
Net change in fair value of cash-flow hedges	—	—

Total comprehensive income
Balance, December 31, 2002	373	150,406
Stock redemption	(12)	1
Comprehensive income:
Net income	—	—
Net unrealized change in investment securities	—	—
Net change in minimum pension liability	—	—
Net change in fair value of cash-flow hedges	—	—
Total comprehensive income

Balance, December 31, 2003	$361	150,407

     See accompanying notes to consolidated financial statements.

(Continued)

	Accumulated
Retained	other	Total
earnings	comprehensive	stockholders’
(deficit)	income	equity
(7,465)	16,360	159,693
—	—	(4
21,715	—	21,715
—	4,624	4,624

		26,339

14,250	20,984	186,028
—	—	(15)
48,249	—	48,249
—	5,986	5,986
—	(8,114)	(8,114)
—	(470)	(470)

		45,651

62,499	18,386	231,664
—	—	(11)
26,229	—	26,229
—	(6,022)	(6,022)
—	2,292	2,292
—	103	103

		22,602

88,728	14,759	254,255

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years ended December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

	2003	2002	2001
Cash flows from operating activities:
Premiums collected	$1,267,127	1,236,667	1,157,527
Cash paid to suppliers and employees	(169,160)	(151,376)	(143,522)
Claim losses and benefits paid	(1,066,527)	(1,051,019)	(974,815)
Interest received	25,139	23,069	23,109
Income taxes paid	(39,287)	(499)	(877)
Proceeds from trading securities sold or matured:
Fixed maturities sold	77,582	103,012	22,620
Equity securities	28,924	11,804	15,982
Acquisition of investments in trading portfolio:
Fixed maturities	(96,237)	(112,879)	(25,420)
Equity securities	(38,956)	(16,471)	(18,196)
Interest paid	(2,866)	(4,220)	(4,773)
Expense reimbursement from Medicare	11,387	12,743	13,575
Contingency reserve funds from FEHBP	13,023	5,976	4,226

Net cash provided by operating activities	10,149	56,807	69,436

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	129,868	64,465	21,997
Fixed maturities matured	196,961	173,853	128,495
Equity securities	16,778	3,681	7,657
Securities held to maturity:
Fixed maturities matured	1,010	1,458	25
Acquisition of investments:
Securities available for sale:
Fixed maturities	(416,759)	(270,104)	(174,709)
Equity securities	(14,824)	(7,991)	(571)
Securities held to maturity:
Fixed maturities	—	(3,621)	(1,676)
Capital expenditures	(3,205)	(6,601)	(6,054)
Proceeds from sale of property and equipment	63	1,376	—

Net cash used in investing activities	$(90,108)	(43,484)	(24,836)

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

	2003	2002	2001
Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	$(2,739)	(4,416)	5,820
Proceeds from short-term borrowings	38,700	—	—
Payments of long-term debt	(1,640)	(5,635)	(2,390)
Redemption of common stock	(11)	(15)	(4)
Proceeds from individual retirement annuities	13,471	2,809	1,638
Surrenders of individual retirement annuities	(2,318)	(4,260)	(2,260)

Net cash provided by (used in) financing activities	45,463	(11,517)	2,804

Net (decrease) increase in cash and cash equivalents	(34,496)	1,806	47,404
Cash and cash equivalents, beginning of year	82,776	80,970	33,566

Cash and cash equivalents, end of year	$48,280	82,776	80,970

     See accompanying notes to consolidated financial statements.

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

(1)	Organization

(a)	Nature of Business

Triple-S Management Corporation (the Company or TSM) was incorporated under the laws of the Commonwealth of Puerto Rico on January 17, 1997 to engage principally, among other things, as the holding company of entities primarily involved in the insurance industry.

The Company has the following wholly owned subsidiaries that are subject to the regulations of the Commissioner of Insurance of the Commonwealth of Puerto Rico (the Commissioner of Insurance): (1) Triple-S, Inc. (TSI) which provides hospitalization and health benefits to subscribers through contracts with hospitals, physicians, dentists, laboratories, and other organizations located mainly in Puerto Rico; (2) Seguros de Vida Triple-S, Inc. (SVTS), which is engaged in the underwriting of life and disability insurance policies and the administration of individual retirement annuities; and (3) Seguros Triple-S, Inc. (STS), which is engaged in the underwriting of property and casualty insurance policies. The Company and TSI are members of the Blue Cross and Blue Shield Association (BCBSA).

The Company also has two other wholly owned subsidiaries, Interactive Systems, Inc. (ISI) and Triple-C, Inc. (TC). ISI is mainly engaged in providing data processing services to the Company and its subsidiaries. TC is mainly engaged as a third-party administrator for TSI in the administration of the Commonwealth of Puerto Rico Health Care Reform’s business (the Reform). Also, TC provides healthcare advisory services to TSI and other health insurance-related services to the health insurance industry.

TSI is engaged in three principal underwriting activities which are its Regular Commercial Plan, the Reform Program, and the Federal Employees’ Health Benefits Program (FEHBP). The operations of FEHBP do not result in any excess or deficiency of revenue or expenses as this program has a special account available to compensate any excess or deficiency on its operations accruing to the benefit or detriment of the federal government (see note 9). TSI also processes and pays claims as fiscal intermediary for the Medicare – Part B Program in Puerto Rico and is reimbursed for operating expenses (see note 15).

A substantial majority of the Company’s business activity is with insureds located throughout Puerto Rico, and as such, the Company is subject to the risks associated with the Puerto Rico economy.

(b)	Reorganization of the Business

On December 6, 1996, the Commissioner of Insurance issued an order to annul the sale of 1,582 shares of common stock that TSI repurchased from the estate of deceased stockholders. TSI contested such order through an administrative and judicial review processes. Consequently, the sale of 1,582 stocks was cancelled and the amount paid was returned to each former stockholder. During the year 2000, the Commissioner of Insurance issued a pronouncement providing further clarification of the content and effect of the order. This order also required that all corporate decisions undertaken by TSI through the vote of its stockholders of record, be ratified in a stockholders’ meeting or in a subsequent referendum. In November 2000, TSM, as the sole stockholder of TSI, ratified all such

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

decisions. Furthermore, on November 19, 2000, TSM held a special stockholders’ meeting, where a ratification of these decisions was undertaken except for the resolutions related to the approval of the reorganization of TSI and its subsidiaries. This resolution did not reach the two-thirds majority required by the order because the number of shares that were present and represented at the meeting was below such amount (total shares present and represented in the stockholders’ meeting was 64%). As stipulated in the order, TSM began the process to conduct a referendum among its stockholders in order to ratify such resolution. The process was later suspended because upon further review of the scope of the order, the Commissioner of Insurance issued an opinion in a letter dated January 8, 2002 which indicated that the ratification of the corporate reorganization was not required.

In another letter to TSI dated March 14, 2002, the Commissioner of Insurance stated that the ratification of the corporate reorganization was not required and that TSI had complied with the Commissioner of Insurance’s order of December 6, 1996 related to the corporate reorganization. Thereafter, two of TSM’s stockholders filed a petition for review of the Commissioner of Insurance’s determination before the Puerto Rico Circuit Court of Appeals. Such petition was opposed by TSI and by the Commissioner of Insurance.

Pursuant to that review, on September 24, 2002, the Puerto Rico Circuit Court of Appeals issued an order requiring the Commissioner of Insurance to order that a meeting of shareholders be held to ratify TSI’s corporate reorganization and the change of name of TSI from Seguros de Servicios de Salud de Puerto Rico, Inc. to Triple-S, Inc. The Puerto Rico Circuit Court of Appeals based its decision on administrative and procedural issues directed at the Commissioner of Insurance. The Commissioner of Insurance filed a motion of reconsideration with the Puerto Rico Circuit Court of Appeals on October 11, 2002. TSM and TSI also filed a motion of reconsideration.

On October 25, 2002, the Puerto Rico Circuit Court of Appeals dismissed the Commissioner of Insurance’s Motion for Reconsideration. In addition, the Puerto Rico Circuit Court of Appeals ordered the two stockholders who filed the petition for review to reply within 20 days to TSI’s and TSM’s Motion of Reconsideration.

On May 18, 2003, the Puerto Rico Circuit Court of Appeals granted TSI’s and TSM’s Motion of Reconsideration. The Puerto Rico Circuit Court of Appeals held that the Commissioner of Insurance had the authority to waive the celebration of a referendum to ratify TSI’s reorganization and that therefore the reorganization of TSI was approved by the stockholders, inasmuch as the 1,582 shares annulled were not decisive.

On June 26, 2003, the two shareholders presented a writ of certiorari before the Supreme Court of Puerto Rico. TSI and TSM filed a motion opposing the issuance of the writ. The writ was issued by the Supreme Court of Puerto Rico on August 22, 2003 when it ordered that the Puerto Rico Circuit Court of Appeals transmit the record of the case. Notice of the receipt of the record by the Supreme Court of Puerto Rico was issued. On December 1, 2003, the two shareholders filed a motion submitting their case on the basis of their original petition. TSI filed its brief on December 30, 2003, while the Commissioner of Insurance, in turn, filed a separate brief on December 31, 2003. The outcome of the case is pending before the Supreme Court of Puerto Rico. It is the opinion of the

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

management and its legal counsels that the corporate reorganization as approved is in full force and effect.

(2)	Significant Accounting Policies

The following are the significant accounting policies followed by the Company and its subsidiaries:

(a)	Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). These principles are established primarily by the Financial Accounting Standards Board (FASB) and the American Institute of Certified Public Accountants. The preparation of the consolidated financial statements in conformity with GAAP requires the Company to make estimates when recording transactions resulting from business operations, based on information currently available.

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Cash Equivalents

Cash equivalents of $1,128 and $13,265 at December 31, 2003 and 2002, respectively, consist principally of certificates of deposit, money market accounts, and U.S. Treasury obligations with an initial term of less than three months. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(c)	Investments

Investment in securities at December 31, 2003 and 2002 consists mainly of U.S. Treasury securities and obligations of U.S. government instrumentalities, obligations of the Commonwealth of Puerto Rico and its instrumentalities, obligations of state and political subdivisions, mortgage-backed securities, collateralized mortgage obligations, corporate debt, and equity securities. The Company classifies its debt and equity securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Securities classified as held to maturity are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale.

Trading and available-for-sale securities are recorded at fair value. Held-to-maturity debt securities are recorded at amortized cost, adjusted for the amortization or accretion of premiums and discounts. Unrealized holding gains and losses on trading securities are included in operations. Unrealized holding gains and losses, net of the related tax effect, on available-for-sale securities are excluded from operations and are reported as a separate component of other comprehensive income until realized. Transfers of securities between categories are recorded at fair value at the date of transfer. Unrealized holding gains and losses are recognized in operations for transfers into trading securities.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

Unrealized holding gains or losses associated with transfers of securities from held to maturity to available for sale are recorded as a separate component of other comprehensive income. The unrealized holding gains or losses included in the separate component of other comprehensive income for securities transferred from available for sale to held to maturity, are maintained and amortized into operations over the remaining life of the security as an adjustment to yield in a manner consistent with the amortization or accretion of premium or discount on the associated security.

Premiums and discounts are amortized or accreted over the life of the related held-to-maturity or available-for-sale security as an adjustment to yield using the effective interest method. Dividend and interest income are recognized when earned.

A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed to be other than temporary results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the security and duration of the impairment, changes in value subsequent to year-end, and forecasted performance of the investee.

Realized gains and losses from the sale of available-for-sale securities are included in operations and are determined on a specific-identification basis.

(d)	Revenue Recognition

Subscriber premiums on health and life insurance policies are billed in advance of their respective coverage period and the related revenue is recorded as earned during the coverage period. The premiums of TSI and SVTS are billed in the month prior to the effective date of the policy with a grace period of one month. If the insured fails to pay, the policy can be canceled at the end of the grace period at the option of the companies.

Certain groups have health insurance contracts that provide for the group to be at risk for all or a portion of their claims experience. Most of these self-funded groups purchase aggregate and/or specific stop-loss coverage. In exchange for a premium, the group’s aggregate liability or the group’s liability on any one episode of care is capped for the year. Premiums for the stop-loss coverage are actuarially determined based on experience and other factors and are recorded as earned over the period of the contract in proportion to the coverage provided. Under the Company’s self-funded arrangements, revenue and amounts due are recognized based on incurred claims plus administrative and other fees and any stop-loss premiums. In addition, accounts for certain self-insured groups are charged or credited with interest expense or income as provided by the group’s contracts.

Premiums on property and casualty contracts are recognized as earned on a pro rata basis over the policy term. The portion of premiums related to the period prior to the end of coverage is recorded in the consolidated balance sheets as unearned premiums and is transferred to premium revenue as earned.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

Life insurance premiums are reported as earned when due.

(e)	Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these financial statements in conformity with GAAP. Actual results could differ from those estimates. The most significant items on the consolidated balance sheets that involve a greater degree of accounting estimates and actuarial determinations subject to changes in the future are the claim liabilities and the allowance for doubtful receivables. As additional information becomes available (or actual amounts are determinable), the recorded estimates will be revised and reflected in operating results. Although some variability is inherent in these estimates, the Company believes the amounts provided are adequate.

(f)	Deferred Policy Acquisition Costs

Certain costs for acquiring property and casualty, and life and disability insurance business are deferred by the Company. These costs mainly relate to commissions incurred during the production of business and are deferred and amortized ratably over the terms of the policies.

The method used in calculating deferred policy acquisition costs limits the amount of such deferred costs to actual costs or their estimated realizable value, whichever is lower. In determining estimated realizable value, the method considers the premiums to be earned, losses and loss-adjustment expenses, and certain other costs expected to be incurred as the premiums are earned. Amortization of deferred policy acquisition costs in 2003, 2002, and 2001 was $19,580, $13,728, and $12,700, respectively.

Acquisition costs related to health insurance policies are expensed as incurred.

(g)	Allowance for Doubtful Receivables

The allowance for doubtful receivables is based on management’s evaluation of the aging of accounts and such other factors, which deserve current recognition. Actual results could differ from these estimates.

(h)	Property and Equipment

Property and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Costs of computer equipment, programs, systems, installations, and enhancements are capitalized. Costs of systems in operation are amortized over their estimated useful lives.

(i)	Claim Liabilities

Claims processed and incomplete and unreported losses for health insurance policies represent the estimated amounts to be paid to providers based on experience and accumulated statistical data. Loss-adjustment expenses related to such claims are accrued currently based on estimated future expenses necessary to process such claims.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

TSI’s Reform business division contracts with various independence practice associations (IPAs) for certain medical care services provided to the Reform’s subscribers. The IPAs are compensated based on a capitation basis. TSI retains a portion of the capitation payments to provide for incurred but not reported losses. At December 31, 2003 and 2002, total withholdings and capitation payable amounted to $27,312 and $30,862, respectively, which are recorded as part of the liability for claims processed and incomplete in the accompanying consolidated balance sheets.

The liability for losses and loss-adjustment expenses for STS represents individual case estimates for reported claims and estimates for unreported losses, net of any salvage and subrogation based on past experience modified for current trends and estimates of expenses for investigating and settling claims.

The liability for policy and contract claims of SVTS is based on the amount of benefits contractually determined for reported claims, and on estimates, based on past experience modified for current trends, for unreported claims.

The above liabilities are necessarily based on estimates and, while management believes that the amounts are adequate, the ultimate liability may be in excess of or less than the amounts provided. The methods for making such estimates and for establishing the resulting liability are continually reviewed, and any adjustments are reflected in the consolidated statements of earnings in the period determined.

(j)	Individual Retirement Annuities

Amounts received for individual retirement annuities are considered deposits and recorded as a liability. Interest accrued on such individual retirement accounts, which amounted to $721, $711, and $943 during the years ended December 31, 2003, 2002, and 2001, respectively, is recorded as interest expense in the accompanying consolidated statements of earnings.

(k)	Reinsurance

In the normal course of business, the insurance-related subsidiaries seek to limit their exposure that may arise from catastrophes or other events that cause unfavorable underwriting results by reinsuring certain levels of risk in various areas of exposure with other insurance enterprises or reinsurers.

Reinsurance premiums, commissions, and expense reimbursements, related to reinsured business are accounted for on bases consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts. Accordingly, reinsurance premiums are reported as prepaid reinsurance premiums and amortized over the remaining contract period in proportion to the amount of insurance protection provided.

Premiums ceded and recoveries of losses and loss-adjustment expenses have been reported as a reduction of premiums earned and losses and loss-adjustment expenses incurred, respectively. Commission and expense allowances received by STS in connection with reinsurance ceded have been accounted for as a reduction of the related policy acquisition costs and are deferred and amortized accordingly.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsured policy.

(l)	Derivative Instruments and Hedging Activities

The Company accounts for derivative instruments and hedging activities in accordance with the provisions of Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an Amendment to SFAS No. 133. SFAS No. 133 and SFAS No. 138 require that all derivative instruments be recorded on the balance sheet at their respective fair values.

On the date the derivative contract is entered into, the Company designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair-value hedge), a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash-flow hedge), a foreign currency fair value or cash-flow hedge (foreign-currency hedge), or a hedge of a net investment in a foreign operation. For all hedging relationships the Company formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument’s effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. This process includes linking all derivatives that are designated as fair-value, cash-flow, or foreign-currency hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair-value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk, are recorded in earnings. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a cash-flow hedge are recorded in other comprehensive income to the extent that the derivative is effective as hedge, until earnings are affected by the variability in cash flows of the designated hedged item. Changes in the fair value of derivatives that are highly effective as hedges and that are designated and qualify as foreign-currency hedges are recorded in either earnings or other comprehensive income, depending on whether the hedge transaction is a fair-value hedge or a cash-flow hedge. However, if a derivative is used as a hedge of a net investment in a foreign operation, its changes in fair value, to the extent effective as a hedge, are recorded in the cumulative translation adjustments account within other comprehensive income. The ineffective portion of the change in fair value of a derivative instrument that qualifies as either a fair-value hedge or a cash-flow hedge is reported in earnings. Changes in the fair value of derivative trading instruments are reported in current period earnings.

The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

derivative expires or is sold, terminated, or exercised, the derivative is de-designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment no longer meets the definition of a firm commitment, or management determines that designation of the derivative as a hedging instrument is no longer appropriate.

When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair value hedge, the Company continues to carry the derivative on the balance sheet at its fair value, and no longer adjusts the hedged asset or liability for changes in fair value. The adjustment of the carrying amount of the hedged asset or liability is accounted for in the same manner as other components of the carrying amount of that asset or liability. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the Company continues to carry the derivative on the balance sheet at its fair value, removes any asset or liability that was recorded pursuant to recognition of the firm commitment from the balance sheet, and recognizes any gain or loss in earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the Company continues to carry the derivative on the balance sheet at its fair value with subsequent changes in fair value included in earnings, and gains and losses that were accumulated in other comprehensive income are recognized immediately in earnings. In all other situations in which hedge accounting is discontinued, the Company continues to carry the derivative at its fair value on the balance sheet and recognizes any changes in its fair value in earnings.

(m)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the consolidated statements of earnings in the period that includes the enactment date.

(n)	Fair Value of Financial Instruments

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of premium receivable, accrued interest receivable, and other receivables.

The fair value information of financial instruments in the accompanying consolidated financial statements was determined as follows:

(i)	Cash and Cash Equivalents

The carrying amount approximates fair value because of the short-term nature of such instruments.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

(ii)	Investment in Securities

The fair value of investment in securities is estimated based on quoted market prices for those or similar investments. Additional information pertinent to the estimated fair value of investment in securities is included in note 4.

(iii)	Receivables, Accounts Payable, and Accrued Liabilities

The carrying amount of receivables, accounts payable, and accrued liabilities approximates fair value because they mature and should be collected or paid within 12 months after December 31.

(iv)	Individual Retirement Annuities

The fair value of individual retirement annuities is the amount payable on demand at the reporting date, and accordingly, the carrying value amount approximates fair value.

(v)	Short-Term Borrowings

The carrying amount of securities sold under agreements to repurchase is a reasonable estimate of fair value due to its short-term nature.

(vi)	Loans Payable to Bank

The carrying amount of the loans payable to bank approximates fair value due to its floating interest-rate structure.

(vii)	Interest-Rate Swaps

Current market pricing models were used to estimate fair values of interest-rate swap agreement.

(o)	Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

Goodwill and intangible assets not subject to amortization are tested annually for impairment and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

(p)	Insurance-Related Assessments

The Company accounts for insurance-related assessments in accordance with the provisions of the Statement of Position (SOP) No. 97-3, Accounting by Insurance and Other Enterprises for Insurance-Related Assessments. This SOP prescribes liability recognition when the following three conditions are met: (1) the assessment has been imposed or the information available prior to the issuance of the financial statements indicates it is probable that an assessment will be imposed; (2) the event obligating an entity to pay (underlying cause of) an imposed or probable assessment has occurred on or before the date of the financial statements; and (3) the amount of the assessment can be reasonably estimated. Also, this SOP provides for the recognition of an asset when the paid or accrued assessment is recoverable through either premium taxes or policy surcharges.

(q)	Earnings Per Share

The Company calculates and presents earnings per share in accordance with SFAS No. 128, Earnings per Share. Basic earnings per share exclude dilution and are computed by dividing the net income available to common stockholders by the weighted average number of common shares outstanding for the period (see note 23). There is no potential dilution that could affect the basic earnings per share.

(r)	Recently Issued Accounting Standards

In December 2003, the FASB issued FASB Interpretation No. 46 (FIN 46R) (revised December 2003), Consolidation of Variable Interest Entities, which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights and accordingly should consolidate the entity. FIN 46R replaces FASB Interpretation No. 46, Consolidation of Variable Interest Entities, which was issued in January 2003. The Company will be required to apply FIN 46R to variable interests in variable interest entities (VIEs) created after December 31, 2003. For variable interests in VIEs created before January 1, 2004, the interpretation will be applied beginning on January 1, 2005. For any VIEs that must be consolidated under FIN 46R that were created before January 1, 2004, the assets, liabilities, and noncontrolling interests of the VIEs initially would be measured at their carrying amounts with any difference between the net amount added to the balance sheet and any previously recognized interest being recognized as the cumulative effect of an accounting change. If determining the carrying amounts is not practicable, fair value at the date FIN 46R first applies may be used to measure the assets, liabilities, and noncontrolling interest of the VIEs. The adoption of FIN 46R is not expected to have any impact on the Company’s consolidated financial statements since the Company does not have any relationships with VIEs.

SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity, was issued in May 2003. This statement establishes standards for the classification and

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

measurement of certain financial instruments with characteristics of both liabilities and equity. The statement also includes required disclosures for financial instruments within its scope. For the Company, the statement was effective for instruments entered into or modified after May 31, 2003 and otherwise will be effective as of January 1, 2004, except for mandatorily redeemable financial instruments. For certain mandatorily redeemable financial instruments, the statement will be effective for the Company on January 1, 2005. The effective date has been deferred indefinitely for certain other types of mandatorily redeemable financial instruments. The Company currently does not have any financial instruments that are within the scope of this statement.

(s)	Reclassifications

Certain amounts in the 2002 and 2001 financial statements were reclassified to conform with the 2003 presentation.

(3)	Segment Information

The operations of the Company are conducted principally through four business segments. Business segments were identified according to the type of insurance products offered. These segments and a description of their respective operations are as follows:

•	Health Insurance – Commercial Program – This type of insurance is provided by TSI and comprises the health insurance coverage subscribed to all commercial groups and some government entities. The Commercial Program offers a fee-for-service type plan through five distinct markets: corporate sector; individual sector; local government sector, covering the employees of the Commonwealth of Puerto Rico; federal government program, covering federal government employees within Puerto Rico; and the Medicare supplement plan (Medigap). TSI is a qualified contractor to provide health insurance coverage to federal government employees within Puerto Rico. The contract with the U.S. Office of Personnel Management (OPM) is subject to termination in the event of noncompliance not corrected to the satisfaction of OPM. The premiums for this segment are mainly originated through TSI’s internal sales force and a network of brokers and independent agents. Under its regular plan, TSI provides health insurance coverage to certain employees of the Commonwealth of Puerto Rico and its instrumentalities. Earned premium revenue related to such health plans amounted to $65,947, $64,578, and $58,961 for the three-year period ended December 31, 2003, 2002, and 2001, respectively.

•	Health Insurance – Reform Program – This type of insurance is also provided by TSI and the business subscribed within this segment is awarded periodically by the Commonwealth of Puerto Rico’s central government. The Reform program provides health coverage to medically indigent citizens in Puerto Rico, as defined by the laws of the Commonwealth of Puerto Rico. The Reform consists of a single policy with the same benefits for each qualified medically indigent citizen. The government segregates Puerto Rico by areas or regions. Each area is awarded to an insurance company through a bidding process. On June 30, 2002, the government redistributed the geographical areas, merging two of the existing areas with the remaining ones, thus reducing geographical areas to eight. Commencing on July 1, 2002, TSI was awarded three of the eight geographical areas: North, Metro-North, and Southwest. All Reform contracts are subject to termination, with a prior written notice of 90 days, in the event of noncompliance not corrected or

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

cured to the satisfaction of the Commonwealth of Puerto Rico or in the event the government determines that there are not enough funds for the payment of premiums. In addition, the Reform contracts stipulate that in the event that the net income for any given contract year, as defined, exceeds 2.5% of the premiums collected for the related contract year, TSI, through the Reform program, would need to return 75% of this excess to the Government of Puerto Rico.

•	Property and Casualty Insurance – This type of insurance is provided by STS. The predominant insurance lines of business of this segment are commercial multiple peril, auto physical damage, auto liability, and dwelling. The premiums for this segment are originated through a network of independent insurance agents and brokers. Agents or general agencies collect the premiums from the insureds, which are subsequently remitted to STS, net of commissions. Remittances are due 60 days after the closing date of the general agent’s account current.

•	Life and Disability Insurance – This type of insurance is provided by SVTS, which offers primarily group life, group short- and long-term disability insurance coverage, and the administration of individual retirement accounts and annuities. The premiums for this segment are mainly subscribed through a network of brokers and independent agents.

The accounting policies for the segments are the same as those described in the summary of significant accounting policies included in the notes to consolidated financial statements. The Company evaluates performance based primarily on the net income of each segment. Services provided between reportable segments are done at transfer prices which approximate fair value. The financial data of each segment is accounted for separately, therefore no segment allocation is necessary. However, certain operating expenses are centrally managed, therefore requiring an allocation to each segment. Most of these expenses are distributed to each segment based on different parameters, such as payroll hours, processed claims, square footage, and others. In addition, some depreciable assets are kept by one segment, while allocating the depreciation expense to other segments. The allocation of the depreciation expense is based on the same proportion as the asset was used by each segment. Certain expenses are not allocated to the segments and are kept within TSM’s operations.

The following table summarizes the operations by operating segment for the three-year period ended December 31, 2003, 2002, and 2001.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

	2003
	Operating segment
	Health	Health	Property	Life
	Insurance	Insurance	and	and
	Commercial	Reform	Casualty	Disability
	Program	Program	Insurance	Insurance	Other *	Total
Premiums earned, net	$688,883	477,614	78,334	17,403	—	1,262,234
Amounts attributable to self-funded arrangements	162,288	—	—	—	—	162,288
Less amounts attributable to claims under self-funded arrangements	(151,806)	—	—	—	—	(151,806)
Intersegment premiums/service revenue	3,488	—	—	—	45,989	49,477

	702,853	477,614	78,334	17,403	45,989	1,322,193
Net investment income	10,734	4,476	6,824	2,345	—	24,379
Realized gain on sale of securities	6,345	53	722	595	—	7,715
Unrealized gain (loss) on trading securities	11,157	1,848	2,045	(157)	—	14,893
Other	196	(30)	4,154	74	—	4,394

Total revenue	$731,285	483,961	92,079	20,260	45,989	1,373,574

Net income	$48,618	14,487	9,677	3,716	1,238	77,736
Claims incurred	584,448	428,045	43,390	9,467	—	1,065,350
Operating expenses	92,264	34,637	37,354	6,036	44,538	214,829
Depreciation expense, included in operating expenses	3,106	945	423	120	5	4,599
Interest expense	862	366	—	721	—	1,949
Income taxes	5,093	6,426	1,658	320	213	13,710
Segment assets	407,031	86,535	239,478	72,475	2,055	807,574
Significant noncash item:
Net change in unrealized gain on securities available for sale	(5,226)	—	(527)	220	—	(5,533)
Net change in minimum pension liability	2,385	—	(23)	(8)	(47)	2,307

*	Includes segments which are not required to be reported separately. These segments include the data processing services organization as well as the third-party administrator of the health insurance services.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

	2002
	Operating segment
	Health	Health	Property	Life
	Insurance	Insurance	and	and
	Commercial	Reform	Casualty	Disability
	Program	Program	Insurance	Insurance	Other *	Total
Premiums earned, net	$673,967	487,000	60,688	14,992	—	1,236,647
Amounts attributable to self-funded arrangements	150,684	—	—	—	—	150,684
Less amounts attributable to claims under self-funded arrangements	(141,138)	—	—	—	—	(141,138)
Intersegment premiums/service revenue	2,776	—	—	—	46,308	49,084

	686,289	487,000	60,688	14,992	46,308	1,295,277
Net investment income	10,577	5,106	6,579	2,253	—	24,515
Realized gain (loss) on sale of securities	(313)	77	243	67	—	74
Unrealized loss on trading securities	(6,533)	(495)	(1,294)	—	—	(8,322)
Other	136	(38)	1,475	114	—	1,687

Total revenue	$690,156	491,650	67,691	17,426	46,308	1,313,231

Net income	$28,133	9,770	6,223	3,585	694	48,405
Claims incurred	574,874	445,039	34,334	7,733	—	1,061,980
Operating expenses	86,321	36,109	25,549	5,133	45,165	198,277
Depreciation expense, included in operating expenses	3,376	1,385	397	78	—	5,236
Interest expense	829	731	—	711	—	2,271
Income taxes	—	—	1,585	264	449	2,298
Segment assets	324,628	115,499	201,967	51,354	1,633	695,081
Net change in unrealized gain on securities available for sale	3,928	598	652	613	—	5,791
Net change in minimum pension liability	(6,961)	—	(231)	(102)	(633)	(7,927)

*	Includes segments which are not required to be reported separately. These segments include the data processing services organization as well as the third-party administrator of the health insurance services.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

	2001
	Operating segment
	Health	Health	Property	Life
	Insurance	Insurance	and	and
	Commercial	Reform	Casualty	Disability
	Program	Program	Insurance	Insurance	Other *	Total
Premiums earned, net	$632,713	454,923	54,337	13,426	—	1,155,399
Amounts attributable to self-funded arrangements	134,374	—	—	—	—	134,374
Less amounts attributable to claims under self-funded arrangements	(126,295)	—	—	—	—	(126,295)
Intersegment premiums/service revenue	845	—	—	—	18,953	19,798

	641,637	454,923	54,337	13,426	18,953	1,183,276
Net investment income	10,428	4,547	7,564	2,496	—	25,035
Realized gain on sale of securities	3,643	6	967	34	—	4,650
Unrealized loss on trading securities	(2,908)	(132)	(585)	—	—	(3,625)
Other	(8)	—	42	60	—	94

Total revenue	$652,792	459,344	62,325	16,016	18,953	1,209,430

Net income	$6,776	4,563	6,529	3,366	449	21,683
Claims incurred	560,809	420,953	32,348	6,914	—	1,021,024
Operating expenses	83,771	32,646	22,548	4,553	18,258	161,776
Depreciation expense, included in operating expenses	3,053	1,049	503	111	5	4,721
Interest expense	1,436	1,182	—	938	—	3,556
Income taxes	—	—	900	245	246	1,391
Segment assets	287,893	105,319	175,675	50,410	515	619,812
Significant noncash item:
Net change in unrealized gain on securities available for sale	1,036	1,368	1,091	990	—	4,485

*	Includes segments which are not required to be reported separately. These segments include the data processing services organization as well as the third-party administrator of the health insurance services.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

Reconciliation of Reportable Segment Totals with Financial Statements

Total Revenue	2003	2002	2001

Revenue for reportable segments	$1,327,585	1,266,923	1,190,477
Revenue for other segments	45,989	46,308	18,953

	1,373,574	1,313,231	1,209,430

Elimination of intersegment earned premiums	(3,488)	(2,776)	(845)
Elimination of intersegment service revenue	(45,989)	(46,308)	(18,953)
Unallocated amount:
Revenue from external sources	1,259	762	764

	(48,218)	(48,322)	(19,034)

Total consolidated revenue	$1,325,356	1,264,909	1,190,396

Net Income	2003	2002	2001

Net income for reportable segments	$76,498	47,711	21,234
Net income for other segments	1,238	694	449

	77,736	48,405	21,683

Elimination of TSM charges:
Rent expense	6,283	6,203	6,185
Interest expense	658	829	1,436

	6,941	7,032	7,621

Unallocated amounts related to TSM:
General and administrative expenses	(6,080)	(5,549)	(5,037)
Income tax expense	(51,687)	(251)	49
Interest expense	(1,940)	(2,150)	(3,365)
Other revenue from external sources	1,259	762	764

	(58,448)	(7,188)	(7,589)

Consolidated net income	$26,229	48,249	21,715

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

Assets	2003	2002

Total assets for reportable segments	$805,519	693,448
Total assets for other segments	2,055	1,633

	807,574	695,081

Elimination entries — intersegment receivables and others	(9,565)	(7,690)

Unallocated amounts related to TSM:
Cash, cash equivalents, and investments	9,665	6,424
Property and equipment, net	26,656	27,755
Other assets	293	322

	36,614	34,501

Consolidated assets	$834,623	721,892

	2003
	Segment		Consolidated
	totals	Adjustments (*)	totals

Claims incurred	$1,065,350	—	1,065,350
Operating expenses	214,829	(49,680)	165,149
Depreciation expense	4,599	1,110	5,709
Interest expense	1,949	1,282	3,231
Income taxes	13,710	51,687	65,397
Significant noncash items:
Net change in unrealized gain on securities available for sale	(5,533)	(489)	(6,022)
Net change in minimum pension liability	2,307	(15)	2,292

	2002
	Segment		Consolidated
	totals	Adjustments (*)	totals
Claims incurred	$1,061,980	—	1,061,980
Operating expenses	198,277	(49,738)	148,539
Depreciation expense	5,236	2,359	7,595
Interest expense	2,271	1,321	3,592
Income taxes	2,298	251	2,549
Significant noncash items:
Net change in unrealized gain on securities available for sale	5,791	195	5,986
Net change in minimum pension liability	(7,927)	(187)	(8,114)

	2001
	Segment		Consolidated
	totals	Adjustments (*)	totals
Claims incurred	$1,021,024	—	1,021,024
Operating expenses	161,776	(20,946)	140,830
Depreciation expense	4,721	1,332	6,053
Interest expense	3,556	1,929	5,485
Income taxes	1,391	(49)	1,342
Significant noncash item — net change in unrealized gain on securities available for sale	4,485	139	4,624

*	Adjustments represent principally TSM operations and eliminations of intersegment charges. None of the amounts included as adjustments are considered significant.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

(4)	Investment in Securities

The Company’s investments at December 31, 2003 and 2002, consist of the following:

	2003	2002
Trading securities, at fair value	$135,505	94,938
Available for sale, at fair value	463,570	368,650
Held to maturity, at amortized cost	4,941	5,982

	$604,016	469,570

The amortized cost for debt and equity securities, gross unrealized gains, gross unrealized losses, and estimated fair value for trading, available-for-sale, and held-to-maturity securities by major security type and class of security at December 31, 2003 and 2002, were as follows:

	2003
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Trading securities:
U.S. Treasury securities and obligations of U.S. government instrumentalities	$1,233	7	(1)	1,239
Corporate debt securities	65,686	2,257	(501)	67,442

Total fixed maturities	66,919	2,264	(502)	68,681
Equity securities	58,101	9,823	(1,100)	66,824

Totals	$125,020	12,087	(1,602)	135,505

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

	2002
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Trading securities:
U.S. Treasury securities and obligations of U.S. government instrumentalities	$1,865	9	(2)	1,872
Corporate debt securities	45,622	2,839	(16)	48,445

Total fixed maturities	47,487	2,848	(18)	50,317
Equity securities	51,859	2,793	(10,031)	44,621

Totals	$99,346	5,641	(10,049)	94,938

	2003
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Securities available for sale:
U.S. Treasury securities and obligations of U.S. government instrumentalities	$290,348	1,860	(926)	291,282
Obligations of the Commonwealth of Puerto Rico and its instrumentalities	63,304	1,318	(712)	63,910
Obligations of state and political subdivisions	10,069	34	(114)	9,989
Mortgage-backed securities	17,055	280	(33)	17,302
Collateralized mortgage obligations	24,771	439	(163)	25,047

Total fixed maturities	405,547	3,931	(1,948)	407,530
Equity securities	33,877	22,203	(40)	56,040

Totals	$439,424	26,134	(1,988)	463,570

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

	2002
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Securities available for sale:
U.S. Treasury securities and obligations of U.S. government instrumentalities	$204,312	3,275	(43)	207,544
Obligations of the Commonwealth of Puerto Rico and its instrumentalities	31,082	996	(61)	32,017
Obligations of state and political subdivisions	9,242	128	—	9,370
Mortgage-backed securities	16,139	244	(6)	16,377
Collateralized mortgage obligations	54,703	1,282	(49)	55,936

Total fixed maturities	315,478	5,925	(159)	321,244
Equity securities	25,239	22,218	(51)	47,406

Totals	$340,717	28,143	(210)	368,650

	2003
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Securities held to maturity:
Mortgage-backed securities	$3,766	11	(5)	3,772
Collateralized mortgage obligations	175	—	—	175
Index linked certificate of deposit	1,000	107	—	1,107

Totals	$4,941	118	(5)	5,054

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

	2002
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Securities held to maturity:
Mortgage-backed securities	$4,432	—	(9)	4,423
Collateralized mortgage obligations	550	3	—	553
Index linked certificate of deposit	1,000	—	—	1,000

Totals	$5,982	3	(9)	5,976

Fair values for debt securities were determined using market quotations provided by outside securities consultants or prices provided by market makers. The fair values for equity securities were determined using market quotations on the principal public exchange markets.

Gross unrealized losses on investment securities and the estimated fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2003 are as follows:

	Less than 12 months		12 months or longer		Total
		Gross		Gross		Gross
	Estimated	unrealized	Estimated	unrealized	Estimated	unrealized
	fair value	losses	fair value	losses	fair value	losses
Securities available for sale:
U.S. Treasury securities and obligations of U.S. government instrumentalities	$91,971	(926)	—	—	91,971	(926)
Obligations of the Commonwealth of Puerto Rico and its instrumentalities	31,069	(712)	—	—	31,069	(712)
Obligations of state and political subdivisions	4,683	(114)	—	—	4,683	(114)
Mortgage-backed securities	6,709	(33)	—	—	6,709	(33)
Collateralized mortgage obligations	10,880	(159)	1,256	(4)	12,136	(163)

Total fixed maturities	145,312	(1,944)	1,256	(4)	146,568	(1,948)
Equity securities	8,581	(40)	—	—	8,581	(40)

Totals for securities available for sale	$153,893	(1,984)	1,256	(4)	155,149	(1,988)

Securities held to maturity:
Mortgage-backed securities	$—	—	2,318	(5)	2,318	(5)

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

The Company regularly monitors and evaluates the difference between the cost and estimated fair value of investments. For investments with a fair value below cost, the process includes evaluating the length of time and the extent to which cost exceeds fair value, the prospects and financial condition of the issuer, and the Company’s intent and ability to retain the investment to allow for recovery in fair value, among other factors. This process is not exact and further requires consideration of risks such as credit and interest rate risks. Consequently, if an investment’s cost exceeds its fair value solely due to changes in interest rates, impairment may not be appropriate. If after monitoring and analyzing, the Company determines that a decline in the estimated fair value of any available-for-sale or held-to-maturity security below cost is other than temporary, the carrying amount of the security is reduced to its fair value. The impairment is charged to operations and a new cost basis for the security is established. During the year ended December 31, 2002, the Company recognized an other than temporary impairment amounting to $311 on one of its equity securities classified as available for sale. No impairments were identified nor recognized by the Company during the years 2003 and 2001.

The unrealized losses on investments were mainly caused by interest rate increases. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

Maturities of investment securities classified as available for sale and held to maturity were as follows at December 31, 2003:

	Amortized	Estimated
	cost	fair value
Securities available for sale:
Due in one year or less	$7,100	7,201
Due after one year through five years	113,252	114,276
Due after five years through ten years	208,838	209,205
Due after ten years	34,531	34,499
Collateralized mortgage obligations	24,771	25,047
Mortgage-backed securities	17,055	17,302

	$405,547	407,530

Securities held to maturity:
Due after five years through ten years	$1,000	1,107
Collateralized mortgage obligations	175	175
Mortgage-backed securities	3,766	3,772

	$4,941	5,054

Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

Investments with an amortized cost of $2,516 and $2,440 (fair value of $2,747 and $2,626) at December 31, 2003 and 2002, respectively, were deposited with the Commissioner of Insurance to comply

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

with the deposit requirements of the Insurance Code the Commonwealth of Puerto Rico (the Insurance Code).

The following investments were held as collateral by financial institutions:

•	Investments with a face value of $40,070 (fair value of $40,336) at December 31, 2003 were held as collateral for the short-term borrowings of the Company (note 10).

•	Investments with a face value of $2,760 (fair value of $2,722) at December 31, 2003 were held as collateral for the Company’s interest-rate swap agreement (see note 11).

Information regarding realized and unrealized gains and losses from investments for the years ended December 31, 2003, 2002, and 2001 is as follows:

	2003	2002	2001
Realized gains (losses):
Fixed maturity securities:
Trading securities:
Gross gains from sales	$1,480	1,492	488
Gross losses from sales	(257)	(1,058)	(195)

	1,223	434	293

Available for sale:
Gross gains from sales	971	110	555
Gross losses from sales	(632)	—	(5)

	339	110	550

Total debt securities	1,562	544	843

Equity securities:
Trading securities:
Gross gains from sales	2,739	1,594	2,095
Gross losses from sales	(6,529)	(2,026)	(2,999)

	(3,790)	(432)	(904)

Available for sale:
Gross gains from sales	10,593	391	4,716
Gross losses from sales	—	(318)	—

	10,593	73	4,716

Total equity securities	6,803	(359)	3,812

Net realized gains on securities	$8,365	185	4,655

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

	2003	2002	2001
Changes in unrealized gains (losses):
Recognized in income:
Fixed maturities — trading	$(1,068)	2,036	1,162
Equity securities — trading	15,961	(10,358)	(4,787)

	$14,893	(8,322)	(3,625)

Recognized in accumulated other comprehensive income:
Fixed maturities — available for sale	(3,783)	1,094	4,749
Equity securities — available for sale	(4)	5,195	51

	$(3,787)	6,289	4,800

Fixed maturities — held to maturity	$119	50	(69)

Deferred tax expense (benefit) on unrealized gains and losses recognized in accumulated other comprehensive income during the years 2003, 2002, and 2001 aggregated $3,198, $963, and $660, respectively.

The following equity securities individually exceeded 10% of stockholders’ equity at December 31:

	2003		2002
	Amortized		Amortized
	cost	Fair value	cost	Fair value
Popular, Inc.	$9,870	29,164	10,405	31,585

As of December 31, 2003 and 2002, investments in obligations that are payable from and secured by the same source of revenue or taxing authority, other than the U.S. government, did not exceed 10% of stockholders’ equity.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

(5)	Net Investment Income

Components of net investment income were as follows:

	Years ended December 31
	2003	2002	2001
Mortgage-backed securities	$1,495	937	816
Zero coupons	1,139	1,451	268
Bonds and notes	16,036	16,679	16,252
Securities purchased under agreement to resell	230	814	763
Collateralized mortgage obligations	2,367	2,519	2,359
Common and preferred stocks	2,385	1,895	2,046
Others	1,275	716	3,123

Subtotal	24,927	25,011	25,627
Less investment expenses	248	233	222

Total	$24,679	24,778	25,405

(6)	Premiums and Other Receivables, Net

Premiums and other receivables as of December 31 were as follows:

	2003	2002
Premiums	$37,936	42,745
Self-funded group receivables	15,790	14,244
FEHBP	7,832	7,636
Accrued interest	5,098	4,880
Reinsurance recoverable on paid losses	22,067	17,552
Other	13,783	10,978

	102,506	98,035

Less allowance for doubtful receivables:
Premiums	4,300	8,081
Other	4,715	5,713

	9,015	13,794

Premiums and other receivables, net	$93,491	84,241

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

(7)	Property and Equipment, Net

Property and equipment are composed of the following:

	December 31
	2003	2002
Land	$6,531	6,531
Buildings and leasehold improvements	32,228	31,578
Office furniture and equipment	16,394	16,471
Computer equipment	29,307	28,173
Automobiles	274	238

	84,734	82,991
Less accumulated depreciation and amortization	50,522	46,270

Property and equipment, net	$34,212	36,721

(8)	Claim Liabilities

The activity in the total claim liabilities during 2003, 2002, and 2001 is as follows:

	2003	2002	2001
Claim liabilities at beginning of year	$244,582	229,440	183,231
Reinsurance recoverable on claim liabilities	(13,589)	(10,062)	(7,636)

Net claim liabilities at beginning of year	230,993	219,378	175,595

Incurred claims and loss-adjustment expenses:
Current period insured events	1,081,570	1,079,237	1,022,242
Prior period insured events	(16,220)	(17,257)	(1,218)

Total	1,065,350	1,061,980	1,021,024

Payments of losses and loss-adjustment expenses:
Current period insured events	906,098	894,945	831,006
Prior period insured events	161,682	155,420	146,235

Total	1,067,780	1,050,365	977,241

Net claim liabilities at end of year	228,563	230,993	219,378
Reinsurance recoverable on claim liabilities	19,357	13,589	10,062

Claim liabilities at end of year	$247,920	244,582	229,440

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

As a result of changes in estimates of insured events in prior years, the amounts included as incurred claims for prior period insured events differ from anticipated claims incurred.

The credits in the incurred claims and loss-adjustment expenses for prior period insured events for each of the years 2003, 2002, and 2001 are due to a favorable development of the claim liabilities attributed to better than expected utilization trends.

Reinsurance recoverable on unpaid claims is reported as other assets in the accompanying consolidated financial statements.

(9)	Federal Employees’ Health Benefits Program

TSI entered into a contract, renewable annually, with OPM as authorized by the Federal Employees’ Health Benefits Act of 1959, as amended, to provide the FEHBP. The FEHBP covers postal and federal employees resident in the Commonwealth of Puerto Rico as well as retirees and eligible dependents. The FEHBP is financed through a negotiated contribution made by the federal government and employees’ payroll deductions.

The accounting policies for the FEHBP are the same as those described in the summary of significant accounting policies. Premium rates are determined annually by TSI and approved by the federal government. Claims are paid to providers based on the guidelines determined by the federal government. Operating expenses are allocated from TSI’s operations to the FEHBP based on applicable allocation guidelines (such as by the number of claims processed for each program).

The operations of the FEHBP do not result in any excess or deficiency of revenue or expense as this program has a special account available to compensate any excess or deficiency on its operations to the benefit or detriment of the federal government.

The contract with OPM allows for the payment of service fees as negotiated between TSI and OPM. Service fees, which are included within the other income, net in the accompanying consolidated statements of earnings, amounted to $626, $625, and $648, respectively, for each of the years in the three-year period ended December 31, 2003.

The following summarizes the operations of the FEHBP for each of the years in the three-year period ended December 31, 2003:

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

	2003	2002	2001
Premiums earned:
Billed	$91,241	92,616	91,241
Transfer from special account	12,618	11,040	2,061

	103,859	103,656	93,302

Underwriting costs:
Claims incurred	97,428	97,911	87,782
Operating expenses	6,054	5,505	5,616

Total underwriting costs	103,482	103,416	93,398

Underwriting gain (loss)	$377	240	(96)

Interest income	$249	385	744
Other expense	(626)	(625)	(648)

Total interest income and other (expense) income, net	$(377)	(240)	96

The changes in the special account during 2003 and 2002 are as follows:

	2003	2002
Funds payable at beginning of year	$7,066	12,130
Transfer from (to) premiums earned by the FEHBP	(12,618)	(11,040)
Contingency reserve payments	13,023	5,976

Funds payable at end of year	$7,471	7,066

The account for the FEHBP is related to the following accounts in the consolidated balance sheets as of December 31, 2003 and 2002:

	2003	2002
Cash, cash equivalents, and investments	$19,018	19,117
Premiums, accrued interest, and other receivables	7,855	7,664
Claim liabilities, including related unpaid loss-adjustment expenses	(9,708)	(10,439)
Due to TSI	(9,694)	(9,276)

	$7,471	7,066

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

A contingency reserve is maintained by the OPM at the U.S. Treasury, and is available to the Company under certain conditions as specified in government regulations. Accordingly, such reserve is not reflected in the accompanying balance sheets. The balance of such reserve as of December 31, 2003 and 2002 was approximately $18,584 and $23,597, respectively. The Company received $13,023, $5,976, and $4,226, of payments made from the contingency reserve fund of OPM during 2003, 2002, and 2001, respectively, which are recorded as a contribution to the liability to FEHBP in the accompanying consolidated financial statements.

The claim payments and operating expenses charged to the FEHBP are subject to audit by the U.S. government. Management is of the opinion that an adjustment, if any, resulting from such audits will not have a significant effect on the accompanying financial statements. The claim payments and operating expenses reimbursed in connection with the FEHBP have been audited through 1998 by OPM.

(10)	Short-Term Borrowings

Short-term borrowings of $38,700 at December 31, 2003, are securities sold under agreements to repurchase that represent conventional funds received through private financial institutions. The Company used these funds mostly for the payment of $37,000 to the Department of the Treasury of Puerto Rico (the Department of the Treasury) in accordance with the closing agreement executed on July 31, 2003 (see note 17). These agreements mature in different dates in 2004 and accrue interest at London Interbank Offered Rate (LIBOR) (weighted average interest rate of 1.4% at December 31, 2003).

The investment securities underlying such agreements were delivered to the dealers with whom the agreements were transacted. The dealers may have sold, loaned, or otherwise disposed of such securities in the normal course of business operations, but have agreed to resell to the Company substantially the same securities on the maturity dates of the agreements.

At December 31, 2003, investment securities available for sale with fair value of $40,336 (amortized cost of $40,070) were pledged as collateral under these agreements.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

(11)	Loans Payable to Bank

A summary of the credit agreements entered by the Company with a commercial bank at December 31, 2003 and 2002 is as follows:

	2003	2002
Secured loan payable of $41,000, payable in monthly installments of $137 up to July 1, 2024, plus interest at a rate reset periodically of 100 basis points over LIBOR selected (which was 2.17% and 4.00% at December 31, 2003 and 2002, respectively).	$32,370	34,010
Secured note payable of $20,000, payable in various different installments up to August 31, 2007, with interest payable on a monthly basis at a rate reset periodically of 130 basis points over LIBOR selected (which was 2.45% and 3.09% at December 31, 2003 and 2002, respectively).	16,005	16,005

Total loans payable to bank	$48,375	50,015

Aggregate maturities of the Company’s credit agreements as of December 31, 2003 are summarized as follows:

2004	$2,645
2005	3,140
2006	3,140
2007	13,640
2008	1,640
Thereafter	24,170

$48,375

Substantially all of the proceeds from the $41,000 loan payable were used by the Company to finance the acquisition of real estate properties from subsidiaries during 1999. The remaining portion of the proceeds of the $41,000 loan and all of the proceeds of the $20,000 note payable were used by the Company for working capital needs and for the corporate reorganization.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

During 2001, the Company amended its credit agreement related to the $20,000 secured note payable to extend the maturity date of the facility and restructure its repayment schedule, which was originally due in August 31, 2001. The amended agreement calls for repayments of principal amount of not less than $250 and in integral multiples of $50. The aggregate principal amounts shall be reduced annually to the amounts on or before the dates described below:

Required
principal
outstanding
Date	balance
August 1, 2004	$15,000
August 1, 2005	13,500
August 1, 2006	12,000
August 1, 2007	—

The loan and note payable previously described are guaranteed by a first position held by the bank on the Company’s land, building, and substantially all leasehold improvements, as collateral for the term of the loans under a continuing general security agreement. These credit facilities contain certain covenants, which are normal in this type of credit facility, which the Company has complied with at December 31, 2003 and 2002.

Interest expense on the above debts amounted to $1,302, $2,150, and $3,365 for the years ended December 31, 2003, 2002, and 2001, respectively.

(12)	Derivative Instruments and Hedging Activities

The Company has interest-rate related derivative instruments to manage its exposure on its debt instruments. The Company does not enter into derivative instruments for any purpose other than cash flow hedging purposes. That is, the Company does not speculate using derivative instruments.

By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty owes the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties.

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates, currency exchange rates, or commodity prices. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

opportunities. The Company maintains risk management control systems to monitor interest rate cash flow risk attributable to both the Company’s outstanding or forecasted debt obligations as well as the Company’s offsetting hedge positions. The risk management control systems involve the use of analytical techniques to estimate the expected impact of changes in interest rates on the Company’s future cash flows.

The Company has a variable-rate debt that was used to finance the acquisition of real estate from subsidiaries during 1999 (see note 11). The debt obligations expose the Company to variability in interest payments due to changes in interest rates. Management believes it is prudent to limit the variability of a portion of its interest payments. To meet this objective, on December 6, 2002, management entered into an interest-rate swap agreement, with effective date of April 1, 2003, to manage fluctuations in cash flows resulting from interest rate risk. This swap economically changes the variable-rate cash flow exposure on the debt obligations to fixed cash flows. Under the terms of the interest-rate swap, the Company receives variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate debt.

Changes in the fair value of the interest-rate swap, designated as a hedging instrument that effectively offsets the variability of cash flows associated with the variable-rate of the long-term debt obligation, are reported in accumulated other comprehensive income, net of the related tax effect. This amount is subsequently reclassified into interest expense as a yield adjustment of the hedged debt obligation in the same period in which the related interest affects earnings. During the year ended December 31, 2003, the Company reclassified $639 into interest expense, not including any amount representing cash-flow hedge ineffectiveness since the terms of the swap agreement allow the Company to assume no ineffectiveness in the agreement.

As of December 31, 2003, $601 of deferred loss on the derivative instrument was included within the accounts payable and accrued liabilities in the accompanying consolidated balance sheets and is expected to be reclassified to earnings during the next 12 to 18 months. Transactions and events expected to occur over the next 12 months that will necessitate reclassifying the derivatives loss to earnings is the repricing of variable-rate debt. There were no cash-flow hedges discontinued during 2003.

(13)	Retained Earnings and Stockholders’ Equity

As members of the BCBSA, the Company and TSI are required by membership standards of the association to maintain liquidity as defined by BCBSA. That is, to maintain net worth exceeding the Company Action Level as defined in the National Association of Insurance Commissioners’ (NAIC) Risk-Based Capital for Insurers Model Act. The companies are in compliance with this requirement.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

(14)	Comprehensive Income

The accumulated balances for each classification of comprehensive income are as follows:

				Accumulated
	Unrealized	Minimum		other
	gains on	pension	Cash-flow	comprehensive
	securities	liability	hedges	income
Beginning balance	$26,970	(8,114)	(470)	18,386
Net current period change	3,570	2,292	103	5,965
Reclassification adjustments for gains and losses reclassified in income	(9,592)	—	—	(9,592)

Ending balance	$20,948	(5,822)	(367)	14,759

The related deferred tax effects allocated to each component of other comprehensive income in the accompanying consolidated statements of stockholders’ equity and comprehensive income in 2003 and 2002 are as follows:

	2003
		Deferred tax
	Before-tax	(expense)	Net-of-tax
	amount	benefit	amount
Unrealized holding gains on securities arising during the period	$7,145	(3,575)	3,570
Less reclassification adjustment for gains and losses realized in income	(10,932)	1,340	(9,592)

Net change in unrealized gain	(3,787)	(2,235)	(6,022)
Minimum pension liability adjustment	(681)	2,973	2,292
Cash-flow hedges	81	22	103

Net current period change	$(4,387)	760	(3,627)

(Continued)

	2002
	Deferred tax
	Before-Tax	(expense)	Net-of-tax
	amount	benefit	amount
Unrealized holding gains on securities arising during the period	$6,472	(365)	6,107
Less reclassification adjustment for gains and losses realized in income	(183)	62	(121)

Net change in unrealized gain	6,289	(303)	5,986
Minimum pension liability adjustment	(8,755)	641	(8,114)
Cash-flow hedges	(682)	212	(470)

Net current period change	$(3,148)	550	(2,598)

Deferred tax expenses or benefits are related to the unrealized holding gains on investments classified as available for sale held by the Company and its wholly owned subsidiaries, except for those related to TSI during the year ended December 31, 2002, for which no deferred income tax effect was recognized due to its tax-exempt status (see notes 4 and 17). A deferred tax benefit was also recognized for the deferred loss related to the Company’s cash-flow hedges (see note 12) and the minimum pension liability adjustment (see note 18).

(15)	Agency Contract and Expense Reimbursement

TSI processes and pays claims as fiscal intermediary for the Medicare — Part B Program. Claims from this program, which are excluded from the accompanying consolidated statements of earnings, amounted to $579,300, $574,720, and $539,218 for each of the years in the three-year period ended December 31, 2003.

TSI is reimbursed for administrative expenses incurred in performing this service. For the years ended December 31, 2003, 2002, and 2001, the Company was reimbursed by $11,387, $12,743, and $13,575, respectively, for such services which are deducted from operating expenses in the accompanying consolidated statements of earnings.

The operating expense reimbursements in connection with processing Medicare claims have been audited through 1997 by federal government representatives. Management is of the opinion that no significant adjustments will be made affecting cost reimbursements through December 31, 2003.

(16)	Reinsurance Activity

STS and SVTS, in accordance with general industry practices, annually purchase reinsurance to protect them from the impact of large unforeseen losses and prevent sudden and unpredictable changes in net income and stockholders’ equity of the Company. Reinsurance contracts do not relieve any of the subsidiaries from their obligations to policyholders. In the event that all or any of the reinsuring companies might be unable to meet their obligations under existing reinsurance agreements, the subsidiaries would be liable for such defaulted amounts.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

STS has a number of pro rata and excess of loss reinsurance treaties whereby the subsidiary retains for its own account all loss payments for each occurrence that does not exceed the stated amount in the agreements and a catastrophe cover, whereby it protects itself from a loss or disaster of a catastrophic nature. During 2003 and 2002, STS placed 15% of its reinsurance business with one reinsurance company. Under these treaties, STS ceded premiums of $43,770, $39,806, and $39,608 in 2003, 2002, and 2001, respectively.

Reinsurance cessions are made on excess of loss and on a proportional basis. Principal reinsurance agreements are as follows:

•	Property quota share treaty covering fire, allied lines, and inland marine lines of business for a maximum of $20,000 for any one risk. Only 37.5% of this treaty was placed with reinsurers. The remaining exposure was covered by a property per risk excess of loss treaty which provides reinsurance in excess of $500 up to a maximum of $12,500 or the remaining 62.5% for any one risk. STS also has an additional property catastrophe excess of loss which provides protection for losses in excess of $5,000 resulting from any catastrophe, subject to a maximum loss of $10,000.

•	Personal property catastrophe excess of loss. This treaty provides protection for losses in excess of $5,000 resulting from any catastrophe, subject to a maximum loss of $95,000.

•	Commercial property catastrophe excess of loss. This treaty provides protection for losses in excess of $5,000 resulting from any catastrophe, subject to a maximum loss of $150,000.

•	Property catastrophe excess of loss. This treaty provides protection for losses in excess of $95,000 and $150,000 with respect to personal and commercial lines, respectively, resulting from any catastrophe, subject to a maximum loss of $40,000.

•	Personal lines quota share. This treaty provides protection of 5% on all ground-up losses, subject to a limit of $1,000 for any one risk.

•	Reinstatement Premium Protection. This treaty provides a maximum limit of $2,400 in personal lines and $5,500 in commercial lines to cover the necessity of reinstating the catastrophe program in the event it is activated.

•	Casualty excess of loss treaty. This treaty provides reinsurance for losses in excess of $150 up to a maximum of $7,000.

•	Medical malpractice excess of loss. This treaty provides reinsurance in excess of $150 up to a maximum of $1,500 per incident.

•	Builders’ risk quota share and first surplus covering contractors’ risk. This treaty provides protection on a 20/80-quota share basis for the initial $2,500 and a first surplus of $5,000 for a maximum of $7,500 for any one risk.

•	Surety quota share treaty covering contract and miscellaneous surety bond business. This treaty provides reinsurance of up to $3,000 for contract surety bonds, subject to an aggregate of $7,000 per contractor and $2,000 per miscellaneous surety bond.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

Facultative reinsurance is obtained when coverage per risk is required, on a proportional basis. All reinsurance contracts are for a period of one year on a calendar basis and are subject to modifications and negotiations in each renewal.

SVTS cedes insurance with six reinsurers. Insurance is ceded on a pro rata, facultative excess of loss and catastrophic bases. Under the pro rata agreement, SVTS reinsures 50% of the risk up to $250 on the life of any participating individual of certain groups insured. Under this treaty, SVTS ceded premiums of $2,236 in 2003, $2,085 in 2002, and $2,379 in 2001.

The life insurance facultative excess of loss agreements provides for SVTS to retain a portion of the losses on the life of any participating individual of certain groups insured. Any excess will be recovered from the reinsurer. This agreement provides for various retentions ($25, $50, and $75) of the losses. Under this facultative treaty, SVTS ceded premiums of approximately $756 in 2003, $661 in 2002, and $349 in 2001.

SVTS also has facultative pro rata agreements for the long-term disability insurance risk as follows:

•	A long-term disability insurance treaty where SVTS reinsures 65% of the risk. Premiums ceded under this agreement amount to $4,507 in 2003. No premiums were ceded under this agreement during the years 2002 and 2001.

•	A long-term disability insurance treaty where SVTS reinsures 75% of the risk. Premiums ceded under this agreement amounted to $133, $3,594, and $2,433 during the years 2003, 2002, and 2001, respectively.

The accidental death catastrophic reinsurance covers each and every accident arising out of one event or occurrence resulting in the death or dismemberment of five or more persons. SVTS’s retention for each event is $250 with a maximum of $1,000 for each event and $2,000 per year. Under this treaty, the Company ceded premiums of $90 in 2003, $68 in 2002, and $5 in 2001.

The ceded unearned reinsurance premiums on STS arising from these reinsurance transactions amounted to $12,114 and $10,109 at December 31, 2003 and 2002, respectively and are reported as other assets in the accompanying consolidated balance sheets.

The effect of reinsurance on premiums earned and claims incurred is as follows:

	Premiums earned			Claims incurred
	2003	2002	2001	2003	2002	2001
Gross	$1,313,820	1,279,483	1,192,678	1,080,207	1,071,751	1,029,992
Ceded	(51,586)	(48,812)	(41,505)	(14,857)	(9,771)	(8,968)

Net	$1,262,234	1,230,671	1,151,173	1,065,350	1,061,980	1,021,024

(Continued)

(17)	Income Taxes

Under Puerto Rico income tax law, the Company is not allowed to file consolidated tax returns with its subsidiaries. The tax status of its subsidiaries is as follows: TSI was exempt through January 1, 2003 from Puerto Rico income taxes under a ruling issued by the Department of the Treasury.

Under a resolution prepared by the Puerto Rico House of Representatives (House of Representatives), during 2002 and 2003, the Banking and Insurance Committee conducted an investigation of TSI’s tax treatment under rulings issued by the Department of the Treasury that granted TSI’s tax-exempt status. A similar investigation was approved by the Puerto Rico Senate. In addition, the Department of the Treasury conducted an audit of TSI’s compliance with the requirements of the tax ruling. All three investigations on the tax exemption have been concluded. The Department of the Treasury concluded its investigations with no findings. The House of Representatives and the Puerto Rico Senate concluded their investigations by recommending and providing for the termination of the tax exemption solely on account of TSI’s for-profit status and the fact that no other for-profit health insurer in Puerto Rico enjoys a tax exemption under Section 1101(6) of the Puerto Rico Internal Revenue Code of 1994, as amended (the P.R. Code). The Company was notified on June 18, 2003 by the Department of the Treasury that the ruling recognizing TSI’s tax exemption was terminated effective December 31, 2002. The termination of the ruling responds to a new public policy set by the Department of the Treasury according to which tax exemptions under Section 1101(6) of the P.R. Code will not apply to corporations organized as for-profit, which is TSI’s case.

On July 31, 2003, TSM and TSI executed a closing agreement with the Department of the Treasury. In general, the terms of the closing agreement established the termination of TSI’s tax exemption effective December 31, 2002. Accordingly, since TSI’s tax status changed effective January 1, 2003, TSI is subject to Puerto Rico income taxes as an other-than-life insurance entity, as defined in the P.R. Code.

The closing agreement also stipulates that TSM will pay taxes (Department of the Treasury tax assessment) on TSI’s accumulated statutory net income, in accordance with the income recognition methodology applied by the Secretary of the Treasury in the closing agreement and the ruling mentioned above. This tax ruling established the following methodology for TSM to determine its tax liability:

•	TSI’s accumulated statutory net income while operating under the tax exemption, amounting to $132,763, was deemed distributed to TSM.

•	For tax purposes, TSM recognized the exempt accumulated statutory net income as gross income. On this amount, TSM recognized an income tax liability amounting to $51,774, which was determined by applying a tax rate of 39% to the exempt accumulated statutory net income deemed distributed to TSM. The income tax was recorded by TSM within the current income tax expense presented in the consolidated statements of earnings. Of this tax, $37,000 was paid on July 31, 2003, the date of the closing agreement, and $14,774 is due on April 15, 2004.

STS is taxed essentially the same as other corporations, with taxable income determined on the basis of the statutory annual statements filed with the insurance regulatory authorities. Also, operations are subject to an alternative minimum income tax, which is calculated based on the formula established by existing tax

(Continued)

laws. Any alternative minimum income tax paid may be used as a credit against the excess, if any, of regular income tax over the alternative minimum income tax in future years.

No regular Puerto Rico income tax was payable by STS for 2003 and 2002 since STS incurred a net operating loss for tax purposes mainly caused by exempt interest income of $5,652 and $5,937, respectively. The resulting net operating loss for tax purposes will not represent a future deductible amount because the exempt income for 2003 and 2002 exceeded the net operating loss.

TSI, STS, and SVTS are also subject to federal income taxes for foreign source dividend income. No federal income taxes were recognized for 2003, 2002, and 2001.

SVTS operates as a qualified domestic life insurance company and is subject to the alternative minimum tax and taxes on its capital gains.

TSM, TCI, and ISI are subject to Puerto Rico income taxes as a regular corporation, as defined in the P.R. Code, as amended.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2003, 2002, and 2001

(Dollar amounts in thousands, except per share data)

The income tax expense differs from the amount computed by applying the Puerto Rico statutory income tax rate to the income before income taxes as a result of the following:

	2003	2002	2001
Income before taxes	$91,626	50,798	23,057
Less net income corresponding to TSI operations, which were exempt from Puerto Rico income taxes until
January 1, 2003	—	37,903	11,339

	91,626	12,895	11,718
Statutory tax rate	39%	39%	39%

Income tax expense at statutory rate of 39%	(35,734)	(5,029)	(4,570)
Increase (decrease) in taxes resulting from:
Exempt interest income	5,689	2,723	3,239
Alternative minimum tax	(320)	(264)	(245)
Excess of regular tax over alternative minimum tax on SVTS	1,164	1,095	853
Effect of using earnings under statutory accounting principles instead of GAAP earnings for STS tax computation	298	(900)	(690)
Effect of using earnings under statutory accounting principles instead of GAAP earnings for TSI tax computation	6,728	—	—
Effect of taxing capital gains at a preferential rate	1,897	—	—
Department of the Treasury tax
assessment	(51,774)	—	—
Dividends received deduction	145	68	128
Effect of change in TSI tax status	6,197	—	—
Change in valuation allowance	—	—	87
Other disallowances, net	(369)	(149)	(144)
Other	682	(93)	—

Total income tax expense	$(65,397)	(2,549)	(1,342)

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

Deferred income taxes reflect the tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes. The net deferred tax liability at December 31, 2003 and 2002 of the Company and its subsidiaries is composed of the following:

	2003	2002
Deferred tax assets:
Allowance for doubtful receivables	$3,368	133
Cash-flow hedges	234	212
Nondeductible depreciation	468	468
Employee benefits plan	2,749	—
Postretirement benefits	1,299	—
Deferred compensation	1,314	—
Contingency reserves	367	—
Additional minimum pension liability	3,614	641
Other	80	74

Total gross deferred tax assets	13,493	1,528

Deferred tax liabilities:
Deferred policy acquisition costs	(4,854)	(4,125)
Unrealized gain on securities available for sale	(3,198)	(963)
Unrealized gain on trading securities	(2,659)	—
Catastrophe loss reserve trust fund	(4,674)	(4,488)

Gross deferred tax liabilities	(15,385)	(9,576)

Net deferred tax liability	$(1,892)	(8,048)

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management believes that it is more likely than not that the Company will realize the benefits of these deductible differences.

(18)	Pension Plan

The Company sponsors a noncontributory defined-benefit pension plan for all of its employees and for the employees of its subsidiaries who are age 21 or older and have completed one year of service. Pension benefits begin to vest after five years of vesting service, as defined, and are based on years of service and final average salary, as defined. The funding policy is to contribute to the plan as necessary to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, as amended, plus such additional amounts as the Company may determine to be appropriate from time to time. The measurement date used to determine pension benefit measures for the pension plan is December 31.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

The following table sets forth the plan’s benefit obligations, fair value of plan assets, and funded status as of December 31, 2003 and 2002, accordingly:

	2003	2002
Change in benefit obligation:
Projected benefit obligation at beginning of year	$53,993	42,634
Service cost	3,631	3,115
Interest cost	3,778	3,369
Benefit payments	(215)	(6,081)
Actuarial losses	10,568	10,192
Plan amendments	—	764
Settlements	(10,419)	—

Projected benefit obligation at end of year	$61,336	53,993

Accumulated benefit obligation at end of year	$44,847	38,412

At December 31, 2003 and 2002, the Company recognized an additional minimum pension liability of $10,081 and $9,449, respectively, in order to bring the accrued pension liability up to the level of the plan’s unfunded accumulated benefit obligation. This amount is offset by an intangible asset amounting to $645 and $694 as of December 31, 2003 and 2002, respectively, that is based on the outstanding unrecognized prior service cost. The net amount of the additional minimum pension liability and the intangible asset was recorded through a charge to accumulated other comprehensive income, net of a deferred tax asset of $3,614 and $641 at December 31, 2003 and 2002, respectively.

	2003	2002
Change in plan assets:
Fair value of plan assets at beginning of year	$25,275	26,769
Actual return on assets (net of expenses)	5,501	(2,513)
Employer contributions	12,000	7,100
Benefit payments	(215)	(6,081)
Settlements	(10,419)	—

Fair value of plan assets at end of year	$32,142	25,275

Reconciliation of funded status:
Funded status	$(29,193)	(28,718)
Unrecognized prior service cost	645	694
Unrecognized actuarial loss	25,924	24,336

Accrued benefit cost	$(2,624)	(3,688)

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

The components of net periodic benefit cost for 2003, 2002, and 2001 were as follows:

	2003	2002	2001
Components of net periodic benefit cost:
Service cost	$3,631	3,115	2,681
Interest cost	3,778	3,369	3,168
Expected return on assets	(2,494)	(2,754)	(3,214)
Amortization of transition obligation	—	—	75
Amortization of prior service cost	48	57	5
Amortization of actuarial loss	1,569	392	—
Settlement loss	4,404	—	1,934

Net periodic benefit cost	$10,936	4,179	4,649

Net periodic pension expense may include settlement charges as a result of retirees selecting lump-sum distributions. Settlement charges may increase in the future if the number of eligible participants deciding to receive distributions and the amount of their benefits increases.

The following assumptions were used on a weighted average basis to determine benefit obligations of the plan as of December 31, 2003, 2002, and 2001:

	2003	2002	2001
Discount rate	6.25%	6.75%	7.25%
Expected return on plan assets	8.50%	8.50%	9.00%
Rate of compensation increase	Graded; 3.00% to	Graded; 3.00% to	Graded; 3.00% to
	6.50%	6.50%	6.50%

The assumptions used in computing net periodic benefit cost for the years ended December 31, 2003, 2002, and 2001 were as follows:

	2003	2002	2001
Assumptions used in computing net periodic benefit cost:
Discount rate	6.75%	7.25%	7.50%
Expected return on plan assets	8.50%	9.00%	9.00%
Rate of compensation increase	Graded; 3.00% to	Graded; 3.00% to	Graded; 3.00% to
	6.50%	6.50%	6.50%

The basis used to determine the overall expected long-term rate of return on assets assumption was an analysis of the historical rate of return for a portfolio with a similar asset allocation. The assumed long-term asset allocation for the plan is as follows: 53% – 67% equity securities; 26% – 36% debt securities; 4% – 12% real estate; and 0% – 4% cash.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

Using historical investment returns, the plan’s expected asset mix, and adjusting for the difference between expected inflation and historical inflation, the 25th to 75th percentile range of annual rates of return is 7.1% – 8.9%.

The Company selected a rate from within this range of 8.50%, which reflects our best estimate for this assumption based on the historical data described above, information on the historical returns on assets invested in the pension trust, and expected future conditions. This rate is net of both investment related expenses and a 0.25% reduction for other administrative expenses charged to the trust.

(a)	Plan Assets

The Company’s weighted average asset allocations at December 31, 2003 and 2002 by asset category were as follows:

Asset category	2003	2002
Equity securities	62%	54%
Debt securities	29	30
Real estate	4	9
Other	5	7

Total	100%	100%

The Company’s plan assets are invested in the National Retirement Trust.

The investment program for the National Retirement Trust is based on the precepts of capital market theory that are generally accepted and followed by institutional investors, who by definition are long-term oriented investors. This philosophy holds that:

•	Increasing risk is rewarded with compensating returns over time, and therefore, prudent risk taking is justifiable for long-term investors.

•	Risk can be controlled through diversification of assets classes and investment approaches, as well as diversification of individual securities.

•	Risk is reduced by time, and over time the relative performance of different asset classes is reasonably consistent. Over the long term, equity investments have provided and should continue to provide superior returns over other security types. Fixed-income securities can dampen volatility and provide liquidity in periods of depressed economic activity.

•	The strategic or long-term allocation of assets among various asset classes is an important driver of long-term returns.

•	Relative performance of various asset classes is unpredictable in the short term and attempts to shift tactically between asset classes are unlikely to be rewarded.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

Investments will be made for the sole interest of the participants and beneficiaries of the programs participating in the National Retirement Trust. Accordingly, the assets of the National Retirement Trust shall be invested in accordance with these objectives:

•	Ensure assets are available to meet current and future obligations of the participating programs when due.

•	Earn a minimum rate of return no less than the actuarial interest rate.

•	Earn the maximum return that can be realistically achieved in the markets over the long term at a specified and controlled level of risk in order to minimize future contributions.

•	Invest the assets with the care, skill, and diligence that a prudent person acting in a like capacity would undertake. The Committee acknowledges that, in the process, it has the objective of controlling the costs involved with administering and managing the investments of the National Retirement Trust.

The target asset allocation for the Company is as follows: 53% – 67% equity securities; 26% – 36% debt securities; 4% – 12% real estate; and 0% – 4% cash.

Cash flows for the year ended December 31, 2003 included inflows of $69 million and outflows of $207 million. On December 31, it is common to have an increased cash position due to incoming cash contributions, as well as outgoing cash disbursements.

(b)	Cash Flows – Contributions

The Company expects to contribute $5,500,000 to its pension program in 2004.

(19)	Catastrophe Loss Reserve Trust Fund

In accordance with the Act No. 73 of August 12, 1994, and Chapter 25 of the Insurance Code, STS is required to establish and maintain a trust fund for the payments of catastrophe losses. The establishment of this trust fund will increase the financial capacity in order to offer protection for those insurers exposed to catastrophe losses. This trust may invest its funds in securities authorized by the Insurance Code, but not in investments whose value may be affected by hazards covered by the catastrophic insurance losses. The interest earned on these investments and any realized gain (loss) on investment transactions becomes part of the reserve for catastrophic insurance losses and income (expense) of the Company. The assets in this fund, which are reported as other assets in the accompanying consolidated balance sheets, will be used solely and exclusively to pay catastrophe losses covered under policies written in Puerto Rico.

The retained earnings of STS are restricted in the accompanying consolidated balance sheets by the total catastrophe loss reserve balance.

In addition, pursuant to Article 8 of Rule LXXII of October 15, 1999, of the Insurance Code, STS is required to make a current year deposit to the fund, if any, on or before January 30 of the following year. Contributions are determined by a rate (1.0% for 2003 and 2.5% for 2002), imposed by the Commissioner of Insurance for the catastrophe policies written in that year. The amount deposited in the trust fund is deductible for income tax purposes.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

In January 2004, the Company deposited to the trust fund $621 corresponding to the contributions for catastrophic policies written in 2003. No deposits were made during 2002 as the deposit formula resulted in no additional contribution for the year. The amount deposited in the trust fund may be reimbursed in the case that STS ceases to underwrite risks subject to catastrophe losses.

As of December 31, 2003 and 2002, the movement of the catastrophe loss reserve is as follows:

	2003	2002
Catastrophe loss reserve at beginning of year	$20,824	19,732
Investment income	973	1,092

Catastrophe loss reserve trust fund at end of year	21,797	20,824
Contribution payable	621	—

Restricted retained earnings	$22,418	20,824

The trust fund assets are composed of the following:

	2003	2002
U.S. Treasury securities, at amortized cost (fair value of $376 and $390 in 2003 and 2002, respectively)	$370	370
Federal Home Loan Bank notes, at amortized cost (fair value of $18,991 and $18,865 in 2003 and 2002, respectively)	19,273	18,565
Obligations of the Commonwealth of Puerto Rico and its instrumentalities, at amortized cost (fair value of $1,553 and $1,514 in 2003 and 2002, respectively)	1,500	1,500
Accrued interest receivable	277	318
Cash and cash equivalents	377	71

	$21,797	20,824

Maturities of investments held in the catastrophe loss reserve trust fund were as follows at December 31, 2003:

	Amortized	Estimated
	cost	fair value
Due after one year through five years	$1,870	1,888
Due after five years through ten years	12,790	12,807
Due after ten years	6,483	6,225

	$21,143	20,920

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

(20)	Commitments

The Company leases its regional offices, certain equipment, and warehouse facilities under operating noncancelable leases. Minimum annual rental commitments at December 31, 2003 under existing agreements are summarized as follows:

Year ending December 31:
2004	$3,124
2005	1,791
2006	1,524
2007	1,211
2008	595
Thereafter	471

Total	$8,716

Rental expense for 2003, 2002, and 2001 was $1,460, $1,459, and $1,274, respectively, after deducting the amount of $689, $441, and $419, respectively, reimbursed by Medicare (see note 15).

(21)	Contingencies

(a)	Legal Proceedings

At December 31, 2003, the Company is defendant in various lawsuits arising in the ordinary course of business. In the opinion of management, with the advice of its legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial position and results of operations of the Company.

The Company and others are defendants in a class action complaint alleging violations under the Racketeer Influenced and Corrupt Organizations Act. The suit, among other allegations, is based upon an alleged scheme to defraud the plaintiffs by the defendants by acquiring control of TSI through illegally capitalizing TSI and later converting it into a for-profit organization and depriving the shareholders of TSI of their ownership rights. The plaintiffs base their later allegations on the supposed decisions of TSI’s board of directors and shareholders, allegedly made in 1979, to operate with certain restrictions in order to turn TSI into a charitable corporation, basically forever. While the case is still in very early preliminary stages of litigation and has not been certified as a class action, a motion to dismiss was filed by defendants. On March 15, 2004, plaintiffs filed a response to this motion. Defendants may file a reply to the plaintiffs’ response by April 15, 2004. The court has stated its intention to decide on the motion to dismiss approximately 30 days after the last reply has been filed.

On May 22, 2003, a class action suit was filed by Kenneth A. Thomas, M.D. and Michael Kutell, M.D., on behalf of themselves and all other similarly situated and the Connecticut State Medical Society against the BCBSA and multiple other insurance companies including TSI. The individual plaintiffs bring this action on behalf of themselves and a class of similarly situated physicians seeking redress for alleged illegal acts of the defendants which they allege have resulted in a loss of

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

their property and a detriment to their business, and for declaratory and injunctive relief to end those practices and prevent further losses. Plaintiffs alleged that the defendants, on their own and as part of a common scheme, systematically deny, delay, and diminish the payments due to doctors so that they are not paid in a timely manner for the covered, medically necessary services they render. The class action complaint alleges that TSI’s healthcare plans are the agents of Blue Cross and Blue Shield licensed entities, and as such has committed the acts alleged above and acted within the scope of their agency, with the consent, permission, authorization, and knowledge of the others, and in furtherance of both their interest and the interests of other defendants. Management believes that TSI was brought to this litigation for the sole reason of being associated with BCBSA and that none of the allegations made by the plaintiffs are applicable to TSI. Therefore, TSI pursuant to the advice of its legal counsel, will move for the dismissal of the complaint against TSI.

(b)	Guarantee Associations

Pursuant to the Insurance Code, STS is a member of Sindicato de Aseguradores para la Suscripción Conjunta de Seguros de Responsabilidad Profesional Médico-Hospitalaria (SIMED) and of the Sindicato de Aseguradores de Responsabilidad Profesional para Médicos. Both syndicates were organized for the purpose of underwriting medical-hospital professional liability insurance. As a member, the subsidiary shares risks with other member companies and, accordingly, is contingently liable in the event that the above-mentioned syndicates cannot meet their obligations.

In the recent years SIMED has encountered financial difficulties, mainly attributed to premium deficiencies. As of December 31, 2002 (date of latest financial statements available), SIMED presented a deficit of approximately $22,200. As of December 31, 2003, STS has recorded an estimated assessment amounting to $416. This assessment was recorded upon information that the Commissioner of Insurance is considering imposing an assessment to improve SIMED’s financial condition. During 2002 and 2001, no assessment or payment has been made for this contingency.

Additionally, pursuant to Article 12 of Rule LXIX of the Insurance Code, STS is a member of the Compulsory Vehicle Liability Insurance Joint Underwriting Association (the Association). The Association was organized during 1997 to underwrite insurance coverage of motor vehicles property damage liability risks effective January 1, 1998. As a participant, STS shares the risk, proportionately with other members, based on a formula established by the Insurance Code. During the three-year period ended December 31, 2003, the Association distributed to the insurance companies underwriting auto property damages liability insurance in Puerto Rico an experience refund. STS received $638, $565, and $602 in 2003, 2002, and 2001, respectively, out of total refund distributed.

STS is a member of the Asociación de Garantía de Seguros de Todas Clases, excepto Vida, Incapacidad y Salud and TSI and SVTS are members of the Asociación de Garantía de Seguros de Vida, Incapacidad y Salud. As members, they are required to provide funds for the payment of claims and unearned premiums reimbursements for policies issued by insurance companies declared insolvent. At December 31, 2003 and 2001, STS had accrued $250 and $785, respectively, for future assessments. No accrual was made at December 31, 2002, since STS has not been informed of any further assessments. During 2003 and 2002, STS paid an assessment in connection with insurance

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

companies declared insolvent in the amount of $500 and $654, respectively. During 2001, no assessments or payments were made to STS. Moreover, no assessments were made to TSI and SVTS during 2003, 2002, and 2001.

(22)	Statutory Accounting

TSI, SVTS, and STS (collectively known as the regulated subsidiaries) are regulated by the Commissioner of Insurance. The regulated subsidiaries are required to prepare financial statements using accounting practices prescribed or permitted by the Commissioner of Insurance, which differ from GAAP.

The principal differences resulting between the financial statements of the regulated subsidiaries under statutory accounting practices with GAAP are as follows:

•	The accounting basis of investments in debt and equity securities are based upon the rules promulgated by NAIC Statutory Accounting Principles (SAP).

•	Certain assets (primarily prepaid expenses, furniture and equipment, and premiums’ balances not collected within 90 days) are classified as nonadmitted and are excluded from the balance sheets by a charge to unassigned capital and surplus.

•	Certain notes payable are classified as surplus notes under statutory accounting practices.

•	Policy acquisitions costs (mainly commissions) are not deferred over the periods in which the premiums are earned but charged to operations as incurred.

The NAIC has recodified SAP to promote standardization throughout the industry. On January 1, 2001, the Company adopted these new statutory accounting principles. During 1999, the Commissioner of Insurance adopted the NAIC SAP as long as it does not contradict the provisions of the Insurance Code. This results in the situation that various accounting practices prescribed or permitted by the Commissioner of Insurance depart from NAIC SAP.

In terms of permitted accounting practices, the Commissioner of Insurance through a circular letter dated September 14, 2001 permitted property and casualty insurance companies in Puerto Rico to not record the deferred tax liability that otherwise would have resulted from the contributions made to the catastrophe reserve fund (see notes 17 and 19). The use of this permitted statutory accounting practice relieves STS in 2003 and 2002 of recording a charge to operations of approximately $186 and $43, respectively, and a charge to the statutory surplus of approximately $4,700 and $4,500 in 2003 and 2002, respectively, which otherwise would have been recorded under the prescribed statutory accounting practices.

The accumulated earnings of TSI, SVTS, and STS are restricted as to the payment of dividends by statutory limitations applicable to domestic insurance companies. Such limitations restrict the payment of dividends by insurance companies generally to unrestricted unassigned surplus funds reported for statutory purposes. As more fully described in note 19, a portion of the accumulated earnings of STS are also restricted by the catastrophe loss reserve balance (amounting to $22,418 and $20,824 as of December 31, 2003 and 2002, respectively) as required by the Insurance Code.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

The net admitted assets, unassigned surplus, and capital and surplus of the insurance subsidiaries at December 31, 2003 and 2002 are as follows:

	2003
	(unaudited)
	TSI	STS	SVTS
Net admitted assets	$467,153	195,113	60,610
Unassigned surplus	175,393	28,572	19,802
Capital and surplus	175,934	59,490	21,002

	2002
	TSI	STS	SVTS
Net admitted assets	$416,108	163,748	43,509
Unassigned surplus	162,339	20,750	16,465
Capital and surplus	162,880	50,074	17,665

The net income of the insurance subsidiaries for the years ended December 31, 2003, 2002, and 2001 is as follows:

	TSI	STS	SVTS
2003 (unaudited)	$41,321	6,364	3,838
2002	36,988	3,481	3,442
2001	15,515	6,469	3,366

(23)	Net Income Available to Stockholders and Basic Net Income per Share

The Company presents only basic earnings per share, which is comprised of the net income that could be available to common stockholders divided by the weighted average number of common shares outstanding for the period.

The Company has not distributed dividends by virtue of the affirmative vote of its stockholders. However, a resolution was approved by the stockholders at its annual meeting held on April 27, 2003, acknowledging that the board of directors (the Board) may declare dividends subject to the Board’s determination that in their best judgment the payment of dividends is financially and legally feasible.

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

The following table sets forth the net income available for distribution to stockholders for the three-year period ended December 31, 2003. The amount presented as available for distribution to stockholders for the years 2002 and 2001 exclude TSI’s results of operations due to TSI’s prohibition to declare dividends, as required in its tax exemption ruling. Due to TSI’s change in tax status effective January 1, 2003 (see note 17), TSI’s earnings are now available for distribution to shareholders.

	2003	2002	2001
Net income	$26,229	48,249	21,715
Less TSI result of operations	—	37,903	11,339

Net income available to stockholders	$26,229	10,346	10,376

The following table sets forth the computation of basic earnings per share for the three-year period ended December 31, 2003.

	2003	2002	2001
Numerator for basic earnings per share:
Net income available to stockholders	$26,229	10,346	10,376
Denominator for basic earnings per share:
Weighted average of common shares outstanding	9,180	9,531	9,864
Basic net income per share	$2,857	1,085	1,052

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

(24)	Quarterly Financial Information (Unaudited)

	2003
	March 31	June 30	September 30	December 31	Total
Revenue:
Premiums earned, net	$315,556	313,789	314,043	318,846	1,262,234
Amounts attributable to self-funded arrangements	40,003	40,181	40,790	41,314	162,288
Less amounts attributable to claims under self-funded arrangements	(37,359)	(37,191)	(38,410)	(38,846)	(151,806)

	318,200	316,779	316,423	321,314	1,272,716
Net investment income	6,098	6,286	5,868	6,427	24,679
Net realized investment gains (losses)	(3,023)	6,644	3,669	1,075	8,365
Net unrealized investment gain (loss) on trading securities	2,092	7,276	(345)	5,870	14,893
Other income, net	850	1,524	532	1,797	4,703

Total revenue	324,217	338,509	326,147	336,483	1,325,356

Benefits and expenses:
Claims incurred	270,831	259,172	264,202	271,145	1,065,350
Operating expenses, net of reimbursement for services	38,490	39,917	37,301	49,441	165,149
Interest expense	703	765	776	987	3,231

Total benefits and expenses	310,024	299,854	302,279	321,573	1,233,730

Income before taxes	14,193	38,655	23,868	14,910	91,626

Income tax expense:
Current	377	63,909	6,967	(461)	70,792
Deferred	339	(1,968)	139	(3,905)	(5,395)

Total income taxes	716	61,941	7,106	(4,366)	65,397

Net income	$13,477	(23,286)	16,762	19,276	26,229

Basic net income per share	$451	(2,514)	1,844	2,136	2,857

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

	2002
	March 31	June 30	September 30	December 31	Total
Revenue:
Premiums earned, net	$309,842	308,478	310,562	307,765	1,236,647
Amounts attributable to self-funded arrangements	34,838	37,427	38,524	39,895	150,684
Less amounts attributable to claims under self-funded arrangements	(32,458)	(36,379)	(35,210)	(37,091)	(141,138)

	312,222	309,526	313,876	310,569	1,246,193
Net investment income	5,990	6,359	6,186	6,243	24,778
Net realized investment gains (losses)	(156)	6	683	(348)	185
Net unrealized investment gain (loss) on trading securities	285	(5,662)	(6,695)	3,750	(8,322)
Other income, net	213	211	198	1,453	2,075

Total revenue	318,554	310,440	314,248	321,667	1,264,909

Benefits and expenses:
Claims incurred	271,773	260,878	263,274	266,055	1,061,980
Operating expenses, net of reimbursement for services	38,711	38,642	35,550	35,636	148,539
Interest expense	1,119	872	830	771	3,592

Total benefits and expenses	311,603	300,392	299,654	302,462	1,214,111

Income before taxes	6,951	10,048	14,594	19,205	50,798

Income tax expense:
Current	199	318	185	614	1,316
Deferred	301	463	460	9	1,233

Total income taxes	500	781	645	623	2,549

Net income	$6,451	9,267	13,949	18,582	48,249

Basic net income per share	$287	527	187	307	1,085

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

(25)	Reconciliation of Net Income to Net Cash Provided by Operating Activities

A reconciliation of net income to net cash provided by operating activities follows:

	2003	2002	2001
Net income	$26,229	48,249	21,715
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,709	7,595	6,053
Net amortization of investments (discounts) premiums	1,866	2	(789)
Accretion in value of securities	(1,188)	(1,664)	(1,324)
(Decrease) increase in provision for doubtful receivables	(4,779)	2,116	2,887
(Decrease) increase in net deferred tax liability	(5,396)	1,233	825
Gain on sale of securities	(8,365)	(185)	(4,655)
Unrealized (gain) loss of trading securities	(14,893)	8,322	3,625
Proceeds from trading securities sold or matured:
Fixed maturities sold	77,582	103,012	22,620
Equity securities	28,924	11,804	15,982
Acquisition of securities in trading portfolio:
Fixed maturities	(96,237)	(112,879)	(25,420)
Equity securities	(38,956)	(16,471)	(18,196)
Gain on sale of property and equipment	(58)	(1)	(35)
Decrease (increase) in premiums receivable	4,809	(5,881)	(10,056)
Increase in accrued interest receivable	(218)	(47)	(183)
Increase in other receivables	(9,062)	(9,066)	(991)
Increase in deferred policy acquisition costs	(2,901)	(4,220)	(1,550)
(Increase) decrease in other assets	(3,188)	240	(4,580)
Increase (decrease) in claims processed and incomplete	(6,613)	13,029	30,199
Increase in unreported losses	9,139	70	15,094
Increase in loss-adjustment expenses	812	2,043	916
Increase (decrease) on individual retirement annuities	365	(832)	178
Increase in unearned premiums	7,743	12,655	6,166
Increase (decrease) in liability to FEHBP	405	(5,064)	2,165
Increase in accounts payable and accrued liabilities	6,914	2,136	9,523
Increase (decrease) in income tax payable	31,506	611	(733)

Net cash provided by operating activities	$10,149	56,807	69,436

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2003, 2002, and 2001
(Dollar amounts in thousands, except per share data)

	2003	2002	2001
Supplementary information on noncash transactions affecting cash flows activities:
Change in net unrealized gain on securities available for sale, including deferred income tax liability of $3,198, $963, and $660 in 2003, 2002, and 2001, respectively	$6,022	5,986	4,624
Retirement of fully depreciated items	1,594	1,258	838
Change in cash-flow hedges, including deferred income tax asset of $234 and $212 in 2003 and 2002, respectively	103	470	—
Change in minimum pension liability, including related intangible asset of $645 and $694 and deferred income tax asset of $3,614 and $641 in 2003 and 2002, respectively	2,292	8,114	—