Form 10-K, Exhibit 13
period 2004-12-31
TRIPLE-S MANAGEMENT CORP
filed 2005-03-29
CIK 1171662

2004 ANNUAL REPORT
L I V I N G
VALUES

Since its foundation in 1959. Triple-S, Inc, has been a leader in the health insurance industry in Puerto Rico.

In order to keep pace with the community’s growth and needs, the Company experienced rapid expansion and diversification of its products and business lines, while maintaining its financial strength, giving way to the creation of the Triple-S Group.

Seguros de Vida Triple-S, Inc. was created to provide disability and life insurance, as well as annuities, to bring peace of mind. Seguros Triple-S, Inc. was created to provide practicing doctors with much needed malpractice insurance, while offering a wide variety of property and casualty products to the general public. Interactive Systems, Inc. works on technological solutions for the companies in the Group, in addition to operating the Electronic Health System that allows more than 10,000 physicians, laboratories, dentists, and hospitals – that are part of the Triple-S, Inc. provider network to speedily process their claims. Triple-C, Inc. was formed to manage the Health Reform with the goal of guaranteeing access to quality health services to those without access to medical care. It is developing its role as a Third-Party Administrator (TPA).

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

L I V I N G
VALUES
MORE THAN SIMPLE BELIEFS, VALUES ARE A REFLECTION OF OUR OWN EXISTENCE. THEY ARE MANIFESTED IN EACH AND EVERY THING WE DO, BOTH IN OUR PERSONAL AND PROFESSIONAL LIVES.
At the Triple-S Group, we celebrate the values that guide our Corporation each day. We promote their understanding and acceptance convinced that, by doing so, we will get closer to our aspiration of becoming a more compassionate and competitive company.
We continuously search for different ways for values to become evident at all levels of our organization – from corporate culture, strategy and operation to relationship with our stakeholders – our providers, employees, shareholders, and the people and organizations we insure.
That’s how values are not mere words. At the Triple-S Group, these are deeply felt and shown in every gesture and every action of our people until they become Living Values.

Triple-S Group

Financial Highlights

(dollar amounts in thousands)	2004	2003	2002	2001	2000

Gross premiums*	$1,478,125	$1,424,522	$1,387,331	$1,289,773	$1,213,667
Claims incurred*	1,285,717	1,217,156	1,203,118	1,147,319	1,103,381
Operating expenses	171,879	165,149	148,539	140,830	130,135
Net income (loss)	45,803	26,229	48,249	21,715	(1,512)
Assets	919,657	834,623	721,892	655,805	575,556
Capital	301,433	254,255	231,664	186,028	159,693
Return on assets (ROA)	5.0%	3.1%	6.7%	3.3%	-0.3%
Return on equity (ROE)	15.2%	10.3%	20.8%	11.7%	-0.9%
Net income (loss) to premiums	3.1%	1.8%	3.5%	1.7%	-0.1%
Underwriting gain (loss) to premiums	1.4%	3.0%	2.6%	0.1%	-1.6%

*	Includes amounts attributable to self-funded arrangements.

2      Living Values

2004 TRIPLE-S GROUP

Triple-S Management Corporation

Letter from the Chairman of the Board

ONE OF THE MOST IMPORTANT RESPONSIBILITIES OF A CORPORATION IS TO ADD VALUE TO THE PEOPLE AND THE MARKET IT SERVES.

In the case of Triple-S Management, the outstanding performance of 2004 is an indication of the care we have placed in living by our values. These values are reflected throughout this annual report as well as evident in the financial results we achieved in 2004.

Over the course of 2004, the Board of Directors has been steering the Corporation to a position where it can continue to develop each of the companies that make up our Group.

In line with the requirements of the Sarbanes-Oxley Act, the Corporation is well on its way to comply with all the dispositions of this federal legislation. We are guided by our commitment to comply with the strictest dispositions of good corporate governance. In complying with these parameters, we can offer greater value and peace of mind to our shareholders, our health plan members and policyholders, as well as to the marketplace we serve.

Fernando J. Ysern Borrás, MD

These initiatives are also needed to ensure orderly growth in the Corporation. In addition, we have been working to create the optimum conditions to lead Triple-S Management on a geographic expansion and continue to grow our business lines. In particular, we have supported the one-stop-shop strategy based on the three business lines we offer: health; property and casualty; and life insurance and affiliated products.

Our first incursion into the debt capital market last year is helping us to finance our continued growth. We obtained favorable rates on our debt issue, while the market response could not have been better. We feel proud of being one of the few non-bank companies in Puerto Rico that has issued $50 million in debt and obtained an excellent classification of A- from Standard & Poor’s.

Living Values      3

2004 TRIPLE-S GROUP

Letter, continued

In the area of product development, we continue to respond to the needs of the Puerto Rican population. We developed a new product, Medicare Óptimo, for those 65 years old and older, the segment of the population experiencing the greatest growth. Medicare Óptimo is the only certified Medicare Advantage Plan in Puerto Rico that offers the beneficiary freedom of choice from an ample network of doctors, with no gatekeepers.

As to the petition from many of our shareholders that we provide them with proposals to allow them to transfer their shares, we have continued to seek options to liberalize the existing limitations. In that sense, we hope to propose alternatives that are widely acceptable to our shareholders, and that allow them greater leeway with their assets, since the current By-Laws only permit shares to be transferred in inheritance to descendants who are physicians and dentists.

Since September of 2003, we have been restricted in considering options for corporate development due to the Sánchez lawsuit, which is pending in Federal Court, San Juan District. This suit establishes a legal claim on the Corporation’s capital. If the Court grants the motion to dismiss, we will be in a position to analyze and recommend to our shareholders options to continue Triple-S Management’s corporate development.

Meanwhile, our legal advisors have indicated that while the Sánchez case remains active in Court, we need to be prudent in terms of the steps we take as we address our needs for corporate development. Our responsibility in this scenario has been to protect the Corporation’s assets and continue to improve its capacity to generate value. Our increased value was also acknowledged by AM Best which granted us an excellent qualification of A- once more.

In terms of the directors who make up the Board, we deeply felt the loss of José Davison Lampón, Esq. We will remember him and are deeply appreciative of his numerous contributions and years of service to the Board. Before year end, Juan Rodríguez Díaz, Esq. was selected to fill the vacancy in accordance with our By-Laws. We thank him for accepting this mission as we welcome him to the Board. We trust that he too will contribute greatly to the Corporation’s development.

This is the last report that I subscribe as Chairman of the Board. It has been a period of transition for our Corporation, marked by difficult times and challenges in the marketplace. Nevertheless, the Triple-S Group has emerged stronger than ever and continues to add value to the relationships we have with all our stakeholders. Our commitment as we face the future is to continue living by our values in every one of our undertakings.

Fernando J. Ysern Borrás,
MD Chairman of the Board

4      Living Values

RESPECT
We believe in respecting the individual and acknowledging each person’s contributions.

ETHICS
We act with integrity, and let ethical decision-making guide all our actions.

2004 TRIPLE-S GROUP

Triple-S Management Corporation

Board of Directors

above, left to right: Fernando L. Longo, MD; José Arturo Álvarez Gallardo; Mario S Belaval; Ramón M. Ruiz Comas, CPA (President and CEO); Jesús R. Sánchez Colón, DMD (Secretary); Carmen Ana Culpeper; Wilfredo López Hernández, MD; Wilmer Rodríguez Silva, MD (Vice President); Porfirio E. Díaz Torres, MD; Arturo Córdova López, MD (Assistant Secretary).

below, left to right: Miguel Nazario; Vicente J. León Irizarry, CPA (Treasurer); Valeriano Alicea Cruz, MD; Fernando J. Ysern Borrás, MD (Chairman of the Board); Manuel Suárez Méndez, Eng.; Adamina Soto Martínez, CPA (Assistant Treasurer); Manuel Figueroa Collazo, Eng; Manuel A. Marcial Seoane, MD; Juan E. Rodríguez Díaz, Esq.

Living Values      7

INNOVATION
We promote proactivity, creativity and innovation as competitive advantages.

2004 TRIPLE-S GROUP

Triple-S Management Corporation

Letter from the President and Chief Executive Officer

OVER THE COURSE OF LAST YEAR, TRIPLE-S GROUP CONTINUED TO GENERATE EXCELLENT RESULTS AS AN OUTCOME OF OUR STRATEGY TO DIVERSIFY OUR OPERATIONS, AS WELL AS STEER OUR SUBSIDIARIES IN THE DIRECTION OF A “ONE-STOP SHOP.”

Triple-S Group increased its net income from $26.2 million in 2003 to $45.8 million in 2004. The year’s performance behaved as anticipated in terms of income as well as expenses, since there was no material event reflected such as in 2003, when a special payment in taxes was made. In spite of a persistent weakness in the economy, the Triple-S Group maintained its focus during the year. As a Group, we made progress in the marketplace by adding value to our products and services.

We made strides with our strategy in several ways. For the first time, Triple-S, Inc. went to the capital markets in Puerto Rico with an issue of $50 million that had an excellent reception. Standard & Poor’s classified the transaction as A-, which is considered excellent. With this classification, we became one of the few issuers of debt in Puerto Rico to obtain an evaluation of that caliber in its first transaction of this type.

Ramón M. Ruiz Comas, CPA

The product of this transaction served to repay short-term debt, finance the development of new products and services, and provide continued support for our corporate development plans. Our results for the year also show greater diversification. For the first time, Seguros Triple-S, our property and casualty subsidiary, was responsible for generating 24% of the Group’s net income; an extraordinary achievement.

The performance achieved in 2004 is a reflection of our strict adherence to the Group’s values. These values arose from a philosophy of service embraced by a visionary group of physicians who founded the Company in 1959. These values, beginning with respect for each individual, continue to guide our steps and have been instrumental in helping the Group achieve its results over the past few years.

Living Values      9

2004 TRIPLE-S GROUP

Letter, continued

In spite of a persistent soft market for insurance products, the Group was able to obtain important progress in each of its business lines: health, property and casualty, life and annuities, and technology.

Health

In the area of health, we entered the market segment with the largest growth potential, those aged 65 years and older. We launched Medicare Óptimo and Medicare Óptimo Plus under the guidelines set by the Medicare Modernization Act of 2003 for Medicare Advantage programs. Under these programs, private health insurers can offer products that compete with Medicare. In contrast to traditional Medicare, this new plan includes dental and optical services, hearing aides and other benefits. It is the only plan that allows the beneficiary to access providers, with no restrictions, from the wide network of Medicare Óptimo providers in Puerto Rico.

FOR 2005, WE ARE PROJECTING THAT 12,000 TO 15,000 PEOPLE WILL CHOOSE MEDICARE ÓPTIMO. THE PRODUCT, LAUNCHED IN DECEMBER, HAS HAD AN EXCELLENT RECEPTION AND HAS EXCEEDED OUR PROJECTIONS.

In the area of group health plans, we experienced an increase of 3%, which is considerable in a labor market that is characterized by a lack of growth. We were able to increase our very high retention rates from 95% to 96% and reported an increase in underwriting income for the third year in a row.

We took steps to offer our health plan customers added value through new service channels and improved efficiency in containing rising health costs. As a result, for the second straight year,

10      Living Values

2004 TRIPLE-S GROUP

we were favored as the number one plan among health plans that serve federal employees in the U.S. in a satisfaction survey. The survey is a federal requirement for plans that serve federal employees.

During the year, we invested considerable effort in launching a new version of our website with the objective of providing greater functionality and interactivity for our health providers, customers, producers and employers. The website was tested during 2004. Its large-scale launch will be in 2005. We trust that once the website is widely available, it will become yet another added value that Triple-S offers its key stakeholders.

Also in 2004, it’s been ten years of intense work and dedication to the Health Reform. We continue to make adjustments in the model to better care for this segment of the population, which includes more than 600,000 people in the southwest, north and metro-north regions of Puerto Rico.

The Health Reform Program of the Commonwealth of Puerto Rico is managed by Triple-C, Inc., a third-party administrator. More than 90 cents of every dollar of premium is paid out for health services. The efficiency achieved in operating the Health Reform has also had a positive impact on the operation of Triple-S, Inc., the health insurer. It has helped Triple-S become one of most efficient health insurers in the United States.

Beyond its efficiency, the programs managed by Triple-C have helped to improve the quality of life of Health Reform beneficiaries. Since the Reform’s inception, there have been significant improvements in basic health parameters. Triple-C has contributed to establishing the standard of care with the incentives it has provided for preventive care. Today, Puerto Rico has the highest rate of vaccination for children under the age of 24 months in the United States.

Disease management programs, such as Cuidado Especial, have helped patients with chronic conditions improve their health and reduce their hospitalizations and visits to emergency rooms. The personal attention given to these patients has generated savings per every dollar invested in the program.

Through an alliance with McKesson, Triple-C continues to offer phone health services to an increasing number of customers in Puerto Rico, as well as in Hispanic markets of the United States.

Living Values      11

2004 TRIPLE-S GROUP

Letter, continued

Property and Casualty

Seguros Triple-S, Inc. continued experiencing double-digit growth in 2004, exceeding the industry’s performance. The Company registered its best year in underwriting income since its foundation in 1987. During 2004, the Company maintained its leadership in commercial packages and became the leader in the very competitive market for mortgage insurance, once we established alliances with some of the leading mortgage bankers in Puerto Rico.

With the goal of adding more value to our products, the Company launched two innovative products that are in line with current needs. We designed a policy to protect our customers in the event of identity theft. For the commercial area, we designed a policy that offers coverage in the event that information systems malfunction, in view of how much businesses currently rely on these systems.

As for service, the Company continues to invest in an extensive reengineering program of all its information programs with the goal of providing better service to its customers, such as in reducing the time it takes to process a claim. This program, which will have wide-ranging effects, will take two or three more years to complete. In 2004, some of our efforts became evident when we began to decentralize our claim processing centers so that they will be more accessible to our customers. There are now offices located in Arecibo, Caguas and Canóvanas, in addition to those that already operate in San Juan, Ponce and Mayagüez. Seguros Triple-S is the only property and casualty insurance company that has a claim center in Plaza Las Américas, the largest mall in the Caribbean. In 2005, we will open a second center in Plaza Carolina. Soon, the Company will establish a network of affiliated auto body shops to facilitate the claim process for customers.

Life and Annuities

During the course of the year, Seguros de Vida Triple-S, Inc. maintained its leadership in group life and disability products. With the goal of increasing its productivity, Seguros de Vida Triple-S restructured key areas within the Company including customer service, sales and marketing. In doing so, in 2005, the Company will be better positioned to enter the personal insurance marketplace. We will launch new products for this market in 2005.

12      Living Values

EXCELLENCE
We believe in providing excellence in service to all our constituents. We promote efficiency and effectiveness. We believe in financial soundness as a measure of success.
Living Values 13

2004 TRIPLE-S GROUP

Letter, continued

Technology

Throughout the years, Interactive Systems, Inc. has proved to be instrumental in adding value to the Group’s products and services by increasing the efficiency of more and more of its processes through the application of technology. It has helped each subsidiary increase the volume of information handled, as well as the speed and capacity of their claim processing.

At the Group level, Interactive Systems is seeking to apply technology in a uniform manner across all of the companies that make up the Group, in order to create a common platform to gradually make the one-stop shop possible. It has been and will continue to be the subsidiary that fully participates in the strategic planning processes of each member of the group in order to collaborate in finding ways to achieve greater efficacy in the operations and greater quality of service through the application of technology and the simplification of processes.

INTERACTIVE SYSTEMS CONTINUES TO PROVIDE SUPPORT FOR A COMPREHENSIVE REENGINEERING PROJECT THAT SEEKS TO SIMPLIFY THE COMPANY’S PROCESSES TO PROVIDE SPEEDIER CLAIM PROCESSING AND SERVICE.

At the health level, Interactive Systems is the company that allows us to operate the health programs for our customers, providers and employers with great efficiency. Interactive Systems was a key player in helping to enable Triple-S to launch Medicare Óptimo. Equally, its support has been important in disease management, case management and hospital reviews, all of these activities with the intention of achieving greater efficiencies in the service provided to our customers and the speed with which providers can obtain payment for their

14      Living Values

2004 TRIPLE-S GROUP

services. In terms of Seguros Triple-S, Interactive Systems continues to provide support for a wide-ranging reengineering project that seeks to simplify the Company’s processes in order to provide speedier claim processing and service.

Social Responsibility

Our commitment to live by our values extends to the leadership that we exert in the area of corporate responsibility. Over the year, we launched the public service campaign ¿Cuál es tu actitud? (What is your attitude?), which highlights the importance of having a positive attitude as a way of improving interpersonal relations in Puerto Rico. By being more positive, we can improve our lives as well as the lives of others with whom we interact in our workplace, our family and in the community.

With several other leading corporations in Puerto Rico, we led an initiative to support the first social responsibility corporate center that operates in the country, under the name of ConectaRSE (Connecting with Social Corporate Responsibility). We actively participated in the Chamber of Commerce’s Quality of Life Initiatives and those of the Puerto Rico Manufacturers Association. We also supported the efforts of Fondación Solidaridad (Solidarity Foundation), created by El Nuevo Día. And we continued to provide solid support to projects that promote education among health professionals, child and youth education, health, the environment, civism, sports and the arts.

We exercised our responsibility both as corporate citizens and in our market performance. Our success, in each of our subsidiaries and as a Group, continues to be closely linked to our capacity to generate value for our shareholders, customers, employers, providers and Puerto Rico’s health system, the economy and the general well-being of the population. In this manner, we reaffirm our commitment to live our values in each of the actions that we take, so that they can become Living Values.

Ramón M. Ruiz Comas, CPA
President and Chief Executive Officer
Triple-S Management Corporation

Living Values      15

TEAMWORK
We share information, give each other support and motivation, and thrive together to reach further.
16 Living Values

2004 TRIPLE-S GROUP

Triple-S Management Corporation

Corporate Leadership Group

Eva G. Salgado
President and Chief Executive Officer
Seguros Triple-S, Inc.

Ramón M. Ruiz Comas, CPA
President and Chief Executive Officer
Triple-S Management Corporation

Carlos Torres
President and Chief Executive Officer
Interactive Systems, Inc.

Luis A. Marini Mir, DMD
President and Chief Executive Officer
Triple-C, Inc.

Socorro Rivas, CPA
President and Chief Executive Officer
Triple-S, Inc.

Roberto O. Morales, Esq.
President and Chief Executive Officer
Seguros de Vida Triple-S, Inc.

Living Values      17

2004 TRIPLE-S GROUP

Group Highlights

TRIPLE-S, INC.

>	Solidified further its leadership as the leading health insurance company in Puerto Rico.

>	Serves 1.3 million people in Puerto Rico.

>	Contracts increased by 3% in spite of a stagnant labor market, and the contract retention rate rose to 96%.

>	For the second year in a row, it retained its number one position as a provider of quality services among health plans that serve federal employees in the U.S.

>	Holds the first place among health plans in the Blue Cross and Blue Shield network in six service categories. In Puerto Rico, the Company is number one in 9 out of 10 service categories.

>	Completed its new website, providing greater interactivity to its users.

>	Continues to be among the most efficient companies in the management of health plans in the U.S. It uses 89.5 cents out of each premium dollar to pay for direct services to its customers and 9.5 cents out every premium dollar for administrative costs.

>	Opened a second Service Center in Plaza Carolina. The first one opened at Plaza Las Américas in 2003.

>	Maintained an A- rating from AM Best and Standard & Poor’s.

TRIPLE-C, INC.

>	Administrates Health Reform services for the largest number of beneficiaries.

>	It helped improve the quality of life of many patients who suffer from certain chronic conditions and are part of the Cuidado Especial program. As a result, hospitalizations have dropped, which has helped to control costs and allow improvements to service and provide better access.

>	Jointly operates a health information line serviced by registered nurses with McKesson. From Puerto Rico, it serves the island market and 14 clients in the continental U.S.

>	Played a key role in helping improve health parameters through the administration of regions for the Puerto Rican government’s Health Reform program.

18      Living Values

2004 TRIPLE-S GROUP

SEGUROS DE VIDA TRIPLE-S, INC.

>	Celebrated its 20th anniversary of serving the Puerto Rican market in 2004.

>	Launched a new cancer policy with supplementary coverage and created a distribution channel to market this product by recruiting five general agencies that specialize in the sale of these types of insurance policies.

>	Began to cross-sell life insurance to individual health plan customers, a project that is part of the integration strategy of Triple-S Group.

>	Practically doubled its size in the past five years.

>	Continues to be the leading company in life and disability group sales in Puerto Rico.

>	Restructured the Company to better position it to enter the consumer life and disability insurance markets.

>	Maintained an A- rating (Excellent) from AM Best.

>	Stationed representatives at the Triple-S Service Center located in Plaza Las Américas to better service customers.

SEGUROS TRIPLE-S, INC.

>	Achieved double-digit growth for the sixth consecutive year, exceeding the market’s average performance.

>	Reported its best year in underwriting income, despite being a year characterized by a soft market and a catastrophic event such as Tropical Storm Jeanne.

>	Became the primary property and casualty insurer for mortgages on the Island when it formed an alliance with the three leading mortgage banks in Puerto Rico.

>	Seguros Triple-S continues to be the leading company in the sale of commercial package insurance in Puerto Rico.

>	For the first time, it launched a public service campaign to help consumers reduce their losses during the hurricane season.

>	Established several satellite offices that will be inaugurated during 2005 to offer better customer service in the areas of the sale of policies and claim processing.

>	Signature Insurance Agency, Seguros Triple-S general agency, became the third largest general insurance agency in Puerto Rico during 2004.

INTERACTIVE SYSTEMS, INC.

>	Provides information technology and innovative solutions to the Triple-S Group.

>	Manages one of the largest and most complex information technology centers in Puerto Rico and the Caribbean.

>	Processed a total of 22 million claims in 2004 for Triple-S, Inc.; 90.3% were processed electronically and 98.5% of total claims in the health area were processed in 30 days or less.

>	It is the leading provider of electronic billing applications for the Puerto Rican health industry, with more than 8,000 installations in providers’ and participants’ offices.

>	Launched SES Total, an electronic billing program that allows health providers and participants to bill health plans in Puerto Rico.

>	Implemented information systems to support the launching of Medicare Óptimo, which helped diversify the products offered by the Group.

>	Implemented applications that support individual case management and disease management programs to improve the quality of life of many patients.

>	Continued to strengthen information security within the Corporation’s information systems.

Living Values      19

COMMITMENT
We promote the quality of life in the communities we serve.
20 Living Values

2004 TRIPLE-S GROUP

Triple-S Management Corporation

Our Community is Our Responsibility

At the Triple-S Group, we believe in social responsibility as a key strategy to promote business development and improve the well-being of our community.

As always, we sponsored efforts that promote the arts, culture, education, sports and the environment. We also contributed to the professional growth of our physicians, dentists and health providers by supporting scientific investigation and continuous education programs.

However, the Triple-S Group has adopted a new vision which entails a greater action ratio and more commitment than ever. We now go beyond traditional philanthropy to include other projects that allow us to get involved in the search of solutions to our problems and significantly impact the social transformation of our Island.

A case in point was our public service campaign What is your attitude?, that calls attention to the importance of having a positive attitude as a way of fostering a better social interaction among Puerto Ricans. By asking our people to put on their best face when facing difficult situations, we are looking for a change in conduct that will improve our individual lives and the lives of all those around us.

The Triple-S Group’s commitment to our community was more evident than ever through our employee’s volunteer program. They went beyond donating funds to charitable organizations to donate their time and effort to support a noble cause. This included events to care for the needs of children and their families who spend long periods of time at the Pediatric Hospital, fundraising campaigns for the Muscular Dystrophy Association, Relevo por la Vida, and Heart Walk; and collecting Christmas presents for many needy groups around the Island.

The innovative social responsibility model that the Triple-S Group is beginning to adopt is vital to ensure the success of businesses and the well-being of the community. As more companies follow it, the more Puerto Rico will benefit.

That is precisely why we are motivating other businesses to join this global trend. We actively participate in the Social Responsibility Committees of the Chamber of Commerce and the PR Manufacturers Association, as well as in the Solidarity Operation Foundation, which promotes initiatives that improve the quality of life in Puerto Rico.

Likewise, the Triple-S Group has joined other leading companies as a founding member of ConectarRSE, the first Social Responsibility Center in Puerto Rico. From here, we’ll educate the local business community about the benefits of this global vision on socio-economic development, and will contribute to redefining companies’ roles as agents of change and social transformation.

Through these and many other efforts, we want to make Puerto Rico a better place to live and the Triple-S Group a better corporation, where we can always feel our Living Values.

Living Values      p21

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

INTERACTIVE SYSTEMS, INC.
787.749.4173

Production: Triple-S Advertising & Public Relations Office
Design: BD&E, Inc., Pittsburgh, Pennsylvania
Photography: Tomás Gual and Getty Images
Copy: Lisette Núñez, Ivonne Brown
Printing: Model Offset Printing

22      Living Values

Financial Information 2004

Management’s Discussion and Analysis of Financial Condition and Results of Operations.

This financial discussion contains an analysis of the consolidated financial position and financial performance as of December 31, 2004 and 2003, and consolidated results of operations for 2004, 2003 and 2002. This analysis should be read in its entirety and in conjunction with the consolidated financial statements, notes and tables included elsewhere in this Annual Report.

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

(Dollar amounts in thousands)	2004	2003	2002

Years ended December 31,

Consolidated premiums earned, net and fee revenue:
Health insurance - Commercial Program	$720,789	699,365	683,513
Health insurance - Reform Program	484,742	477,614	487,000
Property and casualty’	86,228	78,334	60,688
Other operating segments	16,442	17,403	14,992

	$1,308,201	1,272,716	1,246,193

Consolidated claims incurred	$1,115,793	1,065,350	1,061,980
Consolidated operating expenses	171,879	165,149	148,539

Consolidated underwriting costs	$1,287,672	1,230,499	1,210,519

Consolidated loss ratio	85.3%	83.7%	85.2%
Consolidated expense ratio	13.1%	13.0%	11.9%

Consolidated combined ratio	98.4%	96.7%	97.1%

Consolidated net investment income	$26,499	24,679	24,778
Consolidated net rcalized gain on sale of securities	10,968	8,365	185
Consolidated net unrealized gain (loss) on trading securities	3,042	14,893	(8,322)

	$40,509	47,937	16,641

Consolidated income tax expense	$14,014	65,397	2,549

Net income (loss) per segment:
Health insurance - Commercial Program	$23,757	49,071	28,133
Health insurance - Reform Program	9,250	14,034	9,770
Property and casualty	11,085	9,677	6,223
Other operating segments and TSM	1,711	(46,553)	4,123

Consolidated net income	$45,803	26,229	48,249

Year ended December 31, 2004 compared with the year ended December 31, 2003

Consolidated premiums earned, net and fee revenue increased by $35.5 million, or 2.8%, during the year 2004 when compared to the premiums earned, net and fee revenue during 2003. This increase is mostly due to the fluctuation in premiums earned, net of both Health Insurance segments and the property and casualty insurance segment.

•	The premiums earned, net and fee revenue corresponding to the Health Insurance - Commercial Program presented an increase of $21.4 million, or 3.1%, during this period. The increase in premiums earned, net of this segment is due to increases in premium rates and an increase in the average enrollment of Self-funded Employers accounts.

•	The premiums earned of the property and casualty insurance segment increased by $7.9 million, or 10.1%, during the year 2004. This increase is mostly the result of the segment’s increased volume of business, particularly in the Dwelling and Auto Physical Damage lines of business.

•	The premiums earned, net of the Health Insurance - Reform segment presented an increase of $7.1 million, or 1.5%, in 2004, as compared to the premiums earned, net in 2003. The increase in the premiums earned, net of this segment is due to increases in premium rates during the contract renegotiation process, net of a decrease in membership.

The consolidated claims incurred during the year 2004 were $50.4 million, or 4.7%, higher than the consolidated claims incurred for the year 2003. The loss ratio reflects an increase of 1.6 percentage points during the same period. This increase is mostly driven by the fluctuations in the claims incurred and the loss ratio of the Health Insurance – Commercial Program and Reform segments, which is basically attributable to the following:

•	During 2004, the Health Insurance – Commercial and Reform segments experienced higher costs per service and utilization trends when compared to the prior period. The increase was mainly noted in the cost and utilisation of prescription drugs, X-rays, and emergency room services as well as to an increase in the cost of surgical procedures and laboratory services.

•	During 2003, the claims incurred in the Health Insurance – Commercial and Reform segments were affected by the favorable development of their claims liabilities, which were attributed to better than expected utilization trends in that particular year.

In addition, claims incurred in the Property and Casualty Insurance segment also increased during 2004. The increase in the claims incurred of this segment is mostly due to an increase in its volume of business and to approximately $2.0 million of net losses from claims incurred related to the passage of Tropical Storm Jeanne through Puerto Rico.

Consolidated operating expenses increased $6.7 million, or 4.1%, during 2004 when compared to 2003, which is basically attributable to the increased volume of business of its reportable segments. The consolidated expense ratio increased 0.1 percentage points during the year 2004, from 13.0% in 2003 to 13.1% in 2004.

The consolidated realized gain on sale of securities is the result of the sound and timely management of the investment portfolio in accordance with corporate investment policies and from normal portfolio turnover of the trading and available-for-sale securities. The consolidated realized gain during 2004 is mostly due to the sale of common stock of Popular, Inc., which generated a realized gain of approximately $6.2 million and also to normal portfolio turnover of the trading and available for sale securities.

The unrealized gain on trading securities is related to investments held by segments in corporate bonds and equity securities. The unrealized gain experienced during the year 2004 is mostly attributed to gains in the portfolios held by segments in equity securities that replicate the Standard & Poor’s 500 Index, the Russell 1000 Growth Index and the Russell 1000 Value Index. All Indexes experienced positive returns in 2004. These segments plan to continue their long-term strategy of passive management and diversification since historically, performance of these types of investments has outperformed other financial instruments.

The consolidated income tax expense during the year 2004 presented a decrease of $51.4 million when compared to 2003 and is basically attributable to the termination of TSI’s tax ruling in July 2003. As a result, TSM recognized an income tax expense in 2003 amounting to $51.8 million.

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

•	The premiums earned, net and fee revenue corresponding to the Health Insurance – Commercial Program present in increase of $15.9 million, or 2.3%, during this period. The increase in premiums earned, net of this segment is due to increases in premium rates net of a slight decrease in its average enrollment.

•	The premiums earned of the property and casualty insurance segment increased by $17.6 million, or 29.1%, during the year 2003. This increase is mostly the result of the segment’s increased volume of business.

The premiums earned corresponding to the Health Insurance – Reform segment present a decrease of $9.4 million, or 1.9%, during this period. This decrease is basically the result of a net decrease in the average enrollment of the segment, net of an increase in premium rates.

The increase in the consolidated claims incurred during the year 2003 of $3.4 million, or 0.3%, is due to an increase in the volume of business. The loss ratio reflected a decline of 1.5 percentage points during the same period. This decline is mostly driven by declines in the loss ratio of the Health Insurance – Commercial Program segment and the Health Insurance – Reform segment, which decrease was the result of better than expected utilization trends. In addition, management has established several cost containment measures that have allowed cost and utilization trends to maintain levels consistent with pricing and margin objectives thus keeping the loss ratio under control.

Consolidated operating expenses increased $16.6 million, or 11.2%, during 2003 that is basically attributed to the increased volume of business of its reportable segments. The consolidated expense ratio increased of 1.0 percentage points during the year 2003 mostly due to the following contributing factors:

•	The property and casualty segment experienced a decrease in the reinsurance commission income from reinsurance treaties due to the cancellation of certain reinsurance contracts and change in the mix of reinsurance treaties. In addition, the segment had increases in certain non-recurring expenses, such as an assessment from a guarantee association and consulting services, among others.

•	The Health Insurance – Commercial Program segment recorded a non-recurring pension assessment of $4.6 million resulting from the number of retirees selecting lump-sum benefits instead of annuities.

The consolidated realized gain on sale of securities is the result of the sound and timely management of the investment portfolio in accordance with corporate investment policies and from normal portfolio turnover of the trading and available-for-sale securities. The consolidated realized gain during the year 2003 is mostly due to the sale of common stock of Popular, Inc., which generated a realized gain of approximately $8.9 million and also to normal portfolio turnover of the trading and available for sale securities.

The unrealized gain (loss) on trading securities is related to investments held by segments in corporate bonds and equity securities. The unrealized gain experienced during the year 2003 is mostly attributed to gains in the portfolios held by segments in equity securities that replicate the Standard & Poor’s 500 Index and the Russell 1000 Growth Index. Both Indexes experienced positive returns in 2003. In addition, during the first quarter of the year the Corporation sold certain investments with unrealized losses within such portfolios. This caused approximately $3.0 million in realized losses and had the effect of reducing the unrealized losses within the trading portfolio by the same amount. These segments plan to continue their long-term strategy of passive management and diversification since historically, performance of these types of investments has outperformed other financial instruments.

Consolidated income tax expense during 2003 increased $62.8 million mostly as the result of the following:

•	On June I8, 2003, the Corporation was notified by the Puerto Rico Treasury Department (PRTD) that TSI’s tax exemption was terminated effective December 31, 2002. As a result, effective January 1, 2003 TSI was subject to Puerto Rico income taxes, the Health Insurance – Commercial Program and the Health Insurance Reform segments recorded $4.6 million and $6.9 million, respectively, as income tax expense for the year.

•	On July 31, 2003, TSM and TSI executed a closing agreement with the PRTD that stipulated; in accordance with the income recognition methodology determined in the income lax ruling, that the statutory net income accumulated while TSI operated under the tax ruling was deemed distributed to TSM. As a result, TSM recognised an income tax expense amounting to $51.8 million.

Health Insurance — Commercial Program Operating Results

(Dollar amounts in thousands)	2004	2003	2002

Years ended December 31,

Average enrollment:
Corporate accounts	302,634	305,100	313,557
Self-funded employers	141,009	128,803	123,680
Individual accounts	84,807	84,407	82,583
Federal employees	51,917	53,993	55,999
Local government employees	40,257	43,177	43,526

Total average enrollment	620,624	615,480	619,345

Premiums earned, net	$711,906	691,484	675,930
Amount attributable to self-funded arrangements	182,752	163,175	151,497
Less amounts attributable to claims under self-funded arrangements	(169,924)	(151,806)	(141,138)

Premiums earned, net and fee revenue	$724,734	702,853	686,289

Claims incurred	$620,751	584,448	574,874
Operating expenses	94,930	92,264	86,321

Total underwriting costs	$715,681	676,712	661,195

Underwriting income	$9,053	26,141	25,094

Loss ratio	85.7%	83.2%	83.8%
Expense ratio	13.1%	13.1%	12.6%

Combined ratio	98.8%	96.3%	96.3%

General

The Health Insurance — Commercial Program segment’s total revenues are primarily generated from premiums earned for risk-based healthcare services provided to its members, revenues generated from self-funded arrangements and investment income. Claims incurred include healthcare services and other benefit expenses consisting primarily of payments to physicians, hospitals and other service providers. A portion of the claims incurred for each period consists of an actuarial estimate of claims incurred but not reported to the segment during the period. Operating expenses arc comprised of general, selling, commissions, depreciation, payroll and other related expenses. The segment’s results of operations depend largely on its ability to accurately predict and effectively manage healthcare costs.

Year ended December 31, 2004 compared with the year ended December 31, 2003

During 2004, the Health Insurance — Commercial Program segment reported an increase of 3.1% in the amount of premiums earned, net and fee revenue. This increase is due to the following:

•	The segment is constantly monitoring claims trends, particularly in the rated Corporate accounts and Individual lines of business. This practice assures adequate premium rates that reflect the actual claims trend of each particular business. On average, this segment increased premium rates by 4.5% during the year 2004.

•	The increase in total average enrollment of 5,144 members, or 0.8%, during the year 2004 when compared to 2003 is mainly the result of flat employment levels in Puerto Rico during the last three years. The most significant increase in enrollment is in the Self-funded Employers, which presents an increase of 12,206 members, or 9.5%. since during this period certain large Corporate accounts groups shifted from the rated business to self-funded arrangements, assuming the risk associated with insuring their employees. The increase experienced in this business is mitigated by the decrease experienced in 2004 in the Local government employees and Federal employees businesses, which present a decrease of 2,920 members, or 6.8%, and 2,076, or 3.8%, respectively.

Approximately 73% on the increase in total premiums is due to increases in premium rates. The remaining 27% is attributable to an increase in the segment’s volume of business.

The claims incurred for the year 2004 were $36.3 million, or 6.2%, higher than 2003, mostly as a consequence of an increase in claims experience trends. The claims experience trends increased 5.7% and 3.9% during 2004 and 2003, respectively, mostly due to higher costs per service and higher utilization levels. The segment’s loss ratio reflects an increase of 2.5 percentage points during the same period. The increase in the loss ratio is the result of the following:

•	In 2004 the segment experienced increases in the cost and utilization of prescription drugs, emergency room services, X-ray services and major medical services. Total claims paid during 2004 for both medical services and prescription drug coverage increased by 8.6% and 8.2%, respectively, when compared to 2003. Claims paid during 2004 on major medical services present an increase S11.3 million, or 55.0%, when compared to 2003.

•	Also, in 2004 the segment experienced an unfavorable development of $2.5 million on the 2003 estimated claims liability mostly because of higher than expected cost per service and utilization trends. In 2003, on the other hand, the segment experienced a favorable development of the 2002 claim liabilities estimate of $7.1 million.

The segment continues developing and implementing cost containment initiatives to control claims trends and to maintain them at levels consistent with pricing and margin objectives.

Operating expenses increased by $2.7 million, or 2.9%, during 2004, sustaining an expense ratio of 13.1% in 2004. The increase in operating expenses is mostly due to the effect of the following:

•	The business growth experienced in 2004 resulted in an increase in payroll expenses and commissions due to agents and brokers by $2.3 million.

•	The increase in technology related expenses of $1.5 million is directly related the segment’s commitment to continuously enhance services to its members and service providers.

•	During 2004, legal expenses and professional services and consulting fees increased by $1.3 million and $1.5 million, respectively, mostly as a result of assistance related to legal, governmental and regulatory matters related to the segment’s business.

•	All of these increases in 2004 were offset by a reduction in pension expense due to non-recurring pension settlements of $4.6 million in 2003, resulting from the number of retirees selecting lump-sum benefits instead of annuities.

Year ended December 31, 2003 compared with the year ended December 31, 2002

During 2003, the Health Insurance — Commercial Program segment reported an increase of 2.4% in the amount of premiums earned, net and fee revenue even when experiencing a slight decrease in its average enrollment. The increase in the amount of premiums earned, net and fee revenue is due to the following:

•	The segment is constantly monitoring claims trends, particularly in the rated Corporate accounts and Individual lines of business. This practice assures adequate premium sales that reflect the actual claims trend of each particular business. On average, this segment increased premium rates by 3.9% during the year 2003.

•	In addition, management service fees increased by $l.0 million, or 9.7%, during the year 2003. This increase was due to an increase in membership in the Self-funded employers accounts.

•	The decrease in total average enrollment of 3,865 members, or 0.6%, during the year 2003 when compared to 2002 is the result of flat employment levels in Puerto Rico during the last three years, employers’ difficulty in coping with increased premium pricing and the segment’s continued elimination of unprofitable Corporate accounts groups. The most significant decrease in enrollment is in the Corporate accounts business, which decreased 8,457 members, or 2.7%, during this period. This decrease is the result of the loss of one major account with approximately 16,000 members, net of new groups acquired during the year. The decrease experienced in this business is somewhat mitigated by the increase experienced in 2003 in the Self-funded Employers of 5,123 members, or 4.1%, since during this period certain large Corporate accounts groups shifted from the rated business to self-funded arrangements, assuming the risk associated with insuring their employees.

The increase in premiums earned, net and fee revenues is attributable primarily to increased premium sales.

The claims incurred for the year 2003 were $9.6 million, or 1.7%, higher than 2002 as a consequence of a claims trend increase of 3.9% during the same period. The segment’s loss ratio reflects a decline of 0.6 percentage points during the same period. The improvement in the loss ratio is the result of the following:

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

The increase in operating expenses of $5.9 million, or 6.9%, is mostly due to the recognition of non-recurring pension settlements of $4.6 million resulting from the number of retirees selecting lump-sum benefits instead of annuities. In addition, the segment experienced slight increases in the acquisition cost of business, such as marketing and commission expenses, and in payroll and payroll related expenses.

Health Insurance — Reform Program Operating Results

(Dollar amounts in thousands)	2004	2003	2002

Years ended December 31,

Average enrollment:
North Area	232,956	236,766	251,002
Metro- North Area	217,441	224,903	202,028
Southwest Area	164,357	168,109	162,088
Northwest Area	—	—	78,168

Total average enrollment	614,754	629,778	693,286

Premiums earned, net	$484,742	477,614	487,000

Claims incurred	$437,834	428,045	445,039
Operating expenses	35,777	34,637	36,109

Total underwriting costs	$473,611	462,682	481,148

Underwriting income	$11,131	14,932	5,852

Loss ratio	90.3%	89.6%	91.4%
Expense ratio	7.4%	7.3%	7.4%

Combined ratio	97.7%	96.9%	98.8%

General

The Health Insurance — Reform segment’s total revenues are primarily generated from premiums earned according to the provisions of the Government’s Reform contracts and investment income. Claims incurred include health services and other benefit expenses consisting primarily of payments to physicians, hospitals and other service providers. A portion of the claims incurred for each period consists of an actuarial estimate of claims incurred but not reported during the period. Operating expenses consist of disease management program, general, depreciation, payroll and other related expenses. The segment’s results of operations depend largely on its ability to accurately predict and effectively manage healthcare costs.

Year ended December 31, 2004 compared with the year ended December 31, 2003

The premiums earned, net of the Reform segment increased S7.1 million, or 1.5%, during the year 2004. This increase is the result of the following:

•	During the Reform contract renegotiation process, premium rates were increased, effective July 1, 2004, by approximately 4.4% for a twelve-month period ending June 30, 2005 and 4.2% for the twelve month period ended June 30, 2004.

•	The average enrollment for this segment decreased by 15,024 members, or 2.4%, during the year 2004. This decrease is attributed to the continuous review and screening performed by the Government of Puerto Rico over the lists of persons eligible to participate in the Reform.

The increase experienced in premiums earned, net is attributable primarily to increases in premium rates.

The increase of $9.8 million, or 2.3%, in claims incurred during the year 2004 is attributed to the higher utilization and costs experienced by the segment. The segment experienced an increase in utilization and some of the risks assumed by TSI, particularly catastrophe risks such as cardiovascular services, dialysis and obstetrics, among others. Also, during 2004, capitation payments to IPA’s increased when compared to the prior year. The segment’s loss ratio also experienced an increase (0.7 percentage points) when comparing the year 2004 with 2003. In addition, during 2003 the claims incurred of the segment were affected by the favorable development of its claim liabilities, which was attributed to better than expected utilization trends in that particular year.

Operating expenses for the year 2004 were $1.1 million, or 3.3%, higher than the operating expenses for the year 2003. The expense ratio also increased, from 7.3% during 2003 to 7.4% during 2004. This fluctuation is due to the normal inflationary effect in operational costs.

Year ended December 31, 2003 compared with the year ended December 31, 2002

The premiums earned, net of the Reform segment decreased $9.4 million, or 1.9%, during the year 2003. This decrease is the result of the following:

•	The average enrollment for this segment decreased by 63,508 members during the year 2003. This decrease is due to the net effect of the following: the loss of the Northwest Area, which seven municipalities were merged into the West Area (served by another carrier) effective July 1, 2002, and the fact that six new municipalities were assigned into areas serviced by the segment effective July 1, 2002. In addition, the continuous review and screening performed by the Government of Puerto Rico over the lists of persons eligible to participate in the Reform also contributed to the decrease in membership during this period.

•	Premium rates were increased by approximately 4.2% during the Reform contract renegotiation process for the twelve-month period ended June 30, 2004. In addition, the premium rates for the areas in which the segment has experienced an increase in its average enrollment (the Metro-North and Southwest areas) have higher premium rates than the areas where the segment has experienced a decrease in average enrollment.

The decrease experienced in premiums earned, net is attributable primarily to the decrease in membership.

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

Property And Casualty Insurance Operating Results

(Dollar amounts in thousands)	2004	2003	2002

Years ended December 31,

Premiums written:
Commercial multiperil	$56,506	54,986	48,640
Dwelling	28,323	22,624	17,165
Auto physical damage	18,922	15,821	16,918
Commercial auto liability	14,082	12,753	10,823
Other liability	8,485	6,522	5,532
Medical malpractice	6,499	5,986	5,857
All other	9,057	9,435	7,346

Total premiums written	141,874	128,127	112,281

Premiums ceded	(52,215)	(43,771)	(39,806)
Change in unearned premiums	(3,431)	(6,022)	(11,787)

Net premiums earned	$86,228	78,334	60,688

Claims incurred	$45,977	43,390	34,334
Operating expenses	40,182	37,354	25,549

Total underwriting costs	$86,159	80,744	59,883

Underwriting income (loss)	$69	(2,410)	805

Loss ratio	53.3%	55.4%	56.6%
Expense ratio	46.6%	47.7%	42.1%

Combined ratio	99.9%	103.1%	98.7%

General

The property and casualty insurance segment’s total revenues are primarily generated from net premiums earned and investment income. Claims incurred are composed of losses and loss-adjustment expenses. A portion of the claims incurred for each period consists of an estimate of unreported losses to the segment during the period. Operating expenses consist of general, commissions, depreciation, payroll and other related expenses.

Year ended December 31, 2004 compared with the year ended December 31, 2003

Total premiums written for the year ended December 31, 2004 increased by $13.7 million, or 10.7%, when compared to the total premiums written for the year 2003. This increase is mostly reflected in the premiums written for the dwelling, auto physical damage and other liability lines of business, which experienced an increase in premiums of $5.7 million, or 25.2%, $3.1 million, or 19.6%, and $2.0 million, or 30.1%, during this period, respectively. The strengthening of business relationships with financial institutions has resulted in additional growth in the dwelling line of business. The commercial auto, including auto physical damage coverage, and other liability lines of business have been targeted for growth through new business.

The increase experienced in net premiums earned is mainly attributable to an increase in the segment’s volume of business.

Premiums ceded to reinsurers during the year 2004 increased by $8.4 million, or 19.3%, when compared to 2003. The ratio of premiums ceded to total premiums written reflects an increase of 2.6 percentage points, from 34.2% in 2003 to 36.8% in 2004. The increase in the ratio of premiums ceded to total premiums written is the net result of several factors:

•	In 2004, the segment experienced increased costs for catastrophe coverage as well as the need to compensate for the coverage increase in the property business.

•	The amount of premiums ceded in the 2003 period was reduced as a result of the cancellation of the property surplus treaty. This cancellation resulted in a reinsurance portfolio transfer resulting in net incoming business and a reduction in the amount of premiums ceded.

•	During 2003 the segment increased its retention in the personal lines quota share treaty from 70% to 95%. In addition, as a result of the increased retention, the segment received an incoming reinsurance portfolio transfer causing a reduction in the premiums ceded in the 2003 period.

The decrease in the change in unearned premiums of $2.6 million is also primarily due to the effect of the reinsurance portfolio transfers done during the year 2003 as well as to the changes in the mix of the business subscribed.

Claims incurred increased by $2.6 million, or 6.0%, when comparing the claims incurred during 2004 with the claims incurred in the year 2003. This increase is primarily due to incurred losses from the passing of Tropical Storm Jeanne in September 2004. Net incurred losses reported for Tropical Storm Jeanne amounted to $2.1 million. The loss ratio, on the other hand, experienced a decrease of 2.1 percentage points during the year 2004 as compared to the prior year since the segment’s loss experience was lower in the commercial multiperil and auto insurance lines of business. The auto insurance lines of business experienced an improvement in its loss ratio in both the physical damage and liability business.

The operating expenses for the year 2004 increased by $2.8 million, or 7.6%, when compared to the operating expenses for the year 2003. The expense ratio however, experienced a decrease of 1.1 percentage point during the year 2004. The fluctuation in the operating expenses and the expense ratio is, among other things:

•	The effect of an increase in commission expense due to the segment’s increased volume of business

•	During 2004, the segment recorded a guaranty fund assessment to cover liabilities of insolvent companies. This assessment, which amounted to $871 thousand, was charged to operations during 2004.

•	The experience refund received from the Compulsory Vehicle Liability Insurance Joint Underwriting Association increased by $202 thousand, from $633 thousand during 2003 to $840 thousand during 2004. This refund is recorded as a decrease to the operating expenses for the period.

Year ended December 31, 2003 compared with the year ended December 31, 2002

Total premiums written for the year ended December 31, 2003 were $15.8 million, or 14.1%, higher than the total premiums written for the year 2002. This increase in total premiums written was mostly reflected in the growth experienced by the following lines of business:

•	As planned by the segment, the line of business with the largest growth was the commercial multiple peril line, where premiums written increased by $6.3 million, or 13.0%, during the year 2003. This increase was due to the production of new business since premium rates for this line have remained consistent throughout the year.

•	Dwelling premiums also contributed to this year’s increase in premiums written, as the premiums of this line increased by $5.5 million, or 31.8%. During 2003, the property and casualty segment devoted great efforts to strengthen lies with its financial institution partners. As a consequence of the new environment resulting from the Graham, Leach, Bhley Act, financial institutions have established their presence in the marketplace as general agents and/or producers. The segment was actively involved with these institutions with specific and tailor-made initiatives that have produced positive results.

Approximately 90.0% of the increase in total premiums written was due to an increase in the segment’s volume of business. The remaining 10.0% was attributable to increases in premium rates.

Premiums ceded to reinsurers during the year 2003 reflect an increase of $4.0 million, or 10.0% that was attributed to the segment’s increased volume of business. The ratio of premiums ceded to total premiums written, however, reflects a decrease of 1.3 percentage points. The decline in the ratio of premiums ceded to total premiums written was the net result of several factors:

•	The segment changed its major reinsurance vehicle for its commercial property business from a property first surplus treaty to a quota share arrangement.

•	During the 2003 reinsurance contract renewal process, the segment cancelled a commercial surplus reinsurance treaty. This cancellation propitiated a reinsurance portfolio transfer that resulted in the reacquisition of business previously ceded, and, accordingly, a reduction in premiums ceded.

•	The segment altered its catastrophe reinsurance program establishing, up to certain layers of protection, separate towers for commercial and personal business.

•	In addition, the segment acquired additional catastrophe protection as a result of increased premium volume projections.

Claims incurred increased during 2003 $9.1 million, or 26.4% primarily as a result of the segment’s increased volume of business. The segment’s loss ratio however, declined by 1.2 percentage points during the same period. The decline in the loss ratio was mostly the result of favorable underwriting results in the commercial multiperil line of business (principally due to the portfolio quality and maturity), a change in the mix of business subscribed and an increased retention of the segment’s profitable lines of business, which increased the premiums earned base. Also, the auto liability line of business experienced an improvement in its loss ratio as a result of premium rate increases and reserve releases.

The operating expenses increased by $11.8 million during the year 2003. The expense ratio experienced an increase of 5.6 percentage points in 2003. The increase in the operating expenses and the expense ratio was, among other things, the net effect of an increase in commission expense due to the segment’s increased volume of business and a decrease in the reinsurance commission income from reinsurance treaties. In addition, during the year 2003 the segment experienced an increase in certain non-recurring expenses, such as an assessment from a guarantee association and consulting services, among others.

Liquidity And Capital Resources

Cash Flows

The Corporation maintains good liquidity measures due to the quality of its assets, the predictability of its liabilities, and the duration of its contracts. The liquidity of the Corporation is primarily derived from the operating cash flows of its insurance subsidiaries.

As of December 31, 2004 and 2003, the Corporation’s cash and cash equivalents amounted to $ 35.1 million and $47.7 million, respectively. Sources of funds considered in meeting the objectives of the Corporation’s operations include cash provided from operations, maturities and sales of securities classified within the trading and available-for-sale portfolios, securities sold under repurchase agreements, and issuance of long and short-term debt.

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

Net cash flows provided by operating activities amounted to $8.8 million, $10.1 million and $56.8 million as of December 31, 2004, 2003 and 2002, respectively, a decrease of $1.3 million and $46.7 million in 2004 and 2003, respectively. The fluctuation in cash flows provided by operating activities is mainly attributed to the net effect of the following:

•	Increase in collections of premiums of $35.3 million in 2004 and $30.5 million in 2003. The increase in premium collections is the result of the increased premium rates and increased volume of business of the operating segments.

•	Increase of $13.2 million in 2004 and $17.8 million in 2003 in the amount of cash paid to suppliers and employees. This increase is basically attributed to additional commission expense generated from the acquisition of new business and general operating expenses.

•	Increase of $26.3 million and $15.5 million in 2004 and 2003, respectively, in the amount of claims losses and benefits paid. In both years the increase in the amount of claims losses and benefits paid is mostly the result of the segment’s increased volume of business as well to the Health Insurance segments increased costs per service and higher utilization trends.

•	Increase in income taxes paid of $5.4 million in 2004 and $38.9 million in 2003. The increase in the amount of income taxes paid is mostly the result of payments to the PRTD in accordance with the closing agreement executed in 2003. The first installment stipulated in the closing agreement, amounting to $37.0 million was made on July 31, 2003. The second installment of the closing agreement, amounting to $14.8 million, was made on April 15, 2004. In addition, during 2004 TSI made a payment of $17.8 million corresponding to its income tax liability for the year 2003 and estimated income tax payments amounting to $10.4 million.

•	In addition, during the year 2004 the amount of net acquisitions of investments in the trading portfolio decreased by $12.3 million. In 2003, the amount of net acquisitions of investments in the trading portfolio increased by $ 14.2 million.

•	The contingency reserve funds payment from the Federal Employee Health Benefit Plan decreased by $7.8 million in 2004. During the year 2003, the contingency reserve funds payment was $7.0 million more than the payment received during the prior year. The amount collected from the contingency reserve funds of the FEHBP was $5.2 million, $13.0 million and $6.0 million during 2004, 2003 and 2002, respectively. This fluctuation is related to the results of operations of the program during each particular year.

This excess liquidity is available, among other things, to invest in high quality and diversified fixed income securities and, to a lesser degree, to invest in marketable equity’ securities.

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

Net cash flows used in investing activities amounted to $45.0 million, $90.6 million and $43.5 million as of December 31, 2004, 2003 and 2002, respectively. The cash flows used in investing activities during these years was mainly due to the investment of the excess cash generated from the operations and reinvestment of securities called or matured during the same period. Total acquisition of investments exceeded the proceeds from investments sold or matured by $41.5 million and $87.5 million during the years 2004 and 2003, respectively.

Cash Flows from Financing Activities

Net cash flows provided by (used in) financing activities amounted to $23.5 million, $45.5 million and $(11.5) million for the years ended December 31, 2004, 2003 and 2002, respectively. The decrease of $22.0 million during the year 2004 and the increase of $57.0 million during the year 2003 in the cash flows from financing activities are due to the effect of the following fluctuations:

•	The change in outstanding checks in excess of bank balances increased by $9.5 million during the year 2004 and decreased by $1.7 during the year 2003. This represents a timing difference between the issuance of checks and the cash balance in the bank account at one point in time.

•	Total debt repayments amounted to $39.6 million, $1.6 million and $5.6 million during the years 2004, 2003 and 2002, respectively. The increase of $38.0 million in debt repayments during 2004 is due to the repayment of short-term borrowings amounting to $37.0 million as well as to the scheduled payment of $1.0 million that was done on one of the credit agreements. The decrease of $4.0 million in debt repayments during 2003 is due to the additional repayments made during the year 2002 over the scheduled principal payments of the credit agreements. During the year 2003, the Corporation made only the principal payments scheduled in the credit agreements.

•	Total debt proceeds amounted to $50.0 million and $38.7 million during the years 2004 and 2003. There were no debt proceeds during the year 2002. In 2004, the Corporation received proceeds from the senior unsecured notes amounting to $50.0 million. In 2003, the Corporation received $38.7 million from the issuance of short-term borrowings. This represents an increase of $11.3 million in the amount of proceeds received from the issuance of debt.

•	The amount of net proceeds (surrenders) of annuity contracts during the years 2004, 2003 and 2002 amounted to $6.4 million, $11,2 million and $(l.5) million, respectively. This fluctuation is basically due to the Corporation’s new deferred annuity product introduced in late 2002.

Financing and Financing Capacity

The Corporation has significant short-term liquidity supporting its businesses. It also has available short-term borrowings that from time to time address timing differences between cash receipts and disbursements. These short-term borrowings are mostly in the form of securities sold under repurchase agreements. As of December 31, 2004, the Corporation had $227.5 million in available credit on these agreements. Outstanding short-term borrowings as of December 31, 2004 amount to $1.7 million. The amount due under outstanding short-term borrowings is expected to be paid out of the operating and investing cash flows of the Corporation.

In September 30, 2004 TSI issued and sold $50.0 million of its 6.30% senior unsecured notes due September 2019 (the notes). The notes are unconditionally guaranteed as to payment of principal, premium, if any, and interest by the

Corporation. The notes were privately placed to various institutional investors under a note purchase agreement among TSI, the Corporation and the investors. The notes pay interest semiannually beginning on March 2005, until such principal becomes due and payable. The notes contain certain covenants with which TSI and the Corporation have complied with at December 31, 2004. Most of the proceeds obtained from this issuance were used to repay $37.0 million of short-term borrowings made by TSI. The remaining proceeds were used for general business purposes.

In addition, the Corporation has two credit agreements with a commercial bank, FirstBank Puerto Rico. These credit agreements bear interest rates determined by the London Interbank Offered Rate (LIBOR) plus a margin specified at the time of the agreement. As of December 31, 2004, the two credit agreements have outstanding balances of $30.7 million and $15.0 million and average annual interest rates of 3.30% and 3.32%, respectively. The first agreement stipulates monthly principal repayment of $137 thousand. The second agreement stipulates repayments of principal amounts of not less than $250 thousand and in integral multiples of $50 thousand. The aggregate principal amounts of this credit agreement shall be reduced annually to the amounts specified on or before the dates described below:

Required Principal
Outstanding
Date	Balance
(amounts in thousands)
August 1, 2005	$13,500
August 1, 2006	12,000
August 1, 2007	—

These credit agreements are guaranteed by a first position on the Corporation’ land, building, and substantially all leasehold improvements, as collateral for the term of the agreements under a continuing general security agreement. These credit facilities contain certain covenants which are normal in this type of facility. As of December 31, 2004, management believes the Corporation is in compliance with these covenants. Failure to meet these covenants may trigger the accelerated payment of the credit agreements’ outstanding balance. Principal repayments on these loans are expected to be paid out from the operating and investing cash flows of the Corporation.

The Corporation continually monitors existing and alternative financing sources to support its capital and liquidity needs.

Planned Capital Expenditures

To provide for the future growth of its operations, the Corporation is planning the construction, on land already owned, of a new six-floor building that will basically house the operations of some divisions of TSI and STS and the operations of ISI, including its mainframe facilities. ISI’s mainframe facilities are currently located in leased property that will be vacated once the project is completed. In addition, as part of this project the Corporation is also planning the construction of a multi-level parking building which will add approximately 500 parking spaces. This project is expected to be completed during the year 2007-2008. The cost of this project is estimated at approximately $22.0 million and is expected to be financed using credit facilities available to the Corporation.

Contractual Obligations

The Corporation’s contractual obligations impact its short and long-term liquidity and capital resource needs. However, the Corporation’s future cash flow prospects cannot be reasonably assessed based on such obligations. Future cash outflows, whether contractual or not, will vary based on our future needs. While some cash outflows are completely fixed (such as commitments to repay principal and interest on borrowings), the reality is that most are dependent on future events (such as the payout pattern of claim liabilities which have been incurred but not reported).

The following table includes the aggregated information about the Corporation’s contractual obligations. The information presented in the table includes payments due under specified contractual obligations, aggregated by type of contractual obligation, including the maturity profile of the Corporation’s debt, operating leases and other long-term liabilities. The table below excludes an estimate of the future cash outflows related to the following long-term liabilities:

•	Annuity contracts — The cash outflows related to these instruments are not included since these annuities do not have defined maturities, such that the timing of payments and withdrawals is uncertain. There are currently no annuities in paying status.

•	Pension plan contributions – Pension plan contributions arc excluded from the following table since the estimated amount of pension contributions are subject to change in view of the fact that contribution decisions are affected by various factors such as market performance, regulatory and legal requirements and plan funding policy.

•	Other long-term liabilities – Due to the indeterminate nature of their cash outflows, certain categories of other long-term liabilities are not included in the following table. These include deferred tax liability and other miscellaneous long-term liabilities.

		Contractual Obligations by year
(Dollar amounts in thousands)	Total	2005	2006	2007	2008	2009	Thereafter

Long-term borrowings (1)	$142,193	6,290	6,290	16,790	4,790	4,790	103,243
Operating leases	9,029	3,441	2,393	1 ,693	481	266	755
Purchase obligations (2)	18,998	16,271	1,052	984	437	254	—
Claim liabilities (3)	252,770	190,278	26,779	11,684	8,754	7,768	7,507

	$422,990	216,280	36,514	31,151	14,462	13,078	111,505

(1)	As of December 31, 2004, the Corporation’s long-term borrowings consist of $50.0 million of the senior unsecured notes payable and $45.7 million of loans payable to a commercial bank. Total contractual obligations for long-term borrowings include the current maturities of long term debt. The $50.0 million senior unsecured notes have a fixed interest rate of 6.30%; scheduled interest payments (amounting to $46.5 million) were included in the total contractual obligations for long-term borrowings until the notes due date in 2019. According to the terms of the notes, prepayments can be made from September 2007 on; however no prepayment is considered in this schedule. No interest payments were included for the Corporation’s loans payable due to its variable interest rate structure.

(2)	Purchase obligations represent payments required by the Corporation under material agreements to purchase goods or services that are enforceable and legally binding and where all significant terms are specified, including: quantities to be purchased, price provisions and the timing of the transaction. Other purchase orders made in the ordinary course of business are excluded from the table above. Any amounts for which the Corporation is liable under purchase orders are reflected in the audited consolidated balance sheets as accounts payable and accrued liabilities.

(3)	Claim liabilities represent the amount of claims processed and incomplete of the Corporation as well as an estimate of the amount of incurred but not reported claims and loss-adjustment expenses. This amount does not include an estimate of claims to be incurred subsequent to December 31, 2004. The expected claims payments of the health insurance, property and casualty insurance and group life insurance were estimated using claims payment experience. The expected claims payments of the long-term disability insurance were estimated using actuarial estimates of expected pay-outs of those policies on which we already are making periodic payments. The expected claims payments are an estimate and may not necessarily present the actual claims payments to be made by the Corporation. Also, the estimated claims payments included in the table above do not include $26.6 million of reserves ceded under reinsurance contracts. As of December 31, 2004, the Corporation’s ceded reserves are included within the reinsurance recoverable balance in the consolidated financial statements. Since reinsurance contracts do not relieve the Corporation from its obligations to policyholders, in the event that any of the reinsurance companies is unable to meet its obligations under the existing reinsurance agreements, the Corporation would be liable for such defaulted amounts. The Corporation monitors the solvency of its reinsurance carriers and does not believe the risk of insolvency is significant.

As of December 31, 2004, the Corporation had $227.5 million in available credit in various financial institutions, all of which expire within one year. These short-term borrowings are mostly in the form of securities sold under repurchase agreements. As of December 31, 2004, outstanding short-term borrowings under these agreements amount to $ 1.7 million and are expected to be paid out of the operating and investing cash flows of the Corporation. Since the commitment associated with these financing arrangements may expire unused, other than the outstanding balance as of year-end, these amounts do not necessarily reflect actual future cash outflow requirements.

Off-Balnnce Sheet Arrangements

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

TSM’s insurance subsidiaries are subject to the regulations of the Commissioner of Insurance of the Commonwealth of Puerto Rico. These regulations, among other things, require insurance companies to maintain certain levels of capital; therefore, restricting the amount of earnings that can be distributed. As of December 31, 2004, the insurance subsidiaries were in compliance with such minimum capital requirements. These regulations are not directly applicable to TSM, as a holding company, since it is not an insurance company. The regulations applicable to insurance subsidiaries are not expected to affect their ability to distribute dividends to TSM.

The credit agreements restrict the amount of dividends that TSM and its subsidiaries can declare or pay to stockholders. According to the credit agreements, the dividend payment cannot exceed the accumulated retained earnings of the paying entity.

None of the previously described dividend restrictions are expected to have a significant effect on TSM’s ability to meet its cash obligations.

Solvency Regulation

To monitor the solvency of the operations, the Blue Cross and Blue Shield Association (BCBSA) requires TSM and TSI to comply with certain specified levels of Risk Based Capital (RBC). RBC is designed to identify weakly capitalized companies by comparing each company’s adjusted surplus to its required surplus (RBC ratio). The RBC ratio reflects the risk profile of insurance companies. At December 31, 2004, both entities had a RBC ratio above the level required by BCBSA.

Other Contingencies

(1)	Legal Proceedings Various litigation claims and assessments against the Corporation have arisen in the course of the Corporation’s business, including but not limited to, its activities as an insurer and employer. Furthermore, the Commissioner of Insurance of the Commonwealth of Puerto Rico, as well as other Federal and Puerto Rico government authorities regularly make inquiries and conduct audits concerning the Corporation’s compliance with applicable insurance and other laws and regulations.

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

(2)	Guarantee Association – To operate in Puerto Rico, insurance companies, such as TSM’s insurance subsidiaries, are required to participate in guarantee associations, which are organized to pay policyholders contractual benefits on behalf of insurers declared to be insolvent. These associations levy assessments, up to prescribed limits, on a proportional basis, to all member insurers in the line of business in which the insolvent insurer was engaged. During the years 2004, 2003 and 2002, the Corporation paid assessments in connection with insurance companies declared insolvent in the amount of $1.1 million, $500 thousand and $654 thousand, respectively. It is the opinion of management that any possible future guarantee association assessments will not have a material effect on the Corporation’s operating results and/or cash flows.

(3)	Pursuant to the Puerto Rico Insurance Code, the property and casualty insurance segment is a member of Sindicato de Aseguradores para la Suscripción Conjunta de Seguros de Responsabilidad Profesional Médico-Hospitalaria (SIMED) and of the Sindicato de Ascguradores de Responsabilidad Professional para Médicos. Both syndicates were organised for the purpose of underwriting medical-hospital professional liability insurance. As a member, the segment shares risks with other member companies and, accordingly, is contingently liable in the event the previously mentioned syndicates cannot meet their obligations. During 2004, 2003 and 2002, no assessment or payment was made for this contingency.

In addition, pursuant to Article 12 o Rule LXIX of the Insurance Code, the property and casualty insurance segment is a member of the Compulsory Vehicle Liability Insurance Joint Underwriting Association (the Association). The Association was organized during 1997 to underwrite insurance coverage of motor vehicle property damage liability risks effective January 1, 1998. As a participant, the segment shares the risk, proportionally with other members, based on a formula established by the Insurance Code. During the three-year period ended December 31, 2004, the Association distributed experience refunds. The segment received refunds amounting to $840, $638, and $565 in 2004, 2003, and 2002, respectively.

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

The policies discussed below are considered by management to be critical to an understanding of the Corporation’s financial statements because their application places the most significant demands on management’s judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. For all these policies, management cautions that future events may not necessarily develop as forecast, and that the best estimates routinely require adjustment. Management believes that the amounts provided for these critical accounting estimates are adequate.

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

Claim liabilities amounted to $279.3 million as of December 31, 2004; of that total, $127.3 million are related to unreported losses and $14.7 million are related to unpaid loss-adjustment expenses. The remaining balance corresponds to claims processed and incomplete.

Management continually evaluates the potential for changes in its claim liabilities estimates, both positive and negative, and uses the results of these evaluations both to adjust recorded claim liabilities and to adjust underwriting criteria. The Corporation’s profitability depends in large part on accurately predicting and effectively managing the amount of claims incurred, particularly those of the health insurance segments and the losses arising from the property and casualty insurance segment. Management regularly reviews its premiums and benefits structure to reflect the Corporation’s underlying claims experience and revised actuarial data, however, several factors could adversely affect the Corporation’s underwriting. Some of these factors are beyond management control and could adversely affect its ability to accurately predict and effectively control claims incurred. Examples of such factors include changes in health practices, economic conditions, the advent of natural disasters, and malpractice litigation. Costs in excess of those anticipated could have a material adverse effect on the Corporation’s results of operations.

Impairment of Investments

A decline in the estimated fair value of any available for sale or held to maturity security below cost, which is deemed to be other than temporary, results in a reduction of the carrying amount to its fair value. The impairment is charged to operations and a new cost basis for the security is established. Management regularly reviews each investment security for impairment based on criteria that include the extent to which cost exceeds estimated fair value, the duration of the estimated fair value decline and the financial health and specific prospects for the issuer. Management regularly performs market research and monitors market conditions in order to minimize impairment risk. Investment in securities amounted to $677.1 million as of December 31, 2004. Gross unrealized gains and losses included in that carrying amount related to fixed maturity securities amounted to $4.7 million and $2.5 million, respectively. Gross unrealized gains and losses on equity securities, classified as securities held for trading and securities held as available for sale, amounted to $38.4 million and $1.8 million, respectively. Management believes that none of the securities whose carrying amount exceeds its estimated fair value at December 31, 2004 is permanently impaired as of that date; however, several factors are beyond management’s control such as the following: financial condition of the issuer, movement of interest rates, among others. During the year 2002, the Corporation recognized an other than temporary impairment on one of its available for sale securities amounting to $311 thousand. No other than temporary impairment was recognized in during the years 2004 and 2003. A detail of the gross unrealized losses on investment securities and the estimated fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2004 and 2003 is included in note 3 to the consolidated financial statements.

Allowance for Doubtful Receivables

The Corporation estimates the amount of uncollectible receivables in each period and establishes an allowance for doubtful receivables. The amount provided is based on management’s continuous evaluation of the aging of accounts receivable and such other factors that deserve current recognition. A change in the level of uncollectible accounts could have a significant effect on the Corporation’s results of operations. The allowance for doubtful receivables amounted to $ 11.2 million and $9.0 million as of December 31, 2004 and 2003, respectively.

Other Significant Accounting Policies

The Corporation has other significant accounting policies that do not involve the same degree of measurement uncertainty as those discussed above, that are nevertheless important to an understanding of the financial statements. These significant accounting policies are disclosed in note 2 of the notes to the audited consolidated financial statements.

Recently Issued Accounting Standards

FASB Statement No. 153, Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29, was issued in December 2004. This Statement amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges on nonmonetary assets that do not have commercial substance. The Corporation is required to adopt this Statement on January 1, 2006. The adoption of this Statement is not expected to have any impact on the Corporation’s financial statements.

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

The Corporation evaluates the interest rate risk of its assets and liabilities regularly, as well as the appropriateness of investments relative to its internal investment guidelines. The Corporation operates within these guidelines by maintaining a well-diversified portfolio, both across and within asset classes. Investment decisions are centrally managed by investment professionals based on the guidelines established by management. The Corporation has a Finance Committee, composed of members of the Board of Directors, which monitors and approves investment policies and procedures. The investment portfolio is managed following those policies and procedures.

The Corporation’s investment portfolio is predominantly comprised of U.S. treasury securities, obligations of U.S. government instrumentalities, obligations of state and political subdivisions, and obligations of the Commonwealth of Puerto Rico and its instrumentalities, which comprise approximately 70% of the total portfolio value in the year 2004. Of this 70% of total portfolio value, approximately 9% is composed of U. S. agency-backed mortgage backed securities and collateralized mortgage obligations. The remaining balance of the investment portfolio consists of an equity securities portfolio that replicates the S&P 500 Index, a large-cap growth index, a large-cap value index, a corporate bonds portfolio, mutual funds, and investments in strong local stocks from well-known financial institutions.

The Corporation measures market risk related to its holdings of invested assets and other financial instruments utilizing a sensitivity analysis. This analysis estimates the potential changes in fair value of the instruments subject to market, risk. The sensitivity analysis was performed separately for each of the Corporation’s market risk exposures related to its trading and other than trading portfolios. This sensitivity analysis is an estimate and should not be viewed as predictive of the Corporation’s future financial performance. The Corporation cannot assure that its actual losses in any particular year will not exceed the amounts indicated in the following paragraphs. Limitations related to this sensitivity analysis include:

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

Interest Rate Risk

The Corporation’s exposure to interest rate changes results from its significant holdings of fixed maturity securities. Fixed maturities include U.S. and Puerto Rico government bonds, securities issued by government agencies, corporate bonds and mortgage-backed securities. Investments subject to interest rates risk are located within the Corporation’s trading and other-than-trading portfolios. The Corporation is also exposed to interest rate risk from its two variable interest credit agreements and from its annuity contracts.

Equity Price Risk

The Corporation’s investments in equity securities expose it to equity price risks, for which potential losses could arise from adverse changes in the value of equity securities. Financial instruments subject to equity prices risk are located within the Corporation’s trading and other-than-trading portfolios.

Risk Measurement

Trading Portfolio

The Corporation’s trading securities are a source of market risk. As of December 31, 2004, the Corporation’s trading portfolio is composed of investments in publicly traded common stock (approximately 54% of total trading portfolio value) and investments in corporate bonds (approximately 30% of total trading portfolio value). The remaining balance of the trading portfolio is comprised of U.S. Treasury securities and obligations of U.S. government instrumentalities. The securities in the trading portfolio are high quality, diversified across industries and readily marketable. Trading securities are recorded at fair value; changes in the fair value of these securities are included in operations. The fair value of the investments in trading securities is exposed to both interest rate risk and equity price risk.

(1)	Interest Rate Risk – The Corporation has evaluated the net impact to the fair value of its fixed income investments using a combination of both statistical and fundamental methodologies. From these shocked values, a resultant market price appreciation/depreciation can be determined after portfolio cash flows are modeled and evaluated over an instantaneous 100, 200 and 300 basis points (bp) rate shifts. Techniques used in the evaluation of cash flows include Monte Carlo simulation through a series of probability distributions over 200 interest rate paths. Necessary prepayment speeds are compiled using Salomon Brothers Yield Book, which sources numerous factors in deriving speeds, including but not limited to: historical speeds, economic indicators, street consensus speeds, etc. Securities evaluated under the aforementioned scenarios include mostly private label structures, provided that cash flows information is available. The following table sets forth the result of this analysis for the years ended December 31, 2004 and 2003.

(Dollar amounts in thousands)
	Expected	Amount of	%
Change in Interest Rates	Fair Value	Decrease	Change

December 31, 2004:
Base Scenario	$72,423

+100bp	$68,862	(3,561)	(4.92)%

+200 bp	$65,655	(6,768)	(9.35)%

+300 bp	$62,751	(9,672)	(13.35)%

December 31, 2003:
Base Scenario	$68,681

+100 bp	$65,095	(3,586)	(5.22)%

+200 bp	$61,821	(6,860)	(9.99)%

+300 bp	$58,816	(9,865)	(14.36)%

The Corporation believes that an interest rate shift in a 12-month period of 100 bp represents a moderately adverse outcome, while a 200 bp shift is significantly adverse and a 300 bp shift is unlikely given historical precedents.

(2)	Equity Price Risk – The Corporation’s equity securities in the trading portfolio are comprised primarily of publicly traded common stock. Assuming an immediate decrease of 10% in the market value of these securities as of December 31, 2004 and 2003, the hypothetical loss in the fair value of these investments is estimated to be approximately $8.7 million and $6.7 million, respectively.

Other than Trading Portfolio

The Corporation’s available-for-sale and held-to-maturity securities are also a source of market risk. As of December 31, 2004 approximately 88% and 100% of the Corporation’s investments in available-for-sale and held-to-maturity securities, respectively, consisted of fixed income securities. The remaining balance of the available-for-sale portfolio is comprised of equity securities. Available-for-sale securities are recorded at fair value, changes in the market value of these securities, net of the related tax effect, are excluded from operations and are reported as a separate component of other comprehensive income until realized. Held-to-maturity securities are recorded at amortized cost, adjusted for the amortization, or accretion of premiums or discounts. The fair value of the investments in the other than trading portfolio is exposed to both interest rate risk and equity price risk.

(1)	Interest Rate Risk – The Corporation has evaluated the net impact to the fair value of its fixed income investments using a combination of both statistical and fundamental methodologies. From these shocked values a resultant market price appreciation/depreciation can be determined after portfolio cash flows are modeled and evaluated over an instantaneous 100, 200 and 300 bp rate shifts. Techniques used in the evaluation of cash flows include Monte Carlo simulation through a series of probability distributions over 200 interest rate paths. Necessary prepayment speeds are compiled using Salomon Brothers Yield Book, which sources numerous factors in deriving speeds, including but not limited to: historical speeds, economic indicators, street consensus speeds, etc. Securities evaluated under the aforementioned scenarios include, as it relates to the Corporation, mortgage pass-through certificates and collateralized mortgage obligations of U.S. agencies, and private label structures, provided that cash flows information is available. The following table sets forth the result of this analysis for the years ended December 31, 2004 and 2003.

(Dollar amounts in thousands)
	Expected	Amount of	%
Change in Interest Rates	Fair Value	Decrease	Change

December 31, 2004:
Base Scenario	$482,019

+100 bp	$465,335	(16,684)	(3.46)%

+200 bp	$446,588	(35.431)	(7.35)%

+300 bp	$428,419	(53,600)	(11.12)%

December 31, 2003:
Base Scenario	$434,041

+100bp	$419,490	(14,551)	(3.35)%

+200 bp	$398,357	(35,684)	(8.22)%

+300 bp	$373,374	(60,667)	(13.98)%

The Corporation believes that an interest rate shift in a 12-month period of 100 bp represents a moderately adverse outcome, while a 200 bp shift is significantly adverse and a 300 bp shift is unlikely given historical precedents. Although the Corporation classifics 84% of its fixed income securities as available-for-sale, the Corporation’s cash flows and the intermediate duration of its investment portfolio should allow it to hold securities until their maturity, thereby avoiding the recognition of losses, should interest rates rise significantly.

(2)	Equity Price Risk – The Corporation’s equity securities in the available-for-sale portfolio are comprised primarily of stock of several Puerto Rico financial institutions and mutual funds. Assuming an immediate decrease of 10% in the market value of these securities as of December 31, 2004 and 2003, the hypothetical loss in the fair value of these investments is estimated to be approximately $5.9 million and $5.6 million, respectively.

Other Risk Measurement

The Corporation is subject to interest rate risk on its two credit agreements, its annuity contracts and on its short-term borrowings. Shifting interest rates do not have a material effect on the fair value of these instruments. The two credit agreements have a variable interest rate structure, which reduces the potential exposure to interest rate risk. The annuity contracts have short-term interest rate guarantees, which also reduce the accounts’ exposure to interest rate risk. In addition, the brief maturity of the Corporation’s short-term borrowings reduces the instrument’s exposure to interest rate risk.

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

The Corporation assesses interest rate risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact the fair value of the interest rate swap agreement. The Corporation monitors interest rate risk attributable to both the Corporation’s outstanding or forecasted debt obligations as well as the Corporation’s offsetting hedge position. As of December 31, 2004 and 2003, $142 thousand and $601 thousand, respectively, of deferred loss on the derivative instrument was included within the accounts payable and accrued liabilities in the consolidated balance sheets. Assuming an immediate decrease of 10% in period end rates as of December 31, 2004 and 2003, the hypothetical loss in the fair value of the derivative instrument is estimated to be approximately $14 thousand and $60 thousand, respectively.

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(With Independent Auditors’ Report Thereon)

KPMG LLP
American International Plaza
Suite 1100
250 Muñoz Rivera Avenue
San Juan, PR 00918-1819

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Triple-S Management Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Triple-S Management Corporation and Subsidiaries (the Company) as of December 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Triple-S Management Corporation and Subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

March 4, 2005
San Juan, Puerto Rico

Stamp No. 1988689 of the Puerto Rico
Society of Certified Public Accountants
was affixed to the record copy of this report.

[ILLEGIBLE]

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
December 31, 2004 and 2003
(Dollar amounts in thousands, except per share data)

	2004	2003
Assets
Investments and cash:
Securities held for trading, at fair value:
Fixed maturities (amortized cost of $70,668 in 2004 and $66,919 in 2003)	$72,423	68,681
Equity securities (cost of $74,824 in 2004 and $58,101 in 2003)	86,596	66,824
Securities available for sale, at fair value:
Fixed maturities (amortized cost of $444,135 in 2004 and $405,547 in 2003)	444,637	407,530
Equity securities (cost of $34,309 in 2004 and $33,877 in 2003)	59,186	56,040
Securities held to maturity, at amortized cost:
Fixed maturities (fair value of $14,503 in 2004 and $5,591 in 2003)	14,280	5,478
Cash and cash equivalents	35,115	47,743

Total investments and cash	712,237	652,296

Premiums and other receivables, net	113,323	93,491
Deferred policy acquisition costs	18,712	16,671
Property and equipment, net	32,364	34,212
Other assets	43,021	37,953

Total assets	$919,657	834,623

Liabilities and Stockholders’ Equity

Claim liabilities:
Claims processed and incomplete	$137,282	121,015
Unreported losses	127,324	112,449
Unpaid loss-adjustment expenses	14,719	14,456

Total claim liabilities	279,325	247,920

Unearned premiums	84,583	78,704
Annuity contracts	34,071	26,661
Liability to Federal Employees’ Health Benefits Program	9,791	7,471
Accounts payable and accrued liabilities	100,388	88,342
Short-term borrowings	1,700	38,700
Income tax payable	1,827	32,222
Net deferred tax liability	1,969	1,892
Additional minimum pension liability	8,840	10,081
Long-term borrowings	95,730	48,375

Total liabilities	618,224	580,368

Stockholders’ equity:
Common stock, $40 par value. Authorized 12,500 shares; issued and outstanding 8,904 and 9,030 shares at December 31, 2004 and 2003, respectively	356	361
Additional paid-in capital	150,408	150,407
Retained earnings	134,531	88,728
Accumulated other comprehensive income	16,138	14,759

	301,433	254,255

Commitments and contingencies

Total liabilities and stockholders’ equity	$919,657	834,623

See accompanying notes to consolidated financial statements.

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Earnings
Years ended December 31, 2004, 2003, and 2002
(Dollar amounts in thousands, except per share data)

	2004	2003	2002
Revenue:
Premiums earned, net	$1,296,423	1,262,234	1,236,647
Amounts attributable to self-funded arrangements	181,702	162,288	150,684
Less amounts attributable to claims under self-funded arrangements	(169,924)	(151,806)	(141,138)

	1,308,201	1,272,716	1,246,193

Net investment income	26,499	24,679	24,778
Net realized investment gains	10,968	8,365	185
Net unrealized investment gain (loss) on trading securities	3,042	14,893	(8,322)
Other income, net	3,360	4,703	2,075

Total revenue	1,352,070	1,325,356	1,264,909

Benefits and expenses:
Claims incurred	1,115,793	1,065,350	1,061,980
Operating expenses, net of reimbursement for services	171,879	165,149	148,539
Interest expense	4,581	3,231	3,592

Total benefits and expenses	1,292,253	1,233,730	1,214,111

Income before taxes	59,817	91,626	50,798

Income tax expense:
Current	14,285	70,793	1,316
Deferred	(271)	(5,396)	1,233

Total income taxes	14,014	65,397	2,549

Net income	$45,803	26,229	48,249

Net income available to stockholders and basic net income per share (note 23):
Net income available to stockholders	$45,803	26,229	10,346
Basic net income per share	5,135	2,857	1,085

See accompanying notes to consolidated financial statements.

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity
and Comprehensive Income
Years ended December 31, 2004, 2003, and 2002
(Dollar amounts in thousands, except per share data)

				Accumulated
		Additional		other	Total
	Common	paid-in	Retained	comprehensive	stockholders’
	stock	capital	earnings	income	equity
Balance, December 31, 2001	$389	150,405	14,250	20,984	186,028
Stock redemption	(16)	1	—	—	(15)
Comprehensive income:
Net income	—	—	48,249	—	48,249
Net unrealized change in investment securities	—	—	—	5,986	5,986
Net change in minimum pension liability	—	—	—	(8,114)	(8,114)
Net change in fair value of cash-flow hedges	—	—	—	(470)	(470)

Total comprehensive income					45,651

Balance, December 31, 2002	373	150,406	62,499	18,386	231,664
Stock redemption	(12)	1	—	—	(11)
Comprehensive income:
Net income	—	—	26,229	—	26,229
Net unrealized change in investment securities	—	—	—	(6,022)	(6,022)
Net change in minimum pension liability	—	—	—	2,292	2,292
Net change in fair value of cash-flow hedges	—	—	—	103	103

Total comprehensive income					22,602

Balance, December 31, 2003	361	150,407	88,728	14,759	254,255
Stock redemption	(5)	1	—	—	(4)
Comprehensive income:
Net income	—	—	45,803	—	45,803
Net unrealized change in investment securities	—	—	—	1,101	1,101
Net change in minimum pension liability	—	—	—	(3)	(3)
Net change in fair value of cash-flow hedges	—	—	—	281	281

Total comprehensive income					47,182

Balance, December 31, 2004	$356	150,408	134,531	16,138	301,433

See accompanying notes to consolidated financial statements.

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows
Years ended December 31, 2004, 2003, and 2002
(Dollar amounts in thousands, except per share data)

	2004	2003	2002
Cash flows from operating activities:
Premiums collected	$1,302,383	1,267,127	1,236,667
Cash paid to suppliers and employees	(182,333)	(169,160)	(151,376)
Claim losses and benefits paid	(1,092,817)	(1,066,527)	(1,051,019)
Interest received	27,065	25,139	23,069
Income taxes paid	(44,680)	(39,287)	(499)
Proceeds from trading securities sold or matured:
Fixed maturities	50,330	77,582	103,012
Equity securities	26,523	28,924	11,804
Acquisition of investments in trading portfolio:
Fixed maturities	(54,550)	(96,237)	(112,879)
Equity securities	(38,700)	(38,956)	(16,471)
Interest paid	(3,578)	(2,866)	(4,220)
Expense reimbursement from Medicare	13,980	11,387	12,743
Contingency reserve funds from FEHBP	5,217	13,023	5,976

Net cash provided by operating activities	8,840	10,149	56,807

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	86,112	129,868	64,465
Fixed maturities matured	69,258	196,961	173,853
Equity securities	8,436	16,778	3,681
Securities held to maturity:
Fixed maturities matured	1,322	1,010	1,458
Acquisition of investments:
Securities available for sale:
Fixed maturities	(194,016)	(416,759)	(270,104)
Equity securities	(2,435)	(14,824)	(7,991)
Securities held to maturity:
Fixed maturities	(10,154)	(537)	(3,621)
Capital expenditures	(3,494)	(3,205)	(6,601)
Proceeds from sale of property and equipment	15	63	1,376

Net cash used in investing activities	$(44,956)	(90,645)	(43,484)

26	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows, continued
Years ended December 31, 2004, 2003, and 2002
(Dollar amounts in thousands, except per share data)

	2004	2003	2002
Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	$6,730	(2,739)	(4,416)
Repayments of short-term borrowings	(37,000)	—	—
Proceeds from short-term borrowings	—	38,700	—
Repayments of long-term borrowings	(2,645)	(1,640)	(5,635)
Proceeds from long-term borrowings	50,000	—	—
Redemption of common stock	(4)	(11)	(15)
Proceeds from annuity contracts	11,002	13,471	2,809
Surrenders of annuity contracts	(4,595)	(2,318)	(4,260)

Net cash provided by (used in) financing activities	23,488	45,463	(11,517)

Net (decrease) increase in cash and cash equivalents	(12,628)	(35,033)	1,806
Cash and cash equivalents, beginning of year	47,743	82,776	80,970

Cash and cash equivalents, end of year	$35,115	47,743	82,776

See accompanying notes to consolidated financial statements.

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements
December 31, 2004, 2003, and 2002
(Dollar amounts in thousands, except per share data)

(1)	Organization

(a)	Nature of Business

Triple-S Management Corporation (the Company or TSM) was incorporated under the laws of the Commonwealth of Puerto Rico on January 17, 1997 to engage, among other things, as the holding company of entities primarily involved in the insurance industry.

The Company has the following wholly owned subsidiaries that are subject to the regulations of the Commissioner of Insurance of the Commonwealth of Puerto Rico (the Commissioner of Insurance): (1) Triple-S, Inc. (TSI) which provides hospitalization and health benefits to subscribers through contracts with hospitals, physicians, dentists, laboratories, and other organizations located mainly in Puerto Rico; (2) Seguros de Vida Triple-S, Inc. (SVTS), which is engaged in the underwriting of life and disability insurance policies and the administration of annuity contracts; and (3) Seguros Triple-S, Inc. (STS), which is engaged in the underwriting of property and casualty insurance policies. “The Company and TSI are members of the Blue Cross and Blue Shield Association (BCBSA).

The Company also has two other wholly owned subsidiaries, Interactive Systems, Inc. (1SI) and Triple-C, Inc. (TC). ISI is mainly engaged in providing data processing services to the Company and its subsidiaries. TC is mainly engaged as a third-party administrator for TST in the administration of the Commonwealth of Puerto Rico Health Care Reform’s business (the Reform). Also, TC provides health care advisory services to TSI and other health insurance-related services to the health insurance industry.

TSI is engaged in three principal underwriting activities, which are its Regular Commercial Plan, the Reform Program, and the Federal Employees’ Health Benefits Program (FEHBP). The operations of FEHBP do not result in any excess or deficiency of revenue or expenses as this program has a special account available to compensate any excess or deficiency on its operations accruing to the benefit or detriment of the federal government (see note 9). TSI also processes and pays claims as fiscal intermediary for the Medicare – Part B Program in Puerto Rico and is reimbursed for operating expenses (see note 15).

A substantial majority of the Company’s business activity is with insureds located throughout Puerto Rico, and as such, the Company is subject to the risks associated with the Puerto Rico economy.

(b)	Reorganization of the Business

On December 6, 1996, the Commissioner of Insurance issued an order to annul the sale of 1,582 shares of common stock that TSI repurchased from the estate of deceased stockholders. TSI contested such order through administrative and judicial review processes. Consequently, the sale of 1,582 shares was cancelled and the amounts paid returned to each former stockholder. During the year 2000, the Commissioner of Insurance issued a pronouncement providing further clarification of the content and effect of the order. This order also required that all corporate decisions undertaken by TSI through the vote of its stockholders of record, be ratified in a stockholders’ meeting or in a subsequent referendum. In November 2000, TSM, as the sole stockholder of TSI, ratified all such

28	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003, and 2002
(Dollar amounts in thousands, except per share data)

decisions. Furthermore, on November 19, 2000, TSM held a special stockholders’ meeting, where a ratification of these decisions was undertaken except for the resolutions related to the approval of the reorganization of TSI and its subsidiaries. This resolution did not reach the two-thirds majority required by the order because the number of shares that were present and represented at the meeting was below such amount (total shares present and represented in the stockholders’ meeting was 64%). As stipulated in the order, TSM began the process to conduct a referendum among its stockholders in order to ratify such resolution. The process was later suspended because upon further review of the scope of the order, the Commissioner of Insurance issued an opinion in a letter dated January 8, 2002, which indicated that the ratification of the corporate reorganization was not required.

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

On May 18, 2003, the Puerto Rico Circuit Court of Appeals granted TSI’s and TSM’s Motion of Reconsideration. The Puerto Rico Circuit Court of Appeals held that the Commissioner of Insurance had the authority to waive the celebration of a referendum to ratify TSI’s reorganization and that therefore the reorganization of TSI, inasmuch as the 1,582 shares annulled were not decisive, was approved by the stockholders.

On June 26, 2003, the two shareholders presented a writ of certiorari before the Supreme Court of Puerto Rico. TSI and TSM filed a motion opposing the issuance of the writ. The Supreme Court of Puerto Rico issued the writ on August 22, 2003, when it ordered that the Puerto Rico Circuit Court of Appeals transmit the record of the case. Notice of the receipt of the record by the Supreme Court of Puerto Rico was issued. On December 1, 2003, the two shareholders filed a motion submitting their case on the basis of their original petition. TSI filed its brief on December 30, 2003, while the Commissioner of Insurance, in turn, filed a separate brief on December 31, 2003. On June 24, 2004, the Supreme Court of Puerto Rico ordered the plaintiffs to file a brief in support of their allegations.

29	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

The outcome of the case is pending before the Supreme Court of Puerto Rico. It is the opinion of the management and its legal counsels that the corporate reorganization as approved is in full force and effect.

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

Cash equivalents of $3.617 and $620 at Deccmber31, 2004 and 2003, respectively, consist principally of certificates of deposit, securities purchased under agreements to resell and obligations of the Commonwealth of Puerto Rico and the U.S. Treasury with an initial term of less than three months. For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

(c)	Investments

Investment in securities at December 31, 2004 and 2003 consists mainly of U.S. Treasury securities and obligations of U.S. government instrumentalities, obligations of the Commonwealth of Puerto Rico and its instrumentalities, obligations of state and political subdivisions, mortgage-backed securities, collateralized mortgage obligations, corporate debt, and equity securities. The Company classifies its debt and equity securities in one of three categories: trading, available for sale, or held to maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Securities classified as held to maturity are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held to maturity are classified as available for sale.

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

30	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003. and 2002

(Dollar amounts in thousands, except per share data)

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

A decline in the fair value of any available-for-sale or held-to-maturity security below cost, that is deemed to be other than temporary, results in a reduction in carrying amount to fair value. The impairment is charged to earnings and a new cost basis for the security is established. To determine whether an impairment is other than temporary, the Company considers whether it has the ability and intent to hold the investment until a market price recovery and considers whether evidence indicating the cost of the investment is recoverable outweighs evidence to the contrary. Evidence considered in this assessment includes the reasons for the impairment, the security and duration of the impairment, market conditions, changes in value subsequent to period-end and forecasted performance of the investee.

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

Subscriber premiums on health and life insurance policies are billed in advance of their respective coverage period and the related revenue is recorded as earned during the coverage period. The premiums of TSI and SVTS are billed in the month prior to the effective date of the policy with a grace period of one month. If the insured fails to pay, the policy can be canceled at the end of the grace period at the option of the companies. Health and life insurance premiums are reported as earned when due.

Certain groups have health insurance contracts that provide for the group to be at risk for all or a portion of their claims experience. Most of these self-funded groups purchase aggregate and/or specific stop-loss coverage. In exchange for a premium, the group’s aggregate liability or the group’s liability on any one episode of care is capped for the year. Premiums for the stop-loss coverage are actuarially determined based on experience and other factors and are recorded as earned over the period of the contract in proportion to the coverage provided. Under the Company’s self-funded arrangements, revenue and amounts due are recognized based on incurred claims plus administrative and other fees and any slop-loss premiums. In addition, accounts for certain self-insured groups are charged or credited with interest expense or income as provided by the group’s contracts.

31	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

Premiums on property and casualty contracts are recognized as earned on a pro rata basis over the policy term. The portion of premiums related to the period prior to the end of coverage is recorded in the consolidated balance sheets as unearned premiums and is transferred to premium revenue as earned.

(e)	Allowance for Doubtful Receivables

The allowance for doubtful receivables is based on management’s evaluation of the aging of accounts and such other factors, which deserve current recognition. Actual results could differ from these estimates. Receivables are charged against their respective allowance accounts when deemed to be uncollectible.

(f)	Deferred Policy Acquisition Costs

Certain costs for acquiring property and casualty, and life and disability insurance business are deferred by the Company. In the property and casualty business these costs mainly relate to commissions incurred during the production of business and are deferred and amortized ratably over the terms of the policies. In the life and disability insurance business these costs mainly relate to the production of annuity contracts and are deferred and amortized in a constant relationship over the expected GAAP profit margins emerging over the life of the policies.

The method used in calculating deferred policy acquisition costs limits the amount of such deferred costs to actual costs or their estimated realizable value, whichever is lower. In determining estimated realizable value, the method considers the premiums to be earned, losses and loss-adjustment expenses, and certain other costs expected to be incurred as the premiums are earned.

Amortization of deferred policy acquisition costs in 2004, 2003, and 2002 was $22,454, $19,580, and $13,728, respectively.

Acquisition costs related to health insurance policies are expensed as incurred.

(g)	Property and Equipment

Property and equipment are stated at cost. Maintenance and repairs are expensed as incurred. Depreciation is calculated on the straight-line method over the estimated useful lives of the assets. Costs of computer equipment, programs, systems, installations, and enhancements are capitalized. Costs of systems in operation are amortized over their estimated useful lives.

(h)	Claim Liabilities

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

32	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

on a capitation basis. TSI retains a portion of the capitation payments to provide for incurred but not reported losses. At December 31, 2004 and 2003, total withholdings and capitation payable amounted to $27,924 and $27,312, respectively, which are recorded as part of the liability for claims processed and incomplete in the accompanying consolidated balance sheets.

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

(i)	Annuity Contracts

Amounts received for annuity contracts are considered deposits and recorded as a liability. Interest accrued on such annuities, which amounted to $1,004, $721, and $711 during the years ended December 31, 2004, 2003, and 2002, respectively, is recorded as interest expense in the accompanying consolidated statements of earnings.

(j)	Reinsurance

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

33	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

(k)	Derivative Instruments and Hedging Activities

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

The Company discontinues hedge accounting prospectively when it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative expires or is sold, terminated, or exercised, the derivative is de-designated as a hedging instrument, because it is unlikely that a forecasted transaction will occur, a hedged firm commitment

34	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

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

(l)	Income Taxes

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

(m)	Insurance-Related Assessments

The Company accounts for insurance-related assessments in accordance with the provisions of Statement of Position (SOP) No. 97-3, Accounting by Insurance and Other Enterprises for Insurance-Related Assessments. This SOP prescribes liability recognition when the following three conditions are met: (l) the assessment has been imposed or the information available prior to the issuance of the financial statements indicates it is probable that an assessment will be imposed; (2) the event obligating an entity to pay (underlying cause of) an imposed or probable assessment has occurred on or before the date of the financial statements; and (3) the amount of the assessment can be reasonably estimated. Also, this SOP provides for the recognition of an asset when the paid or accrued assessment is recoverable through either premium taxes or policy surcharges.

(n)	Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of

In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to

35	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheets and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheets.

Goodwill and intangible assets not subject to amortization are tested annually for impairment and are tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value.

(o)	Use of Estimates

Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities to prepare these consolidated financial statements in conformity with GAAP. Actual results could differ from those estimates. The most significant items on the consolidated balance sheets that involve a greater degree of accounting estimates and actuarial determinations subject to changes in the future are the claim liabilities and the allowance for doubtful receivables. As additional information becomes available (or actual amounts are determinable), the recorded estimates will be revised and reflected in operating results. Although some variability is inherent in these estimates, the Company believes the amounts provided are adequate.

(p)	Fair Value of Financial Instruments

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of investments in corporate bonds, premiums receivable, accrued interest receivable, and other receivables.

The fair value information of financial instruments in the accompanying consolidated financial statements was determined as follows:

(i)	Cash and Cash Equivalents

The carrying amount approximates fair value because of the short-term nature of such instruments.

(ii)	Investment in Securities

The fair value of investment securities is estimated based on quoted market prices for those or similar investments. Additional information pertinent to the estimated fair value of investment in securities is included in note 4.

36	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

(iii)	Receivables, Accounts Payable, and Accrued Liabilities

The carrying amount of receivables, accounts payable and accrued liabilities approximates fair value because they mature and should be collected or paid within 12 months after December 31.

(iv)	Annuity Contracts

The fair value of annuity contracts is the amount payable on demand at the reporting date, and accordingly, the carrying value amount approximates fair value.

(v)	Short-Term Borrowings

The carrying amount of securities sold under agreements to repurchase is a reasonable estimate of fair value due to its short-term nature.

(vi)	Long-Term Borrowings

The carrying amounts and fair value of the Company’s long-term borrowings are as follows:

	2004		2003
	Carrying	Fair	Carrying	Fair
	amount	value	amount	value
Loans payable to bank	$45,730	45,730	48,375	48,375
Senior unsecured notes payable	50,000	50,000	—	—

Totals	$95,730	95,730	48,375	48,375

The carrying amount of the loans payable to bank approximates fair value due to its floating interest-rate structure. The fair value of the senior unsecured notes payable was determined using market quotations. Additional information pertinent to long-term borrowings is included in note 11.

(vii)	Interest-Rate Swaps

Current market pricing models were used to estimate fair value of interest-rate swap agreement.

(q)	Earnings Per Share

The Company calculates and presents earnings per share in accordance with SFAS No. 128, Earnings per Share. Basic earnings per share exclude dilution and are computed by dividing the net income available to common stockholders by the weighted average number of common shares outstanding for the period (see note 23). There is no potential dilution that could affect basic earnings per share.

37	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

(r)	Recently Issued Accounting Standards

SFAS No. 153, Exchanges of Nonmonetary Assets, an Amendment of APB Opinion No. 29, was issued in December 2004. This statement amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges on nonmonetary assets that do not have commercial substance. The Company is required to adopt SFAS No. 153 on January 1, 2006. The adoption of SFAS No. 153 is not expected to have any impact on the Company’s consolidated financial statements.

(s)	Reclassifications

Certain amounts in the 2003 and 2002 financial statements were reclassified to conform with the 2004 presentation.

(3)	Segment Information

The operations of the Company are conducted principally through three business segments. Business segments were identified according to the type of insurance products offered. These segments and a description of their respective operations are as follows:

•	Health Insurance – Commercial Program – This type of insurance is provided by TSI and comprises the health insurance coverage subscribed to all commercial groups and some government entities. The Commercial Program offers a fee-for-service type plan through five distinct markets: corporate sector; individual sector; local government sector, covering the employees of the Commonwealth of Puerto Rico; federal government program, covering federal government employees within Puerto Rico; and the Medicare supplement plan (Medigap). The premiums for this segment are mainly originated through TSI’s internal sales force and a network of brokers and independent agents. TSI is a qualified contractor to provide health insurance coverage to federal government employees within Puerto Rico. The contract with the U.S. Office of Personnel Management (OPM) is subject to termination in the event of noncompliance not corrected to the satisfaction of OPM (see note 9). Under its Commercial Program, TSI provides health insurance coverage to certain employees of the Commonwealth of Puerto Rico and its instrumentalities. Earned premium revenue related to such health plans amounted to $67,082, $65,947, and $64,578 for the three-year period ended December 31, 2004, 2003, and 2002, respectively.

•	Health Insurance – Reform Program – This type of insurance is also provided by TSI and the business subscribed within this segment is awarded periodically by the Commonwealth of Puerto Rico’s central government. The Reform program provides health coverage to medically indigent citizens in Puerto Rico, as defined by the laws of the Commonwealth of Puerto Rico. The Reform consists of a single policy with the same benefits for each qualified medically indigent citizen. The government segregates Puerto Rico by areas or regions. Each area is awarded to an insurance company through a bidding process. On June 30, 2002, the government redistributed the geographical areas, merging two of the existing areas with the remaining ones, thus reducing geographical areas to eight. Commencing on July 1, 2002, TSI was awarded three of the eight geographical areas; North, Metro-North, and Southwest. All Reform contracts are subject to termination, with a prior written notice of 90 days, in the event of noncompliance not corrected or

38	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

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

The Company’s Life and Disability Insurance segment did not meet any of the quantitative thresholds determined by SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, that require separate disclosure of an operating segment. Thus, the Life and Disability Insurance segment is no longer presented as a reportable segment in the year ended December 31, 2004. The segment information for the years ended December 31, 2003 and 2002 has been restated to present the results of operations and financial position of the Life and Disability operating segment within the Company’s other nonreportable operating segments.

The accounting policies for the segments are the same as those described in the summary of significant accounting policies included in the notes to consolidated financial statements. The Company evaluates performance based primarily on the net income of each segment. Services provided between reportable segments are done at transfer prices which approximate fair value. The financial data of each segment is accounted for separately; therefore no segment allocation is necessary. However, certain operating expenses are centrally managed, therefore requiring an allocation to each segment. Most of these expenses are distributed to each segment based on different parameters, such as payroll hours, processed claims, or square footage, among others. In addition, some depreciable assets are kept by one segment, while allocating the depreciation expense to other segments. The allocation of the depreciation expense is based on the proportion of asset use by each segment. Certain expenses are not allocated to the segments and are kept within TSM’s operations.

The following tables summarize the operations by operating segment for the three-year period ended December 31, 2004, 2003, and 2002.

39	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2004, 2003, and 2002
(Dollar amounts in thousands, except per share data)

	2004
	Operating segment
	Health	Health
	Insurance	Insurance	Property
	Commercial	Reform	and Casualty
	Program	Program	Insurance	Other*	Total
Premiums earned, net	$709,011	484,742	86,228	16,442	1,296,423
Amounts attributable to self-funded arrangements	181,702	—	—	—	181,702
Less amounts attributable to claims under self-funded arrangements	(169,924)	—	—	—	(169,924)
Intersegment premiums/service revenue	3,945	—	—	47,971	51,916

	724,734	484,742	86,228	64,413	1,360,117
Net investment income	12,590	3,109	7,668	2,778	26,145
Net realized investment gains	9,040	128	1,087	713	10,968
Net unrealized investment gain on trading securities	1,879	—	801	362	3,042
Other income, net	269	(30)	2,675	240	3,154

Total revenue	$748,512	487,949	98,459	68,506	1,403,426

Net income	$23,757	9,250	11,085	1,359	45,451
Claims incurred	620,751	437,834	45,977	11,231	1,115,793
Operating expenses, net of reimbursment for services	94,930	35,777	40,182	54,203	225,092
Depreciation expense, included in operating expenses	2,841	789	418	177	4,225
Interest expense	1,928	428	4	1,004	3,364
Income tax expenses	7,146	4,660	1,211	709	13,726
Segment assets	443,710	84,627	282,393	90,713	901,443

Significant noncash items:
Net change in unrealized gain on securities available for sale	523	(151)	867	(156)	1,083
Net change in minimum pension liability	313	—	(60)	(314)	(61)

*	Includes segments which are not required to be reported separately. These segments include the life and disability insurance segment, the data processing services organization as well as the third-party administrator of health insurance services.

40	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

	2003
	Operating segment
	Health	Health
	Insurance	Insurance	Property
	Commercial	Reform	and Casualty
	Program	Program	Insurance	Other*	Total
Premiums earned, net	$688,883	477,614	78,334	17,403	1,262,234
Amounts attributable to self-funded arrangements	162,288	—	—	—	162,288
Less amounts attributable to claims under self-funded arrangements	(151,806)	—	—	—	(151,806)
Intersegment premiums/service revenue	3,488	—	—	45,989	49,477

	702,853	477,614	78,334	63,392	1,322,193
Net investment income	10,734	4,476	6,824	2,345	24,379
Net realized investment gains	6,345	53	722	595	7,715
Net unrealized investment gain (loss) on trading securities	11,157	1,848	2,045	(157)	14,893
Other income, net	196	(30)	4,154	74	4,394

Total revenue	$731,285	483,961	92,079	66,249	1,373,574

Net income	$49,071	14,034	9,677	4,954	77,736
Claims incurred	584,448	428,045	43,390	9,467	1,065,350
Operating expenses, net of reimbursement for services	92,264	34,637	37,354	50,574	214,829
Depreciation expense, included in operating expenses	3,106	945	423	125	4,599
Interest expense	862	366	—	721	1,949
Income tax expense	4,640	6,879	1,658	533	13,710
Segment assets	407,031	86,535	239,478	74,530	807,574

Significant noncash items:
Net change in unrealized gain on securities available for sale	(5,226)	—	(527)	220	(5,533)
Net change in minimum pension liability	2,385	—	(23)	(55)	2,307

*	Includes segments which are not required to be reported separately. These segments include the life and disability insurance segment, the data processing services organization as well as the third-party administrator of health insurance services.

41	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

	2002
	Operating segment
	Health	Health
	Insurance	Insurance	Property
	Commercial	Reform	and Casualty
	Program	Program	Insurance	Other*	Total
Premiums earned, net	$673,967	487,000	60,688	14,992	1,236,647
Amounts attributable to self-funded arrangements	150,684	—	—	—	150,684
Less amounts attributable to claims under self-funded arrangements	(141,138)	—	—	—	(141,138)
Intersegment premiums/service revenue	2,776	—	—	46,308	49,084

	686,289	487,000	60,688	61,300	1,295,277
Net investment income	10,577	5,106	6,579	2,253	24,515
Net realized investment (losses) gains	(313)	77	243	67	74
Net unrealized investment loss on trading securities	(6,533)	(495)	(1,294)	—	(8,322)
Other income, net	136	(38)	1,475	114	1,687

Total revenue	$690,156	491,650	67,691	63,734	1,313,231

Net income	$28,133	9,770	6,223	4,279	48,405
Claims incurred	574,874	445,039	34,334	7,733	1,061,980
Operating expenses, net of reimbrusement for services	86,321	36,109	25,549	50,298	198,277
Depreciation expense, included in operating expenses	3,376	1,385	397	78	5,236
Interest expense	829	731	—	711	2,271
Income tax expense	—	—	1,585	713	2,298
Segment assets	324,628	115,499	201,967	52,987	695,081

Significant noncash items:
Net change in unrealized gain on securities available for sale	3,928	598	652	613	5,791
Net change in minimum pension liability	(6,961)	—	(231)	(735)	(7,927)

*	Includes segments which are not required to be reported separately. These segments include the life and disability insurance segment, the data processing services organization as well as the third-party administrator of health insurance services.

42	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

Reconciliation of Reportable Segment Totals with Financial Statements

Total revenue	2004	2003	2002
Revenue for reportable segments	$1,334,920	1,307,325	1,249,497
Revenue for other segments	68,506	66,249	63,734

	1,403,426	1,373,574	1,313,231

Elimination of intersegment earned premiums	(3,945)	(3,488)	(2,776)
Elimination of intersegment service revenue	(47,971)	(45,989)	(46,308)
Unallocated amount:
Revenue from external sources	560	1,259	762

	(51,356)	(48,218)	(48,322)

Total consolidated revenue	$1,352,070	1,325,356	1,264,909

Net income	2004	2003	2002
Net income for reportable segments	$44,092	72,782	44,126
Net income for other segments	1,359	4,954	4,279

	45,451	77,736	48,405

Elimination of TSM charges:
Rent expense	6,084	6,283	6,203
Interest expense	734	658	829

	6,818	6,941	7,032

Unallocated amounts related to TSM:
General and administrative expenses	(4,787)	(6,080)	(5,549)
Income tax expense	(288)	(51,687)	(251)
Interest expense	(1,951)	(1,940)	(2,150)
Other revenue from external sources	560	1,259	762

	(6,466)	(58,448)	(7,188)

Consolidated net income	$45,803	26,229	48,249

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

Assets	2004	2003
Total assets for reportable segments	$810,730	733,044
Total assets for other segments	90,713	74,530

	901,443	807,574

Elimination entries intersegment receivables and others	(21,717)	(9,565)

Unallocated amounts related to TSM:
Cash, cash equivalents, and investments	12,236	9,665
Property and equipment, net	25,577	26,656
Other assets	2,118	293

	39,931	36,614

Consolidated assets	$919,657	834,623

	2004
	Segment		Consolidated
Other Significant Items	totals	Adjustments (*)	totals
Claims incurred	$1,115,793	—	1,115,793
Operating expenses	225,092	(53,213)	171,879
Depreciation expense	4,225	1,118	5,343
Interest expense	3,364	1,217	4,581
Income taxes	13,726	288	14,014

Significant noncash items:
Net change in unrealized gain on securities available for sale	1,083	18	1,101
Net change in minimum pension liability	(61)	58	(3)

	2003
	Segment		Consolidated
	totals	Adjustments (*)	totals
Claims incurred	$1,065,350	—	1,065,350
Operating expenses	214,829	(49,680)	165,149
Depreciation expense	4,599	1,110	5,709
Interest expense	1,949	1,282	3,231
Income taxes	13,710	51,687	65,397

Significant noncash items:
Net change in unrealized gain on securities available for sale	(5,533)	(489)	(6,022)
Net change in minimum pension liability	2,307	(15)	2,292

	2002
	Segment		Consolidated
	totals	Adjustments (*)	totals
Claims incurred	$1,061,980	—	1,061,980
Operating expenses	198,277	(49,738)	148,539
Depreciation expense	5,236	2,359	7,595
Interest expense	2,271	1,321	3,592
Income taxes	2,298	251	2,549

Significant noncash items:
Net change in unrealized gain on securities available for sale	5,791	195	5,986
Net change in minimum pension liability	(7,927)	(187)	(8,114)

*	Adjustments represent principally TSM operations and eliminations of intersegment charges.

44	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

(4)	Investment in Securities

The amortized cost for debt and equity securities, gross unrealized gains, gross unrealized losses, and estimated fair value for trading, available-for-sale, and held-to-maturity securities by major security type and class of security at December 31, 2004 and 2003, were as follows:

	2004
		Gross	Gross
	Amortized cost	unrealized gains	unrealized losses	Estimated fair value
Trading securities:
U.S. Treasury securities and obligations of U.S. government instrumentalities	$23,978	601	(41)	24,538
Corporate debt securities	46,690	1,444	(249)	47,885

Total fixed maturities	70,668	2,045	(290)	72,423
Equity securities	74,824	13,496	(1,724)	86,596

Totals	$145,492	15,541	(2,014)	159,019

	2003
		Gross	Gross
	Amortized cost	unrealized gains	unrealized losses	Estimated fair value
Trading securities:
U.S. Treasury securities and obligations of U.S. government instrumentalities	$1,370	9	(1)	1,378
Corporate debt securities	65,549	2,255	(501)	67,303

Total fixed maturities	66,919	2,264	(502)	68,681
Equity securities	58,101	9,823	(1,100)	66,824

Totals	$125,020	12,087	(1,602)	135,505

45	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

	2004
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Securities available for sale:
U.S. Treasury securities and obligations of U.S. government instrumentalities	$337,045	1,012	(967)	337,090
Obligations of the Commonwealth of Puerto Rico and its instrumentalities	62,331	1,231	(971)	62,591
Obligations of state and political subdivisions	500	2	—	502
Corporate bonds	5,771	48	(3)	5,816
Mortgage-backed securities	12,430	160	(43)	12,547
Collateralized mortgage obligations	26,058	206	(173)	26,091

Total fixed maturities	444,135	2,659	(2,157)	444,637
Equity securities	34,309	24,913	(36)	59,186

Totals	$478,444	27,572	(2,193)	503,823

46	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

	2003
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Securities available for sale:
U.S. Treasury securities and obligations of U.S. government instrumentalities	$290,348	1,860	(926)	291,282
Obligations of the Commonwealth of Puerto Rico and its instrumentalities	61,539	1,278	(709)	62,108
Obligations of state and political subdivisions	10,069	34	(114)	9,989
Corporate debt	1,765	40	(3)	1,802
Mortgage-backed securities	17,055	280	(33)	17,302
Collateralized mortgage obligations	24,771	439	(163)	25,047

Total fixed maturities	405,547	3,931	(1,948)	407,530
Equity securities	33,877	22,203	(40)	56,040

Totals	$439,424	26,134	(1,988)	463,570

	2004
		Gross	Gross
	Amortized	unrealized	unrealized	Estimated
	cost	gains	losses	fair value
Securities held to maturity:
U.S. Treasury securities and obligations of U.S. government instrumentalities	$5,991	24	—	6,015
Mortgage-backed securities	5,126	4	(22)	5,108
Corporate bonds	2,007	—	(2)	2,005
Certificates of deposit	156	—	—	156
Index, linked certificate of deposit	1,000	219	—	1,219

Totals	$14,280	247	(24)	14,503

47	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

	2003
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Estimated fair value
Securities held to maturity:
Mortgage-backed securities	$3,766	11	(5)	3,772
Collateralized mortgage obligations	175	—	—	175
Certificates of deposit	537	—	—	537
Index linked certificate of deposit	1,000	107	—	1,107

Totals	$5,478	118	(5)	5,591

Fair values for debt securities were determined using market quotations provided by outside securities consultants or prices provided by market makers. The fair values for equity securities were determined using market quotations on the principal public exchange markets.

48	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

Gross unrealized losses on investment securities and the estimated fair value of the related securities, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2004 and 2003 were as follows:

	2004
	Less than 12 months		12 months or longer		Total
		Grass		Gross		Gross
	Estimated	unrealized	Estimated	unrealized	Estimated	unrealized
	fair value	losses	fair value	losses	fair value	losses
Securities available for sale:
U.S. Treasury securities and obligations of U.S. government instrumentalities	$79,145	(368)	70,249	(599)	149,394	(967)
Obligations of the Commonwealth of Puerto Rico and its instrumentalities	15,648	(415)	19,129	(556)	34,777	(971)
Corporate bonds	—	—	497	(3)	497	(3)
Mortgage-backed securities	4,649	(32)	3,311	(11)	7,960	(43)
Collateralized mortgage obligations	9,493	(94)	6,997	(79)	16,490	(173)

Total fixed maturities	108,935	(909)	100,183	(1,248)	209,118	(2,157)

Equity securities	2,416	(20)	2,734	(16)	5,150	(36)

Totals for securities available for sale	$111,351	(929)	102,917	(1,264)	214,268	(2,193)

Securities held to maturity:
Mortgage-backed securities	$2,138	(13)	2,131	(9)	4,269	(22)
Corporate bonds	2,005	(2)	—	—	2,005	(2)

Totals for securities held to maturity	$4,143	(15)	2,131	(9)	6,274	(24)

49	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

	2003
	Less than 12 months		12 months or longer		Total
		Grass		Gross		Gross
	Estimated	unrealized	Estimated	unrealized	Estimated	unrealized
	fair value	losses	fair value	losses	fair value	losses
Securities available for sale:
U.S. Treasury securities and obligations of U.S. government instrumentalities	$91,971	(926)	—	—	91,971	(926)
Obligations of the Commonwealth of Puerto Rico and its instrumentalities	31,069	(712)	—	—	31,069	(712)

Obligations of state and political subdivisions	4,683	(114)	—	—	4,683	114)
Mortgage-backed securities	6,709	(33)	—	—	6,709	(33)
Collateralized mortgage obligations	10,880	(159)	1,256	(4)	12,136	(163)

Total fixed maturities	145,312	(1,944)	1,256	(4)	146,568	(1,948)

Equity securities	8,581	(40)	—	—	8,581	(40)

Totals for securities available for sale	$153,893	(1,984)	1,256	(4)	155,149	(1,988)

Securities held to maturity:
Mortgage-backed securities	$—	—	2,318	(5)	2,318	(5)

The Company regularly monitors and evaluates the difference between the cost and estimated fair value of investments. For investments with a fair value below cost, the process includes evaluating the length of time and the extent to which cost exceeds fair value, the prospects and financial condition of the issuer, and the Company’s intent and ability to retain the investment to allow for recovery in fair value, among other factors. This process is not exact and further requires consideration of risks such as credit and interest rate risks. Consequently, if an investment’s cost exceeds its fair value solely due to changes in interest rates, impairment may not be appropriate. If after monitoring and analyzing, the Company determines that a decline in the estimated fair value of any available-for-sale or held-to-maturity security below cost is other than temporary, the carrying amount of the security is reduced to its fair value. The impairment is charged to operations and a new cost basis for the security is established. During the year ended December 31, 2002, the Company recognized an other-than-temporary impairment amounting to $311 on one of its equity securities classified as available for sale. No impairments were identified nor recognized by the Company during the years 2004 and 2003.

The unrealized losses on investments were mainly caused by interest rate increases. Because the Company has the ability and intent to hold these investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.

50	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

Maturities of investment securities classified as available for sale and held to maturity were as follows at December 31,2004:

	Amortized	Estimated
	cost	fair value
Securities available for sale:
Due in one year or less	$3,350	3,453
Due after one year through five years	189,530	189,472
Due after five years through ten years	188,279	188,855
Due after ten years	24,488	24,219
Collateralized mortgage obligations	26,058	26,091
Mortgage-backed securities	12,430	12,547

	$444,135	444,637

Securities held to maturity:
Due in one year or less	$156	156
Due after five years through ten years	8,998	9,239
Mortgage-backed securities	5,126	5,108

	$14,280	14,503

Expected maturities may differ from contractual maturities because some issuers have the right to call or prepay obligations with or without call or prepayment penalties.

Investments with an amortized cost of $2,763 and $2,516 (fair value of $2,967 and $2,747) at December 31, 2004 and 2003, respectively, were deposited with the Commissioner of Insurance to comply with the deposit requirements of the Insurance Code the Commonwealth of Puerto Rico (the Insurance Code).

The following investments were held as collateral by financial institutions:

•	Investments with a face value of $1,800 and $40,070 (fair value of $1,792 and $40,336) at December 31, 2004 and 2003, respectively, were held as collateral for the short-term borrowings of the Company (note 10).

•	Investments with a face value of $2,010 and $2,722 (fair value of $1,979 and $2,772) at Decembcr31, 2004 and 2003, respectively, were held as collateral for the Company’s interest-rate swap agreement (see note 11).

51	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

Information regarding realized and unrealized gains and losses from investments for the years ended December 31, 2004, 2003, and 2002 is as follows:

	2004	2003	2002
Realized gains (losses):
Fixed maturity securities:
Trading securities:
Gross gains from sales	$594	1,480	1,492
Gross losses from sales	(492)	(257)	(1,058)

	102	1,223	434

Available for sale:
Gross gains from sales	123	971	110
Gross losses from sales	(241)	(632)	—

	(118)	339	110

Total debt securities	(16)	1,562	544

Equity securities:
Trading securities:
Gross gains from sales	5,608	2,739	1,594
Gross losses from sales	(1,056)	(6,529)	(2,026)

	4,552	(3,790)	(432)

Available for sale:
Gross gains from sales	6,432	10,593	391
Gross losses from sales	—	—	(318)

	6,432	10,593	73

Total equity securities	10,984	6,803	(359)

Net realized gains on securities	$10,968	8,365	185

52	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

	2004	2003	2002
Changes in unrealized gains (losses):
Recognized in income:
Fixed maturities - trading	$(7)	(1,068)	2,036
Equity securities - trading	3,049	15,961	(10,358)

	$3,042	14,893	(8,322)

Recognized in accumulated other comprehensive income:
Fixed maturities - available for sale	(1,481)	(3,783)	1,094
Equity securities - available for sale	2,714	(4)	5,195

	$1,233	(3,787)	6,289

Not recognized in the consolidated financial statements:
Fixed maturities - held to maturity	$110	119	50

Deferred tax expense on unrealized gains and losses recognized in accumulated other comprehensive income during the years 2004, 2003, and 2002 aggregated $3,330, $3,198, and $963, respectively.

As of December 31, 2004, investments in obligations that are payable from and secured by the same source of revenue or taxing authority, other than investment instruments of the U.S. and the Commonwealth of Puerto Rico governments, did not exceed 10% of stockholders’ equity. As of December 31, 2004, no investment in equity securities individually exceeded 10% of stockholders’ equity.

(5) Net Investment Income

Components of net investment income were as follows:

	Year ended December 31
	2004	2003	2002
Mortgage -backed securities	$1,023	1,495	937
Zero coupons	428	731	736
Bonds and notes	20,108	16,443	17,394
Securities purchased under agreement to resell	—	72	814
Collateralized mortgage obligations	930	2,367	2,519
Common and preferred stocks	2,799	2,385	1,895
Others	1,532	1,434	716

Subtotal	26,820	24,927	25,011

Less investment expenses	321	248	233

Total	$26,499	24,679	24,778

53	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

(6)	Premiums and Other Receivables, Net

Premiums and other receivables as of December 31 were as follows:

	2004	2003
Premiums	$45,451	37,936
Self-funded group receivables	17,717	15,790
FEHBP	9,346	7,832
Accrued interest	5,080	5,098
Reinsurance recoverable on paid losses	30,496	22,067
Other	16,406	13,783

	124,496	102,506

Less allowance for doubtful receivables:
Premiums	6,456	4,300
Other	4,717	4,715

	11,173	9,015

Premiums and other receivables, net	$113,323	93,491

(7)	Property and Equipment, Net

Property and equipment as of December 31 are composed of the following:

	2004	2003
Land	$6,531	6,531
Buildings and leasehold improvements	33,272	32,228
Office furniture and equipment	10,298	16,394
Computer equipment	24,867	29,307
Automobiles	250	274

	75,218	84,734

Less accumulated depreciation and amortization	42,854	50,522

Property and equipment, net	$32,364	34,212

54	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

(8)	Claim Liabilities

The activity in the total claim liabilities during 2004, 2003, and 2002 is as follows:

	2004	2003	2002
Claim liabilities at beginning of year	$247,920	244,582	229,440
Reinsurance recoverable on claim liabilities	(19,357)	(13,589)	(10,062)

Net claim liabilities at beginning of year	228,563	230,993	219,378

Incurred claims and loss-adjustment expenses:
Current period insured events	1,112,325	1,081,570	1,079,237
Prior period insured events	3,468	(16,220)	(17,257)

Total	1,115,793	1,065,350	1,061,980

Payments of losses and loss-adjustnient expenses:
Current period insured events	920,173	906,098	894,945
Prior period insured events	171,413	161,682	155,420

Total	1,091,586	1,067,780	1,050,365

Net claim liabilities at end of year	252,770	228,563	230,993
Reinsurance recoverable on claim liabilities	26,555	19,357	13,589

Claim liabilities at end of year	$279,325	247,920	244,582

As a result of changes in estimates of insured events in prior years, the amounts included as incurred claims for prior period insured events differ from anticipated claims incurred.

The amount in the incurred claims and loss-adjustment expenses for prior period insured events for the year 2004 is due to an unfavorable development of the claim liabilities attributed to higher than expected cost per service and utilization trends. The credits in the incurred claims and loss-adjustment expenses for prior period insured events for the years 2003, and 2002 are due to a favorable development of the claim liabilities attributed to better than expected utilization trends.

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

55	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

The accounting policies for the FEHBP are the same as those described in the summary of significant accounting policies. Premium rates are determined annually by TSI and approved by the federal government. Claims are paid to providers based on the guidelines determined by the federal government. Operating expenses are allocated from TSI’s operations to the FEHBP based on applicable allocation guidelines (such as, the number of claims processed for each program).

The operations of the FEHBP do not result in any excess or deficiency of revenue or expense as this program has a special account available to compensate any excess or deficiency on its operations to the benefit or detriment of the federal government.

The contract with OPM allows for the payment of service fees as negotiated between TSI and OPM. Service fees, which are included within the other income, net in the accompanying consolidated statements of earnings, amounted to $778, $626, and $625, respectively, for each of the years in the three-year period ended December 31, 2004.

The following summarizes the operations of the FEHBP for each of the years in the three-year period ended December 31, 2004:

	2004	2003	2002
Premiums earned:
Billed	$105,246	91,241	92,616
Transfer from special account	2,897	12,618	11,040

	108,143	103,859	103,656

Underwriting costs:
Claims incurred	102,126	97,428	97,911
Operating expenses	5,521	6,054	5,505

Total underwriting costs	107,647	103,482	103,416

Underwriting gain	$496	377	240

Interest income	$282	249	385
Other expense	(778)	(626)	(625)

Total interest income and other expense, net	$(496)	(377)	(240)

56	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

The changes in the special account during 2004 and 2003 are as follows:

	2004	2003
Funds payable at beginning of year	$7,471	7,066
Transfer to premiums earned by the FEHBP	(2,897)	(12,618)
Contingency reserve payments	5,217	13,023

Funds payable at end of year	$9,791	7,471

     The account for the FEHBP is related to the following accounts in the consolidated balance sheets as of December 31, 2004 and 2003:

	2004	2003
Cash, cash equivalents, and investments	$17,154	19,018
Premiums, accrued interest and other receivables	9,381	7,855
Claim liabilities, including related unpaid loss-adjustment expenses	(9,920)	(9,708)
Due to TSI	(6,824)	(9,694)

	$9,791	7,471

A contingency reserve is maintained by the OPM at the U.S. Treasury, and is available to the Company under certain conditions as specified in government regulations. Accordingly, such reserve is not reflected in the accompanying balance sheets. The balance of such reserve as of December 31, 2004 and 2003 was $18,415 and $18,584, respectively. The Company received $5,217, $13,023, and $5,976, of payments made from the contingency reserve fund of OPM during 2004, 2003, and 2002, respectively.

The claim payments and operating expenses charged to the FEHBP are subject to audit by the U.S. government. Management is of the opinion that an adjustment, if any, resulting from such audits will not have a significant effect on the accompanying financial statements. The claim payments and operating expenses reimbursed in connection with the FEHBP have been audited through 1998 by OPM.

(10) Short-Term Borrowings

Short-term borrowings of $1,700 and $38,700 at December 31, 2004 and 2003, respectively, represent securities sold under agreements to repurchase. The agreement outstanding at December 31, 2004 matures in March 2005 and accrues interest at London Interbank Offered Rate (LIBOR) (interest rate of 2.6% at December 31,2004).

The investment securities underlying such agreements were delivered to the dealers with whom the agreements were transacted. The dealers may have sold, loaned, or otherwise disposed of such securities in the normal course of business operations, but have agreed to resell to the Company substantially the same securities on the maturity dates of the agreements.

57	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

At December 31, 2004 and 2003, investment securities available for sale with fair value of $1,792 and $40,336 (amortized cost of $1,800 and $40,070) were pledged as collateral under these agreements.

(11)	Long-Term Borrowings

A summary of long-term borrowings entered by the Company at December 31, 2004 and 2003 is as follows:

	2004	2003
Secured note payable of $20,000, payable in various different installments up to August 31, 2007, with interest payable on a monthly basis at a rate reset periodically of 130 basis points over L1BOR selected (which was 3.32% and 2.45% at December 31, 2004 and 2003, respectively).	$15,000	16,005

Senior unsecured notes payable of $50,000 due September 2019. Interest is payable semiannually at a fixed rate of 6.30%.	50,000	—

Secured loan payable of $41,000, payable in monthly installments of $137 up to July 1, 2024, plus interest at a rate reset periodically of 100 basis points over LIBOR selected (which was 3.30% and 2.17% at December 31, 2004 and 2003, respectively).	30,730	32,370

Total long-term borrowings	$95,730	48,375

Aggregate maturities of the Company’s long-term borrowings as of December 31, 2004 are summarized as follows:

2005	$3,140
2006	3,140
2007	13,640
2008	1,640
2009	1,640
Thereafter	72,530

$95,730

On September 30, 2004, TS1 issued and sold $50,000 of its 6.30% senior unsecured notes due September 2019 (the notes). The notes are unconditionally guaranteed as to payment of principal, premium, if any, and interest by the Company. The notes were privately placed to various institutional investors under a note purchase agreement among TSI, the Company and the investors. The notes pay interest semiannually beginning on March 2005, until such principal becomes due and payable. The notes contain certain covenants with which TSI and the Company have complied with at December 31, 2004.

58	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

Debt issuance costs amounting to $600 were deferred and will be amortized over the term of the notes and are reported as other assets in the accompanying consolidated balance sheets.

The proceeds of the $41,000 loan and of the $20,000 note payable were used by the Company for the purchase of real estate properties from subsidiaries and for working capital needs.

The credit agreement related to the $20,000 secured note payable calls for repayments of principal amount of not less than $250 and in integral multiples of $50. The aggregate principal amounts shall be reduced annually to the amounts specified on or before the dates described below:

Required
principal
outstanding
Date	balance
August 1,2005	$13,500
August 1,2006	12,000
August 1, 2007	—

The loan and note payable previously described are guaranteed by a first position held by the bank on the Company’s land, building, and substantially all leasehold improvements, as collateral for the term of the loans under a continuing general security agreement. These credit facilities contain certain covenants, which are normal in this type of credit facility, which the Company has complied with at December 31, 2004 and 2003.

Interest expense on the above long-term borrowings amounted to $2,005, $1,302, and $2,150 for the years ended December 31, 2004, 2003, and 2002, respectively.

(12)	Derivative Instruments and IIedging Activities

The Company has invested in an interest-rate related derivative instruments to manage its exposure on Its debt instruments. The Company does not enter into derivative instruments for any purpose other than cash flow hedging purposes. That is, the Company does not speculate using derivative instruments.

By using derivative financial instruments to hedge exposures to changes in interest rates, the Company exposes itself to credit risk and market risk. Credit risk is the failure of the counterparty to perform under the terms of the derivative contract. When the fair value of a derivative contract is positive, the counterparty is obligated to the Company, which creates credit risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counterparty and, therefore, it does not possess credit risk. The Company minimizes the credit risk in derivative instruments by entering into transactions with high-quality counterparties.

Market risk is the adverse effect on the value of a financial instrument that results from a change in interest rates, currency exchange rates, or commodity prices. The market risk associated with interest-rate contracts is managed by establishing and monitoring parameters that limit the types and degree of market risk that may be undertaken.

59	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

The Company assesses interest rate cash flow risk by continually identifying and monitoring changes in interest rate exposures that may adversely impact expected future cash flows and by evaluating hedging opportunities. The Company maintains risk management control systems to monitor interest rate cash flow risk attributable to both the Company’s outstanding or forecasted debt obligations as well as the Company’s offsetting hedge positions. The risk management control systems involve the use of analytical techniques to estimate the expected impact of changes in interest rates on the Company’s future cash flows.

The Company has a variable-rate debt that was used to finance the acquisition of real estate from subsidiaries (see note 11). The debt obligations expose the Company to variability in interest payments due to changes in interest rates. Management believes it is prudent to limit the variability of a portion of its interest payments. To meet this objective, on December 6, 2002, management entered into an interest-rate swap agreement, with effective date of April 1, 2003, to manage fluctuations in cash flows resulting from interest rate risk. This swap economically changes the variable-rate cash flow exposure on the debt obligations to fixed cash flows. Under the terms of the interest-rate swap, the Company receives variable interest rate payments and makes fixed interest rate payments, thereby creating the equivalent of fixed-rate debt.

Changes in the fair value of the interest-rate swap, designated as a hedging instrument that effectively offsets the variability of cash flows associated with the variable-rate of the long-term debt obligation, are reported in accumulated other comprehensive income, net of the related tax effect. This amount is subsequently reclassified into interest expense as a yield adjustment of the hedged debt obligation in the same period in which the related interest affects earnings. During the years ended December 31, 2004 and 2003, the Company reclassified $734 and $639 into interest expense, not including any amount representing cash-flow hedge ineffectiveness since the terms of the swap agreement allow the Company to assume no ineffectiveness in the agreement.

As of December 31, 2004, $142 of deferred loss on the derivative instrument was included within the accounts payable and accrued liabilities in the accompanying consolidated balance sheets and is expected to be reclassified to earnings during the next 12 to 18 months. Transactions and events expected to occur over the next 12 months that will necessitate reclassifying the derivatives loss to earnings is the repricing of variable-rate debt. There were no cash-flow hedges discontinued during 2004.

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

60	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

(14)	Comprehensive Income

The accumulated balances for each classification of comprehensive income are as follows:

				Accumulated
	Unrealized	Minimum		other
	gains on	pension	Cash-flow	comprehensive
	securities	liability	hedges	income
Beginning balance	$20,948	(5,822)	(367)	14,759

Net current period change	7,998	(3)	281	8,276
Reclassification adjustments for gains and losses reclassified in income	(6,897)	—	—	(6,897)

Ending balance	$22,049	(5,825)	(86)	16,138

The related deferred tax effects allocated to each component of other comprehensive income in the accompanying consolidated statements of stockholders’ equity and comprehensive income in 2004 and 2003 are as follows:

	2004
		Deferred tax
	Before-tax	(expense)	Net-of-tax
	amount	benefit	amount
Unrealized holding gains on securities arising during the period	$7,547	451	7,998
Less reclassification adjustment for gains and losses realized in income	(6,314)	(583)	(6,897)

Net change in unrealized gain	1,233	(132)	1,101

Minimum pension liability adjustment	35	(38)	(3)
Cash-flow hedges	459	(178)	281

Net current period change	$1,727	(348)	1,379

61	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

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

Deferred tax expenses or benefits are related to the unrealized holding gains on investments classified as available for sale held by the Company and its wholly owned subsidiaries. A deferred tax benefit was also recognized for the deferred loss related to the Company’s cash-flow hedges (see note 12) and the minimum pension liability adjustment (see note 18).

(15) Agency Contract and Expense Reimbursement

TSI processes and pays claims as fiscal intermediary for the Medicare – Part B Program. Claims from this program, which are excluded from the accompanying consolidated statements of earnings, amounted to $625,841, $579,300, and $574,720 for each of the years in the three-year period ended December 31, 2004.

TSI is reimbursed for administrative expenses incurred in performing this service. For the years ended December 31, 2004, 2003, and 2002, TSI was reimbursed by $13,980, $11,387, and S12,743, respectively,

62	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

for such services which are deducted from operating expenses in the accompanying consolidated statements of earnings.

The operating expense reimbursements in connection with processing Medicare claims have been audited through 1997 by federal government representatives. Management is of the opinion that no significant adjustments will be made affecting cost reimbursements through December 31, 2004.

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

STS has a number of pro rata and excess of loss reinsurance treaties whereby the subsidiary retains for its own account all loss payments for each occurrence that does not exceed the stated amount in the agreements and a catastrophe cover, whereby it protects itself from a loss or disaster of a catastrophic nature. During 2004 and 2003, STS placed 9% and 11%, respectively, of its reinsurance business with one reinsurance company. Under these treaties, STS ceded premiums of $52,214, $43,770, and $39,806 in 2004, 2003, and 2002, respectively.

Reinsurance cessions are made on excess of loss and on a proportional basis. Principal reinsurance agreements are as follows:

•	Property quota share treaty covering for a maximum of $20,000 for any one risk. Only 37.5% of this treaty was placed with reinsurers. The remaining exposure was covered by a property per risk excess of loss treaty, which provides reinsurance in excess of $500 up to a maximum of $12,500 or the remaining 62.5% for any one risk. STS also has an additional property catastrophe excess of loss contract, which provides protection for losses in excess of $5,000 resulting from any catastrophe, subject to a maximum loss of $10,000.

•	Personal property catastrophe excess of loss. This treaty provides protection for losses in excess of $5,000 resulting from any catastrophe, subject to a maximum loss of $110,000.

•	Commercial property catastrophe excess of loss. This treaty provides protection for losses in excess of $5,000 resulting from any catastrophe, subject to a maximum loss of $180,000.

•	Property catastrophe excess of loss. This treaty provides protection for losses in excess of $110,000 and $180,000 with respect to personal and commercial lines, respectively, resulting from any catastrophe, subject to a maximum loss of $75.000,

•	Personal lines quota share. This treaty provides protection of 7.5% on all ground-up losses, subject to a limit of $1,000 for any one risk.

63	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

•	Reinstatement Premium Protection. This treaty provides a maximum limit of $2,400 in personal lines and $5,500 in commercial lines to cover the necessity of reinstating the catastrophe program in the event it is activated.

•	Casualty excess of loss treaty. This treaty provides reinsurance for losses in excess of $150 up to a maximum of $11,850.

•	Medical malpractice excess of loss. This treaty provides reinsurance in excess of $150 up to a maximum of $1,500 per incident.

•	Builders’ risk quota share and first surplus covering contractors’ risk. This treaty provides protection on a 20/80-quota share basis for the initial $2,500 and a first surplus of $5,000 for a maximum of $7,500 for any one risk.

•	Surety quota share treaty covering contract and miscellaneous surety bond business. This treaty provides reinsurance of up to $3,000 for contract surety bonds, subject to an aggregate of $7,000 per contractor and $2,000 per miscellaneous surety bond.

Facultative reinsurance is obtained when coverage per risk is required, on a proportional basis. All reinsurance contracts are for a period of one year on a calendar basis and arc subject to modifications and negotiations in each renewal.

SVTS cedes insurance with seven reinsurers. Insurance is ceded on pro rata, facultative excess of loss and catastrophic bases. Under the pro rata agreement, SVTS reinsures 50% of the risk up to $250 on the life of any participating individual of certain groups insured. Under this treaty, SVTS ceded premiums of $2,291 in 2004, $2,236 in 2003, and $2,085 in 2002.

The life insurance facultative excess of loss agreements provide for SVTS to retain a portion of the losses on the life of any participating individual of certain groups insured. Any excess will be recovered from the reinsurer. This agreement provides for various retentions ($25, $50, and $75) of the losses. Under this facultative treaty, SVTS ceded premiums of approximately $908 in 2004, $756 in 2003, and $661 in 2002.

SVTS also has facultative pro rata agreements for the long-term disability insurance risk as follows:

•	A long-term disability insurance treaty where SVTS reinsures 65% of the risk. Premiums ceded under this agreement amount to $4,521 and $4,507 in 2004 and 2003, respectively. No premiums were ceded under this agreement during the year 2002.

•	A long-term disability insurance treaty where SVTS reinsures 75% of the risk. Premiums ceded under this agreement amounted to $118, $133, and $3,594 during the years 2004, 2003, and 2002, respectively.

The accidental death catastrophic reinsurance covers each and every accident arising out of one event or occurrence resulting in the death or dismemberment of five or more persons. SVTS’s retention for each event is $250 with a maximum of $1,000 for each event and $2,000 per year. Under this treaty, the Company ceded premiums of $82 in 2004, $90 in 2003, and $68 in 2002.

64	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

The ceded unearned reinsurance premiums on STS arising from these reinsurance transactions amounted to $13,751 and $12,114 at December 31, 2004 and 2003, respectively and are reported as other assets in the accompanying consolidated balance sheets.

The effect of reinsurance on premiums earned and claims incurred is as follows:

	Premiums earned			Claims incurred
	2004	2003	2002	2004	2003	2002
Gross	$1,356,604	1,313,820	1,285,459	1,133,238	1,080,207	1,071,751
Ceded	(60,181)	(51,586)	(48,812)	(17,445)	(14,857)	(9,771)

Net	$1,296,423	1,262,234	1,236,647	1,115,793	1,065,350	1,061,980

(17)	Income Taxes

Under Puerto Rico income tax law, the Company is not allowed to file consolidated tax returns with its subsidiaries.

TSI was exempt through 2002 from Puerto Rico income taxes under a ruling issued by the Department of the Treasury. On June 18, 2003, the Department of the Treasury notified the Company that the ruling recognizing TSI’s tax exemption was terminated effective December 31, 2002. The termination of the ruling responds to a new public policy set by the Department of the Treasury according to which tax exemptions under Section 1101(6) of the Puerto Rico Code (P.R. Code) will not apply to corporations organized as for-profit, which is TSI’s case.

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

The closing agreement also stipulates that TSM will pay taxes (Department of the Treasury tax assessment) on TSI’s accumulated statutory net income, in accordance with the income recognition methodology applied by the Secretary of the Treasury in the closing agreement and the ruling mentioned above. This tax ruling established the following methodology for TSM to determine its tax liability:

•	TSI’s accumulated statutory net income while operating under the tax exemption, amounting to $132,763, was deemed distributed to TSM.

•	For tax purposes, TSM recognized the exempt accumulated statutory net income as gross income. On this amount, TSM recognized an income tax liability amounting to $51,774, which was determined by applying a tax rate of 39% to the exempt accumulated statutory net income deemed distributed to TSM. The income tax was recorded by TSM within the current income tax expense presented in the consolidated statements of earnings. Of this tax, $37,000 was paid on July 31, 2003, the date of the closing agreement, and $14,774 on April 15, 2004.

65	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

STS is taxed essentially the same as other corporations, with taxable income determined on the basis of the statutory annual statements filed with the insurance regulatory authorities. Also, operations are subject to an alternative minimum income tax, which is calculated based on the formula established by existing tax laws. Any alternative minimum income tax paid may be used as a credit against the excess, if any, of regular income tax over the alternative minimum income tax in future years.

TSI, STS, and SVTS are also subject to federal income taxes for foreign source dividend income. No federal income taxes were recognized for 2004, 2003, and 2002.

SVTS operates as a qualified domestic life insurance company and is subject to the alternative minimum tax and taxes on its capital gains.

TSM, TCI, and ISI are subject to Puerto Rico income taxes as a regular corporation, as defined in the P.R. Code, as amended.

66	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

The income tax expense differs from the amount computed by applying the Puerto Rico statutory income tax rate to the income before income taxes as a result of the following:

	2004	2003	2002
Income before taxes	$59,817	91,626	50,798
Less net income corresponding to TSI operations, which were exempt from Puerto Rico income taxes until December 31, 2002	—	—	37,903

	59,817	91,626	12,895

Statutory tax rate	39%	39%	39%

Income tax expense at statutory rate of 39%	23,329	35,734	5,029

Increase (decrease) in taxes resulting from:
Exempt interest income	(6,322)	(5,689)	(2,723)
Alternative minimum tax	—	320	264
Excess of regular tax over capital gain tax on SVTS	(327)	—	—
Excess of regular tax over alternative minimum tax on SVTS	—	(1,164)	(1,095)
Effect of using earnings under statutory accounting principles instead of GAAP earnings for TSI and STS tax computations	(658)	(7,026)	900
Effect of taxing capital gains at a preferential rate	(2,594)	(1,897)	—
Department of the Treasury tax assessment	—	51,774	—
Dividends received deduction	(498)	(145)	(68)
Effect of change in TSI tax status	1,172	(5,023)	—
Other disallowances, net	956	369	149
Other	(1,044)	(1,856)	93

Total income tax expense	$14,014	65,397	2,549

67	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

Deferred income taxes reflect the tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and income tax purposes. The net deferred tax liability at December 31, 2004 and 2003 of the Company and its subsidiaries is composed of the following:

	2004	2003
Deferred tax assets:
Allowance for doubtful receivables	$4,258	3,368
Cash-flow hedges	56	234
Nondeductible depreciation	423	468
Employee benefits plan	2,759	2,749
Postretirement benefits	1,447	1,299
Deferred compensation	2,071	1,314
Contingency reserves	133	367
Additional minimum pension liability	3,576	3,614
Other	419	80

Total gross deferred tax assets	15,142	13,493

Deferred tax liabilities:
Deferred policy acquisition costs	(5,347)	(4,854)
Unamortized bond issue costs	(230)	—
Unrealized gain on securities available for sale	(3,330)	(3,198)
Unrealized gain on trading securities	(3,331)	(2,659)
Catastrophe loss reserve trust fund	(4,873)	(4,674)

Gross deferred tax liabilities	(17,111)	(15,385)

Net deferred tax liability	$(1,969)	(1,892)

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

68	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

The following table sets forth the plan’s benefit obligations, fair value of plan assets, and funded status as of December 31, 2004 and 2003, accordingly:

	2004	2003
Change in benefit obligation:
Projected benefit obligation at beginning of year	$61,336	53,993
Service cost	4,100	3,631
Interest cost	3,843	3,778
Benefit payments	(4,266)	(215)
Actuarial losses	6,065	10,568
Settlements	—	(10,419)

Projected benefit obligation at end of year	$71,078	61,336

Accumulated benefit obligation at end of year	$51,412	44,847

At December 31, 2004 and 2003, the Company recognized an additional minimum pension liability of $9,999 and $10,081, respectively, in order to bring the accrued pension liability up to the level of the plan’s unfunded accumulated benefit obligation. This amount is offset by an intangible asset amounting to $598 and $645 as of December 31, 2004 and 2003, respectively that is based on the outstanding unrecognized prior service cost. The net amount of the additional minimum pension liability and the intangible asset was recorded through a charge to accumulated other comprehensive income, net of a deferred tax asset of $3,576 and $3,614 at December 31, 2004 and 2003, respectively.

	2004	2003
Change in plan assets:
Fair value of plan assets at beginning of year	$32,142	25,275
Actual return on assets (net of expenses)	3,765	5,501
Employer contributions	10,931	12,000
Benefit payments	(4,266)	(215)
Settlements	—	(10,419)

Fair value of plan assets at end of year	$42,572	32,142

Reconciliation of funded status:
Funded status	$(28,507)	(29,193)
Unrecognized prior service cost	598	645
Unrecognized actuarial loss	29,068	25,924

Prepaid (accrued) benefit cost	$1,159	(2,624)

69	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

The components of net periodic benefit cost for 2004, 2003, and 2002 were as follows:

	2004	2003	2002
Components of net periodic benefit cost:
Service cost	$4,100	3,631	3,115
Interest cost	3,843	3,778	3,369
Expected return on assets	(2,549)	(2,494)	(2,754)
Amortization of prior service cost	48	48	57
Amortization of actuarial loss	1,706	1,569	392
Settlement loss	—	4,404	—

Net periodic benefit cost	$7,148	10,936	4,179

Net periodic pension expense may include settlement charges as a result of retirees selecting lump-sum distributions. Settlement charges may increase in the future if the number of eligible participants deciding to receive distributions and the amount of their benefits increases.

The following assumptions were used on a weighted average basis to determine benefit obligations of the plan as of December 31, 2004, 2003, and 2002:

	2004	2003	2002
Discount rate	5.75%	6.25%	6.75%
Expected return on plan assets	8.50%	8.50%	8.50%
Rate of compensation increase	Graded; 3.00%	Graded; 3.00%	Graded; 3.00%
	to 6.50%	to 6.50%	to 6.50%

The assumptions used in computing net periodic benefit cost-for the years ended December 31, 2004, 2003, and 2002 were as follows:

	2004	2003	2002
Assumptions used in computing net periodic benefit cost:
Discount rate	6.25%	6.75%	7.25%
Expected return on plan assets	8.50%	8.50%	9.00%
Rate of compensation increase	Graded; 3.00%	Graded; 3.00%	Graded; 3.00%
	to 6.5%	to 6.5%	to 6.5%

The basis used to determine the overall expected long-term rate of return on assets assumption was an analysis of the historical rate of return for a portfolio with a similar asset allocation. The assumed long-term asset allocation for the plan is as follows: 53%-67% equity securities; 26%-36% debt securities; 4%-12% real estate; and 0%-4% cash.

70	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

Using historical investment returns, the plan’s expected asset mix, and adjusting for the difference between expected inflation and historical inflation, the 25th to 75th percentile range of annual rates of return is 7.1%-8.9%.

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

(a)	Plan Assets

The Company’s weighted average asset allocations at December 31, 2004 and 2003 by asset category were as follows:

Asset category	2004	2003
Equity securities	62%	62%
Debt securities	28	29
Real estate	8	4
Other	2	5

Total	100%	100%

The Company’s plan assets are invested in the National Retirement Trust. The National Retirement Trust was formed to provide financial and legal resources to help members of the Blue Cross Blue Shield Association offer retirement benefits to their employees.

The investment program for the National Retirement Trust is based on the precepts of capital market theory that are generally followed by institutional investors and who by definition, are long-term oriented investors. This philosophy holds that:

•	Increasing risk is rewarded with compensating returns over time, and therefore, prudent risk taking is justifiable for long-term investors.

•	Risk can be controlled through diversification of assets classes and investment approaches, as well as diversification of individual securities.

•	Risk is reduced by time, and over time the relative performance of different asset classes is reasonably consistent. Over the long-term, equity investments have provided and should continue to provide superior returns over other security types. Fixed-income securities can dampen volatility and provide liquidity in periods of depressed economic activity.

•	The strategic or long-term allocation of assets among various asset classes is an important driver of long-term returns.

•	Relative performance of various asset classes is unpredictable in the short-term and attempts to shift tactically between asset classes are unlikely to be rewarded.

71	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

Investments will be made for the sole interest of the participants and beneficiaries of the programs participating in the National Retirement Trust. Accordingly, the assets of the National Retirement Trust shall be invested in accordance with these objectives:

•	Ensure assets are available to meet current and future obligations of the participating programs when due.

•	Earn a minimum rate of return no less than the actuarial interest rate.

•	Earn the maximum return that can be realistically achieved in the markets over the long-term at a specified and controlled level of risk in order to minimize future contributions.

•	Invest the assets with the care, skill, and diligence that a prudent person acting in a like capacity would undertake. The Committee acknowledges that, in the process, it has the objective of controlling the costs involved with administering and managing the investments of the National Retirement Trust.

The target asset allocation for the Company is as follows: 53%-67% equity securities; 26%-36% debt securities; 4%-12% real estate; and 0%-4% cash.

(b)	Cash Flows

The Company expects to contribute $7,900 to its pension program in 2005.

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

2005	$2,288
2006	2,519
2007	3,042
2008	3,292
2009	4,088
Years 2010 -2014	27,902

$43,131

(19)	Catastrophe Loss Reserve Trust Fund

In accordance with the Act No. 73 of August 12, 1994, and Chapter 25 of the Insurance Code, STS is required to establish and maintain a trust fund for the payment of catastrophe losses. The establishment of this trust fund will increase the financial capacity in order to offer protection for those insurers exposed to catastrophe losses. This trust may invest its funds in securities authorized by the Insurance Code, but not in investments whose value may be affected by hazards covered by the catastrophic insurance losses. The interest earned on these investments and any realized gain (loss) on investment transactions becomes part of the reserve for catastrophic insurance losses and income (expense) of the Company. The assets in this fund, which are reported as other assets in the accompanying consolidated balance sheets, will be used solely and exclusively to pay catastrophe losses covered under policies written in Puerto Rico.

72	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

The retained earnings of STS are restricted in the accompanying consolidated balance sheets by the total catastrophe loss reserve balance.

In addition, pursuant to Article 8 of Rule LXXII of October 15, 1999, of the Insurance Code, STS is required to make a current year deposit to the fund, if any, on or before January 30 of the following year. Contributions are determined by a rate (1.0% for 2004 and 2003), imposed by the Commissioner of Insurance for the catastrophe policies written in that year. The amount deposited in the trust fund is deductible for income tax purposes.

In January 2005 and 2004, the Company deposited to the trust fund $663 and $621, respectively, corresponding to the contributions for catastrophic policies written in 2004 and 2003, respectively. The amount deposited in the trust fund may be reimbursed in the case that STS ceases to underwrite risks subject to catastrophe losses.

As of December 31, 2004 and 2003, the movement of the catastrophe loss reserve is as follows:

	2004	2003
Catastrophe loss reserve at beginning of year	$22,418	20,824
Investment income	1,042	973

Catastrophe loss reserve trust fund at end of year	23,460	21,797
Contribution payable	663	621

Restricted retained earnings	$24,123	22,418

The trust fund assets are composed of the following:

	2004	2003
U.S. Treasury securities, at amortized cost (fair value of $376 in 2003)	$—	370
Federal Home Loan Bank notes, at amortized cost (fair value of $16,269 and $18,991 in 2004 and 2003, respectively)	16,598	19,273
Federal Farm Credit Bank note, at amortized cost (fair value of $5,035 in 2004)	5,035	—
Obligations of the Commonwealth of Puerto Rico and its instrumentalities, at amortized cost (fair value of $1,575 and $1,553 in 2004 and 2003, respectively)	1,500	1,500
Accrued interest receivable	219	277
Cash and cash equivalents	108	377

	$23,460	21,797

73	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

Maturities of investments held in the catastrophe loss reserve trust fund were as follows at December 31, 2004:

	Amortized	Estimated
	cost	fair value
Due after one year through five years	$7,829	7,941
Due after five years through ten years	10,276	10,226
Due after ten years	5,028	4,712

	$23,133	22,879

(20)	Commitments

The Company leases its regional offices, certain equipment, and warehouse facilities under noncancelable operating leases. Minimum annual rental commitments at December 31, 2004 under existing agreements are summarized as follows:

Year ending December 31 :
2005	$3,441
2006	2,393
2007	1,693
2008	481
2009	266
Thereafter	755

Total	$9,029

Rental expense for 2004, 2003, and 2002 was $1,653, $1,460, and $1,459, respectively, after deducting the amount of $489, $689, and $441, respectively, reimbursed by Medicare (see note 15).

(21)	Contingencies

(a)	Legal Proceedings

(i)	At December 31, 2004, the Company is defendant in various lawsuits arising in the ordinary course of business. In the opinion of management, with the advice of its legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial position and results of operations of the Company.

(ii)	The Company and others are defendants in a class action complaint alleging violations under the Racketeer Influenced and Corrupt Organizations Act. The suit, among other allegations, alleges a scheme to defraud the plaintiffs by acquiring control of TSI through illegally capitalizing TSI and later converting it into a for-profit organization and depriving the shareholders of TSI of their ownership rights. The plaintiffs base their later allegations on the supposed decisions of TSl’s board of directors and shareholders, allegedly made in 1979, to

74	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

operate with certain restrictions in order to turn TSI into a charitable corporation, basically forever. While the case is still in the very early stages of litigation and the case has not been certified as a class action, a motion to dismiss was filed by defendants. On March 15, 2004, plaintiffs filed a response to this motion. On April 30, 2004, defendants filed a reply in support of motion to dismiss. On March 4, 2005, the Court issued an Opinion and Order. In this Opinion and Order, of the twelve counts included in the complaint, eight counts were dismissed for failing to assert an actionable injury; six for lack of standing; and two for failing to plead with sufficient particularity in compliance with the Rules. All shareholder allegations, including those described above, were dismissed in the Opinion and Order. The remaining four counts were found standing, in a limited way, in the Opinion and Order. Finally, the Court ordered that by March 24, 2005 one of the counts left standing be replead to conform to the Rules and that by March 28, 2005 a proposed schedule for discovery and other submissions be filed. This case is still pending before the United States District Court for the District of Puerto Rico. In the opinion of management, with the advice of its legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial position and results of operations of the Company.

(iii)	TSM, TSI and others are defendants in a complaint where the plaintiffs allege that the defendants, among other things, violated provisions of the Insurance Code, anti-monopolistic practices and unfair business practices. After a preliminary review of the complaint, it appears that many of the allegations brought by the plaintiffs have been resolved in favor of TSM and TSI in previous cases brought by the same plaintiffs in the U.S. District Court for the District of Puerto Rico and by most of the plaintiffs in the local courts. The defendants, including TSM and TSI answered the complaint, filed a counter-claim and filed several motions to dismiss this claim. The case has recently been reassigned to a new judge. In the opinion of management, with the advice of its legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial position and results of operations of the Company.

(iv)	On May 22, 2003, a class action suit was filed by Kenneth A. Thomas, MD and Michael Kutell, MD, on behalf of themselves and all other similarly situated and the Connecticut State Medical Society against the BCBSA and multiple other insurance companies including TSI. The individual plaintiffs bring this action on behalf of themselves and a class of similarly situated physicians seeking redress for alleged illegal acts of the defendants, which they allege have resulted in a loss of their property and a detriment to their business, and for declaratory and injunctive relief to end those practices and prevent further losses. Plaintiffs alleged that the defendants, on their own and as part of a common scheme, systematically deny, delay, and diminish the payments due to doctors so that they are not paid in a timely manner for the covered, medically necessary services they render. The class action complaint alleges that the health care plans are the agents of Blue Cross and Blue Shield licensed entities, and as such have committed the acts alleged above and acted within the scope of their agency, with the consent, permission, authorization, and knowledge of the others, and in furtherance of both their interest and the interests of other defendants. Management believes that TSI was brought to this litigation for the sole reason of being associated with BCBSA. However, on June 18,

75	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

2004, the Plaintiffs moved to amend the complaint to include the Colegio de Medicos Cirujanos de Puerto Rico (a compulsory association grouping all physicians in Puerto Rico), Marissel Velazquez, MD, President of the Colegio de Medicos y Cirujanos de Puerto Rico, and Andres Melendez, MD, as plaintiffs against TSI. Later Marissel Velazquez, MD) voluntarily dismissed her complaint against TSI. TSI, along with the other defendants, moved to dismiss the complaint under multiple grounds, including but not limited to arbitration and applicability of the McCarran Ferguson Act. In the opinion of management, with the advice of its legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial position and results of operations of the Company.

(v)	On December 8, 2003, a putative class action was filed by Jeffrey Solomon, MD, and Orlando Armstrong, MD, on behalf of themselves and all other similarly situated and the American Podiatric Medical Association, Florida Chiropractic Association, California Podiatric Medical Association, Florida Podiatric Medical Association, Texas Podiatric Medical Association, and Independent Chiropractic Physicians, against the BCBSA and multiple other insurance companies, including TSI, all members of the BCBSA. The individual plaintiff’s bring this action on behalf of themselves and a class of similarly situated physicians seeking redress for alleged illegal acts of the defendants, which are alleged to have resulted in a loss of Plaintiffs property and a detriment to their business, and for declaratory and injunctive relief to end those practices and prevent further losses. Plaintiffs alleged that the defendants, on their own and as part of a common scheme, systematically deny, delay and diminish the payment due to the doctors so that they are not paid in a timely manner for the covered, medically necessary services they render. The class action complaint alleges that the health care plans are the agents of BCBSA licensed entities, and as such have committed the acts alleged above and acted within the scope of their agency, with the consent, permission, authorization and knowledge of the others, and in furtherance of both their interest and the interests of other defendants. On June 25, 2004, plaintiffs amended the complaint but the allegations against TSI did not vary. Management believes that TSI was made a party to this litigation for the sole reason that TSI is associated with the BCBSA. TSI, along with the other defendants, moved to dismiss the complaint under multiple grounds, including but not limited to arbitration and applicability of the McCarran Ferguson Act. In the opinion of management, with the advice of its legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the consolidated financial position and results of operations of the Company.

(b)	Guarantee Associations

Pursuant to the Insurance Code, STS is a member of Sindicato de Aseguradores para la Suscripcion Conjunta de Seguros de Responsabilidad Profesional Medico-Hospitalaria (SIMED) and of the Sindicato de Aseguradores de Responsabilidad Profesional para Medicos. Both syndicates were organized for the purpose of underwriting medical-hospital professional liability insurance. As a member, the subsidiary shares risks with other member companies and, accordingly, is contingently liable in the event that the above-mentioned syndicates cannot meet their obligations. During 2004 and 2003, no assessments or payments were made for this contingency.

76	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

Additionally, pursuant to Article 12 of Rule LXIX of the Insurance Code, STS is a member of the Compulsory Vehicle Liability Insurance Joint Underwriting Association (the Association). The Association was organized during 1997 to underwrite insurance coverage of motor vehicle property damage liability risks effective January 1, 1998. As a participant, STS shares the risk, proportionately with other members, based on a formula established by the Insurance Code. During the three-year period ended December 31, 2004, the Association distributed experience refunds. STS received refunds amounting to $840, $638, and $565 in 2004, 2003, and 2002, respectively.

STS is a member of the Asociación de Garantia de Seguros de Todas Clases, excepto Vida, Incapacidad y Salud and TSI and SVTS are members of the Asociación de Garantia de Seguros de Vida, Incapacidad y Salud. As members, they are required to provide funds for the payment of claims and unearned premiums reimbursements for policies issued by insurance companies declared insolvent. At December 31, 2003, STS had accrued $250 for future assessments. No accrual was made at December 31, 2004, since STS has not been informed of any further assessments. During 2004, 2003, and 2002, STS paid assessments of $1,121, $500, and $654, respectively. Moreover, no assessments were attributable to TSI and SVTS during 2004, 2003, and 2002.

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

The NAIC recodified SAP to promote standardization throughout the industry and effective January 1, 2001, the Company adopted these new statutory accounting principles. The Commissioner of Insurance adopted NAIC SAP as long as it does not contradict the provisions of the Insurance Code. This results in the situation that various accounting practices prescribed or permitted by the Commissioner of Insurance depart from NAIC SAP.

In terms of permitted accounting practices, the Commissioner of Insurance through a circular letter dated September 14, 2001, permits property and casualty insurance companies in Puerto Rico to not record the tax liability that otherwise would have resulted from the contributions made to the catastrophe reserve fund

77	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

(see notes 17 and 19). The use of this permitted statutory accounting practice relieves STS in 2004 and 2003 of recording a charge to operations of approximately $ 199 and $ 186, respectively, and a charge to the statutory surplus of approximately $4,900 and $4,700 in 2004 and 2003, respectively, which otherwise would have been recorded under the prescribed statutory accounting practices.

The accumulated earnings of TSI, SVTS, and STS are restricted as to the payment of dividends by statutory limitations applicable to domestic insurance companies. Such limitations restrict the payment of dividends by insurance companies generally to unrestricted unassigned surplus funds reported for statutory purposes. As more fully described in note 19, a portion of the accumulated earnings of STS are also restricted by the catastrophe loss reserve balance (amounting to $24,123 and $22,418 as of December 31, 2004 and 2003, respectively) as required by the Insurance Code.

The net admitted assets, unassigned surplus, and capital and surplus of the insurance subsidiaries at December 31, 2004 and 2003 are as follows:

	2004 ( Unaudited)
	TSI	STS	SVTS
Net admitted assets	$494,199	225,684	71,551
Unassigned surplus	164,698	36,831	20,045
Capital and surplus	191,239	69,455	21,245

	2003
	TSI	STS	SVTS
Net admitted assets	$467,153	195,030	60,616
Unassigned surplus	149,393	28,102	19,872
Capital and surplus	175,934	59,020	21,072

The net income of the insurance subsidiaries for the years ended December 31, 2004, 2003, and 2002 is as followss:

	TSI	STS	SVTS
2004 (unaudited)	$31,045	9,589	607
2003	41,321	6,207	3,990
2002	36,988	3,481	3,442

(23)	Net Income Available to Stockholders and Basic Net Income per Share

The Company presents only basic earnings per share, which is comprised of the net income that could be available to common stockholders divided by the weighted average number of common shares outstanding for the period.

78	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

The following table sets forth the net income available for distribution to stockholders for the three-year period ended December 31, 2004. The amount presented as available for distribution to stockholders for the year 2002 exclude TSI’s results of operations due to TSI’s prohibition to declare dividends, as required in its tax exemption ruling. Due to TSI’s change in tax status effective January 1, 2003 (see note 17), TSI’s earnings are now available for distribution to shareholders.

	2004	2003	2002
Net income	$45,803	26,229	48,249
Less TSI result of operations	—	—	37,903

Net income available to stockholders	$45,803	26,229	10,346

The following table sets forth the computation of basic earnings per share for the three-year period ended 31, 2004.

	2004	2003	2002
Numerator for basic earnings per share:
Net income available to stockholders	$45,803	26,229	10,346

Denominator for basic earnings per share:
Weighted average of common shares outstanding	8,919	9,180	9,531

Basic net income per share	$5,135	2,857	1,086

79	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

(24)	Quarterly Financial Information (Unaudited)

	2004
	March 31	June 30	September 30	December 31	Total
Revenue:
Premiums earned, net	$318,646	322,896	325,926	328,955	1 ,296,423
Amounts attributable to self-funded arrangements	43,038	46,045	46,044	46,575	181,702
Less amounts attributable to claims under self-funded arrangements	(40,582)	(42,485)	(42,925)	(43,932)	(169,924)

	321,102	326,456	329,045	331,598	1,308,201

Net investment income	6,582	6,393	6,516	7,008	26,499
Net realized investment gains	1,383	1,365	4,237	3,983	10,968
Net unrealized investment gain (loss) on trading securities	1,819	(3,252)	(435)	4,910	3,042
Other income, net	566	1,120	728	946	3,360

Total revenue	331,452	332,082	340,091	348,445	1,352,070

Benefits and expenses:
Claims incurred	275,748	286,246	283,946	269,853	1,115,793
Operating expenses, net of reimbursement for services	39,838	42,635	40,416	48,990	171,879
Interest expense	901	931	1,018	1,731	4,581

Total benefits and expenses	316,487	329,812	325,380	320,574	1,292,253

Income before taxes	14,965	2,270	14,711	27,871	59,817

Income tax expense:
Current	3,298	1,248	2,756	6,983	14,285
Deferred	511	(457)	(139)	(186)	(271)

Total income taxes	3,809	791	2,617	6,797	14,014

Net income	$11,156	1,479	12,094	21,074	45,803

Basic net income per share	$1,239	166	1,361	2,371	5,137

80	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

	2003
	March 31	June30	September 30	December 31	Total
Revenue:
Premiums earned, net	$315,556	313,789	314,043	318,846	1,262,234
Amounts attributable to self-funded arrangements	40,003	40,181	40,790	41,314	162,288
Less amounts attributable to claims under self-funded arrangements	(37,359)	(37,191)	(38,410)	(38,846)	(151,806)

	318,200	316,779	3 1 6,423	321,314	1,272,716

Net investment income	6,098	6,286	5,868	6,427	24,679
Net realized investment (losses) gains	(3,023)	6,644	3,669	1,075	8,365
Net unrealized investment gain (loss) on trading securities	2,092	7,276	(345)	5,870	14,893
Other income, net	850	1,524	532	1,797	4,703

Total revenue	324,217	338,509	326,147	336,483	1,325,356

Benefits and expenses:
Claims incurred	270,831	259,172	264,202	271,145	1,065,350
Operating expenses, net of reimbursement for services	38,490	39,917	37,301	49,441	165,149
Interest expense	703	765	776	987	3,231

Total benefits and expenses	310,024	299,854	302,279	321,573	1,233,730

Income before taxes	14,193	38,655	23,868	14,910	91,626

Income tax expense:
Current	377	63,909	6,967	(461)	70,792
Deferred	339	(1,968)	139	(3,905)	(5,395)

Total income taxes	716	61,941	7, 106	(4,366)	65,397

Net income (loss)	$13,477	(23,286)	16,762	19,276	26,229

Basic net income (loss) per share	$451	(2,514)	1,844	2,136	2,857

81	(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

(25) Reconciliation of Net Income to Net Cash Provided by Operating Activities

     A reconciliation of net income to net cash provided by operating activities follows:

	2004	2003	2002
Net income	$45,803	26,229	48,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,343	5,709	7,595
Net amortization of investments premiums	1,035	1,866	2
Accretion in value of securities	(464)	(1,188)	(1,664)
Increase (decrease) in provision for doubtful receivables	2,158	(4,779)	2,116
(Decrease) increase in net deferred tax liability	(271)	(5,396)	1,233
Gain on sale of securities	(10,968)	(8,365)	(185)
Unrealized (gain) loss of trading securities	(3,042)	(14,893)	8,322
Proceeds from trading securities sold or matured:
Fixed maturities sold	50,330	77,582	103,012
Equity securities	26,523	28,924	11,804
Acquisition of securities in trading portfolio:
Fixed maturities	(54,550)	(96,237)	(112,879)
Equity securities	(38,700)	(38,956)	(16,471)
Gain on sale of property and equipment	(16)	(58)	(1)
(Increase) decrease in premiums receivable	(10,956)	4,809	(5,881)
(Increase) decrease in accrued interest receivable	18	(218)	(47)
Increase in other receivables	(11,052)	(9,062)	(9,066)
Increase in deferred policy acquisition costs	(2,041)	(2,901)	(4,220)
(Increase) decrease in other assets	(5,138)	(3,188)	240
Increase (decrease) in claims processed and incomplete	16,267	(6,613)	13,029
increase in unreported losses	14,875	9,139	70
Increase in loss-adjustment expenses	263	812	2,043
Increase (decrease) on annuity contracts	1,003	365	(832)
Increase in unearned premiums	5,879	7,743	12,655
Increase (decrease) in liability to FEHBP	2,320	405	(5,064)
Increase in accounts payable and accrued liabilities	4,616	6,914	2,136
(Decrease) increase in income tax payable	(30,395)	31,506	611

Net cash provided by operating activities	$8,840	10,149	56,807

(Continued)

TRIPLE-S MANAGEMENT CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

December 31, 2004, 2003, and 2002

(Dollar amounts in thousands, except per share data)

	2004	2003	2002
Supplementary information on noncash transactions affecting cash flows activities:
Change in net unrealized gain on securities available for sale, including deferred income tax liability of $3,330, $3,198, and $963, in 2004, 2003, and 2002, respectively	$1,101	6,022	5,986
Retirement of fully depreciated items	13,054	1,594	1,258
Change in cash-flow hedges, including deferred income tax asset of $56 and $234 in 2004 and 2003, respectively	281	103	470
Change in minimum pension liability, including related intangible asset of $598 and $645 and deferred income tax asset of $3,576 and $3,614 in 2004 and 2003, respectively	3	2,292	8,114