Form 10-K, Exhibit 13
period 2005-12-31
TRIPLE-S MANAGEMENT CORP
filed 2006-03-30
CIK 1171662

Exhibit 13.1

TRIPLE-S MANAGEMENT CORPORATION

| **2005** | annual report

moving**forward**

TRIPLE-S GROUP
The Triple-S Group reasserts itself as the undisputed leader in Puerto Rico’s insurance industry, where it holds a privileged position as the second largest locally owned company.
To satisfy the growing needs and expectations of our people, and propelled by its financial strength, the company experienced an accelerated expansion and diversification process which culminated in 1999 with the creation of Triple-S Management Corporation, a holding company that coordinates the efforts of all its affiliates. These include:
TRIPLE-S, INC.
The leading health insurer on the Island, where it serves 1.2 million people. Established in 1959, it offers the largest health provider network in Puerto Rico to its individual and group plan beneficiaries.
TRIPLE-C, INC.
Manages the Puerto Rico Health Reform, seeking to ensure access to quality health services to the Island’s medically indigent population. It is also a Third-Party Administrator (TPA). Operates a health assistance phone line with McKesson, which serves the Puerto Rico and U.S. markets from its Island-based center.
SEGUROS TRIPLE-S, INC.
While its original mission was to provide professional malpractice insurance to physicians in Puerto Rico, it further expanded its reach to protect all our people by offering a complete array of property and casualty individual and commercial insurance policies.
INTERACTIVE SYSTEMS, INC.
From one of the most technologically advanced centers in Puerto Rico and the Caribbean, this company provides innovative computer solutions to all of the Group’s affiliates. It operates the Electronic Health System to effectively process the claims of the more than 10,000 providers that are part of the health network coordinated by Triple-S, Inc.
SIGNATURE INSURANCE AGENCY
With over 30 years in the market, in 2004 it became the third largest general insurance agency in Puerto Rico. Stemming from the corporation’s diversification strategy, the agency, which was exclusively selling property and casualty insurance products, now sells life insurance for the Triple-S Group.
SEGUROS DE VIDA TRIPLE-S, INC.
After more than 20 years of success in the local market, it reaffirms its position as one of the leading individual and group life and disability insurance companies in Puerto Rico.
GA LIFE
It is considered one of the top individual life insurance companies in Puerto Rico. Its insurance product portfolio includes life, cancer, annuities and funeral coverage. Since early 2006, it is part of the Triple-S Group, helping to consolidate the corporation’s leadership in the individual and group life insurance market.

ANTICIPATE. DIVERSIFY. EXPAND. EXPLORE. INTEGRATE. COLLABORATE. STRENGTHEN. FOLLOWING THAT ACTION PLAN, THE TRIPLE-S GROUP STEADILY CONTINUES MOVING FORWARD.
This visionary corporation has experienced a profound transformation during the past year, allowing it to stay ahead of the Puerto Rico insurance industry and set the stage to continue its constant evolution.
As a result of its aggressive diversification strategy, the Triple-S Group further strengthened its leadership position in each and every one of the insurance business lines it represents: health, life and property and casualty.
By anticipating the consumers’ needs, it has been able to successfully overcome the challenges posed by the highly competitive and ever-changing insurance industry. It has gone beyond providing innovative services that better serve Puerto Rico, to explore other markets even beyond our frontiers.
And, the Triple-S Group keeps focusing on finding new ways to be a one-stop-shop that provides an insurance solution for every life stage of a person or business. By doing so, it will continue to forge an even brighter future for the Corporation and for Puerto Rico.

Triple-S Group
Financial Highlights

(dollar amounts in thousands)	2005	2004	2003	2002	2001

Gross premiums*	$1,591,109	$1,478,125	$1,424,522	$1,387,331	$1,289,773
Claims incurred*	1,404,827	1,285,717	1,217,156	1,203,118	1,147,319
Operating expenses	181,703	171,879	165,149	148,539	140,830
Net income	28,433	45,803	26,229	48,249	21,715
Assets	1,137,462	919,657	834,623	721,892	655,805
Capital	308,703	301,433	254,255	231,664	186,028
Return on assets (ROA)	2.5%	5.0%	3.1%	6.7%	3.3%
Return on equity (ROE)	9.2%	15.2%	10.3%	20.8%	11.7%
Net income to premiums	1.8%	3.1%	1.8%	3.5%	1.7%
Underwriting gain to premiums	0.3%	1.4%	3.0%	2.6%	0.1%

* Includes amounts attributable to self-funded arrangements.
moving forward | page 2 |

Triple-S Group annual report	| page 3 |
Triple-S Management Corporation
Letter from the Chairman of the Board
“The Board of Directors approved that we take steps in order to further an initial public offering (IPO). Again, this reflects requests made by you, our shareholders.”
Last January, the Board of Directors made two important decisions for the future of our Corporation. First, it approved the first dividend in our history. This decision reflected mounting petitions from you, our shareholders, and a detailed analysis of legal and financial conditions surrounding the Corporation, as well as trends in the marketplace. The act of granting this historic dividend builds on the steps previously taken by other Boards for the benefit of our shareholders.
Likewise, the Board of Directors approved that we take steps in order to further an initial public offering (IPO). Again, this reflects requests made by you, our shareholders, and is the result of a careful analysis conducted by the Board of a study carried out by a prestigious investment banker. There is no doubt that Triple-S Group has an increasing need to access capital in order to fuel our continued expansion and the growth of our business lines, as well as the geographical markets that we serve.
We took a significant step in our corporate development and the diversification of our business with the acquisition of Great American Life Assurance Company of Puerto Rico, Inc. This company both complements and strengthens our subsidiary Seguros de Vida Triple-S, Inc., transforming us into the leading life insurance company in Puerto Rico.
The decision to pursue an IPO will culminate a number of very important aspects for you, our shareholders. For example, it will put an end to the discussion regarding the value of the shares, as well as the matter of their inheritance and transfer. The IPO will also serve to attract new shareholders to the Corporation. This will have the effect of increasing participation in issues related to our corporate development. As we take these steps, there will also be new responsibilities and obligations.

“The act of granting this historic dividend builds on the steps previously taken by other Boards for the benefit of our shareholders.”
As you may know, since 2003 we report to the Securities and Exchange Commission (SEC). This results in greater transparency and protection of our assets under strict and rigorous regulations that promote a more solid and stable operation of our business.
The Board of Directors has been working hard to comply with the rulings and best practices of corporate governance as set by the SEC. These initiatives, as well as the closely coordinated work of the Board of Directors, will help speed up the steps needed to be taken for the IPO, once you, our shareholders, have approved the process.
We are deeply committed to the development of products and services in the insurance field that will allow consumers in Puerto Rico to have access to quality services that meet their need for the protection of their health, life, property and income.
This next year will be one of great changes for the Triple-S Group and for you, our shareholders. We will work together so that this Corporation will continue to set precedents. We will continue developing the strength of our Group to continue offering services that are accessible to the market. We acknowledge the importance that Triple-S holds for the people of Puerto Rico and we will strive so as to continue to merit our community’s high esteem.
Wilmer Rodríguez Silva, MD
Chairman of the Board
moving forward | page 4 |

Triple-S Group annual report	| page 5 |
Triple-S Management Corporation
Letter from the President and Chief Executive Officer
“The purchase of GA Life, a company of $300 million in assets, grants us leadership in the individual life insurance segment of the market, which adds to our existing strengths in the area of health and property and casualty.”
Moving forward
Four years ago, in my first message to you, our shareholders, I spoke of a clear vision to move forward the Triple-S Group. The course that we fixed then would lead us to offer consumers in Puerto Rico more options, with more insurance products under one umbrella.
With that vision, we have consistently contributed to the corporate development of the company, to the value that we add to the Puerto Rican economy and to more and better options for our insured.
In 2005, we took decisive steps to advance the Group’s development strategy. Key to the strategy was the acquisition of Great American Life Assurance Company of Puerto Rico (GA Life), one of the leading individual life insurance companies in the market. GA Life’s stronghold is selling life insurance products directly to the consumer at his home, especially in Puerto Rico’s rural areas.
The purchase of GA Life, a company of $300 million in assets, grants us leadership in the individual life insurance segment of the market, which adds to our existing strengths in the areas of health and property and casualty. This highly profitable company complements our position in the area of life insurance, in which we hold a clear might in group life insurance products and services.
This acquisition grants us the force and solidity to strategically move forward our growth, and the capacity to expand beyond Puerto Rico. We completed the transaction in January of 2006 and, during this year, we will be merging the operation with the Group in the most effective way possible.

Triple-S Group annual report	| page 7 |
“In 2006 we took steps to promote an initial public offering, a fundamental step that will allow us to raise additional capital to advance the development of the Group and its geographic expansion to other markets.”
As we integrate GA Life into our portfolio of products, we are also taking another strategic step to support the diversification of our business under one umbrella, in which the consumer can satisfy all his insurance needs. To do so, we have positioned our general insurance agency, Signature Insurance Agency, as the leading distribution channel through which to sell life insurance products, in addition to the property and casualty products and services that it represented.
Another very relevant initiative of 2005 was the conclusion of a study that we had commissioned in 2004 from the firm Keefe, Bruyette & Woods. The objective of the study was to evaluate a number of different alternatives that the Company had to optimize its corporate development in order to support its growth and diversification strategy. The report concluded that one of the alternatives that the Corporation had in order to achieve its objectives was to transform from a private to a public company by way of an initial public offering. Therefore, in 2006 we took steps to promote an initial public offering, a fundamental step that will allow us to raise additional capital to advance the development of the Group and its geographic expansion to other markets. Similarly, an initial public offering will allow our shareholders to materialize any appreciation in the value of their investment in the Corporation. The decision to become a publicly traded company must be validated by you, our shareholders. The process of initiating a public offering of stocks will proceed, parallel to the daily operations of the subsidiaries that make up the Group. As the process moves forward, we will continue operating our business as usual.

health

Health
In 2005, our health insurance subsidiary participated actively in the market with various Medicare Advantage products to capture part of the market of people over the age of 65 years. We launched Medicare Óptimo and Medicare Óptimo Plus. We also designed Medicare Selecto for those who are eligible for Medicare and are also beneficiaries of the Government of Puerto Rico’s Health Insurance for the medically indigent.
We rounded our offer with a prescription-drug-benefit product, FarmaMed, under Part D of Medicare, for beneficiaries of traditional Medicare and those who opted for a Medicare Advantage product.
In the case of Medicare Óptimo, the first project with which we entered the market in 2005, we reached our goals. The participation of private health insurance companies in Medicare segment with the Medicare Advantage program is one of the most significant changes that took place in this market and one which will dramatically alter the way in which these beneficiaries receive services in Puerto Rico. The number of beneficiaries on the Island is reported to be more than 600,000.
We retained our leadership in the health insurance segment. However, the continued rise in healthcare costs and the current condition of our economy are challenges faced by our leading subsidiary, Triple-S, Inc.
Even under these difficult circumstances, we increased the number of contracts at Triple-S, Inc. by 3% and we kept the retention rate of our contracts at over 95%, which was our goal. Our high retention rate of our insured reflects
moving forward | page 8 |

Triple-S Group annual report	| page 9 |

property&casualty	life
the constant efforts made to improve our services in order to meet the health needs of our insured.
For a third consecutive year, federal employees granted us the highest grade in service and satisfaction, making us, once again, the health insurance company that best served federal employees among all health insurance companies in the United States.
The government’s delicate budgetary situation was reflected in a very challenging negotiation with the Health Services Administration (ASES, Spanish acronym), the agency that oversees the public Health Reform Program for the medically indigent.
Triple-S continued to lead in managing the regions with the largest number of people served under the Government’s Health Insurance Program. It fully participated in different efforts to modify the Reform Program model in order to better serve the medically indigent and improve their health.
Life
In our last report we indicated that we would be seeking new ways, during 2005, to make inroads in the individual life insurance market. After careful analysis, we concluded that the best option was to acquire GA Life, because of how it complemented our business and the short and long-term strengths it would generate. With this acquisition, we added products such as universal life insurance, varying term life products to meet the needs of our insured, and others.
Our subsidiary, Seguros de Vida Triple-S, also experienced during the year a positive response to the cancer policy it launched in 2004. Although this policy is for individuals and their families, we marketed it through our group clients, which became an efficient distribution channel.
Property and Casualty Products
Seguros Triple-S concluded another record year. It reaffirmed its leadership in commercial packages and in insuring homes through mortgages. It also finished another great year in terms of underwriting income and net income. The results diversified our consolidated net income; it contributed 35% of the Triple-S Group net income.

Triple-S Group annual report	| page 11 |
technology
For the fifth consecutive year, it improved its portfolio’s loss ratio. These advances reflect a vision of becoming the leading property and casualty company in Puerto Rico. Beyond its financial results, Seguros Triple-S initiated a public education campaign about hurricanes and earthquakes called Protégete (Protect yourself). It designed an innovative tour for commercial malls that includes an earthquake and hurricane simulator to help people understand the damage caused by the varying degrees of intensity of tremors and of these catastrophic storms.
Internally, it continues implementing a far-reaching program to transform its service culture and the quality of its operation and services. This program, Seguro que sí, includes changes in processes, trainings and technological applications that will help to streamline steps for consumers, brokers and agents. This is a needed transformation to continue moving forward the vision of leadership pursued by Seguros Triple-S.
Technology
In 2005, we decided to invest in new information systems for two of our subsidiaries. These projects, which will last anywhere from two to four years as we migrate to new systems, will transform our processes and make us more agile and efficient. This will help us to focus on providing better service to our insured, businesses, providers, participants, and agents and brokers.
With these investments, we seek to develop new tools to improve all of the parameters that have made us leaders in this market, the speed with which we provide service to the insured, process claims and maintain our operational costs low, to continue making our products more accessible. In addition, we are in the process of expanding the number of transactions that can be conducted on our website.
The conversion of our systems will also give us the capacity to support the diversification strategy and cross-selling on the platforms of our subsidiaries.
Financial Results
In 2005, Triple-S Management Corporation reported an increase in its volume of gross premiums of 7.6%, or approximately $113 million, compared to 2004. This rise mostly reflects an increase in the average number of our insured; an increase in premiums and our participation in the Medicare Advantage market. We achieved this growth in spite of the heated competition in the insurance market.

social responsibility
The effect of the increase in gross premiums did not translate into a similar increase in net income. Two factors contributed to this: first, claims paid in 2005, including the costs of claims for cost-plus group contracts, rose by 9.5%, or $119 million, compared to the previous year. This amount reflects higher-than-expected utilization of health services in all segments, particularly in the Health Reform.
The second factor was market valuations. We reported a total investment income of $31.5 million in 2005, comprised of $29 million in invest income, $7.1 million in profits gained in the sale of financial instruments and an unrealized loss of $4.7 million in those available for sale. This contrasts with the fact that in 2004 the total investment income was $40.5 million.
Despite these two factors, we reported in 2005 a net income of $28.4 million, which indicates a drop in the net income we reported the previous year, yet compares favorably to the results achieved during the past five years. Results for 2005 reaffirm our commitment to continue diversifying our business lines to offer the Corporation greater growth alternatives.
Our total assets increased to 23.7% from $920 million on December 31st of 2004 to $1.13 billion on December 31st of 2005, due to the growth of our business and a reinsurance transaction related to the acquisition of Great American Life Assurance Company of Puerto Rico. This is the first year that our assets passed the billion dollar mark.
The Corporation increased its total capital to $309 million, approximately $7.3 million more than the previous year. All of the subsidiaries in the Group are well capitalized according to risk-based capital parameters.
Social Responsibility
From the beginning, the Corporation has had a strong commitment to the community. This commitment is shared by all of the Group’s affiliates. They have adopted as their own the concept of corporate social responsibility (CSR). During the year, we established alliances with non-governmental organizations in areas that are linked to our business and are mainly focused on health, education, and activities that strengthen the family. We also moved to promote volunteerism among our employees, since we understand that solutions for many of the problems in our midst are to be found by sharing responsibility.
moving forward   | page 12 |

Triple-S Group annual report	| page 13 |
“We moved forward in a definitive manner to better serve our insured, shareholders and Puerto Rico. As a local company, we upheld our strong commitment to the social and economic development of Puerto Rico.”
Through our participation in the Special Committee for the Quality of Life and Social Development of the Chamber of Commerce of Puerto Rico, in the Social Responsibility Strategy Work Team of the Puerto Rico Manufacturers Association, and as founding partners of ConectaRSE, the first CSR center in Puerto Rico, we contributed to the promotion of the concepts of social responsibility. This is the basis to understand the importance of shared responsibility in society to achieve a better quality of life for all.
During 2005, we took the steps needed to establish the basis for the Corporation’s future development. We moved forward in a definitive manner to better serve our insured, shareholders and Puerto Rico. As a local company, we upheld our strong commitment to the social and economic development of Puerto Rico. That is and will continue to be our goal as we stand up to the challenges of the 21st Century.
In 2006, Triple-S Management Corporation faces another challenging year and we trust that the Corporation will be stronger and better positioned. I am confident that we will reach our goals, and that we will be able to improve our services to the community which we serve, thereby benefiting all our constituents.
Ramón M. Ruiz Comas, CPA
President and Chief Executive Officer
Triple-S Management Corporation

Triple-S Management Corporation	| page 15 |
Corporate Leadership Circle
Luis A. Marini Mir, DMD
President and Chief Executive Officer
Triple-C, Inc.
Eva G. Salgado
President and Chief Executive Officer
Seguros Triple-S, Inc.
Ramón M. Ruiz Comas, CPA
President and Chief Executive Officer
Triple-S Management Corporation
Arturo L. Carrión, CPA
President and Chief Executive Officer
GA Life
Carlos Torres
President and Chief Executive Officer
Interactive Systems,Inc.
Roberto O. Morales, Esq.
President and Chief Executive Officer
Seguros de Vida Triple-S, Inc.
Socorro Rivas, CPA
President and Chief Executive Officer
Triple-S, Inc.

Triple-S Management Corporation
Board of Directors
left to right: Miguel Nazario Franco, (Assistant Secretary); Fernando L. Longo, MD; Manuel Figueroa Collazo; Mario S Belaval (Vice-President); Carmen Ana Culpeper; Juan E. Rodríguez Díaz, Esq.; Vicente J. León Irizarry, CPA (Treasurer); José Arturo Álvarez Gallardo; Ramón M. Ruiz Comas, CPA (President and CEO).

Triple-S Group annual report	| page 17 |
left to right: Wilmer Rodríguez Silva, MD (Chairman of the Board); Valeriano Alicea Cruz, MD; Fernando J. Ysern Borrás, MD; José Hawayek Alemañy, MD; Adamina Soto Martínez, CPA (Assistant Treasurer); Porfirio E. Díaz Torres, MD; Wilfredo López Hernández, MD; Arturo Córdova López, MD; Jesús R. Sánchez Colón, DMD (Secretary); Manuel Suárez Méndez.

Triple-S Management Corporation
Group Highlights
TRIPLE-S, INC.
>	Leading health insurance company in Puerto Rico.

>	Provides health insurance to 1.2 million people through group plans, direct individual plans and the Puerto Rico Government Health Reform.

>	Underwriting income increased 5.9% in a stagnant employment market.

>	Launched several new products under the Medicare Advantage program, among them, Medicare Óptimo and Medicare Selecto (for Health Reform patients), and planned the launching of FarmaMed (Part D).

>	For the third consecutive year, it continued to be the plan with the highest satisfaction rating among health plans held by federal employees in Puerto Rico and the United States.

>	Retention rates among health plan group contracts rose to 97%.

>	Continues to be one of the most efficient health plan companies in the United States. Ninety cents of every premium dollar go to pay for direct benefits to its health plan members, while only 10 cents of every dollar are used to operate the business.

>	It is the leading health plan for small businesses on the Island.
TRIPLE-C, INC.
>	Manages the Health Reform for Triple-S, Inc., which has the largest number of insured under this government-sponsored program.

>	Qualified to market and manage the new Medicare Platino throughout Puerto Rico for people who are eligible under Medicaid and Medicare Advantage programs. This is an additional product that will contribute to the Group’s diversification strategy.

>	Jointly operates with McKesson a health information phone line operated by nursing personnel for Triple-S, Inc. This popular service operates under the name Teleconsulta.

>	Also in a joint venture with McKesson, it provides these services to other companies in Puerto Rico and to 14 other U.S. customers in several states.

>	Actively cooperated with the Commission in studying the healthcare system in Puerto Rico, recommending improvements for the current health system.

>	Will apply for the accreditation of the National Committee for Quality Assurance (NCQA) in 2007, since it has achieved a compliance of 79% with its national standards.
SEGUROS DE VIDA TRIPLE-S, INC.
>	Retained its leadership in the group life insurance market in Puerto Rico.

>	Will merge with the Group’s latest acquisition, GA Life, which holds a leadership position in the individual life insurance market. The merger will create a strong leadership position in the life insurance market.
moving forward   | page 18 |

Triple-S Management Corporation
Group Highlights
SEGUROS TRIPLE-S, INC.
>	Record year for underwriting income and net income.

>	Contributed 35% to the Corporation’s net income, advancing the diversification strategy of Triple-S Group.

>	Experienced improvements in the loss ratio of its portfolio for the fifth consecutive year.

>	Confirmed its leadership in the sale of commercial package insurance in Puerto Rico.

>	Continued to be the primary insurance company for mortgages generated by financial institutions.

>	Entered second year of its Protégete program, an innovative effort to educate the consumer on minimizing damages during hurricanes and earthquakes.

>	Launched a new insurance policy for small businesses.

>	Designed ¡Seguro que sí!, a program to promote quality service within the company.

>	Extended its claims processing services to Caguas and Plaza Carolina.
INTERACTIVE SYSTEMS, INC.
>	Operates one of the largest and more complex technological infrastructure centers in Puerto Rico and the Caribbean.

>	Processed a total of 22 million claims in 2005 for Triple-S, Inc.

>	It is the leading health claims processing business with 8,000 processing terminals in the offices of providers and participants.

>	Supported with technological solutions the launching of several new products under the Medicare Advantage program.

>	Provides technological solutions to Triple-S Group.
SIGNATURE INSURANCE AGENCY
>	It is the third largest general insurance agency in Puerto Rico.

>	The agency now becomes the key marketing and distribution channel for property and casualty and life insurance products for Triple-S Group. In so doing, it moves forward the Group’s diversification strategy.

>	Began to sell Seguros Triple-S policies at the Centro de Servicio de Triple-S (Triple-S Service Center) in Plaza Las Américas.

>	Launched De Seguro publication for insurance brokers and agents.

>	Opened an office in Caguas.

Triple-S Management Corporation	| page 21 |
Our Employees as Agents of Change
Corporate Social Responsibility or CSR continues to be a key strategy for the Triple-S Group, as we drive our corporate development based on our ability to improve the wellbeing of our community.
In line with this philosophy, the Corporation goes beyond traditional philanthropy in supporting initiatives that seek to provide solutions to Puerto Rico’s problems.
As firm believers in the notion that working together generates better results, at Triple-S Group we help our employees help the community, create new opportunities and find solutions to build a better Puerto Rico for all of us. That is why we are fully supporting volunteer initiatives among our employees. In spite of juggling complicated work and family commitments, Triple-S Group employees take time out from their busy lives and volunteer to work with causes that are dear to them. For example, they work with muscular dystrophy patients, cancer patients and survivors, the homeless of Albergue El Paraíso, survivors of natural disasters and so many others who benefit from their care and generosity.
Thanks to their effort, commitment and creativity, Triple-S Group employees were able to collect more than $115,000 in donations to distribute among the numerous causes they have adopted as theirs, such as the Muscular Dystrophy Association, the Race for Life (Relevo por la Vida) and Walking for our Hearts (Caminata del Corazón), among many others.
As a founding partner of ConectaRSE, the first Corporate Social Responsibility Center in Puerto Rico, the Triple-S Group supported several efforts to educate the business community as to what this vision of social and economic development entails, as it seeks to redefine the role of companies as agents of social and economic change.
Similarly, the Triple-S Group sponsored numerous events and organizations that led to the professional development of physicians, dentists and health providers, by supporting their continuing education programs and scientific investigations.
We also backed a series of efforts that promoted the arts, culture, education, sports and environmental initiatives in Puerto Rico.
One of the projects that had a positive impact on the lives of our people is the Detectives de la Basura (the Litter Detectives) environmental education program, which has been developed in an alliance with Conserva El Encanto (the local Keep America Beautiful chapter) and Industria y Comercio Pro Reciclaje (Industry and Business in Favor of Recycling). This program seeks to educate our youth about the problem of littering in the Island and provides them with tools so they can develop solutions. Another highlight of our work in this area is the environmental education campaign that we developed with the National Park Service, Conserva El Encanto del Morro. In it, we show kids and families how to responsibly dispose of the kites they fly at this historical park, traditionally one of the most popular sites for this kind of recreation during the kite flying season. Aside from designing the public service ads that were circulated in cinemas and in print, the Triple-S Group was one of the leading sponsors of the Kite Festival organized by the National Park Service.
Through these and other efforts, we want to make Puerto Rico a better place to live and Triple-S Group a better Corporation, so that together we can continue Moving Forward.

Triple-S Management Corporation
Corporate Information
TRIPLE-S MANAGEMENT CORPORATION
1441 F. D. Roosevelt Avenue
San Juan, Puerto Rico 00920
787.749.4949
www.ssspr.com
TRIPLE-S, INC.
787.749.4949
TRIPLE-C, INC.
787.793.8383
SEGUROS DE VIDA TRIPLE-S, INC.
787.792.0909
SEGUROS TRIPLE-S, INC.
787.749.4600
INTERACTIVE SYSTEMS, INC.
787.749.4173
GA LIFE
787.758.4888
Production: Triple-S Advertising & Public Relations Office
Design: BD&E, Inc., Pittsburgh, Pennsylvania
Photography: Paco Marquez
Copy: Lisette Núñez, Ivonne Brown
Printing: Advanced Graphic Printing
Photograph on page 10 used with the permission of ATI.